                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
   [X]    Preliminary Proxy Statement       [ ] Confidential, For Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
   [ ]    Definitive Proxy Statement
   [ ]    Definitive Additional Materials
   [ ]    Soliciting Material Under Rule 14a-12

                             SPATIAL TECHNOLOGY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]     No fee required.
   [ ]     Fee computed on table below per Exchange Act Rules. 14a-6(i)(1)
           and 0-11.
--------------------------------------------------------------------------------
       (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:  $27,000,000
--------------------------------------------------------------------------------
       (5) Total fee paid:  $5,400
--------------------------------------------------------------------------------
   [X]     Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:
--------------------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
       (3) Filing Party:
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       (4) Date Filed:
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


                             SPATIAL TECHNOLOGY INC.
                           2425 55TH STREET, SUITE 100
                             BOULDER, COLORADO 80301


                                October 17, 2000


To Our Stockholders:

                  You are cordially invited to attend this year's annual meeting of stockholders of Spatial Technology Inc. The meeting will be held at our principal executive offices, 2520 55th Street, Suite 200, Boulder, Colorado 80301 on November 9, 2000 at 10:00 a.m., Colorado time.

                  We are seeking your vote at the annual meeting to (a) approve the sale of our component software division to Dassault Systemes Corp., (b) approve the sale and issuance of additional shares of our common stock to Dassault, (c) amend our certificate of incorporation to change our name to PlanetCAD, Inc., (d) elect directors to serve for the ensuing year, (e) approve our 2000 Stock Incentive Plan, and (f) ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2000. As previously announced, we have entered into an agreement to sell our component software division to Dassault. Additionally, Dassault has agreed to an investment in Spatial through the purchase of 555,556 shares of our common stock for a cash price of $2.0 million. The terms of the proposed sale and the other proposals to be acted upon at the annual meeting are described in detail in the proxy statement, and the purchase agreement is attached as Appendix A for your reference. We encourage you to read the full text of the proxy statement (including the financial data it contains) and the purchase agreement because they contain important information concerning the terms of the proposed sale. Please give this material your careful attention.

                  The sale of the component software division has been designed to permit us to refocus the core of our business to offering Internet-based services. Following the proposed sale, we plan to change our name to PlanetCAD, Inc. and to focus exclusively upon our PlanetCAD(TM) division. We believe that the proposed sale will maximize the potential for the component software division by combining it with the resources of Dassault and thereby achieving the best value for our company for those assets. Moreover, upon the consummation of the sale to Dassault, we will enter into several agreements with Dassault to ensure a mutually beneficial relationship.

                  The investment banking firm of Roth Capital Partners, Inc. has rendered a written opinion to our board of directors that, as of August 28, 2000, the consideration to be received from the sale of the component software division was fair to us and our stockholders, other than Dassault, from a financial point of view. Our board of directors has unanimously approved the purchase agreement, the sale of the component software division and the other transactions contemplated by the purchase agreement and determined that they are advisable and fair to you and in your best interests. Our board of directors unanimously recommends that you vote "FOR" approval of the purchase agreement and the sale of the component software division.

                  Whether or not you plan to attend the annual stockholder meeting, please complete, sign and date the accompanying proxy and return it in the enclosed, postage prepaid, return envelope. If you hold shares of Spatial common stock and attend the meeting, you may vote your shares in person even if you have previously returned your proxy card. Your prompt cooperation is greatly appreciated.

                                        Sincerely,



                                        R. Bruce Morgan
                                        President and CEO

                             SPATIAL TECHNOLOGY INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 9, 2000

TO THE STOCKHOLDERS OF SPATIAL TECHNOLOGY INC.:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Spatial Technology Inc. will be held on November 9, 2000 at 10:00 a.m. local time at Spatial's principal executive offices located at 2520 55th Street, Suite 200, Boulder, Colorado, 80301, for the following purposes, each of which is more fully described in the proxy statement accompanying this notice:

1. To consider and vote on a proposal to approve the sale of Spatial's component software division to Dassault Systemes Corp., pursuant to a purchase agreement dated July 4, 2000 and amended on September 2, 2000, among Dassault, Spatial and Spatial Components, LLC, a wholly owned subsidiary of Spatial.

2. To consider and vote on a proposal to issue 555,556 shares of Spatial common stock to Dassault, pursuant to a share purchase agreement to be entered into between Spatial and Dassault, in exchange for a cash payment by Dassault to Spatial of $2.0 million.

3. To consider and vote on a proposal to amend Article I of Spatial's certificate of incorporation to change its name from Spatial Technology Inc. to PlanetCAD, Inc.

4. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

5.       To consider and vote on a proposal to approve the 2000 Stock Incentive
         Plan.

6. To ratify the selection of KPMG LLP as independent auditors of Spatial for the fiscal year ending December 31, 2000.

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


         Our board of directors has fixed the close of business on October 2, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting of Spatial stockholders or at any adjournment or postponement thereof. This proxy statement and accompanying form of proxy is dated October 17, 2000 and is first being mailed to our stockholders entitled to notice of and to vote at the annual meeting on or about October 19, 2000.


                                            By Order of the Board of Directors,



                                            Todd S. Londa
                                            Secretary


Boulder, Colorado
October 17, 2000


         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED WITHIN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----

INFORMATION CONCERNING SOLICITATION AND VOTING....................................................................1

   GENERAL........................................................................................................1
   RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS; QUORUM.........................................................1
   VOTING OF PROXIES..............................................................................................2
   REVOCABILITY OF PROXIES........................................................................................2

PROPOSAL 1 -- SALE OF COMPONENT SOFTWARE BUSINESS.................................................................2

   QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE..................................................................2
   THE COMPANIES..................................................................................................8

THE TRANSACTION...................................................................................................9

   DESCRIPTION OF TRANSACTION.....................................................................................9
   REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOARD......................................................10
   HISTORY OF THE TRANSACTION....................................................................................10
   USE OF PROCEEDS...............................................................................................13
   BUSINESS OF PLANETCAD FOLLOWING THE TRANSACTION...............................................................13
      Background.................................................................................................13
      The Opportunity............................................................................................14
      PlanetCAD Applications and Services........................................................................14
      PlanetCAD Strategy.........................................................................................15
      PlanetCAD Business Model...................................................................................16
      Usage of Public Internet Site by Second Tier and Third Tier Suppliers......................................17
      Co-Branding Relationships..................................................................................18
      PlantCAD's Competitive Strength............................................................................19
   CUSTOMERS.....................................................................................................20
   MANAGEMENT TEAM...............................................................................................21
   SPECIAL CONSIDERATIONS........................................................................................23
      PlanetCAD is Implementing a New And Unproven Business Model................................................23
      PlanetCAD's Business Model is Subject to Risks Associated with the Internet................................23
      PlanetCAD has a Limited Operating History..................................................................24
      PlanetCAD has a History Of Losses and it has an Expectation of Losses for the Foreseeable Future...........24
      PlanetCAD Depends on Swift and Timely Introductions of New Products........................................24
      PlanetCAD Is Vulnerable To System Failures.................................................................25
      PlanetCAD May Experience System Capacity Constraints Due to Increased Use of Services......................25
      PlanetCAD May Not Be Able to Discover Software Defects.....................................................25
      PlanetCAD May Be Unable to Raise Additional Capital on Favorable Terms or at all...........................25
      PlanetCAD's Products May Contain Undetected Errors.........................................................25
      Competition in Our Industry is Intense.....................................................................26
      We Are Dependent Upon Key Personnel and the Ability to Hire Additional Personnel...........................26
      We May Not be able to Effectively Manage Our Growth........................................................26
      We May be Exposed to Risks of Intellectual Property and Proprietary Rights Infringement....................27
      PlanetCAD May be Unable to Protect Against Online Security Breaches........................................27
      Spatial's Stock Price is Highly Volatile...................................................................28
      PlanetCAD Faces Difficulties Doing Business in International Markets.......................................28
      Uncertainties And Potential Government Regulations Regarding the Internet..................................28
      Internet Related Taxes.....................................................................................29
   ACCOUNTING TREATMENT..........................................................................................29
   FEDERAL INCOME TAX TREATMENT..................................................................................29
   REGULATORY APPROVALS..........................................................................................29
   OPINION OF ROTH CAPITAL PARTNERS, INC.........................................................................29

THE PURCHASE AGREEMENT...........................................................................................33

   TERMS OF PURCHASE AND SALE....................................................................................33
      Assets Sold to and Liabilities Assumed by Dassault.........................................................33
      Consideration..............................................................................................34
      Closing....................................................................................................34
      Conditions to Closing......................................................................................34
      Representations and Warranties.............................................................................35
      Prohibition on Competition and Solicitation of Employees...................................................36
      Covenants..................................................................................................36
      Component Software Division Employee Matters...............................................................37
      No Solicitation of Transactions............................................................................38
      Indemnification............................................................................................38
      Escrow Agreement...........................................................................................39
      Termination................................................................................................39
      Break-up Fee...............................................................................................40
   CERTAIN ASSOCIATED INTELLECTUAL PROPERTY AGREEMENTS...........................................................41
      Cross-License Agreement....................................................................................41
      Co-Branding Agreement......................................................................................42
      Server Software License Agreement..........................................................................43
      Web Services Agreement.....................................................................................44
      Joint Software License Agreement...........................................................................44
      Master Software Reseller Agreement.........................................................................45
      SolidWorks Server Software License Agreement...............................................................45
      IntraVISION Development Toolkit Source Code Development License and End-User Reseller Agreement............45
   CERTAIN MATERIAL NEGOTIATIONS AND AGREEMENTS..................................................................45
   INTERESTS OF CERTAIN PERSONS IN THE SALE OF THE COMPONENT SOFTWARE DIVISION...................................45
   NO APPRAISAL RIGHTS...........................................................................................46
   DESCRIPTION OF SPATIAL'S HISTORICAL BUSINESS..................................................................46
      General....................................................................................................46
      PlanetCAD..................................................................................................47
      Component Technologies.....................................................................................47
      Products and Technology....................................................................................48
      Customers..................................................................................................53
      Research and Product Development...........................................................................53
      Sales, Marketing and Distribution..........................................................................54
      Customer Service and Support...............................................................................55
      Competition................................................................................................55
      Intellectual Property......................................................................................56
      Employees..................................................................................................56
   DESCRIPTION OF PROPERTY.......................................................................................56
   LEGAL PROCEEDINGS.............................................................................................57
   MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................................................57
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................57
      Overview...................................................................................................57
      Selected Consolidated Financial Data.......................................................................59
      Quarterly Results..........................................................................................61
      Results of Operations......................................................................................62
      Liquidity and Capital Resources............................................................................67
      New Accounting Pronouncements..............................................................................69
      Fluctuations in Quarterly Results..........................................................................69

PROPOSAL 2 -- APPROVAL OF SALE AND ISSUANCE OF SPATIAL COMMON STOCK TO DASSAULT..................................71

   GENERAL.......................................................................................................71
   DESCRIPTION OF SHARE PURCHASE; TITLE AND AMOUNT OF SECURITIES ISSUED..........................................71
   USE OF PROCEEDS...............................................................................................72

   DESCRIPTION OF SECURITIES.....................................................................................72
   REASONS FOR TRANSACTION; EFFECT ON RIGHTS OF EXISTING STOCKHOLDERS............................................72

PROPOSAL 3 -- APPROVAL OF THE AMENDMENT TO SPATIAL'S CERTIFICATE OF INCORPORATION CHANGING ITS NAME..............73


PROPOSAL 4 -- ELECTION OF DIRECTORS..............................................................................74

   NOMINEES......................................................................................................74
   FORMER DIRECTOR...............................................................................................76
   BOARD COMMITTEES AND MEETINGS.................................................................................76
      Audit Committee............................................................................................76
      Compensation Committee.....................................................................................77
   EXECUTIVE OFFICERS............................................................................................77
   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................................77
   COMPENSATION OF EXECUTIVE OFFICERS............................................................................78
   COMPENSATION OF DIRECTORS.....................................................................................80
   EMPLOYMENT AGREEMENTS.........................................................................................81
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................81
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................82

PROPOSAL 5 -- APPROVAL OF STOCK INCENTIVE PLAN...................................................................84

   SUMMARY OF THE PLAN...........................................................................................84
   DESCRIPTION OF THE PLAN.......................................................................................84
   FEDERAL INCOME TAX CONSEQUENCES...............................................................................88

PROPOSAL 6 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS..................................................91


OTHER MATTERS....................................................................................................92

   FORWARD-LOOKING STATEMENTS....................................................................................92
   SOLICITATION..................................................................................................92
   STOCKHOLDER PROPOSALS.........................................................................................92
   INDEPENDENT AUDITORS..........................................................................................92
   OTHER PROPOSALS...............................................................................................93
   AVAILABLE INFORMATION.........................................................................................93



APPENDICES
   Appendix F - Financial Statements
   Appendix A - Purchase Agreement and Amendment No. 1 to the Purchase Agreement Appendix B - Fairness Opinion of Roth Capital Partners, Inc.
   Appendix C - Written Charter of Audit Committee
   Appendix D - 2000 Stock Incentive Plan

                             SPATIAL TECHNOLOGY INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                NOVEMBER 9, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


         The enclosed proxy is solicited on behalf of the board of directors of Spatial Technology Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on November 9, 2000 at 10:00 a.m. Colorado time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at our principal executive offices located at 2420 55th Street, Suite 200, Boulder, Colorado 80301. This proxy statement and accompanying form of proxy is dated October 17, 2000 and is first being mailed to our stockholders entitled to notice of and to vote at the annual meeting on or about October 19, 2000.


RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS; QUORUM

         The close of business on October 2, 2000 is the record date for the determination of the Spatial stockholders of record entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Only holders of record of shares of Spatial common stock on that date will be entitled to notice of and to vote at the annual meeting. Holders of stock options and warrants, as such, are not entitled to notice of or vote at the annual meeting.

         At the close of business on October 2, 2000, 11,837,307 shares of common stock were outstanding. Each holder of record of Spatial common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting or any adjournments or postponements thereof.

         The holders of a majority of the shares of Spatial common stock entitled to vote, present in person or represented by proxy, constitute a quorum for purposes of the annual meeting of stockholders. The vote required for each of the proposals is set forth below.

         o The affirmative vote of the holders of a majority of the outstanding shares of Spatial common stock as of the record date is required to:

                  o approve the sale of our component software division to Dassault; and

                  o amend our certificate of incorporation to change our name to "PlanetCAD, Inc."

         o The affirmative vote of the holders of a majority of the shares of Spatial common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to:

                  o approve the sale and issuance by us of additional shares of our common stock to Dassault;

                  o        approve our 2000 Stock Incentive Plan;

                  o ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2000; and

                  o take action with respect to any other matter as may be properly brought before the annual meeting.

         o A plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for election of the directors.

VOTING OF PROXIES

         All shares of Spatial common stock that are represented at the annual meeting by properly executed proxy cards received prior to or at the annual meeting, and not duly and timely revoked, will be voted at the annual meeting (or any adjournment or postponement thereof) in accordance with the instructions indicated on the proxy cards. If no instructions are indicated, the proxies will be voted FOR adoption of each of the proposals contained in this proxy statement and FOR the election each of the nominees to the board of directors set forth in this proxy statement.

         Abstentions will be considered present and entitled to vote at the annual meeting and, except with respect to the election of directors, will have the effect of negative votes. Broker non-votes will be considered present for purposes of the establishment of a quorum, but will have no effect on the outcome of any of the proposals except the proposals to approve the sale of the component software division and to approve the amendment to the certificate of incorporation, in which cases broker non-votes will have the effect of negative votes. With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and have no effect.

REVOCABILITY OF PROXIES

         You may revoke your proxy given pursuant to this solicitation at any time before it is voted at the annual meeting. It may be revoked by providing Spatial's corporate secretary, at the address of Spatial's principal executive offices provided above, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                       SALE OF COMPONENT SOFTWARE DIVISION

         The board of directors of Spatial proposes, and unanimously recommends that the stockholders of Spatial approve the sale of Spatial's component software division to Dassault upon the terms and subject to the conditions set forth in the purchase agreement, dated July 4, 2000, as amended by Amendment No. 1 dated as of September 2, 2000, among Spatial, Dassault and a wholly owned, newly formed subsidiary of Spatial called Spatial Components, LLC. A conformed copy of the purchase agreement and of Amendment No. 1 thereto are included as Appendix A to this proxy statement. The summaries of portions of the purchase agreement set forth in this proxy statement are qualified in their entirety by reference to the full text of the purchase agreement, and you are encouraged to read it carefully and in its entirety before voting on proposal 1.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE

         The following questions and answers briefly address some anticipated questions about the sale of Spatial's component software division, briefly describe the principal terms of the sale and are intended to provide sufficient information to understand the essential features and significance of the sale.

What am I being asked to vote upon?

o You are being asked to approve the sale of Spatial's component software division to Dassault Systemes Corp. in exchange for approximately $25.0 million in cash. As a result of the sale, Spatial's component software division will become a wholly owned subsidiary of Dassault. Spatial's component software division includes the three-dimensional ("3D") computer design and modeling software components products, trademarks relating to such products, the name "Spatial" and the employees of Spatial currently assigned to the component software division. See "The Transaction - Description of Transaction" on page 9 of this proxy statement.

What will Spatial's business be after the sale of the component software division?


o After completing the sale of the component software division to Dassault, Spatial will focus its efforts on building its Internet application service provider ("ASP") business known as PlanetCAD(TM), which provides Internet-based tools and applications that maximize the value of the engineering data in the Internet-based manufacturing service supply chain. In an effort to achieve more immediate name recognition and to demonstrate its new business focus, Spatial intends to change its name to PlanetCAD, Inc. upon closing the component software division sale. See "The Transaction - Business of PlanetCAD Following the Transaction" on page 13 of this proxy statement.


Why is Spatial recommending the sale of the component software division?


o The component software division has seen intense competition and narrowing profit margins in recent years. Spatial believes that its best opportunities for future growth lie in its Internet ASP business known as PlanetCAD. Spatial's small size has made it difficult for Spatial to maintain simultaneously the proper degree of management attention to both PlanetCAD and the component software division. Furthermore, although Spatial's management believes that its component software division, including its principal product ACIS(R) and related technologies, is superior in its market, Spatial's management also believes that the investments necessary to further expand Spatial's market presence are beyond its resources. The sale of the component software division to Dassault will enable Spatial's management to direct all of its focus and effort toward expanding the PlanetCAD business. In addition, Spatial believes that Dassault will be able to use its greater resources to continue operating the component software division, which will benefit Spatial's existing component software customers and present new challenges and opportunities to the employees of the component software division who have made that business a success. See "The Transaction - Reasons for the Transaction; Recommendation of the Board" on page 10 of this proxy statement. Furthermore, Dassault Systemes, the parent of Dassault Systemes Corp., has agreed at the closing of the sale of the component software division to enter into significant mutually supportive relationships with PlanetCAD that Spatial's management believes will be beneficial to the development and success of PlanetCAD.

What will Spatial receive for the component software division?

o        At the closing, Spatial will receive:

         o        $25.0 million in cash, plus

         o the amount of the costs and expenses paid by Spatial prior to the closing for products and services to be delivered or rendered to the component software division by third parties on or after the closing, plus

         o the amount of all accounts receivable from third parties arising from the conduct of the component software division before the closing and related to the amounts referred to in the next bullet point, minus


         o the amount of cash and receivables received by Spatial on or before the closing for work or obligations relating to maintenance, support and consulting services to be performed on or after the closing in connection with the component software division. See "The Purchase Agreement - Terms of Purchase and Sale - Consideration" on page 34 of this proxy statement.


o Prior to the closing and upon three business days' notice from Spatial, Dassault is required to loan to Spatial $2,000,000. The loan is required to be repaid by Spatial to Dassault:

         o if the purchase agreement is terminated prior to closing, upon the termination, or


         o if the transactions contemplated by the purchase agreement are consummated, upon the closing, provided that, in such event Spatial will repay the loan by way of set-off against the purchase price to be paid to Spatial by Dassault at the closing. See "The Purchase Agreement - Terms of Purchase and Sale - Consideration" on page 34 of this proxy statement.


What will be the initial source of Spatial's operating capital for the PlanetCAD business after the sale?


o In addition to the $25.0 million received for the sale of the component software division, Dassault has agreed to purchase, on or prior to the closing of that sale, 555,556 newly issued shares of Spatial's common stock from Spatial for a total cash purchase price of $2.0 million, or $3.60 per share. See "The Purchase Agreement - Terms of Purchase and Sale - Consideration" on page 34 of this proxy statement.


How much cash will Spatial receive net of estimated transaction costs?

o Spatial anticipates net proceeds from the sale of the component software division to be approximately $20.5 million, after deductions for expenses and taxes related to the transaction and application of the purchase price formula, in the manner described in the purchase agreement, totaling approximately $4.5 million.

What will the stockholders of Spatial receive?


o The stockholders of Spatial will not receive any consideration in connection with the proposed sale of the component software division. Spatial plans to retain the cash purchase price of the component software division to fund the expansion and development of PlanetCAD. See "The Transaction - Use of Proceeds" on page 13 of this proxy statement.


What will happen to the employees of Spatial who work in Spatial's component software division?


o They will be offered employment with Dassault in the acquired component software division after the sale upon substantially similar terms and conditions, and with substantially similar benefits, as such employees had with Spatial prior to the transaction. See "The Purchase Agreement
         - Terms of Purchase and Sale - Component Software Division Employee Matters" on page 37 of this proxy statement.

What are the federal tax consequences of the sale?


o Spatial: The sale of the component software division to Dassault will be treated as a sale of assets for cash under the Internal Revenue Code of 1986, as amended, which will result in the imposition of federal income tax liability on Spatial. However, Spatial's existing net operating loss carryforward of approximately $16.2 million will be utilized to reduce tax liabilities resulting from this transaction. See "The Transaction - Federal Income Tax Treatment" on page 29 of this proxy statement.



o Stockholders: The sale should not create any immediate federal income tax liabilities for the stockholders of Spatial since the stockholders will not receive any consideration in connection with the sale of the component software division. See "The Transaction - Federal Income Tax Treatment" on page 29 of this proxy statement.


What approvals are required for the sale?


o Stockholder Approval: Once a quorum is present for purposes of the annual meeting of stockholders of Spatial, approval by the majority of all of the votes entitled to be cast for the sale is required to approve the sale. See "The Transaction - Reasons for the Transaction; Recommendation of the Board" on page 10 of this proxy statement.


o Regulatory Approval: The consummation of the sale of the component software division is subject to:

         o The expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on August 15, 2000.


         o The absence of any action commenced before any governmental authority against any of the parties to the transaction seeking to restrain or materially and adversely alter the terms of the sale. See "The Transaction - Regulatory Approvals" on page 29 of this proxy statement.


o Other: The consummation of the sale of the component software division is also subject to such other approvals and consents that Dassault deems reasonably necessary or desirable to complete the transaction.

What happens if I choose not to vote in favor of the sale or not to vote at all?

o If a majority of the outstanding shares of Spatial common stock as of the record date are not voted in favor of the sale of the component software division, then Spatial will not consummate the sale. In effect, if you abstain from voting on the sale of the component software division, you are voting against its sale.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

o Your broker will not be able to vote your shares without instructions from you. You should follow the directions that will be forwarded to you by your broker in order to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the proposal to sell the component software division.

Is Spatial obligated to complete the sale even if Spatial's board receives a more attractive offer?


o Subject to the fiduciary duty obligations of the board to Spatial's stockholders, the purchase agreement prohibits Spatial, directly or indirectly through its directors, officers, agents or otherwise, from soliciting, initiating, encouraging or facilitating the submission of any third party proposal that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal. See "The Purchase Agreement - Terms of Purchase and Sale - No Solicitation of Transactions" on page 38 of this proxy statement.

o In the event that Spatial receives an alternative acquisition proposal that Spatial's board determines in good faith to be more favorable to the stockholders of Spatial, it may terminate the purchase agreement, but only in order to proceed with the alternative acquisition proposal. See "The Purchase Agreement - Terms of Purchase and Sale - Termination" on page 39 of this proxy statement.


In what instances can Spatial or Dassault terminate the purchase agreement?

o The purchase agreement may be terminated by either Spatial or Dassault if:

         o        Spatial and Dassault mutually agree to the termination.

         o The sale of the component software division is not completed on or before November 20, 2000.

         o Any governmental or court order or judgment prevents the consummation of the transaction.


         o The stockholders of Spatial do not approve the sale of the component software division. See "The Purchase Agreement - Terms of Purchase and Sale - Termination" on page 39 of this proxy statement.


o        The purchase agreement may be terminated by Spatial if:

         o Dassault fails to comply in any material respect with its covenants and agreements contained in the purchase agreement or breaches any representation or warranty contained in the purchase agreement, subject to certain rights of Dassault to cure such failures or breaches.


         o Spatial receives and accepts an alternative acquisition proposal from a third party that would result in a transaction more favorable to Spatial's stockholders. See "The Purchase Agreement - Terms of Purchase and Sale - Termination" on page 39 of this proxy statement.


o        The purchase agreement may be terminated by Dassault if:

         o Spatial fails to comply in any material respect with its covenants and agreements contained in the purchase agreement or breaches any representation or warranty contained in the purchase agreement, subject to certain rights of Spatial to cure such failures or breaches.


         o Spatial's board of directors withdraws, modifies or changes its recommendation of the purchase agreement or recommends to the stockholders an alternative acquisition proposal. See "The Purchase Agreement - Terms of Purchase and Sale - Termination" on page 39 of this proxy statement.


Are there any financial consequences to termination of the purchase agreement?


o Under certain circumstances, if the sale of the component software division to Dassault is not completed and Spatial subsequently sells its assets or merges with a third party, Spatial would be obligated to pay to Dassault a "break-up fee" of $400,000 plus all of Dassault's actual out-of-pocket expenses and fees of counsel incurred in connection with the transaction. See "The Purchase Agreement - Terms of Purchase and Sale - Break-up Fee" on page 39 of this proxy statement.


Is Spatial permitted to do business in the component software market after the transaction?


o In the purchase agreement, Spatial has agreed not to compete in the computer-aided design ("CAD") and manufacturing ("CAM") and product data management ("PDM") component software market for a period of time after the closing. See "The Purchase Agreement - Terms of Purchase and Sale - Prohibition on Competition and Solicitation of Employees" on page 36 of this proxy statement.

What do I need to do now?

o After carefully reading and considering the information contained in this proxy statement, please fill out and sign your proxy card. Then, mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting.

How do I change my vote after I have mailed my signed proxy card?

o At any time before the annual meeting, you may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new, later dated proxy card to the corporate secretary of Spatial. You can also attend the annual meeting and vote in person.

When do you expect the sale to be completed?

o        We expect to complete the sale in the fourth calendar quarter of 2000.
         We are working to complete the sale as quickly as possible and intend to do so shortly after the annual meeting.

Who can help answer my questions?

o After reading this proxy statement, if you have additional questions about the sale you should contact:

         Spatial Technology Inc.
         2425 55th Street, Suite 100
         Boulder, Colorado  80301
         Attention: Office of the President
         Telephone:  303.544.2900

THE COMPANIES

SPATIAL TECHNOLOGY INC.
2425 55th Street, Suite 100
Boulder, Colorado  80301
Website:  www.spatial.com
Telephone:  303.544.2900

         Spatial develops, markets and supports business-to-business Internet-based tools, applications and services for professional design and manufacturing engineers, and state-of-the-art component three-dimensional ("3D") modeling software for companies involved in the manufacturing industry with special focus on the computer-aided design ("CAD"), manufacturing ("CAM"), engineering ("CAE") and architecture markets for 3D modeling software and services. Spatial operates its business in two divisions: the PlanetCAD division and the component software division. The PlanetCAD division focuses on the development, marketing, sales, support and integration of a business-to-business platform, application services and supporting services for the CAD/CAM/CAE and architecture market segments. The component software division focuses on the development, marketing and support of 3D component software products for the original equipment manufacturer ("OEM") software market segment and for the PlanetCAD division.

         Through the component software division, Spatial develops 3D modeling software and complementary products and provides consulting services to help optimize engineering processes. The division's flagship product is the ACIS(R) 3D modeling software and related component technology. Spatial licenses its 3D software products to OEMs for building commercially available 3D software products and to large manufacturing companies for building in-house proprietary 3D applications. The ACIS 3D modeling software is also broadly licensed to leading universities and research institutions worldwide and is the foundation for many of Spatial's other products. Most licensees pay royalties based on a percentage of net revenues received from applications incorporating the ACIS 3D software, and Spatial also provides maintenance services for an annual fee. There are over 570 ACIS licensees worldwide and over 215 ACIS-enabled applications serving more than 1.5 million end-users.

         The PlanetCAD(TM) division provides Internet-based tools and applications that maximize the value of the engineering data in the Internet-based manufacturing design and procurement supply chain. PlanetCAD's powerful business-to-business platform, applications and services enable efficient engineering information exchange for the more than ten million professional manufacturing and design engineers worldwide and for information technology and engineering professionals managing the manufacturing supply chain. These engineers and managers benefit from more efficient Internet-based manufacturing design and procurement processes, lower cost of production, and faster delivery of products to market. PlanetCAD intends to execute a business model combining Internet-based "enterprise solutions" sold directly to large manufacturing enterprise customers, and a public Internet portal and engineering application service for the manufacturing industry. PlanetCAD is designing its Internet-based applications service to eventually make available a broad set of Web-hosted software applications, Internet-based commerce, content and community services to manufacturing and design engineers worldwide.

DASSAULT SYSTEMES
9 Quai Marcel Dassault
BP310
2150 Suresnes Cedex
France
Website:  www.dsweb.com
Telephone:  33.1.40.99.40.99

         Dassault Systemes, the parent of Dassault, is a leading developer of product-lifecycle applications which include, among others, software solutions in the area of CAD/CAM/CAE and Product Data Management (PDM II).

         Dassault Systemes offers its customers solutions designed to improve company-wide design and manufacturing processes by using computer simulation of products which tracks the entire product life cycle, from preliminary design to maintenance in operation. The simulation of these different production stages permits a customer to streamline its design and manufacturing processes by making it possible to create several virtual prototypes. These virtual prototypes assist a customer to improve its design and manufacturing processes by many different methods, such as (a) shortening production lead times, (b) cutting costs, and (c) improving the quality of the finished products.

         The solutions provided by Dassault Systemes are targeted to two market segments:

         o the industrial process market -- to address the production and development needs of this market segment, Dassault Systemes has developed its CATIA, DELMIA and ENOVIA product lines, and

         o the mechanical component design market -- to address the production and development needs of this market segment, Dassault Systemes has developed its SolidWorks and SmarTeam product lines.

         Dassault Systemes' customer base includes more than 18,000 CATIA customers, 17,000 SolidWorks customers, and over 155,000 CATIA workstation seats and 53,000 SolidWorks seats.

         Dassault Systemes delivers scaleable processes and design-centric solutions on both Unix and Windows NT environments. In addition, Dassault Systemes develops e-business infrastructure tools.

         Dassault Systemes products are licensed by users in the automotive, aerospace, fabrication and assembly, consumer goods, electrical and electronics, plant design and shipbuilding industries. Dassault Systemes has operations in the United States, France, Germany, Italy, the United Kingdom, Sweden, Spain, Israel, Canada, Argentina, Brazil, Mexico, India, Korea and Japan.

         Dassault Systemes' total revenue for 1999 was 505 million Euros. As of December 31, 1999, Dassault Systemes employed 2,675 people.

                                 THE TRANSACTION

DESCRIPTION OF TRANSACTION


         Spatial intends to sell its entire component software division to Dassault in exchange for a cash payment of $25.0 million, subject to adjustment and on the terms and subject to the conditions set forth in the purchase agreement. The full text of the purchase agreement, as amended by Amendment No. 1 thereto, is attached to this proxy statement as Appendix A, and a summary of the terms of the purchase agreement begins on page 33 under the caption "The Purchase Agreement - Terms of Purchase and Sale." In order to effect the sale, Spatial has formed Spatial Components, LLC, a Delaware limited liability company, as its wholly owned subsidiary. Immediately prior to the closing of the transactions contemplated by the purchase agreement, Spatial will capitalize Spatial Components, LLC with all of the assets and certain of the liabilities of the component software division. See "The Purchase Agreement - Terms of the Purchase and Sale - Assets Sold to and Liabilities Assumed by Dassault." Spatial will then sell all of the membership interests of Spatial Components, LLC to Dassault. As a result of the transaction, Spatial's component software division will become a wholly owned subsidiary of Dassault. Spatial and Dassault Systemes, the parent of Dassault, will have a relationship going forward through certain agreements to be entered into at closing.


REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOARD

         Spatial believes that its future and capabilities lie in its Internet-based applications service business known as PlanetCAD. Spatial's small size has made it difficult for Spatial to simultaneously maintain the proper degree of management attention to both PlanetCAD and the component software division necessary for the continued success of both businesses. Furthermore, the component software division has seen intense competition and Spatial has suffered narrowing profit margins in recent years. Although Spatial believes that its component software division, including ACIS and its related technologies, is the superior product in its market, it also believes that the investments necessary to compete successfully in the market and significantly expand its market presence are beyond its resources. By selling the component software division to Dassault, Spatial's management will be able to direct its attention to expanding and developing PlanetCAD. Spatial's management believes that Dassault will be positioned to utilize its greater resources to expand and operate the component software division. Spatial's board of directors therefore believes that the sale of the component software division will enhance the growth and prospects of PlanetCAD and, at the same time, benefit Spatial's existing customers and present new challenges and opportunities to the employees of the component software division who have made that business a success.


         In addition, Dassault has agreed to make a $2.0 million loan to Spatial, which will be funded upon three business days' notice and repaid by Spatial at the closing of the purchase agreement, or upon termination of the purchase agreement, and to make an investment in PlanetCAD of $2.0 million in exchange for the issuance by Spatial of 555,556 shares of its common stock. Because of Dassault's name recognition in the market, Spatial believes that Dassault's investment is a significant endorsement of PlanetCAD to the automotive and aerospace markets that are a primary target for PlanetCAD's products and services. The loan will provide Spatial with interim working capital until the closing of the sale, at which time Spatial will repay the loan from the sale proceeds. The investment will provide Spatial with additional working capital to be used in developing and marketing PlanetCAD to its targeted customers. See "Approval of Sale and Issuance of Spatial Common Stock to Dassault - Use of Proceeds" on page 71 of this proxy statement.



         The board believes that the sale of the component software division to Dassault is fair to you and in your best interest and will provide increased long-term stockholder value to you. See "Opinion of Roth Capital Partners, Inc." beginning on page 29 of this proxy statement. The affirmative vote of the holders of a majority of the shares of Spatial common stock outstanding as of the record date is required to approve the sale of the component software division to Dassault.


HISTORY OF THE TRANSACTION

         Dassault Systemes approached the board of directors of Spatial in October 1999 with a proposal to purchase Spatial for a per share price of $4.00. This proposal was rejected as inadequate by the board at meetings in New York on October 28 and 29, 1999. The board believed that the offer placed insufficient value on the Internet activities of Spatial, subsequently organized as the PlanetCAD division, which had become a major focus of Spatial in June of 1999 and in which Spatial had invested significant time and money. Roth Capital Partners, Inc. was retained to assist the board in evaluating the adequacy of the Dassault offer.

         After the board's rejection of the proposal, Dassault Systemes informally approached Mr. Richard Sowar, Spatial's Chairman of the board of directors and Chief Technology Officer, in late November 1999 to inquire as to whether or not he believed the board would consider a proposal for the sale of Spatial's component software division, leaving Spatial to operate the PlanetCAD activity as a dedicated business. The proposal was discussed by the members of the board of directors in several conversations during late November and early December 1999. On December 24, 1999, Mr. Bruce Morgan, Spatial's President and Chief Executive Officer, received a call from Mr. Thibault de Tersant, Executive Vice President and Chief Financial Officer of Dassault Systemes, to inform him that Dassault Systemes wished to begin formal negotiations for the purchase of the component software division.

         The board authorized Mr. Morgan to begin exploratory talks on the potential sale of the component software division in January 2000 though no decision was made at that time as to whether or not Spatial would be prepared to consummate any such transaction. In the course of initial discussions in January and February, Dassault Systemes made it clear that it was willing to enter into a broad strategic relationship with Spatial that would include Dassault Systemes' purchase and commitment to the long term viability of the component software division, which was experiencing significant financial stress due to an ongoing change in the purchasing patterns of customers away from up-front license fees and towards a back-end royalty and service payment model. The strategic relationship would also include Dassault Systemes' provision to Spatial of key technologies important to the success of PlanetCAD, including a CATIA/ACIS model converter that Spatial believes is critical to the success of its 3Dshare.com(TM) model interoperability service, and a joint marketing and technology agreement that would make Dassault a significant technology and distribution partner of PlanetCAD. Roth Capital Partners was retained to assist Mr. Morgan in negotiations with Dassault Systemes, and the board of directors was provided with regular updates on the status of the negotiations.

         During the course of the initial negotiations, Spatial negotiated a round of venture financing for its PlanetCAD division. As this financing was being finalized, Dassault Systemes agreed to participate in the funding round and to invest $1 million to show serious intent in the long term success of Spatial's PlanetCAD business. The financing closed on February 22, 2000.

         In March 2000, the board of directors agreed to permit Mr. Morgan, with the assistance of Roth Capital, to begin formal negotiations toward agreement on a letter of intent providing an outline of the transaction for the sale of the component software division. The parties agreed to a letter of intent on March 29, 2000. Following its review of the letter of intent, the board authorized Mr. Morgan to begin negotiations towards a binding agreement based on the conditions detailed in the letter of intent.

         In April 2000, Spatial retained Hogan & Hartson L.L.P. to represent it in the negotiation of the definitive agreements. These agreements included the purchase agreement, a technology cross licensing agreement, a joint software agreement, a co-branding agreement, a web services agreement and a PlanetCAD server software agreement. Intense negotiations occurred throughout May and June, with regular updates provided to the board. On June 21, 2000 the board authorized Roth Capital to contact potential third party bidders. The board received a fairness opinion from Roth Capital on June 28, 2000, which Roth Capital updated on August 28, 2000. On July 3 and 4, 2000, Mr. Morgan and Dassault finalized negotiations and the documentation relating to the transaction at Dassault's offices in Paris. The definitive purchase agreement was executed at the close of business on July 4, 2000. The transaction was announced to the public on July 5, 2000.

         Included in the purchase agreement was a provision that Spatial and Roth Capital could continue to pursue negotiations with third parties contacted prior to the execution of the purchase agreement through July 24, 2000. Spatial did receive a request for additional due diligence information from Structural Dynamics Research Corporation ("SDRC"), and executives from Spatial visited SDRC's corporate headquarters in Milford, Ohio on July 12, 2000. Subsequently, a team of technical and financial experts from SDRC visited Spatial's offices in Boulder, Colorado on July 17 and 18, 2000, to complete due diligence on the proposed transaction.

         On August 4, 2000, Mr. Morgan received a call from SDRC's representatives requesting a meeting on August 9, 2000 in Denver, Colorado. At that meeting, SDRC's representatives presented a proposal to Spatial's management that was subsequently judged by Spatial's board of directors in a telephonic meeting the same day to be superior to the offer from Dassault. SDRC offered a purchase price of $26 million for the component software division coupled with a $3 million investment in Spatial's common stock at a purchase price of $4.00 per share. In addition, SDRC indicated that it was willing to guarantee a total of $2 million of revenues for PlanetCAD from SDRC's Internet customers. The SDRC offer was also subject to a break-up fee of $1.5 million and provided for a more limited indemnification obligation for any breach by Spatial of its obligations, representations or warranties. All other material terms of the SDRC were identical to the terms set forth in the purchase agreement. As required by the purchase agreement, Mr. Morgan provided on August 10, 2000 both oral and written notice to Dassault regarding the determination by Spatial's board of directors that the offer by SDRC constituted a superior proposal, as defined in the purchase agreement. Pursuant to the terms of the purchase agreement, Dassault had five days to respond to the SDRC proposal with any modifications to the consideration provided for under the purchase agreement.

         On August 10, 2000, Mr. Morgan also provided Dassault Systemes' management, at their request, a list of seven ideas that would clarify for investors and customers in PlanetCAD's target markets that Dassault Systemes was committed to a long term, mutually beneficial relationship with PlanetCAD if the purchase agreement were to be approved by Spatial's stockholders. Mr. Morgan also spoke with representatives of Dassault Systemes on August 12, 2000 to provide some additional details on possible revisions to Dassault Systemes' offer. Mr. Morgan arranged a meeting between Mr. Bernard Charles, the President of Dassault Systemes, and Mr. Gene Fischer, one of Spatial's directors, to take place in San Jose, California on August 15, 2000. At that meeting, Mr. Charles clarified for Mr. Fischer Dassault Systemes' desire to build strategic relationships between Dassault Systemes and PlanetCAD's Internet-based application services for the engineering marketplace upon completion of the sale of the component software division to Dassault.

         On August 15, 2000, Mr. Morgan received a revised offer from Dassault that included an increase in the purchase price for the component software division to $25 million and a commitment to enter into additional agreements that would help promote PlanetCAD's Internet-based applications services in the future including a Solidworks server software license agreement and an IntraVISION license agreement. During a telephonic meeting of Spatial's board of directors on August 17, 2000, the board determined that the revised Dassault offer was superior to the offer received from SDRC. In particular, the board determined that, in light of the approximately $1 million of fees and expenses that would be due to Dassault under the purchase agreement if Spatial completed a transaction with SDRC, the $26 million purchase price offered by SDRC was functionally equivalent to the $25 million offered by Dassault. Moreover, the board determined that given their relative size and market positions, the future support and relationship with Dassault and Dassault Systemes would be more beneficial to PlanetCAD than the relationship proposed by SDRC. Moreover, based on the relative size and market presence of Dassault, and its commitment to enter into strategic agreements with the PlanetCAD division, the board believed that Dassault's $2 million investment would be of greater strategic value than SDRC's $3 million investment proposal. Mr. Morgan informed SDRC of the board's decision on August 17, 2000.

USE OF PROCEEDS

         Spatial anticipates net proceeds from the sale of the component software division to be approximately $20.5 million, after deductions for expenses and taxes related to the transaction and after giving effect to certain adjustments to the purchase price provided for in the purchase agreement totaling approximately $4.5 million. Spatial plans to use the net proceeds of this transaction for general corporate purposes, including sales and marketing, research and development, capital expenditures and working capital. In addition, Spatial may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to make strategic investments. Spatial currently has no agreements with respect to any such acquisitions or investments. Pending any of these uses, Spatial intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

BUSINESS OF PLANETCAD FOLLOWING THE TRANSACTION

         BACKGROUND

         Today's manufacturers are faced with significant challenges as they strive to develop and maintain products throughout a product's lifecycle. To meet competitive pressures and timely product delivery schedules, manufacturers frequently outsource the design and manufacture of components and assemblies, often using many different suppliers and vendors. This chain of suppliers and vendors is often referred to as the manufacturing supply chain. Managing the manufacturing supply chain is a challenging task and demands an integrated approach to developing, procuring, producing, and delivering products. It is essential that accurate and timely communication of product data is available throughout the manufacturing supply chain.

         Triggered by the rapid growth of electronic commerce of the World Wide Web, Internet-based supply chains have rapidly become the new model for manufacturers worldwide. Electronic manufacturing supply chains use the power of the Internet and the simplicity of a Web browser to meet manufacturers' critical needs.

         As companies move to Internet-based electronic manufacturing supply chains, the challenge is to find effective Internet infrastructure tools and applications that add value to the product engineering and manufacturing process. Several companies have already demonstrated the high value of delivering Internet-based tools and applications for enhancing business processes, including procurement operations. These companies have proven that Internet-based tools and applications can deliver efficiencies and cost savings in core business processes in the manufacturing sector. Spatial's management believes that the Internet is an effective medium for system, process and supplier integration.

         To be effective, the Internet-based manufacturing supply chain must be able to communicate engineering model data unambiguously, regardless of the format in which the data was originally created. Further, the engineering data must be integrated with the manufacturer's existing product development software, including product data management (PDM) and enterprise resource planning (ERP) systems. To date, Spatial's management believes that no supplier has provided a Internet-based software application for the management and integration of engineering data in the electronic manufacturing supply chain. PlanetCAD was created to provide Internet-based management and integration resources for CAD models by capitalizing on the engineering data interoperability expertise and proprietary technology in model healing and translation developed by Spatial over the past decade.

         THE OPPORTUNITY

         PlanetCAD was established as a division of Spatial in January 2000. It has developed significant software expertise in engineering and 3D software markets while becoming identified as a neutral supplier of engineering data exchange and integration solutions. In addition, PlanetCAD has developed customer relationships with many CAD/CAM/CAE application software providers and been recognized as a "first mover" Internet-based tools and applications supplier for manufacturers worldwide. Spatial's management believes that the sale of the component software division will provide PlanetCAD with the opportunity to build on PlanetCAD's initial successes and PlanetCAD's significant, new relationship with Dassault Systemes to become the leading provider of Internet-based tools and applications that maximize the value of engineering data in the Internet-based manufacturing design and procurement supply chain. The new relationship with Dassault Systemes is memorialized in a number of agreements to be entered into as a part of the closing of the transactions contemplated by the purchase agreement. The industrial market segment, which includes manufacturers of automobiles and automotive components, airframes, aircraft engines and parts, computers and peripherals, telephone equipment, molds and dies, and machine tools, among others, is the target market for PlanetCAD.

         PlanetCAD APPLICATIONS AND SERVICES

         PlanetCAD provides tools and applications that enhance the value of engineering data in the Internet-based manufacturing design and procurement supply chain. PlanetCAD enhances engineering data by addressing problems that affect data interoperability. This includes, but is not limited to, CAD data translation and 3D model healing to enable communication of engineering data with varying formats and precision. PlanetCAD's business-to-business platform, Internet-based software applications, and services enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from efficient engineering data integration into Internet-based manufacturing design and procurement processes, which can lower the cost of production and speed introduction of products to market.

         PlanetCAD's products include PlanetCAD Enterprise Solutions, PlanetCAD e-Applications(TM) and PlanetCAD.com(R), along with professional services, that help implement a transparent integration of engineering data with existing manufacturing systems in corporate product design and production processes.

         The PlanetCAD Enterprise Solutions are Internet-based software packages that are installed within a corporate firewall. They help manage transactions and interactive business processes by simplifying engineering data flows between design and manufacturing engineers and their suppliers. Key features of the PlanetCAD Enterprise Solutions include:

         o        installation in the OEM's or first tier supplier's Intranet

         o integration of engineering data flows into CAD, PDM, ERP, and legacy systems for more efficient management of the Internet-based manufacturing design and procurement supply chain

         o simplification of communication of engineering data with varying formats and precision

         o        optimization of design and manufacturing business processes

         PlanetCAD's products include data interoperability, data quality management, visualization and collaboration, and process automation solutions. PlanetCAD focuses on providing e-Applications to enhance business practice in the following areas:

         o data interoperability, including such applications such as CAD data translation, 3D model healing, engineering data quality, and engineering data distribution;

         o visualization and collaboration, including 3D viewing, markup and collaboration;

         o process automation, including applications for data quality certification, request for quote management, process planning and costing, and engineering change order management

         PlanetCAD is a pioneer in Internet delivery of engineering application services, having launched 3Dshare.com in the fourth quarter of 1999 as the first server-based, pay-per-use engineering service on the Internet. 3Dshare.com provides automated, online 3D engineering model translation and repair. 3Dshare.com is the CAD/CAM/CAE industry's first-ever Web-based software application for translating, repairing and improving 3D models. This application service provides engineers with a cost-effective Web solution for enhancing translated models, making them more usable in multiple engineering processes, including design, analysis, and manufacturing. PlanetCAD subsequently launched 3Dpublish.com, a service for providing two-dimensional publishing output from three-dimensional models.

         Another PlanetCAD product, IntraVISION, provides users with a single tool to access various forms of product data (legacy information, plot files, documents and CAD models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVISION preserves the intelligence found in the native CAD/CAM file. This enables users the ability to view, measure, markup and manipulate the accurate data of original designs and concurrent engineering processes.

         PlanetCAD plans to introduce its first third party application service, quote-A-part.com, in the fourth quarter of 2000 in partnership with Tecnomatix Technologies Ltd., a leading supplier of factory automation and process planning software. Quote-A-part is an automated service for estimating the cost of producing a physical part from a digital model.

         PlanetCAD plans to introduce an important e-Application for secure model distribution in the fourth quarter of 2000. In addition, PlanetCAD plans to introduce a service code-named 3Dquality.com, a keystone e-Application for CAD model quality certification and management that will be based on the Design/QA product from Prescient Technologies, a company acquired by Spatial in July 2000. PlanetCAD is targeting to have as many as eight e-Applications available over the next year.

         PlanetCAD plans to make its flagship Web site, PlanetCAD.com, the premier Internet destination for manufacturing and design engineers. PlanetCAD.com includes all PlanetCAD e-Applications, making them available to a broad public user base. Manufacturers that utilize the PlanetCAD Enterprise Solutions can also use PlanetCAD.com to access a broader supplier base and provide incremental e-Application functionality to corporate users, while suppliers can potentially access additional manufacturing customers. When enterprise customers of the PlanetCAD Enterprise Solutions establish relationships with new suppliers through PlanetCAD.com, both they and the new suppliers will be using the same Internet-based software platform and tools for engineering data interoperability, minimizing costly engineering data exchange and integration issues.

         PlanetCAD STRATEGY

         PlanetCAD's management plans to capitalize on the market opportunity by:

         o Providing enterprise and Internet-based applications for engineering data that give manufacturers a cost-effective alternative to performing similar tasks with their own staff or software

         o Providing high-value e-Applications to optimize customer/supplier business processes

         o Aggregating in-house and third party e-Applications and content to deliver comprehensive solutions for the Internet-based manufacturing design and procurement supply chain over the Internet

         o Leveraging partnerships for marketing, distribution and technology

         o Expanding internationally through distribution partners overseas

         PlanetCAD BUSINESS MODEL

         PlanetCAD plans to focus on the following revenue sources:

         1. Direct sale and implementation of PlanetCAD Enterprise Solutions into major manufacturing companies and their tier one suppliers, generating revenue through:

                  o Subscription fees from corporate usage of PlanetCAD Enterprise Solutions and add on e-Applications and services

                  o ASP fees from hosting Enterprise Solutions at the PlanetCAD site when requested by the customer

                  o Professional Service fees for implementation, integration, customization, and training

                  o Subscription fees for access to selected functionality of PlanetCAD.com

         2. Usage of the public PlanetCAD.com by second tier and third tier suppliers and enterprise customers will generate revenue through:

                  o Subscription and pay-per-use fees from public usage of e-Applications

                  o Commissions for business generated through usage of process automation e-Applications by suppliers

                  o        Subscription fees for access to selected content

                  o        Advertising



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

                  o Co-branding partnerships that generate revenue through private branded versions of PlanetCAD's Internet-based software applications

         3. Direct sale and implementation of PlanetCAD Enterprise Solutions into large manufacturing companies

         PlanetCAD's primary focus is to sell and install Enterprise Solutions at large manufacturing companies worldwide. Revenue from the sale and implementation of Enterprise Solutions will be generated from monthly leases on a per processor basis. Monthly hosting fees will be charged when the Enterprise Solution is provided on an application service provider basis by PlanetCAD. Professional service fees will be charged for implementation, integration and customization. Finally, subscription fees will be charged for access to selected additional products and services from the PlanetCAD.com site.

         Spatial has sold the first and second installations of PlanetCAD's Enterprise Solutions to large Japanese manufacturers. PlanetCAD plans to license Enterprise Solutions through its direct sales force and through third party resellers.

         To accelerate sales of PlanetCAD's Enterprise Solutions, PlanetCAD intends to build on the strengths of Prescient Technologies, a supplier of manufacturing data quality products that Spatial acquired in July 2000. Prescient provides expertise in enterprise product packaging, implementation services, end user sales, and over one hundred major manufacturing customers. PlanetCAD's management believes that Prescient's customers are ideal candidates for PlanetCAD's Enterprise Solutions.

         PlanetCAD will also seek to use its relationship with Information Services International-Dentsu Ltd. to capitalize on interest in PlanetCAD's Enterprise Solutions in the Japanese market. At the closing, and as part of the transactions contemplated by the purchase agreement, a reseller agreement for PlanetCAD's Enterprise Solutions will be signed with Dassault Systemes or one of its affiliates. Dassault Systemes is the leading Engineering Software supplier in the automotive and aerospace industries worldwide. In addition, PlanetCAD is seeking to enter into arrangements with first-tier hardware companies, to accelerate sales of Enterprise Solutions in connection with sales of those companies' products.

         Enterprise Solutions are sold on a per-application, per-processor basis. The base package includes the PlanetCAD business-to-business Integration Server and software applications for secure data distribution, data quality management, and data translation and repair, running on a single processor. Customers can purchase additional e-Applications at any time, on a per-application basis or as specialized packages targeted at specific vertical niches, such as mold making or tool and die manufacturing. As a customer reaches computing limitations of a processor's ability to process jobs, the customer can subscribe for additional processors to increase capacity. PlanetCAD has adopted this subscription sales model in order to improve customer acceptance of PlanetCAD Enterprise Solutions by providing customers with complete control of application usage and capacity planning.

         Subscription fees for e-Applications vary depending on the service provided, but PlanetCAD's management believes that it has established prices that are low enough to make cost justification straightforward.

         PlanetCAD will generate incremental revenue by hosting, for an additional fee, Enterprise Solutions on PlanetCAD hardware on an application service provider basis. PlanetCAD will also establish virtual private networks
(VPN) for manufacturers and their suppliers for an incremental fee.

         After the initial installation, it is expected that some enterprise customers will purchase additional services for their PlanetCAD Enterprise Solutions. PlanetCAD will provide implementation consulting, training and support for PlanetCAD Enterprise Solutions, building on the expertise of the Prescient implementation services team. These scalable services will help PlanetCAD customers maximize the benefit of their Enterprise Solutions. PlanetCAD will try to build alliances with system integrators and international consulting companies to help satisfy the expected demand for implementation services. PlanetCAD also plans to expand its Internet-based "customer care" services to increase the availability of support tools and on-line help around-the-clock.




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

         USAGE OF PUBLIC INTERNET SITE BY SECOND TIER AND THIRD TIER SUPPLIERS

         PlanetCAD provides PlanetCAD.com as a public Internet service so second tier and third tier suppliers can benefit from the same e-Applications as enterprise customers. PlanetCAD.com also provides an evaluation mechanism for enterprise customers who wish to try new e-Applications before they license them as Enterprise Solutions. PlanetCAD generates revenue from PlanetCAD.com through usage of e-Applications on a pay-per-use and subscription basis by registered users of the public site.

         Subscription fees for e-Applications vary depending on the service provided, but are priced to provide cost efficient services when compared to the cost of performing similar functions through current business practices. For example, 3Dshare.com users are charged based on the size (in megabytes) of the models they wish to have translated and/or healed. Currently, many manufacturing companies solve difficult CAD data translation and healing problems by having an employee manually repair an imperfect model using a seat of a CAD system. Often the engineer does not have experience with the CAD system used to create the original model, which forces many suppliers to purchase multiple CAD system licenses and employ specialists in different CAD systems, just to be able to read and write customer CAD data. 3Dshare.com pricing is approximately 10% of the expected cost of this manual translation and repair process, and it's pay-per-use or subscription-based pricing model virtually eliminates the cost of owning multiple CAD systems and employing more CAD specialists than needed for model interoperability tasks. Quote-A-part.com users will be charged under a similar pricing strategy. PlanetCAD believes this pricing model will be attractive to prospective users in small to mid-sized companies.

         It is expected that some customers will use e-Applications from the public PlanetCAD.com site before purchasing them as Enterprise Solutions. Fees for public usage of PlanetCAD e-Applications will be slightly higher than for those e-Applications installed in a corporate Intranet.

         PlanetCAD will provide Internet-based commerce solutions targeted at process automation for custom manufacturing. PlanetCAD's management believes that this is a significant market that is not currently served by other Internet-based service providers. PlanetCAD's first Internet-based service, Bits2PARTS.com, was launched in a limited beta-test form in July 2000 and moved into open beta in September 2000. Bits2PARTS.com allows manufacturers to automate the request for quote process with third party service bureaus that generate physical prototypes of the manufacturers' digital model data. The Bits2PARTS.com target market includes custom manufacturing market segments such as mold, die and machine tool manufacturing. The Bits2PARTS.com software engine integrates tightly with PlanetCAD e-Applications such as 3Dshare.com to assure that a high quality model is delivered with the request for quote to the supplier - a substantial technical differentiator and barrier to entry for competitors. This tight integration provides additional benefits to large manufacturing customers of PlanetCAD Enterprise Solutions, as they integrate their front and back office business and Internet-based manufacturing design and procurement processes.

         The primary revenue streams for Bits2PARTS.com will be subscription fees charged to suppliers, and transaction fees generated when a buyer and seller agree to do business on a project quoted through Bits2PARTS. PlanetCAD also plans to generate revenue from advertisements placed by manufacturing sell-side suppliers and equipment suppliers who want to reach new customers in this highly specialized custom manufacturing marketplace.

         The foundation of the Bits2PARTS e-Application is configurable to support other similar business process automation applications, such as project bidding for marketing or sales. It is expected this feature will generate incremental revenue from enterprise customers as they integrate and customize the Bits2PARTS platform to support these and other business functions. The flexible nature of the Bits2PARTS platform also provides PlanetCAD with opportunities to leverage the technology to create new e-Applications at low cost.

         PlanetCAD.com will provide a targeted audience for advertisers seeking to sell products and services to design and manufacturing engineers. PlanetCAD expects this revenue stream will be small initially, but that it should become more significant as page views increase. PlanetCAD expects page views to increase as more large manufacturers form private Internet-based manufacturing design and procurement supply chain networks with their community of suppliers, and as smaller manufacturing suppliers leverage PlanetCAD.com as a vehicle to broaden relationships with large manufacturers.

         CO-BRANDING RELATIONSHIPS

         PlanetCAD will provide co-branded versions of its e-Applications to engineering software companies. In a co-branding agreement, a partner's end user customer will be able to access PlanetCAD's e-Applications from the partner's Web site. Co-branded e-Applications will be customized with the partner's look-and-feel, while utilizing PlanetCAD's Web infrastructure and application back-end. PlanetCAD will retain prominent branding for each e-Application offered as a co-branded service.

         When a customer visits PlanetCAD.com from a co-branded partner site, PlanetCAD and the co-brand partner will share the revenue generated by the customer based on the relative contribution of each party to the development, marketing, and support of the service. PlanetCAD typically receives between fifty and eighty percent of this revenue depending on the services provided.

         PlanetCAD recently announced co-branding relationships with Dassault Systemes and Autodesk, Inc., the sixth largest PC Software company in the world and the leading supplier of mass market engineering software. These companies will provide a co-branded 3Dshare.com service to their customers worldwide to meet demand for online engineering data translation and quality services. The co-branding agreement with Dassault Systemes, or one of its affiliates, will be signed contemporaneously with closing as part of the transactions contemplated by the purchase agreement. PlanetCAD plans to execute similar co-branding relationships with additional partners in the coming year.

         PlanetCAD'S COMPETITIVE STRENGTH

         PlanetCAD's management believes that its competitive strengths are based on its proprietary business-to-business Integration Server and e-Applications, its existing technology, distribution and marketing partnerships, its ability to integrate engineering data flows in the Internet-based manufacturing design and procurement process, and the dual nature of PlanetCAD's business model combining Web-based Enterprise Solutions and a public Internet vertical portal and engineering ASP for the manufacturing industry. PlanetCAD is a first-mover for Web-based delivery, management and integration of engineering data in the Internet-based manufacturing design and procurement marketplace.

The following factors could help contribute to PlanetCAD's success:

         UNIQUE COMBINATION OF PROPRIETARY TECHNOLOGY. PlanetCAD's Enterprise Solutions and e-Applications are technologically difficult to develop, and require highly specialized Web software along with significant mathematical and engineering expertise. Products like 3Dshare.com and Prescient's Design/QA have each taken more than a decade to develop. PlanetCAD has invested over fifteen months of effort and over $2 million to develop its Integration Server, the core software tool in PlanetCAD's Enterprise Solutions.

         PlanetCAD's combination of technologies and industry expertise in engineering data management enables it to integrate engineering data with Internet-based manufacturing design and procurement processes to address mission-critical problems such as time to market and production cost. PlanetCAD provides a combination of e-Applications for data distribution, data quality management, data translation and repair and request for quote management that enables the delivery of the right engineering data to the right place at the right time in the right format. This helps manufacturers and their suppliers integrate engineering data flows, data quality and data formats as they optimize the Internet-based manufacturing design and procurement process.

         KEY TECHNOLOGY, MARKETING AND DISTRIBUTION PARTNERSHIPS. PlanetCAD is building on Spatial's fourteen-year history of partnerships in manufacturing and engineering software markets. PlanetCAD has already announced partnerships for technology, distribution and marketing. These include:

         o agreements with Tecnomatix Technologies Ltd., Freightliner and Dassault for e-Applications;

         o agreements with Dassault Systemes (which will be signed contemporaneously at the closing as a part of the transactions contemplated by the purchase agreement), Autodesk and Science Applications International Corporation (SAIC) for distribution; and

         o agreements with Information Services International-Dentsu, Ltd. (ISID) and SAIC for marketing in Japan and the automotive industry, respectively.

         COMMON WEB INFRASTRUCTURE FOR THE CUSTOMER/SUPPLIER RELATIONSHIP. PlanetCAD delivers its Web infrastructure to major manufacturers and first tier suppliers as Enterprise Solutions, and to second tier and third tier suppliers through PlanetCAD.com on the public Internet. Competitive advantage can be derived by using the PlanetCAD engineering data integration and Internet-based commerce infrastructure throughout the manufacturer/supplier relationship. PlanetCAD delivers a low cost means for enterprise customers to broaden their supplier base, to access relevant market information, and to evaluate new engineering applications and services that are not licensed in their Enterprise Solution. At the same time, PlanetCAD enables second tier and third tier suppliers to find new customers that utilize the same B2B infrastructure and e-Applications.

         SYNERGISTIC TRAFFIC FLOWS FROM COMPLEMENTARY CONTENT AND E-APPLICATIONS. Design and manufacturing engineers who visit PlanetCAD.com for applications and services will be drawn to the site's commerce, content and community offerings. For example, a customer may not have a daily need for PlanetCAD.com's engineering services, but may visit the site regularly for professional information and educational purposes, providing advertising and Internet-based commerce revenue opportunities for PlanetCAD. PlanetCAD expects that users of Enterprise Solutions will link to PlanetCAD.com on a pay-per-use basis for access to e-Applications not licensed on their internal system.

         NEUTRALITY IN ENGINEERING MARKETS. Since it's inception in 1986, Spatial has enjoyed a reputation for being the largest supplier of 3D component technology that is independent of any of the major CAD companies. This reputation has enabled Spatial to maintain and grow relationships with CAD software companies and their end user customers alike. PlanetCAD similarly enjoys a neutral position in the market, and will try to develop partnerships with all major suppliers of engineering application software.

         ACQUISITION OF PRESCIENT TECHNOLOGIES. With the acquisition of Prescient in July 2000, Spatial acquired over one hundred major manufacturing customers in the automotive, aerospace and discrete manufacturing markets worldwide. These companies are natural consumers of PlanetCAD Enterprise Solutions. PlanetCAD's applications engineers will provide technical sales support and implementation services. The engineering team will help to ensure successful customer implementations, while turning implementation experiences into new features.

         Marketing resources will be used to support large account reference selling, while developing and promoting key reference accounts and success stories for future business leverage. Marketing expenses will be reduced by establishing co-branding partnerships that should help draw design and manufacturing engineers to PlanetCAD.com. Business development will acquire technology for new back-end tools that will accelerate time to market by facilitating integration of PlanetCAD e-Applications with in-house engineering and PDM systems.

CUSTOMERS

         PlanetCAD has generated interest from end-users as well as industry press and analysts. 3Dshare.com has won awards including NASA Technical Brief's Product of the Year in 1999, the Industry Week 1999 Technology and Innovation Award, and Cadence magazine's Editor's Choice Award for 1999. PlanetCAD.com had over 8,855 registered users as of October 12, 2000. Many registered users are engineers from some of the world's foremost manufacturing companies. Below is a sample of some of the companies whose employees have registered to use
PlanetCAD.com:

Sony         Nokia           Toyota           Sun Microsystems    Qualcomm
Intel        Kodak           Schlumberger     Caterpillar         Nissan
Rockwell     Siemens         Lucent           Motorola            Honeywell
Boeing       Freightliner    Iomega           Honda               Cummins Engine

3Dshare.com now has registered users in 100 countries around the world.




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

MANAGEMENT TEAM

         Following completion of the sale of the component software division, PlanetCAD's management team will be:

R. BRUCE MORGAN, PRESIDENT & CHIEF EXECUTIVE OFFICER

         Mr. Morgan was named President and Chief Executive Officer of Spatial Technology in October of 1998 after serving as Spatial's President and Chief Operating Officer since July of 1997. Prior to joining Spatial, Mr. Morgan served at ANSYS Inc. in senior marketing and business development positions. He was responsible for developing and implementing a strategy that helped re-establish ANSYS as a market leader in the computer-aided engineering industry.

         From 1991 through 1995, Mr. Morgan was Vice President of Sales and Marketing at Spatial. He developed and executed the OEM business strategy that established Spatial's ACIS Geometric Modeler as the de facto standard for geometry creation in the mechanical computer aided design (MCAD) industry. Prior to his position at Spatial, Mr. Morgan held executive Sales and Marketing management positions at Convergent Technologies and Burroughs Corporation (Unisys).

         Mr. Morgan holds a B.A. degree in Economics from Carleton University.

DAVID A. PRAWEL, VICE PRESIDENT, STRATEGY & BUSINESS DEVELOPMENT

         Mr. Prawel was recently appointed Vice President of Strategy & Business Development responsible for PlanetCAD's overall corporate strategy and M&A activities. He served as Spatial's Vice President of Business Development since October of 1997. Mr. Prawel served previously in senior marketing and product management positions at Spatial and several Boulder-based startup companies in the computer graphics and CAD software industries through a career spanning over 18 years. Mr. Pawel has published and presented numerous articles in these fields, including regular participation in annual industry round-up and visionary articles.

         Mr. Pawel holds B.A. and M.S. degrees in Natural Sciences, Biology and Comparative Physiology from the University of Buffalo and Rutgers University, and completed doctoral studies in Physiology at Rutgers University.

MICHAEL HANSEN, VICE PRESIDENT, SITE PRODUCTION & PRODUCT MANAGEMENT

         Mr. Hansen was appointed Vice President of Site Production in January 2000, with responsibility for product planning, site execution, product quality and continuous product improvement. He served previously at Spatial as Director of Marketing, and has held positions in the product development, QA, sales and sales support organizations since joining Spatial in 1993. His extensive technical and marketing background make him uniquely qualified to oversee the execution of PlanetCAD's product strategy. From 1990 through 1993, Mr. Hansen worked at Graftek Corporation, a CAD/CAM, injection molding and analysis software company, in a variety of technical and customer support positions. Mr. Hansen holds a B.A. in Mechanical Engineering from the University of Colorado.

RONALD J. ZABILSKI, VICE PRESIDENT OF SALES

         Mr. Zabilski joined PlanetCAD as Vice President of Sales following Spatial's acquisition of Prescient Technologies Inc., Boston MA. Mr. Zabilski was responsible for development of the sales territories outside North America as Director of International Sales at Prescient. Mr. Zabilski had responsibility for managing the indirect sales channel in Europe and Asia, as well as North America. Mr. Zabilski has 15 years experience selling engineering and design software applications and services into the Aerospace, Automotive and Discrete Manufacturing Industries.

         Before becoming Director of International Sales for Prescient Technologies, Mr. Zabilski was Director of Project Consulting and Director of Customer Service. Prior to joining Prescient, he was responsible for Advanced Construction Systems for Stone & Webster Engineering Corporation where he directed the development of integrated 3D CAD with relational databases for managing construction projects. He has had numerous papers published on these subjects. Mr. Zabilski has a B.A. in Civil Engineering from Northeastern University, and an MBA from Northeastern University.

JOHN RACINE, VICE PRESIDENT, PROFESSIONAL SERVICES

         As Vice President of Professional Services, Mr. Racine has overall responsibility for the implementation and support of infrastructure tools for maximizing the value of engineering data in the Internet-based manufacturing design and procurement supply chain. Mr. Racine's skill at building and managing a field services organization will make an important contribution to PlanetCAD's ability to provide turnkey installations of Enterprise Solutions.

         Mr. Racine has over 13 years of experience in professional services management in the software tools and consulting industry. His expertise includes execution and management of global implementation services, development of help desk and field service organizations, sales process and business case development, strategic planning and the management of industry and customer relationships. Previously, Mr. Racine was vice president of customer services at Prescient Technologies, Inc., where he had overall responsibility for customer-related services, including application engineering, consulting, implementation services and help desk execution. While at Prescient, Mr. Racine was instrumental in setting the product vision and strategic direction that solidified Prescient's position in the digital data quality field. He also held key positions with Stone & Webster Advanced Systems Development Services.

         Mr. Racine holds a B.S. from Southeastern Massachusetts University and an M.S. from Lehigh University.

DOUGLAS HAKALA, VICE PRESIDENT, 3DShare DEVELOPMENT

         Mr. Hakala joined PlanetCAD as Vice President of 3DShare after serving as Vice President of ACIS Development (1997-1998) and Advanced Technology (1999-2000) for Spatial. Mr. Hakala joined Spatial in 1989 as Director of ACIS Software Development. His numerous senior development and management positions in geometric modeling software over the last 20 years have made him a well-known industry expert in the specialized field of advanced 3D solid modeling development. Mr. Hakala holds a B.A. and a M.A. in Mathematics from the University of Michigan and also completed doctoral studies in Computer Science at the University of Michigan.

DAVID TAIT, DIRECTOR OF CUSTOM MANUFACTURING

         Mr. Tait was appointed Director of Custom Manufacturing at Spatial's PlanetCAD Division in March 2000. He is responsible for the development and launch of PlanetCAD's Internet-based commerce services for custom manufacturing. His first assignment is to commercialize Bits2parts.com, a service focused on streamlining the request for quote process for rapid prototyping between manufacturers and service providers.

         Mr. Tait's career spans more than 20 years in large manufacturing organizations including a position as manager at General Motors Advanced Vehicle Engineering Division, cofounder and President of LaserForm Inc., a start-up and innovator in the Rapid Prototyping industry in 1989, co-founder and executive VP of P2 Holdings Corp., and a Regional Manager for ARRK Product development. Mr. Tait is an active figure in national organizations, notably an Advisory Board Member to the Society of Manufacturing Engineers and is active in local charities.

         Mr. Tait holds a B.S. degree from Central Michigan University.

SPECIAL CONSIDERATIONS

         The following is a summary of a number of factors that you should consider before voting on the proposal to sell the component software division to Dassault. You are encouraged to read the following summaries carefully.

         PlanetCAD IS IMPLEMENTING A NEW AND UNPROVEN BUSINESS MODEL

         Spatial's business model for PlanetCAD is new and unproven and may never be successful. The success of the business plan depends on a number of factors. These factors include:

         o acceptance by consumers of 3D modeling application services as a replacement or supplement to the traditional use of custom developed or licensed software; and

         o PlanetCAD's ability to implement new and additional services useful to the engineering software market.

         PlanetCAD will need to develop application services that stimulate and satisfy customer demand while safeguarding copyright and other commercial rights of the licensors of the application software made available on its Web site. If PlanetCAD fails to achieve these objectives, its business may not be viable. End-users may fail to adopt 3D modeling application services for a number of reasons, including:

         o        lack of awareness of 3D modeling application services;

         o        limited access to 3D modeling application services;

         o        the look and feel of 3D modeling application services; or

         o actual or perceived limitations in selection and availability of 3D modeling application services.

         PlanetCAD'S BUSINESS MODEL IS SUBJECT TO RISKS ASSOCIATED WITH THE INTERNET

         As PlanetCAD is in the early stage of development, there are significant uncertainties relating to its ability to successfully implement a new business plan. The business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet services. The risks and uncertainties include, among other things, that PlanetCAD may not:

         o be able to develop awareness and brand loyalty for our products and services;

         o be able to anticipate and adapt to the changing market for Internet services and Internet-based commerce;

         o        be able to expand our sales and marketing efforts;

         o be able to continue to upgrade and enhance our technologies to accommodate expanded service offerings;

         o        successfully respond to competitive developments; and

         o        be able to develop and renew strategic relationships.

         One of the principal risks of PlanetCAD's business is that its customers may be unwilling to use the Internet for proprietary or design data that could limit PlanetCAD's retail customer base. Additionally, a number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If Internet outages or delays occur frequently in the future, Internet usage as well as Internet-based commerce and the usage of PlanetCAD's products and services could grow more slowly or decline.

         PlanetCAD may not be successful in accomplishing any or all of these objectives, which could materially harm our business. In this case, the value of your investment may decline.

         PlanetCAD HAS A LIMITED OPERATING HISTORY

         Spatial began its PlanetCAD operations in June 1999 and launched its first application service in October 1999. The PlanetCAD Division was formed in January 2000. Its limited operating history makes it difficult to evaluate PlanetCAD's business and prospects. Prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies attempting to use technology to change long-established businesses and consumer behavior. These risks and uncertainties are discussed throughout this section. If PlanetCAD fails to address these risks and uncertainties, PlanetCAD may be unable to grow its business, increase its revenue or become profitable.

         PlanetCAD HAS A HISTORY OF LOSSES AND IT HAS AN EXPECTATION OF LOSSES FOR THE FORESEEABLE FUTURE

         On a stand-alone basis, the PlanetCAD division has experienced operating losses in each quarterly period since inception. As of June 30, 2000, the PlanetCAD division had an accumulated deficit of $5.5 million. PlanetCAD expects to continue to incur net losses for the foreseeable future because its operating expenses associated with capital expenditures and marketing will increase significantly during the next several years as we attempt to grow its business. With increased expenses, PlanetCAD will need to generate significant additional revenue to achieve profitability. As a result, PlanetCAD may never become profitable. Even if PlanetCAD does achieve profitability in any period, PlanetCAD may not be able to sustain or increase profitability on a quarterly or annual basis.

         PlanetCAD DEPENDS ON SWIFT AND TIMELY INTRODUCTIONS OF NEW PRODUCTS

         PlanetCAD competes in an industry faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. PlanetCAD's success will depend upon our ability to anticipate evolving standards, technological developments and customer requirements and enhance existing products accordingly. Delays in product development may adversely affect our business, financial condition and operating results. Negative reviews of new products or product versions could also materially adversely affect market acceptance.

         PlanetCAD IS VULNERABLE TO SYSTEM FAILURES

         Interruptions in its computer systems or Web site operations could cause PlanetCAD's revenue to decline and impose substantial unforeseen costs on its operations. If customers experience significant interruptions or slow response times in its Web services, the attractiveness of 3D engineering data management and integration services as a viable alternative to traditional licensed or custom developed software will decrease. Unexpected events such as natural disasters, power losses and vandalism could damage PlanetCAD's systems. Also, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of its systems. PlanetCAD's insurance policies may not adequately compensate Spatial for any losses that may result from these types of system problems.

         PlanetCAD MAY EXPERIENCE SYSTEM CAPACITY CONSTRAINTS DUE TO INCREASED USE OF SERVICES

         A substantial increase in the use of PlanetCAD's products and services could strain the capacity of its systems, which could lead to slower response time or system failures. These failures or slowdowns could frustrate customers and harm its business. Although PlanetCAD has designed and tested its system to handle several times the highest daily traffic volume PlanetCAD has experienced to date, PlanetCAD cannot be certain that its systems will be able to meet sporadic or sustained increases in its Web-site traffic. As a result, its ability to scale up to its expected traffic levels while maintaining satisfactory performance may be compromised. As traffic volume increases, PlanetCAD will need to purchase additional servers and networking equipment to maintain adequate data transmission speeds. The availability of these products and related services may be limited or their cost may be significant.

         PlanetCAD MAY NOT BE ABLE TO DISCOVER SOFTWARE DEFECTS

         PlanetCAD's platform depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although PlanetCAD conducts extensive testing, PlanetCAD may not discover software defects that affect its new or current services or enhancements until after they are deployed. If PlanetCAD experiences service interruptions or markets products and services that contain errors or that do not function properly, PlanetCAD may experience negative publicity, loss of or delay in market acceptance, or claims against PlanetCAD by customers, any of which could harm its business.

         PlanetCAD MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL

         In addition to the proceeds of the sale of the component software division and the investment by Dassault, PlanetCAD may need to raise additional capital to fund operating losses, develop and enhance its services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. PlanetCAD may not be able to raise additional financing on favorable terms, if at all. If PlanetCAD raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of its common stock. If PlanetCAD cannot raise adequate funds on acceptable terms, its ability to fund growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited.

         PlanetCAD's PRODUCTS MAY CONTAIN UNDETECTED ERRORS

         PlanetCAD's products or services may contain undetected errors when first introduced or as modifications are released. In the past, PlanetCAD has discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial use. Any errors, whether discovered before or after commercial introduction of the product or service, may result in delay, which could materially adversely affect PlanetCAD's business, operating results and financial condition. Although PlanetCAD and Spatial have not experienced product liability claims by customers in the past as a result of product or service errors, such claims might be brought against PlanetCAD in the future.

         COMPETITION IN OUR INDUSTRY IS INTENSE

         The markets for PlanetCAD's products and services are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Many of PlanetCAD's competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than PlanetCAD. Actions by competitors that could materially adversely affect PlanetCAD's business, financial condition and results of operations include:

         o        a reduction in prices for their products or services;

         o        increased promotion;

         o accelerated introduction of, or the announcement of, new or enhanced products, services or features;

         o acquisitions of software applications or technologies from third parties; or

         o        product or service giveaways or bundling.

         In addition, PlanetCAD's present and future competitors may be able to develop comparable or superior products or respond more quickly to new technologies or evolving standards. Accordingly, PlanetCAD may be unable to consistently compete effectively in its markets, competition might intensify or future competition may develop, all of which could materially adversely affect PlanetCAD's business, financial condition or results of operations.

         WE ARE DEPENDENT UPON KEY PERSONNEL AND THE ABILITY TO HIRE ADDITIONAL PERSONNEL

         PlanetCAD's executive officers and key employees are vital assets. PlanetCAD depends on the ability to attract, retain and motivate high quality personnel, especially management, skilled development personnel and sales personnel. Competition for skilled development personnel with specialized experience and training relevant to 3D modeling and Web-based software is intense. There are a limited number of experienced people in the United States with the skills and training PlanetCAD requires.

         The loss of any of PlanetCAD's key employees could materially adversely affect its business, financial condition or operating results. A failure to recruit executive officers or key sales, management or development personnel would similarly harm PlanetCAD's growth and competitiveness.

         WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH

         The anticipated growth in PlanetCAD's business may place substantial demands on its managerial, operational and financial resources. PlanetCAD's future success will depend upon its ability to:

         o        continue to enhance the PlanetCAD suite of products,

         o        respond to competitive developments,

         o        expand PlanetCAD's sales and marketing efforts, and

         o attract, train, motivate and retain qualified management and engineering personnel.

         Although PlanetCAD believes its systems and controls are adequate for its current level of operations, PlanetCAD may need to add additional personnel and expand and upgrade its systems and controls to manage possible future growth. The failure to do so could have a material adverse effect upon PlanetCAD's business, financial condition and results of operations.

         In the future, PlanetCAD may acquire additional complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. PlanetCAD may not be able to achieve or effectively manage growth, and failure to do so could materially adversely affect its operating results.

         WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS INFRINGEMENT

         PlanetCAD's proprietary technologies are crucial to its success and ability to compete. PlanetCAD relies on trade secret and copyright laws to protect its proprietary technologies but its efforts may be inadequate to protect these proprietary rights or to prevent others from claiming violations of their proprietary rights. We have no patents with respect to the technology used by PlanetCAD. Further, effective trade secret and copyright protection may not be available in all foreign countries.

         PlanetCAD generally enters into confidentiality or license agreements with employees and consultants. Additionally, PlanetCAD generally controls access to and distribution of its software, documentation and other proprietary information. Despite PlanetCAD's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult.

         The unauthorized misappropriation of PlanetCAD technology could have a material adverse effect on our business, financial condition and results of operations. If PlanetCAD resorts to legal proceedings to enforce its proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

         PlanetCAD may also be subject to claims alleging infringement by PlanetCAD of third party proprietary rights. Litigating such claims, whether meritorious or not, could be costly. These claims might require PlanetCAD to enter into royalty or license agreements, the terms of which may be unfavorable to PlanetCAD. If PlanetCAD were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on its business, financial condition or results of operations.

         PlanetCAD MAY BE UNABLE TO PROTECT AGAINST ONLINE SECURITY BREACHES

         A significant barrier to Internet-based commerce and communications is the ability to perform secure transmission of confidential, proprietary and copyrighted information over public networks. PlanetCAD's security software and other security measures may not prevent security breaches and unauthorized access to engineering data management and integration services or copying of third-party software. Substantial or ongoing security breaches of PlanetCAD's system or other Internet-based systems could reduce customer confidence in PlanetCAD's Web site. This could lead to reduced usage and lower revenue. A third party who is able to circumvent PlanetCAD's security systems could steal proprietary information, make and distribute unauthorized copies of proprietary software or cause interruptions in PlanetCAD's operations. In response to a breach, PlanetCAD would likely incur substantial remediation and prevention costs. If PlanetCAD suffers significant or repeated breaches of security, its reputation would be harmed, and PlanetCAD could be exposed to systems failures, data loss or litigation, any of which could have a material adverse effect on PlanetCAD's results of operations. Moreover, PlanetCAD's insurance policies may be inadequate to reimburse it for losses caused by security breaches.

         SPATIAL'S  STOCK PRICE IS HIGHLY VOLATILE

         The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

         o        fluctuations in our operating results;

         o announcements of technological innovations or new software standards by us or competitors;

         o        published reports of securities analysts;

         o        developments in patent or other proprietary rights;

         o        changes in our relationships with development partners; and

         o general market conditions, especially regarding the general performance of comparable technology stocks.

         Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

         PlanetCAD FACES DIFFICULTIES DOING BUSINESS IN INTERNATIONAL MARKETS

         PlanetCAD's ability to sell engineering data management and integration and other Internet-based engineering services in international markets will depend in part on several legal issues relating to the Internet and risks inherent in doing business on an international level. Factors that may affect PlanetCAD's international expansion efforts include:

         o its inability to obtain or resolve uncertainties concerning territorial rights to software;

         o copyright laws that are not uniform, or uniformly enforced, in all countries;

         o        export restrictions;

         o        export controls relating to encryption technology;

         o        longer payment cycles;

         o        problems in collecting accounts receivable;

         o        political and economic instability; and

         o        potentially adverse tax consequences.

         PlanetCAD has no control over many of these factors and the occurrence of any of them could harm its international business efforts.

         UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS REGARDING THE
         INTERNET

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws to the Internet, could decrease the demand for PlanetCAD's products and services, increase its cost of doing business or otherwise have a material adverse effect on its business, financial condition and results of operations. New laws or new applications of old laws could subject Spatial to content-based claims brought by Internet users.

         INTERNET RELATED TAXES

         The tax treatment of the Internet and Internet-based commerce is currently unsettled, and any legislation that substantially impairs the growth of Internet-based commerce could seriously harm its revenue and prospects. PlanetCAD does not collect sales tax or other similar taxes in connection with its sales. One or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies that engage in or facilitate on-line commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on Internet-based commerce. The Internet Tax Freedom Act of 1998 placed a three-year





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

moratorium on selected types of federal, state and local taxation on Internet commerce. This tax moratorium does not, however, prohibit states or the Internal Revenue Service from collecting taxes on income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states, the federal government or any foreign country that PlanetCAD should pay taxes on the sales of engineering data management and integration services over the Internet could harm PlanetCAD's business. PlanetCAD cannot assure you that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed or renewed, any of which could substantially impair the growth of Internet-based commerce.

ACCOUNTING TREATMENT

         The sale of the component software division will be accounted for as a sale and Spatial will recognize gain or loss on the sale to the extent the portion of the purchase price exceeds or is less than Spatial's basis in the assets comprising the component software division.

FEDERAL INCOME TAX TREATMENT

         As a result of the sale of the component software division, Spatial will recognize taxable income. The aggregate amount of taxable income that Spatial will recognize will equal the difference between the amount received from Dassault and Spatial's tax basis in the assets sold. Because Spatial has nominal basis in the assets sold, the amount of taxable income recognized from the sale will approximate the consideration received. As of December 31, 1999, Spatial had a $16,176,000 operating loss carryforward that is available to reduce the taxable income from the sale.

         The proposed sale will not have any direct federal income tax consequences to Spatial's stockholders because the stockholders will not receive any consideration in connection with the sale of the component software division to Dassault.

REGULATORY APPROVALS

         To Spatial's knowledge, completion of the sale of the component software division is not subject to any regulatory approvals or filings other than the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of this proxy statement with the Securities and Exchange Commission. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on August 15, 2000.

OPINION OF ROTH CAPITAL PARTNERS, INC.

         Spatial engaged Roth Capital Partners, Inc. ("RCP") to render an opinion as to the fairness, from a financial point of view, to Spatial Technology stockholders of the sale of assets of its component software division to Dassault. RCP, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, negotiated underwritings, private placements and valuations for corporate and other purposes. RCP rendered the opinion on August 28, 2000 to Spatial's board that based on the qualifications and limitations set forth in the opinion, the sale of the assets comprising the component software division is fair to Spatial's stockholders from a financial point of view. No limitations were placed on RCP by Spatial's board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

         The full text of the opinion of RCP is attached as Appendix B to this proxy statement and is incorporated in this proxy statement by reference. Spatial urges you to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by RCP. The discussion of the opinion of RCP set forth in this proxy statement is qualified in its entirety by references to the full text of RCP's opinion. RCP's opinion was prepared for Spatial's board of directors and is directed only to the fairness, from a financial point of view, to Spatial's stockholders of the sale of assets under the purchase agreement and does not constitute a recommendation to any Spatial stockholder as to how to vote at the stockholders' meeting.

         In its review of the sale of assets, and in arriving at its opinion, RCP, among other things, reviewed and analyzed: (1) Spatial's strategic financing options in the context of the current state of the market for public and private equity; (2) the historical and projected pro forma financial statements of the component software division; (3) the recent public filings of Spatial; (4) the purchase agreement executed between Spatial and Dassault; and
(5) the business contracts between Spatial and Dassault to be executed in conjunction with the closing under the purchase agreement. In addition, it also performed the following due diligence: (1) interviewed Spatial's senior management with respect to the component software division and its prospects;
(2) reviewed certain publicly available information of companies which RCP believes to be comparable to the component software division; (3) reviewed the trading history of Spatial's common stock for the most recent several years and in comparison to the trading history of other companies that RCP deemed relevant; (4) compared the historical, present and projected financial performance and valuation of Spatial in comparison with other companies that RCP deemed relevant; (5) evaluated the discounted cash flow of Spatial based on projected financial data furnished to RCP by Spatial; and (6) compared the valuation of the components business division with the implied valuation of certain other transactions that RCP deemed relevant.

         RCP did not assume responsibility for independent verification of any of the information concerning the component software division considered in connection with its review of the sale of the assets and, for purposes of its opinion, RCP assumed and relied upon the accuracy and completeness of all such information. RCP assumed that there had been no material change in the component software division assets, financial condition, results of operations, business or prospects since the date of its last financial statements. RCP relied on advice of counsel and independent accountants of Spatial as to all legal and financial reporting matters with respect to the component business division, the sale of assets and the purchase agreement. In connection with its opinion, RCP did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the component software division, nor did it conduct a physical inspection of its properties or facilities. With respect to the financial forecasts and projections used in its analysis, RCP assumed that they reflected the best currently available estimates and judgments of the expected future financial performance. For the purposes of its opinion, RCP also assumed that the component software division was not a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the sale of assets and those in the ordinary course of conducting its business. RCP's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of RCP analyses set forth below does not purport to be a complete description of the presentation by RCP to the Spatial board. In arriving at its opinion, RCP did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, RCP believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all factors and analyses could create an incomplete view of the processes underlying the analyses set forth in RCP's presentation to the Spatial board and RCP's opinion. In performing the analyses, RCP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spatial Technology and Dassault. The analyses performed by RCP and summarized below are not necessarily indicative of actual values or actual future results that may be significantly more or less favorable than suggested by those analyses. Additionally, analyses relating to the values of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

         RCP addressed whether the value offered in the sale of assets is fair from a financial point of view to Spatial shareholders. Its analysis used a range of potential values upon closing, given current market conditions and expectations. The following is a brief summary of selected financial analyses performed by RCP in connection with providing its opinion to Spatial's board on August 28, 2000.

         DISCOUNTED CASH FLOW ANALYSIS. RCP performed a discounted cash flow analysis for the component software division using projected financial performance for fiscal 2000 through fiscal 2010 derived from projections prepared by Spatial's management. The analysis aggregated:

         o The present value of the projected free cash flow through 2010; and

         o The present value of a terminal value at the end of fiscal year 2010.

         A terminal value is the hypothetical value of selling the enterprise in its entirety at some future date. The terminal value for the component software division was determined by applying a multiple derived from the component software division's weighted averaged cost of capital and growth into perpetuity of four percent times the component software division estimated after tax operating cash flow ("ATOCF") in fiscal 2010. The component software division ATOCF stream and terminal value were discounted to present values using a range of discount rates from 20% to 25%. The discount rate is related to the estimated weighted average cost of capital to Spatial which is influenced by several factors including the historical performance of equity markets, the relative performance of the component software division's sector and the size of Spatial. The discounted cash flow value was calculated for the enterprise value and then further adjusted for component software division's cash and debt to reflect the equity value. The discounted cash flow equity value for the component software division ranged from $16.7 million to $22 million. The value range of the component software division estimated by this method was within or below the purchase price anticipated at closing and supported the financial fairness of the sale of assets.

         ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES. RCP compared selected historical financial information of the component software division to publicly-traded companies RCP deemed to be comparable to the component software division. RCP examined five companies:

         o        3Dfx Interactive,

         o        Corel Corp.,

         o        3 D Systems Corp.,

         o        Autodesk Inc., and

         o        Micrografx, Inc.

         Each of these are publicly-traded companies in the software business with a focus on 3D modeling. RCP compared the value of the proposed purchase price of the component software division, using several standard comparative measures, and found that the component software division measures are similar to those of the median of the five companies. The ratios highlighted include (i) a projected net income multiple using the companies' equity value which is the value of the total shares outstanding times the recent share price, (ii) a revenue multiple using the companies' enterprise value which is the equity value plus the companies' debt outstanding less cash on the balance sheet, and (iii) projected revenue, operating income and EBITDA multiples using the companies' enterprise value. The multiples measured each company's equity value or enterprise value in relation to each company's revenues, operating income and net income for the twelve months period ended just prior to the date of the analysis. In the enterprise value comparisons, RCP noted the median multiple of latest twelve-month revenue for the publicly-traded companies was 1.2, compared to the component software division multiple of 1.7 for the proposed consideration of $25.0 million. For projected revenue, RCP noted the median multiple of projected 2000 was 0.9, compared to the component software division multiple of 1.5. For projected operating income, RCP noted the median multiple of projected 2000 was 16.0, compared to the component software division multiple of 16.8. For projected EBITDA, RCP noted the median multiple of projected 2000 was 7.4, compared to the component software division multiple of 12.2 for the proposed consideration of $25.0 million. In the equity value comparison, RCP noted the median multiple of projected 2000 net income was 14.6, compared to the component software division multiple of 20.2 for the proposed consideration of $25.0 million. Differences in multiples between component software division and the comparable companies may be attributed to the larger size of the comparables and better predictability of the comparables' future earnings. As a whole, RCP concluded this analysis suggests that the proposed consideration of $25.0 million is similar to the median multiples of the comparable companies and are, therefore, fair, from a financial point of view, to Spatial's shareholders.

         PRECEDENT TRANSACTION ANALYSIS. RCP compared the sale of assets with selected merger and acquisition transactions in the software industry from 1995 to the date of the opinion with a transaction value of less than $30 million and focused on 15 transactions. Only transactions representing the sale of greater than fifty percent of the entity were included in the analysis. These transactions involved the acquisition of:

         o        Easel Corp

         o        Intermetics Inc.

         o        Altai Inc.

         o        Technalysis Corp.

         o        New Image Industries Inc.

         o        CUSA Technologies Inc.

         o        Radius PLC

         o        Red Brick Systems Inc.

         o        COHR Inc.

         o        Division Group PLC

         o        Precision Systems Inc.

         o        Expert Software

         o        CommTouch Software Ltd.

         o        Analogy Inc.

         o        Telesoft Corp.

         Comparing the value of the component software division proposed purchase price with the acquisition values realized in the transactions listed, using several standard comparative measures, RCP found that the component software division revenue multiple is above the median multiples of the 15 transactions. RCP determined that the revenue and total assets multiples were the only meaningful measures for the analysis, which use revenue and total assets as ratios to each company's enterprise value which is the equity value plus the company's debt outstanding less cash on the balance sheet. The multiples measured the equity value or enterprise value in relation to each company's revenues and total assets for the twelve-month period ended just prior to the date of the transaction. In the enterprise value comparisons, RCP noted the median multiple of latest twelve months revenue for the publicly-traded companies was 0.85 compared to the component software division multiple of 1.49 at the proposed consideration of $25.0 million. For total assets, RCP noted the median multiple for the comparable transactions of 1.28, compared to software division's multiple of 1.95. RCP concluded that this analysis suggests that the proposed consideration of $25.0 million is above the median multiple of the comparable companies and is, therefore, relatively favorable to Spatial's.

         Spatial has agreed to pay RCP a fairness opinion fee of $200,000 in connection with the delivery of its fairness opinion and a $75,000 transaction fee upon closing of the sale of the component software division, of which $10,000 has been paid. Spatial also has agreed to reimburse RCP for its reasonable out-of-pocket expenses and to indemnify RCP, including against liabilities under the federal securities laws or relating to or arising out of RCP's engagement.

                             THE PURCHASE AGREEMENT

TERMS OF PURCHASE AND SALE

         The following is a brief summary of the material provisions of the purchase agreement, dated as of July 4, 2000, as amended on September 2, 2000, relating to the sale of the component software division to Dassault. This summary description of the purchase agreement describes the salient terms of the agreement, but does not describe every term or detailed condition of the purchase agreement. You are encouraged to review the purchase agreement in its entirety, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

         ASSETS SOLD TO AND LIABILITIES ASSUMED BY DASSAULT

         Pursuant to the terms of the purchase agreement, Spatial has agreed to sell to Dassault all of the assets and rights of Spatial relating to its component software division, including, without limitation:

         o        the component software division as a going concern;

         o all permits, licenses and authorizations used in connection with the component software division;

         o all tangible personal property and vehicles of Spatial relating to the component software division;

         o        the goodwill of Spatial, including the right to the name
                  "Spatial";

         o all inventories and certain receivables related to the component software division;

         o the sales and promotional literature and customer lists of Spatial;

         o the component software and other intellectual property used or related to the component software division; and

         o the rights of Spatial, to the extent assignable, under contracts and licenses related to the component software division.

         In addition to the acquisition of the assets as described above, Dassault has also agreed to assume or perform, subsequent to the closing date of the proposed sale, Spatial's obligations pursuant to certain contracts enumerated in the purchase agreement that will be assigned by Spatial to Dassault, as well as certain liabilities arising out of the transferred assets after the closing. These assets and liabilities will be contributed to Spatial Components LLC prior to the closing in return for all of the membership interests of the LLC. At the closing of the transactions contemplated by the purchase agreement, Spatial will sell the membership interests in Spatial Components LLC to Dassault.

         All of the assets and liabilities of Spatial relating to Spatial's Internet application service provider business known as PlanetCAD, and all of the liabilities of the component software division not assumed by Dassault, will be retained by Spatial.

         CONSIDERATION

         In consideration the sale of the component software division to Dassault, Spatial will receive an amount in cash equal to $25.0 million, plus
(a) the aggregate amount of the costs and expenses that have been paid by Spatial prior to the closing for products and services to be delivered or rendered to the component software division by third parties on or after the closing, plus (b) the aggregate amount of all accounts receivable, notes and other amounts receivable from third parties arising from the conduct of the component software division before the closing date and related to the amounts referred to in clause (c), minus (c) the aggregate amount of cash and receivables received by Spatial on or before the closing date for work or obligations relating to maintenance, support and consulting services to be performed on or after the closing in connection with the component software division.

         Dassault has also agreed in an amendment to the purchase agreement, a copy of which is attached hereto as Appendix A, to loan $2.0 million of the purchase price to Spatial in advance of the closing of the transaction, which amount, including accrued and unpaid interest, will be repaid by Spatial as an offset against the purchase price at the closing or, in the event that the purchase agreement is terminated before the closing, upon such termination. If the loan becomes payable due to termination of the purchase agreement, it will be repaid, at Dassault's option, either in cash or in shares of common stock of Spatial, on the basis of $3.60 per share. In addition, $1.0 million of the purchase price for the component software division will be deposited into escrow at the closing of the transaction to secure a portion of Spatial's potential indemnification obligations under the purchase agreement.

         At or prior to the closing of the sale of the component software division, Dassault has agreed to make a $2.0 million investment in Spatial in exchange for 555,556 shares, or $3.60 per share, of newly issued shares of Spatial common stock. As part of the transactions contemplated by the purchase agreement, Dassault Systemes or an affiliate of Dassault Systemes will enter into, at or prior to the closing, several agreements with Spatial relating to the software and other intellectual property used by the component software division and PlanetCAD and to the Internet-based services to be provided by PlanetCAD to Dassault Systemes and its customers.

         CLOSING

         The closing of the proposed sale of the component software division will take place at 10:00 A.M. Colorado time on the second business day following the satisfaction or waiver of all of the conditions to the obligations of the parties described below or at another time or date mutually agreed upon by the parties; provided, however, that both Spatial and Dassault have the right to terminate the purchase agreement in the event that the closing has not occurred on or before November 20, 2000.

         CONDITIONS TO CLOSING

         The obligations of each party to consummate the purchase and sale are subject to the satisfaction or, if permissible, waiver, of certain conditions, including (a) the approval of the purchase agreement by the stockholders of Spatial in accordance with General Corporation Law of the State of Delaware and Spatial's charter documents, (b) the waiting period (and any extension thereof) applicable to the consummation of the purchase and sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated, (c) all consents required pursuant to any antitrust or competition law will have been obtained, and (d) no action will have been commenced by or before any governmental authority seeking to restrain or materially and adversely alter the transactions contemplated by the purchase agreement.

         The obligations of Dassault are subject to the satisfaction or, if permissible, waiver, of certain conditions, including (a) Spatial will have performed in all material respects each of its covenants and agreements contained in the purchase agreement, and the representations and warranties of Spatial will still be true in all material respects on the closing date, (b) there will have been no material adverse change with respect to Spatial since the date of the purchase agreement, (c) the transfer of the assets of the component software division to Spatial Components will have been consummated,
(d) Dassault will have received a copy of the resolutions of Spatial's board of directors approving the transaction, (e) Dassault will have received confirmation that no foreign, federal, state or local withholding tax is required to be withheld in connection with the transaction, (f) Spatial and Dassault will have received all authorizations and approvals that Dassault deems reasonably necessary or desirable to effectuate the acquisition, including obtaining third party consents of parties to material agreements, (g) certain key employees of Spatial will have accepted employment with Dassault, (h) no more than ten employees of Spatial's component software division will have declined employment with Dassault (subject to Spatial's right to hire replacement employees), (i) the parties to the ancillary and intellectual property agreements contemplated by the purchase agreement will have signed such agreements, and (j) the expiration date of the Software Consulting Agreement dated December 31, 1997, between Three-Space Ltd. and Spatial will have been extended until at least July 31, 2001.

         The obligations of Spatial are subject to the satisfaction or waiver, of certain conditions, including (a) Dassault will have performed in all material respects each of its covenants and agreements contained in the purchase agreement and the representations and warranties of Dassault will still be true in all material respects on the closing date, (b) the parties to the ancillary and intellectual property agreements contemplated by the purchase agreement will have signed such agreements, and (c) Spatial will have used commercially reasonable efforts to enter into a modified license agreement and to permit Dassault to enter into a substantially similar license software agreement with Geometric Software Services Co., Ltd., regarding the licensing of certain software from Geometric Software.

         REPRESENTATIONS AND WARRANTIES

         The purchase agreement contains various representations and warranties by Spatial and Spatial Components that are customary for sellers in similar transactions relating to, among other things: (a) organization, standing and qualification; (b) authority to perform obligations under the purchase agreement; (c) consents and approvals and compliance with charter documents and laws; (d) SEC filings and accuracy of financial statements; (e) receivables and prepaid royalties; (f) absence of certain changes or events; (g) permits and compliance with applicable laws; (h) tax matters; (i) litigation; (j) material agreements; (k) employee benefits matters; (l) no undisclosed material liabilities; (m) labor matters and employees; (n) intellectual property and software; (o) inventories; (p) sales and purchase order backlog; (q) brokers;
(r) environmental matters; (s) customers and suppliers; (t) insurance; (u) tangible personal property and real property; (v) assets; and (w) subsidiaries and ownership of membership interests in Spatial Components LLC.

         The purchase agreement contains representations and warranties by Dassault that are customary for purchasers in similar transactions relating to, among other things: (a) organization and standing; (b) authority of Dassault to perform its obligations under the purchase agreement; (c) consents and approvals and compliance with charter documents and laws; (d) retention of membership interests after the transaction, and (e) brokers.



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

         PROHIBITION ON COMPETITION AND SOLICITATION OF EMPLOYEES

         Under the terms of the purchase agreement, each of Spatial and Dassault have agreed to refrain from soliciting certain employees of the other. For two years following the closing, Spatial will not hire any employee of the component software division purchased from Spatial or other any affiliate of Dassault or induce any such employee to violate the terms of any contract with Dassault or any affiliate of Dassault. For two years following the closing, Dassault will not hire any employee of Spatial or any affiliate of Spatial or induce any such employee to violate the terms of any contract with Spatial or any affiliate of Spatial.

         In addition, Spatial has agreed to restrict its ability to enter certain businesses including: (a) for five years from the closing of the transactions contemplated by the purchase agreement, Spatial will not develop computer-assisted design, computer-assisted modeling or product data management component software, which we refer to as "CAD/CAM/PDM component software," for resale as component software anywhere in the world, or, without the consent of Dassault, own an interest in or manage or assist any company that develops CAD/CAM/PDM component software for resale; (b) for one year from the closing, Spatial will not distribute such software anywhere in the world or, without the consent of Dassault, manage or assist any party that does; and (c) for three years from the closing, Spatial will not distribute competing CAD/CAM/PDM solid model kernals or, without the consent of Dassault, manage or assist any party that does.

         COVENANTS

         Spatial has agreed that, until the closing of the transactions contemplated by the purchase agreement, it will conduct the component software division in the ordinary course and continue its business policies in accordance with past practices. As part of such undertakings, Spatial has agreed to use commercially reasonable efforts to preserve its business organization intact, keep available to Dassault the services of employees who devote substantial time to the component software division, and preserve for the benefit of Dassault its relationships with customers, suppliers and others having business relations with the component software division. Spatial will also continue without material modification all existing insurance policies and will not make, revoke or change any tax election that would affect Spatial Components LLC.

         Both Dassault and Spatial have agreed to use reasonable best efforts to take all appropriate actions necessary to consummate the transactions contemplated by the purchase agreement, including using reasonable best efforts to obtain all necessary permits and consents from governmental authorities including, without limitation, filing notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any similar filings required by the laws of France or other non-United States government authority. However, Dassault is not required to take any action that requires divestiture of any assets of Dassault or Spatial's component software division. Dassault and Spatial have each agreed to cooperate and use reasonable best efforts to contest and resist any action that restricts or prevents the consummation of the transaction. Spatial has agreed to use reasonable best efforts, and Dassault has agreed to assist Spatial, to obtain certain consents from third parties in connection with the transactions contemplated by the purchase agreement. If any consents, approvals or authorizations necessary to preserve the component software division of Dassault, or any right under any lease, license, contract or other agreement or arrangement to which Spatial is a party, are not obtained prior to the closing of the transaction, Spatial has agreed to cooperate with Dassault after the closing to obtain the requisite consents, approvals or authorizations, or, if the consents, approvals or authorizations cannot be obtained, use reasonable best efforts to provide Dassault with the benefits of the affected lease, license, contract or other agreement or arrangement.

         Prior to the closing, both Dassault and Spatial have agreed to inform the other party of any fact or event which could result in a material breach of any representation, warranty or covenant of the disclosing party or make any representation or warranty untrue or incorrect in any material respect. Spatial has also agreed to inform Dassault of any material development affecting the assets, liabilities, business, financial condition, customer or supplier relations or prospects of the component software division. Spatial has agreed that following the closing it will cease to use the name "Spatial" and any logo, mark or name associated with the component software division and will, within 45 days of the closing, remove such logos, marks and names from all items and materials retained by Spatial. Spatial will change its name after the closing to another corporate name that does not include the name "Spatial." Subject to the approval of Spatial's stockholders, Spatial will change its corporate name to PlanetCAD, Inc.

         Dassault has agreed to waive compliance by Spatial with any applicable bulk sale and bulk transfer laws, and Spatial has agreed to indemnify Dassault for any liabilities that may be asserted by third parties (including, without limitation, any taxes) in connection with Spatial's failure to comply with any such law. Spatial has agreed to make the necessary filings with all applicable tax authorities to protect Dassault from liability as a transferee of the assets of the component software division and to file necessary returns and pay taxes due for all periods prior to the closing date. Dassault and Spatial have agreed to each be liable for one half of the conveyance taxes arising out of the transactions contemplated by the purchase agreement. Spatial will prepare, with the review and consent of Dassault, all documents required to be filed in connection with such taxes so as to permit any tax to be paid as soon as practicable after the closing. After the closing, Dassault and Spatial have agreed to provide each other with any information the other may request in connection with the filing of any tax return or participation in any tax audit or the making of any representation to any party desiring to purchase any part of the component software division from Dassault.

         Each of Dassault and Spatial has agreed that it will not issue any press release or make any public statement with respect to the purchase agreement or the transactions contemplated by the purchase agreement without the prior consent of the other party, except as may be required by law or any listing agreement with a securities exchange to which Dassault or Spatial is a party. After the closing, Spatial has agreed not to disclose any trade secrets or confidential information relating to the component software division unless legally compelled to do so, and Dassault has agreed not to disclose any trade secrets or confidential information relating to the PlanetCAD Internet service business or any other assets retained by Spatial after the closing unless legally compelled to do so.

         Spatial has agreed to pay, within 30 days following the closing date, $400,000 for Dassault's performance of services in connection with obligations assumed as part of prepaid royalties liabilities transferred to Dassault.

         For three years after the closing, subject to applicable law, Spatial has agreed to notify Dassault in writing of any proposal to purchase the assets retained by Spatial in the event Spatial's board of directors decides to sell Spatial. In connection with such a notification, Spatial has also agreed to provide to Dassault, on a confidential basis, due diligence materials substantially equivalent to those provided to the potential purchaser.

         COMPONENT SOFTWARE DIVISION EMPLOYEE MATTERS

         Dassault has agreed to offer employment, as of the closing of the transactions contemplated by the purchase agreement, to employees of Spatial who are employed by Spatial's component software division at rates of compensation no less than those they received from Spatial as of the closing date. To the extent that service is relevant for eligibility and vesting under any Dassault employee benefit plan, Dassault has agreed to credit each transferred employee with the respective employee's length of service with Spatial. Dassault will also waive any pre-existing conditions or limitations with respect to medical and dental plans. Spatial has agreed to fully vest employees hired by Dassault in any Spatial employee pension benefit plans and pay such employees for any unused vacation days accrued as of the closing. Spatial will have the right to offer certain key employees retention bonuses for payment after the closing, and Dassault has agreed to pay such bonuses. Spatial has also agreed to provide for early vesting of options held by component software division employees who will be hired by Dassault if they continue to work for Dassault for one year after the closing.

         NO SOLICITATION OF TRANSACTIONS

         Spatial has agreed that, until the earlier of the closing of the sale of the component software division or the termination of the purchase agreement, it will not, directly or indirectly, solicit, initiate or encourage the submission of any acquisition proposal or, except as required by the fiduciary duties of the board to Spatial's stockholders, participate in or facilitate any discussions or negotiations regarding any acquisition proposal that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal. Through July 24, 2000, Spatial was permitted to engage in discussions or negotiations regarding the possible submission of an alternative acquisition proposal from the companies contacted by Spatial prior to entering into the purchase agreement with Dassault.

         In the event that Spatial receives an alternative acquisition proposal that is determined by the board to be more favorable, from a financial point of view, to Spatial's stockholders than the transaction with Dassault, the





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

board may terminate the purchase agreement in order to proceed with the alternative superior proposal, provided that Spatial will give Dassault five days prior notice setting forth the person making such offer and the final terms of the offer, and after giving effect to any concessions that may be offered by Dassault. In certain circumstances, if Spatial terminates the purchase agreement in favor of an alternative acquisition, it will be obligated to pay a "break-up fee" to Dassault.

         INDEMNIFICATION

         The representations and warranties of the parties contained in the purchase agreement or any document executed and delivered in connection with the purchase agreement will survive for two years from the closing of the transactions contemplated by the purchase agreement. In addition, representations and warranties with respect to tax matters will survive for the applicable statute of limitations, representations and warranties concerning intellectual property will survive for five years from the closing, and proper organization, authority, lack of conflicts and broker's fees representations will survive indefinitely.

         The purchase agreement obligates Spatial to indemnify Dassault for liabilities, losses, damages, judgments and expenses resulting from:

         o        Spatial's breach of any surviving representation or warranty;

         o Spatial's failure to fulfill any obligation under the purchase agreement or certain agreements executed or delivered in connection with the purchase agreement;

         o any liability of Spatial that is not expressly assumed by Dassault; or

         o any claim made with respect to events occurring on or prior to the closing by any employee hired by Dassault in connection with the purchase of the component software division.

         Spatial's obligation to indemnify Dassault is limited to $5.0 million, except that liability associated with any breach of Spatial's representations and warranties regarding intellectual property is limited to (i) on or prior to the second anniversary of the closing, the purchase price paid by Dassault to Spatial, and (ii) after the second anniversary of the closing but on or prior to the fifth anniversary of the closing, $10 million. In addition, Dassault may not recover any expense via indemnification unless Dassault's aggregate amount of indemnifiable expenses exceeds $100,000, at which point Spatial will be liable for the entire amount of Dassault's indemnifiable expenses. There is no limitation on Spatial's liability in the case of fraud or any willful or intentional misrepresentation. $1.0 million of the purchase price will be set aside pursuant to an escrow agreement to secure the indemnification obligations of Spatial. See "Escrow Agreement" below.

         The purchase agreement obligates Dassault to indemnify Spatial for expenses resulting from:

         o        Dassault's breach of any surviving representation or warranty;
                  or

         o Dassault's failure to fulfill any obligation under the purchase agreement or certain agreements executed or delivered in connection with the purchase agreement.

         Dassault's liability to indemnify Spatial is limited to $500,000. There is no limitation on Dassault's liability in the case of fraud or any willful or intentional misrepresentation.

         Except for the right to petition a court for specific performance of an obligation, indemnification is the exclusive remedy of Spatial and Dassault with respect to the purchase agreement. Neither party has the right to seek any special, incidental, punitive or consequential damages under the agreement or other remedy at law or equity (other than specific performance). The purchase agreement imposes specific conditions and procedures on a party seeking indemnification, including, without limitation, notice requirements, defense of claim procedures and settlement conditions.

         ESCROW AGREEMENT

         Spatial and Dassault have agreed in the purchase agreement to escrow $1.0 million of the cash consideration to be received by Spatial from the sale of the component software division to partially secure Spatial's potential indemnification obligations. The escrow, or remaining portion of the escrow, will be released to Spatial on the first anniversary of the closing of the sale. State Street Bank and Trust Company, a trust company organized under the laws of the Commonwealth of Massachusetts, has agreed to act as the escrow agent for the escrowed funds.

         TERMINATION

         The purchase agreement may be terminated by either Spatial or Dassault if:

         o        Spatial and Dassault mutually consent to such termination;

         o the purchase of the component software division is not consummated by November 20, 2000;

         o any final governmental order prevents the consummation of any of the transactions contemplated by the purchase agreement; or

         o the sale of the component software division and the other transactions contemplated by the purchase agreement are not approved by the stockholders of Spatial by the requisite vote.

         The purchase agreement may be terminated by Dassault if:

         o Spatial breaches any representation, warranty, covenant or agreement, or if any representation or warranty of Spatial becomes untrue, and in either case such breach or failure prevents the fulfillment of a condition of Dassault's obligations to consummate the purchase of Spatial's component software division, unless such breach or failure is curable through the exercise of reasonable best efforts and as long as Spatial continues to exercise such efforts, Dassault may not terminate the agreement; or

         o the board of directors of Spatial modifies or changes its recommendation of the purchase agreement or recommends to the stockholders of Spatial another acquisition proposal.

         The purchase agreement may be terminated by Spatial if:

         o Dassault breaches any representation, warranty, covenant or agreement, or if any representation or warranty of Dassault becomes untrue, and in either case such breach or failure prevents the fulfillment of a condition of Spatial's obligations to consummate the sale of Spatial's component software division, unless such breach or failure is curable through the exercise of reasonable best efforts and as long as Dassault continues to exercise such efforts, Spatial may not terminate the agreement; or

         o Spatial accepts any acquisition proposal that leads to a transaction which the board of directors of Spatial reasonably determines, in the exercise of its fiduciary duty, after having received the written advice of its outside legal counsel, is more favorable based on the advice of Roth Capital, from a financial point of view, to Spatial's stockholders than the purchase agreement (provided that, prior to such termination, Spatial is required to (i) deliver prior written notice to Dassault setting forth the terms of the superior alternative proposal and (ii) grant Dassault five days from its receipt of the notice to make concessions to Spatial in respect to the terms of the purchase agreement).

         Except for the break-up fee described below, if the purchase agreement is terminated for any reason described above, the purchase agreement will become void and of no further force and effect, except with respect to the obligation of each party to pay its appropriate fees, and except that each of the parties will retain all rights that it may have for willful or intentional breach of the purchase agreement.

         BREAK-UP FEE

         In the event that the purchase agreement is terminated, Spatial will, in certain circumstances, be obligated to pay to Dassault a fee of $400,000 plus all of Dassault's actual out-of-pocket expenses and fees of counsel incurred in connection with the transaction. Spatial's obligation to pay Dassault, however, would only arise if the purchase agreement is terminated because:

         (a) Spatial's board reasonably determines that another acquisition proposal is superior, from a financial point of view, to Spatial's stockholders than the purchase agreement;

         (b) the purchase agreement is not approved by the stockholders of Spatial and is terminated by either Dassault or Spatial after Spatial announces that it has received another acquisition proposal and Spatial enters into an agreement with respect to an alternate proposal within nine months from the date the purchase agreement is terminated or an alternate proposal is consummated within one year from the date the purchase agreement is terminated; or

         (c) Spatial enters into an agreement with respect to an alternate proposal within nine months or the alternate proposal is consummated within one year after the termination of the purchase agreement by:

                  (i) either party if the purchase is not consummated by November 20, 2000 if such delay is solely attributable to Spatial's failure to fulfill its obligations under the purchase agreement;

                  (ii) either party as a result of any final governmental order preventing the transaction unless the order is a result of the actions of Dassault;

                  (iii) Dassault because the board of Spatial withdraws, modifies or changes its recommendation of the purchase agreement or recommends to the stockholders of Spatial another acquisition proposal; or

                  (iv) Dassault because of any material breach or failure by Spatial to fulfill any obligation under the purchase agreement.

CERTAIN ASSOCIATED INTELLECTUAL PROPERTY AGREEMENTS

         The application services offered through PlanetCAD use component software in providing services. Consequently, Spatial believes that it is important to maintain a strong relationship with the component software division after its sale to Dassault. In order to define that relationship, Spatial and Dassault have agreed to enter into, at the closing, the additional intellectual property agreements described below. These additional intellectual property agreements include various license, services and co-branding agreements with Dassault Systemes, the parent company of Dassault, and/or its affiliates for software, related technology and certain other intellectual property. In connection with the sale of Spatial's component software division, Spatial and Dassault Systemes, the parent of Dassault, intend to enter into directly or through one of its subsidiaries eight intellectual property and/or software license agreements: a Cross-License Agreement, Co-Branding Agreement, Server Software License Agreement, Web-Services Agreement, Joint Software License Agreement, Master Software Reseller Agreement, Solidworks Server Software License Agreement, and an IntraVISION Source Code Development License and Exclusive End-User Reseller Agreement.

         CROSS-LICENSE AGREEMENT

          Because the application services provided by PlanetCAD are based in part on components that are also sold by the component software division to third parties, Spatial and Dassault Systemes have agreed to a cross-licensing arrangement that will allow PlanetCAD to continue using those components. Under the terms of the Cross-License Agreement, Dassault will grant back to Spatial a perpetual, non-exclusive license to use certain 3D component applications software products sold to Dassault as part of the sale of the component software division, including ACIS and IntraVISION (the "CBD Software"). Spatial will have the right to use and modify the CBD

Software internally to develop and sell its Internet services and to distribute the run-time version of the CBD Software solely as it is embedded in Spatial's PlanetCAD application service provider and other Internet, intranet and enterprise services (collectively, the "Internet Services"). Under the agreement, Spatial will (1) not develop any CAD/CAM/PDM modeling applications without Dassault Systemes' prior approval, (2) not use the CBD Software to develop and market software with capabilities similar to the CBD Software, (3) not permit any third party using the Internet Services to download and/or use any component of the CBD Software as a stand-alone component (with certain specific exceptions), and (4) use the CBD Software only in connection with the delivery of the Internet Services. In consideration for Dassault Systemes' license of the CBD Software, Spatial will pay Dassault Systemes a royalty equal to a specified percentage of Spatial's net revenue resulting from any Internet Services facilitated by or based on the CBD Software. The royalty is subject to a minimum annual payment. Spatial will pay a separate royalty in connection with the distribution of the IntraVISION and ACIS Open Viewer Plug-Ins application software.

         Spatial has agreed to grant Dassault Systemes a perpetual, royalty-free, non-exclusive license to use and modify internally certain of Spatial's data translation and data exchange application software including IGES and STEP Toolkits (the "WBM Software"). Dassault Systemes will also have the right to distribute the WBM Software in run-time or object code format as component products and/or stand-alone software products or in connection with providing application service provider and other enterprise services to Dassault Systemes' customers. Dassault Systemes will also agree to develop CATIA/SAT translator software (the "Translator Software"). Dassault Systemes will grant Spatial a perpetual, royalty-free, non-exclusive license to use and modify the Translator Software as an underlying application for the Internet Services and to distribute run-time versions of the Translator Software in connection with the Internet Services. If Dassault Systemes does not develop the Translator Software within a certain time period, Dassault Systemes will provide Spatial with sufficient technical information about the CATIA application software to permit Spatial to develop the Translator Software. If Spatial develops the Translator Software, it will grant Dassault Systemes a perpetual, royalty-free, non-exclusive license to use and modify the Translator Software internally and to distribute run-time versions of the Translator Software.

         Spatial will provide Dassault Systemes with maintenance and support services for the WBM Software for three years from the effective date of the Cross-License Agreement at no cost to Dassault Systemes. Dassault Systemes will provide Spatial with maintenance and support services for the CBD Software for three years from the effective date of the agreement as partial consideration for the royalty fees paid by Spatial on the CBD Software. The party that develops the Translator Software will provide maintenance and support services for four years from the date of the agreement in return for a fixed annual maintenance fee.

         Any modifications made by Spatial or Dassault Systemes to software licensed to it by the other party will be owned by the owner of the licensed software unless the modification results in significant value added or creates a new function that is packaged as a stand-alone product with a different user interface from the modified software, in which case the new software will be owned by the developer. Spatial and Dassault Systemes will deliver to each other any modifications to products licensed from the other party on a regular basis. Any know-how developed by or shared between Spatial and Dassault Systemes in connection with the Cross-License Agreement will be jointly owned and may be used by either party following termination of the agreement. Each party will provide customary intellectual property indemnification in connection with the software it licenses under the agreement. The agreement will terminate upon expiration of the last copyright or other protection available for the licensed software. A non-breaching party may terminate its maintenance and support obligations under the agreement if the other party commits a material breach of the agreement and does not cure the breach within 60 days of notice by the non-breaching party.

         CO-BRANDING AGREEMENT

         Under the Co-Branding Agreement, Spatial and Dassault Systemes, the parent company of Dassault, and/or one or more of its affiliates will agree to jointly market translation and healing application services (the "Co-Branded Service"), similar to those currently offered by Spatial on its web sites under the product name "3Dshare.com," via one or more Dassault Systemes web sites. Spatial will grant Dassault Systemes a royalty-free, non-exclusive license to use Spatial's web service infrastructure software for the purpose of providing the Co-Branded Service to its customers. Spatial will host the Co-Branded Service and will make the Co-Branded Service accessible from any Dassault Systemes web site that Dassault Systemes may request. Spatial will be responsible for implementing the link between the Dassault Systemes web site(s) as well as any updates and enhancements to the Co-Branded Service. Each of the parties will maintain their respective application software in connection with the Co-Branded Service. Spatial will not be paid a separate fee for either hosting or maintaining the Co-Branded Service. Dassault Systemes will have the right to host the Co-Branded Service itself or have it hosted by a third party upon 90 days written notice to Spatial.

         In consideration of the infrastructure license and performance of its obligations under the Co-Branding Agreement, Spatial will be entitled to a percentage of the net revenues derived from the sale of the Co-Branded Service. If Dassault Systemes exercises its option to host the Co-Branded Services, the percentage of the net revenues that Spatial is entitled to will be reduced appropriately. Dassault Systemes will retain ownership of the customer databases generated by Spatial in connection with the marketing and distribution of the web services subject to Spatial's rights in its own customer databases and its right to use the Dassault Systemes databases to perform its obligations under the agreement. Other than new functions or services related to the Co-Branded Service, Spatial will agree not to market any services to Dassault Systemes' customers during the term of the agreement and for one year after its expiration or termination without the prior written consent of Dassault Systemes, unless Spatial (1) obtained the contact information of the customer from an independent source and (2) did not use any information contained in the customer database. Dassault Systemes will agree not to offer any web service based on certain software acquired under the purchase agreement that is similar to the Co-Branded Service for two years from the date of the Co-Branding Agreement. The agreement requires each party to provide customary indemnification to the other party for breach of the agreement and intellectual property infringement. The initial term of the Co-Branding Agreement is three years from the launch of the Co-Branded Service. At the end of the initial term, the agreement will be automatically renewed for continuing, one-year terms unless either party gives notice of termination at least three months prior to expiration of the current term. Either party may terminate the agreement in the event of a breach by the other party that is not remedied within 60 days of notice to the breaching party.

         SERVER SOFTWARE LICENSE AGREEMENT

          Under the terms of the Server Software License Agreement, Spatial will grant Dassault Systemes, the parent company of Dassault, and/or its affiliates a perpetual, non-transferable, non-exclusive license to certain of Spatial's web site infrastructure applications software (the "Server Software"). Dassault Systemes must exercise its option to benefit from the license by the closing of the transactions contemplated by the purchase agreement or the option will expire. Dassault Systemes will have the right to use and modify the Server Software internally to provide application services provider and related Internet services to its customers. In addition, Dassault Systemes will have the right to distribute the Server Software in connection with those Dassault Systemes software products and services in which it has incorporated the Server Software. In consideration for the license of the Server Software, Dassault Systemes will pay Spatial a royalty equal to a specified percentage of the net revenue resulting from the sale of any products or services offered by Dassault Systemes incorporated or facilitated by the Server Software. Dassault Systemes will pay Spatial an initial license fee for use of the Server Software, which will offset a percentage of the royalty payments due from Dassault Systemes to Spatial going forward. In consideration for the license fee and royalty payments, Spatial will provide Dassault Systemes with maintenance and support services for the Server Software for four years from the date Dassault Systemes exercises its right to benefit from the Server Software license.

         Any modifications made by Dassault Systemes to the Server Software will be owned by Spatial unless the modification results in significant value added or creates a new function that is packaged as a stand-alone product with a different user interface from the modified software, in which case the new software will be owned by Dassault Systemes. Dassault Systemes will deliver modifications to the Server Software to Spatial on a regular basis. Any know-how developed by or shared between Spatial and Dassault Systemes in connection with the Server Software License Agreement will be jointly owned and may be used by either party following termination of the agreement. Spatial will provide customary intellectual property indemnification in connection with the Server Software. The agreement will terminate upon the expiration of the last copyright or other protection available for the Server Software. A non-breaching party may terminate the agreement if the other party commits a material breach of the agreement and does not cure the breach within 60 days of notice by the non-breaching party.




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

         WEB SERVICES AGREEMENT

         Under the Web Services Agreement between Dassault Systemes and/or one or more of its affiliates and Spatial, Spatial will have the right to market and distribute, via its 3Dshare.com and PlanetCAD.com web sites, certain agreed upon web services using Dassault Systemes' application software. Spatial will assist Dassault Systemes in adapting these applications for Internet use by providing a fixed amount of technical support at no charge to Dassault Systemes and further support, if necessary, at a reduction from Spatial's standard consulting rate. Spatial will also, at its own expense, develop the web pages and functions needed to market and distribute the agreed upon Dassault Systemes web services. Spatial will be obligated to spend a minimum percentage of the revenue generated through the distribution of each web service on advertising programs related to that service for thirty months after the implementation of each service. Spatial will commit to spending an agreed minimum amount on advertising in the first year of each service. Spatial's advertising expenses are subject to certain reimbursements by Dassault Systemes if Dassault Systemes decides to market a web service directly. As consideration for marketing and distributing the web services, Spatial will receive a percentage of net revenues generated by sales of the web services on its web sites.

         Dassault Systemes will have the choice of either having Spatial host each web service in return for a flat monthly fee or providing Spatial with the hardware infrastructure necessary to host the service. The agreement provides for customary cross-licenses of software, technology and trademarks, where applicable, between the parties solely for the purpose of each party fulfilling its obligations under the agreement. Dassault Systemes will retain ownership of the customer databases generated by Spatial in connection with the marketing and distribution of the web services subject to Spatial's rights in its own customer databases and its right to use the Dassault Systemes databases to perform its obligations under the agreement. The agreement requires each party to provide customary indemnification to the other party for breach of the agreement and intellectual property infringement. Either party may terminate the agreement with respect to any web service or in its entirety for any reason upon nine months notice or in the event of a breach by the other party which is not remedied within 60 days of notice to the breaching party.

         JOINT SOFTWARE LICENSE AGREEMENT

         Under the terms of the Joint Software License Agreement, Spatial will grant Dassault Systemes, the parent company of Dassault, and/or its affiliates a perpetual, royalty-free license to use, modify and distribute certain translator and healing software jointly developed by Spatial and certain third parties and to use and distribute certain software licensed to Spatial by certain third parties (collectively, the "Joint Software"). The license will be exclusive to Dassault Systemes for use of the Joint Software as component products and non-exclusive for all other purposes. Spatial will provide Dassault Systemes with maintenance and support services for the Joint Software for five years from the date of the agreement at no cost to Dassault Systemes. In addition, Spatial will provide support to Dassault Systemes to commercialize the Husk versions of the Joint Software as component products. If Spatial's support is not sufficient to permit the commercialization of the Husk versions and Spatial does not cure the deficiency within 60 days of notice from Dassault Systemes, Spatial will be required to make a specified one-time payment to Dassault Systemes.

         Any modifications made by Spatial or Dassault Systemes to the Joint Software will be owned by the party making the modification. Each party will deliver any modifications to the other party on a regular basis. The agreement requires each party to provide customary indemnification to the other party for breach of the agreement and intellectual property infringement. The Joint Software Agreement will terminate upon expiration of the last copyright or other protection available for the Joint Software. A non-breaching party may terminate its maintenance and support obligations under the agreement if the other party commits a material breach of the agreement and does not cure the breach within 60 days of notice by the non-breaching party.

         MASTER SOFTWARE RESELLER AGREEMENT

         Under the terms of the Master Software Reseller Agreement, Spatial will grant Dassault Systemes a non-exclusive, non-transferable license to market, promote, reproduce for distribution, distribute and sublicense certain products and to use a reasonable number of copies of those products for demonstration and training purposes only. Spatial also will provide Dassault Systemes with reasonable quantities of standard product marketing materials and product related training. Spatial will grant Dassault Systemes a non-exclusive, non-transferable license to use necessary trademarks in marketing the products.

         SolidWorks SERVER SOFTWARE LICENSE AGREEMENT

         SolidWorks Corporation, a wholly owned subsidiary of Dassault Systemes, has agreed to provide to PlanetCAD a SolidWorks Server Software License Agreement, pursuant to which SolidWorks will grant Spatial a perpetual, non-transferable, non-exclusive, worldwide license to certain of SolidWorks' MDA software (the "SW Server Software") in connection with PlanetCAD's translation and healing services. SolidWorks will agree to support Spatial's "SAT" file format and to provide Spatial maintenance and support services for the SW Server Software.

         IntraVISION DEVELOPMENT TOOLKIT SOURCE CODE DEVELOPMENT LICENSE AND END-USER RESELLER AGREEMENT

         Dassault Systemes has agreed to grant PlanetCAD a worldwide, non-exclusive license to use, maintain and support, access and reproduce the IntraVISION Software Development Toolkit (the "IVSDK") source code for the purposes of porting, problem identification or fulfilling escrow obligations to third parties. Dassault Systemes will retain the right to use the IVSDK for all purposes other than for the development of end user products. Dassault Systemes also will grant PlanetCAD a perpetual, worldwide, irrevocable, exclusive license to use, maintain and support, adapt, prepare, compile, install, make, execute, access and reproduce the source code, and modifications thereof, of the computer software program known as IntraVISION(R), or sometimes IntraVISION Viewer, to develop and to offer PlanetCAD 's customers end-user products based on or incorporating IntraVISION. PlanetCAD will have the right to (1) sell IntraVISION and end-user products associated with IntraVISION; and (2) create and own derivative works, modifications and enhancements to IntraVISION.

CERTAIN MATERIAL NEGOTIATIONS AND AGREEMENTS

         Spatial and Dassault Systemes are parties to a securities purchase agreement dated February 18, 2000, among Spatial, Dassault and certain other investors in Spatial. In connection with the securities purchase agreement, Dassault Systemes purchased 275,362 shares of Spatial's common stock and 173,913 shares of warrants to purchase shares of Spatial common stock for a total investment in Spatial of $1.0 million. Dassault has agreed to loan to Spatial $2,000,000 prior to the closing. If the purchase agreement is terminated prior to closing, Spatial is required to repay the loan upon such termination either in cash or in shares of common stock of Spatial, at the option of Dassault, based on a Spatial common stock value of $3.60 per share. Otherwise, the loan will be deducted from the purchase price at closing.

INTERESTS OF CERTAIN PERSONS IN THE SALE OF THE COMPONENT SOFTWARE DIVISION

         Dassault has indicated that, upon consummation of the proposed sale of the component software division, Mr. Richard Sowar, Spatial's Chairman of the board of directors and Chief Technology Officer, and Mr. Todd Londa, Spatial's Vice President of Administration and Corporate Controller, will be offered employment by Dassault to continue working with the component software division. Consequently, Mr. Sowar, Mr. Londa and other employees of Spatial who will become employees of Dassault after the sale of the component software division may have interests in the sale of the component software division that are different from, or are in addition to, their interests as stockholders or officers of Spatial. The members of Spatial's board of directors were informed about these additional interests and considered them at the time the board approved the purchase agreement.

NO APPRAISAL RIGHTS

         Neither you nor any other stockholder of Spatial is entitled to exercise dissenters' rights in connection with the proposed sale of the component software division.



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DESCRIPTION OF SPATIAL'S HISTORICAL BUSINESS

         GENERAL

         Spatial develops, markets and supports Web-based, business-to-business ("B2B") application services for professional engineers and state-of-the-art component 3D modeling software for companies involved with 3D application development. Spatial operates predominantly in the manufacturing industry with special focus on the CAD/CAM/CAE and computer-aided architecture markets for 3D modeling software and services.

         The year 1999 involved an important strategic transition for Spatial as Spatial moved to capitalize on its wealth of proprietary 3D technology and offer 3D Web-based B2B application services in addition to Spatial's traditional OEM business. Spatial successfully launched its first B2B application service, 3Dshare.com, for CAD model interoperability in October 1999 and became the manufacturing industry's first Web-based application service for professional engineers. Spatial's 3Dshare.com won several industry awards during the year by addressing the issue of interoperability of 3D models. Spatial created 3DShare.com as the first Application Service under the PlanetCAD umbrella and is planning other B2B application services as part of PlanetCAD.

         Spatial continued its aggressive development schedule for Spatial's flagship product ACIS 3D Toolkit and related component technology throughout 1999 as evidenced by five significant releases: ACIS 5.0, ACIS 5.1, ACIS 5.2, ACIS 5.3, and ACIS 6.0. In addition, two releases of the IntraVISION family of viewing products were shipped in 1999: IntraVISION 4.0 and IntraVISION 4.1. Through 1999, Spatial continues to lead the 3D modeling field with a total of 550 ACIS licensees, more than 210 ACIS-based applications and over 1.5 million end-user seats of ACIS-based products.


         Spatial also completed a significant acquisition during the year that brought strategic technology and talented people to Spatial. In July, Spatial acquired Sven Technologies of Palo Alto, California ("Sven") to extend Spatial's line of viewing related products and to secure significant Internet experience. In December, Spatial acquired a license from MetroCAD of Saarbrucken, Germany for certain MetroCAD software and technology to create a reverse engineering Husk for the ACIS 3D Toolkit. For a description of ACIS Husks, please see "Products and Technology - Optional Component Extensions" on page 48 of this proxy statement.


         Spatial now operates two divisions, the PlanetCAD Division and the Component Technology Division. The PlanetCAD Division is focused on the development, marketing, sales, support and integration of 3D B2B application services and supporting technology. The Component Technology Division develops, markets and supports 3D component software products for Spatial's traditional OEM software market segment and for Spatial's PlanetCAD Division.

         Spatial maintains its corporate office in Boulder, Colorado from which all executive, marketing, finance, administrative and most research and development functions are executed. Spatial has four wholly-owned subsidiaries:
Spatial Technology GmbH (Germany), Spatial Technology K.K. (Japan), and Spatial Technology Ltd. (England), each of which assist in regional sales and licensing of Spatial's Component Products and PlanetCAD Enterprise Products, internationally, and InterData Access Inc., also located in Boulder.

         PlanetCAD


         For a description of Spatial's PlanetCAD business, please see "Business of PlanetCAD Following the Transaction" on page 13 of this proxy statement.


         COMPONENT TECHNOLOGIES

         Since its inception in 1986, Spatial has specialized in the design, development and marketing of the ACIS 3D modeling software and related component technology. Spatial licenses its 3D software products to OEMs for building commercially available 3D software products and to large manufacturing companies for building in-house proprietary 3D applications. The ACIS 3D modeling engine is also broadly licensed to leading universities and research institutions worldwide and is the foundation for many of Spatial's other products.




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         Spatial licenses its Component Technologies to software developers using a direct sales force headquartered in Boulder, Colorado with sales offices in Monchengladbach, Germany and Tokyo, Japan. Development licenses for the ACIS 3D Software vary in price depending on the licensed functionality and distribution rights. Maintenance services, which include product updates, are available for an annual fee. Most licensees also pay royalties based on a percentage of net revenue received from applications incorporating the ACIS 3D Software.

         The ACIS 3D modeling software is an open, object-oriented technology that provides state-of-the-art modeling capabilities to numerous popular CAD/CAM/CAE software applications. The software has been developed in C++ and employs a modern "plug-in" architecture that lowers the cost for customer integration and for Spatial's in-house development. Spatial's software runs on Microsoft(R)Windows NT(TM), Windows(R) and the major Unix(R) operating system platforms.

         In 1999, Spatial introduced five product releases of the ACIS 3D Toolkit and introduced several component software products, including Pro/E(R) and CATIA(R) data translators to ACIS SAT, and JetScream(TM) for client-based high quality visualization.

         Today, there are over 550 ACIS licensees worldwide and over 210 ACIS-enabled applications that serve more than 1.5 million end-users, making ACIS one of the most widely used 3D modeling kernels in the world. ACIS end-users can interchange models with other ACIS end-users via the ACIS SAT(TM) file format. The ACIS SAT file format is key to 3D model interoperability among ACIS-enabled applications, including ABAQUS/CAE by Hibbit, Karlsson & Sorensen, Inc., Alibre Design by Alibre Inc., AutoCAD, Inventor and Mechanical Desktop by Autodesk, Inc., CADKEY by Cadkey, Inc., Space-E by Hitachi Zosen Information Systems, GSCAD by Intergraph Corporation, IronCAD by Visionary Design Systems, Inc., Maxwell 3D Field Simulation by Ansoft Corporation, and Vellum Solids by Ashlar Inc.

         PRODUCTS AND TECHNOLOGY

         Spatial develops 3D modeling software, complementary products and consulting services. Spatial's products and services help optimize engineering processes in companies by enabling commercial software companies to create more advanced, less expensive product modeling software products, and by enabling cost-effective access, exchange and sharing of product data throughout the manufacturing enterprise.

         Spatial's principal products include the ACIS 3D modeling engine and associated optional component extensions. The ACIS 3D modeling engine, often referred to as the ACIS "Kernel", is used for the creation, definition and manipulation of 3D shapes. ACIS component extensions, or "Husks", enhance the modeling engine by providing optional, more advanced or targeted functionality. The ACIS 3D Toolkit provides a suite of component extensions packaged with the modeling engine. This packaging allows developers to shorten the overall development process for 3D software applications, reducing their development costs and time to market.

         Spatial's ACIS 3D modeling software is designed as an open, component-based software technology that is compatible with the most popular computing platforms. Open architecture allows commercial or corporate software developers to integrate the ACIS 3D modeling engine and component extensions with other "best of breed" applications and tools. This allows these developers to better address the requirements of specific markets, products and applications. In addition, the ACIS SAT data format has become established as a de-facto industry standard that allows end-users to share 3D models created with different ACIS-enabled applications.

         Spatial's Interoperability Solutions provide product data viewing and exchange software for end-users in large manufacturing companies.
Interoperability Solutions and consulting services enable customers to optimize engineering processes by providing efficient methods of sharing and accessing product data throughout the design and manufacturing process.

         In addition,
Spatial provides consulting services to assist software developers in the effective use, implementation and deployment of products based on their enabling products.

         ACIS 3D MODELING ENGINE. The ACIS 3D modeling engine is Spatial's flagship product and provides the foundation for many of Spatial's other products. ACIS enables solid, surface and wire-frame modeling in a single






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modeling environment. The ACIS 3D modeling engine uses a boundary-representation data format to accurately represent the volume of a 3D model and uses a mathematical definitions of curves and surfaces to model the shape of a model. This technique offers greater precision than other 3D modeling techniques, such as wire-frame, planar-facet and surface modeling techniques, and is better at producing complex objects with smooth flowing lines, resulting in richer, more physically realistic models.

         The informational completeness of ACIS models allows software applications to calculate many other physical properties such as strength, center of gravity, mass, flexibility and momentum. As a result, 3D applications employing ACIS 3D models can incorporate many operations for building, manipulating and analyzing 3D shapes.

         ACIS 3D TOOLKIT. The ACIS 3D Toolkit has been designed for rapid, low cost development of 3D software applications. The ACIS 3D Toolkit consists of the ACIS 3D modeling engine and a suite of component extensions to prototype and/or develop applications that make it easy to create, manipulate, visualize and interact with 3D models. Component extensions internal to the 3D Toolkit include geometry construction, which facilitates the creation of geometric shapes, graphical interaction, a graphical user interface for modeling, and basic rendering, which applies shading, coloring and other visual features to the model. The ACIS 3D Toolkit provides a powerful LISP-based scripting language allowing Spatial's customers to quickly prototype ACIS-enabled 3D applications. Applications developers may also utilize an Applications Procedural Interface and direct C++ access to tightly integrate the functionality of the ACIS 3D modeling software into their 3D applications.

         Spatial offers its customers development licenses for the ACIS 3D Toolkit which range in price depending on the licensed functionality and distribution rights. Optional maintenance services, including product updates, are available for an annual fee. In addition, most licensees are required by their license agreements to pay royalties typically based on a percentage of the net revenue generated by their sales of applications incorporating the ACIS 3D Toolkit.

         OPTIONAL COMPONENT EXTENSIONS ("HUSKS"). In addition to the component extensions packaged with the ACIS 3D Toolkit, Spatial offers a series of optional component extensions, or "Husks", that provide more advanced and specifically targeted functionality for the ACIS 3D Toolkit. The introduction of new component extensions also enables Spatial to market new products to new and existing customers. Optional component extensions are priced separately from the ACIS 3D Toolkit. Examples of component extensions include:

         o ACIS Advanced Blending Husk. ACIS Advanced Blending Husk extends the functionality of ACIS 3D Toolkit's standard blending capabilities by providing the functionality to perform a wide variety of complex blending operations. It supports a wider variety of blend types for models with increased topological and geometric complexity. The blend types include constant radius blends, edge blends, elliptical blends, fixed width blends, variable radius blends, rounded chamfer cross-sections, entity-entity blends, and more.

         o ACIS Advanced Rendering Husk. ACIS Advanced Rendering Husk is a powerful rendering and visualization tool. The Husk enables a high degree of shading realism and functionality. It also permits more advanced manipulation of backgrounds, foregrounds, lights, materials, texture spaces, and shaders. This Husk is ideal for ACIS-enabled applications that are used to design products, cars, and aircraft; for virtual reality; and for many other 3D design and modeling applications.

         o ACIS Advanced Surfacing Husk. This Husk provides various techniques for fitting a surface through a set of curves. Skinning, lofting, and net surfaces are related techniques for creating a face from a wireframe or group of edges. Skinning passes a surface through a disjoint set of edges. Lofting starts with a surface and extends this surface to pass through a disjoint set of edges. Net surfaces stretches a surface across a set of bi-directional curves, and supports curve directional alignment and simplification to a plane, when appropriate.

         o ACIS AEC Husk. The ACIS AEC Husk provides a means to simplify the representation of a model in memory and in the SAT file format. This husk is intended strictly for architecture, engineering, and construction applications, where most of the data consists of points and straight line edges.

         o ACIS Cellular Topology Husk. The ACIS Cellular Topology Husk offers the functionality to decompose a model into smaller subregions or cells. The benefit of this is that unique information, such as material





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                  properties, can be associated with these cells. Then the
                  material properties can be tracked as the model changes.

         o ACIS Deformable Modeling Husk. ACIS Deformable Modeling Husk brings powerful, easy-to-use deformable modeling functionality to ACIS-enabled applications. The Husk is an interactive sculpting tool for creating and manipulating free-form curves and surfaces. Its local and global editing features allow you to easily manipulate B-spline and NURB curves and surfaces to achieve a very high level of artistic design while retaining the ability to generate a precise machinable surface.

         o ACIS Healing Husk. Many 3D models from legacy systems and models that have been transferred through neutral file formats can have varying levels of precision. These models can be inaccurate and, consequently, unusable in many high-performance modeling applications. ACIS Healing Husk provides the ability to "heal" (correct) these models. The Husk detects and corrects a large percentage of tolerance inaccuracies in a model's geometry. Healing allows you to turn these inaccurate models into precise ACIS models that can easily be shared between different design environments or with downstream applications that require exact models, such as CAE and CAM.

         o ACIS JetScream Husk. The ACIS JetScream Husk delivers a continuous level of detail rendering acceleration technology for fast, high-level visual quality in 3D viewers, large CAD models, complex scenes, and more. By combining polygon decimation and adaptive polygon refinement, the ACIS JetScream Husk optimizes the number of polygons displayed, providing real-time speed and smooth, realistic 3D renderings.

         o ACIS Local Operations Husk. ACIS Local Operations Husk provides the functionality to locally manipulate the geometry of a face or a set of faces in a prescribed way, with minimal changes to model topology. The Husk supports moving faces, offsetting faces, rotating faces, tapering faces, tweaking faces, and offsetting bodies. Local operation results are fast, easy, accurate, and predictable.

         o ACIS Mesh Surfaces Husk. The Mesh Surface Husk provides a surface type capable of modeling large-scale surfaces without the performance overhead involved in solid modeling topology. By representing a surface as a network of planar polygonal elements that share vertices, the Mesh Surface Husk provides efficient representations of gridded data sets and large polygonal models for prototyping, geoscience surface modeling, and animation.

         o ACIS Precise Hidden Line Husk. ACIS Precise Hidden Line Husk detects and removes hidden lines in solids, surfaces, and wires modeled in ACIS-enabled applications, while maintaining the precision of underlying geometry. While ACIS 3D Toolkit includes the Faceted Hidden Line component for quick hidden-line representations, this optional Husk provides a very advanced degree of drawing precision for a variety of applications, such as dimensioning or drafting.

         o ACIS Shelling Husk. ACIS Shelling Husk is a special type of local operation that provides the means to create a shelled (thin walled) solid by offsetting the faces of a sheet or solid body. It defines a "thin walled" solid model by offsetting all of a solid model's faces by a specified distance. Adjacent faces, which when offset are no longer touching, are extended and re-intersected to define the boundary edges and vertices. Additionally, the Husk provides the functionality to thicken a single-sided sheet to form a 3D body. The shelling algorithm handles the disappearance of features that are no longer required, such as blends. Shelled models are used extensively in any industry manufacturing injection molded parts. ACIS Local Operations Husk is required in order to use the ACIS Shelling Husk.

         o ACIS Space Warping Husk. This Husk provides the tools for dynamically modifying a model from an OpenGL view. It overlays a body with a frame containing handles that can be grabbed with the mouse for dynamically twisting a body. This Husk uses the exclusive ACIS Laws Symbolic Math Interface. Laws are mathematical functions used for solving complex, global modeling problems.




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

         OPTIONAL TRANSLATOR HUSKS.

         o ACIS (Direct) CATIA Translator Husk. The ACIS CATIA Translator Husk converts native CATIA files directly into the ACIS SAT file format. This optional plug-in component for ACIS also performs limited cleanup and repair of models and provides user-controlled options to tune the import of CATIA files.

         o ACIS IGES Translator Husk. ACIS IGES Translator Husk provides the functionality for exchanging geometric data in IGES format, between heterogeneous proprietary applications and precision ACIS-enabled applications. The IGES (Initial Graphics Exchange Standard) Husk performs limited cleanup and repair of models, and compensates for some of the subtle differences between IGES implementations by the various CAD applications. It provides user-controlled options to tune the import and export of IGES files.

         o ACIS (Direct) Pro/E Translator Husk. The ACIS Pro/E Translator Husk converts native Pro/ENGINEER files directly into the ACIS SAT(TM) format. This optional plug-in component for the ACIS 3D Toolkit(TM) also performs limited cleanup and repair of models and provides user-controlled options to tune the import of Pro/ENGINEER files.

         o ACIS STEP Translator Husk. ACIS STEP Translator Husk provides the functionality for exchanging geometric data in STEP format, between heterogeneous proprietary CAD/CAM/CAE products and ACIS-enabled applications. STEP (Standard for the Exchange of Product model data) is an international standard that defines a neutral file format for the exchange of geometric, topological, and annotation data. The ACIS STEP Translator Husk imports and exports STEP AP203 and STEP AP214.

         o ACIS VDA-FS Translator Husk. ACIS VDA-FS Translator Husk provides the functionality for exchanging geometric data in VDA-FS file format, between heterogeneous, proprietary applications and precision ACIS-enabled applications. The Husk performs limited cleanup and repair of the model, and compensates for some of the subtle differences between VDA-FS implementations by the various CAD applications. It provides user-controlled options to tune the import and export of VDA-FS files.

         SPATIAL DEFORMABLE MODELER. Spatial Deformable Modeler brings powerful, easy-to-use deformable modeling functionality to non-ACIS applications. This product is an interactive sculpting tool for creating and manipulating free-form curves and surfaces. Its local and global editing features allow you to easily manipulate B-spline and NURB curves and surfaces to achieve a very high level of artistic design while retaining the ability to generate a precise machinable surface.

         ACIS INTEROPERABILITY SOLUTION. Spatial develops and markets interoperability solutions to both its traditional OEMs and to large manufacturing organizations. These Interoperability Solutions are designed to help customers use and share 3D content in different areas of an organization. In addition, Interoperability Solutions create demand for ACIS-enabled applications and ACIS 3D content, thus driving sales of Spatial's ACIS 3D Toolkit and generating royalty revenues for Spatial.

         IntraVISION SOFTWARE DEVELOPER'S KIT (IVSDK). IVSDK is an OEM-enabled version of Spatial's IntraVISION enterprise-wide viewing solution. IVSDK offers you the ability to embed multi-format viewing, markup, measurement, and conversion functionality in your software applications, build your own viewer, create an Internet viewer plug-in, or even add support for your proprietary file formats.

         IGES QUALITY CONTROL AND DEVELOPMENT TOOLS. Composed of three products, the IGES Toolkit provides tools for developing high-level IGES engineering applications. These components are IGESVIEW, IGES Parser/Verifier, and IGESXpert. IGESVIEW is a graphics viewer for the display, interrogation and manipulation of IGES files in their graphical form. The IGES Parser/Verifier is a detailed analysis utility for checking conformance of an IGES file to the IGES specification and to the CALS and JAMA subsets. IGESXpert is a powerful IGES file browser and editor for the examination, flavoring, and repair of IGES files.

         ACIS 3D OPEN VIEWER. The ACIS 3D Open Viewer is an end-user application that allows users to view models created by any ACIS-enabled application. ACIS 3D Open Viewer provides basic visualization functions for

3D CAD models and serves as a "bridge" to Microsoft Office applications, allowing users to embed 3D content within their documents and presentations.

         DEVELOPMENT CONSULTING SERVICES. Spatial provides consulting services to both Toolkit and Interoperability products customers to help the full spectrum of Spatial customers integrate Spatial's products into their enterprise or customize Spatial's products to address their unique requirements.

         TRAINING. Spatial offers comprehensive basic and advanced training classes in the use of OEM and interoperability products. Seminars and focused training materials are being developed for component extensions (Husks) to the ACIS 3D toolkit.

         OEM CONSULTING. Expert consultants are available to further accelerate the delivery of ACIS-enabled applications to market by our OEM customers. These services include assistance with application design, prototype product and code reviews, and shared development.

         PRODUCT DATA CONSULTING. Interoperability customers can avail themselves of our extensive background in developing and providing a variety of custom solutions to product data integration problems. Coupled with our Interoperability solutions, Spatial offerings include:

         o        Data exchange services

         o        Viewing and PDM integration

         o        Enterprise data modeling

         o        Development and implementation of data sharing environments


         PlanetCAD PRODUCTS. For a description of PlanetCAD products and technology, please see "Business of PlanetCAD Following the Transaction - PlanetCAD Applications and Services" on page 14 of this proxy statement.


         CUSTOMERS

         Spatial's customer base of over 550 licensees generally falls into four categories:

         (1) software developers who create commercial ACIS-enabled products for resale;

         (2) large enterprise manufacturing companies who use Spatial's Component Toolkits for internal development of interoperability or 3D modeling applications;

         (3) large enterprise manufacturing companies who use Spatial's Interoperability Solutions to access, exchange and share product data throughout their engineering and manufacturing processes, to reduce their cost of innovation and product development; and

         (4)      leading universities and research institutions.

         Software application developers represent the majority of Spatial's current customer base and revenue from Component Toolkits. Spatial's Component Toolkit sales to enterprise developers are important because they create demand for ACIS 3D modeling technology by encouraging additional commercial software developers to produce more ACIS-enabled applications. In addition, sales to universities and research institutions have served valuable roles as (i) a training ground for future software developers for both the commercial software and enterprise manufacturing industries, (ii) a "global incubator" for design ideas incorporated by Spatial, and (iii) a useful mechanism to educate staff and students in ACIS 3D modeling technology and motivate its use in academic research.

         In order to encourage the adoption of the ACIS 3D modeling technology by the CAD market, Spatial entered into a strategic relationship with Autodesk Inc. in June 1991. Pursuant to Spatial's agreements with Autodesk, Spatial granted a perpetual nonexclusive license of the ACIS 3D modeling engine for use in Autodesk's family of products. Autodesk paid Spatial an initial license fee and is required to pay Spatial royalties on a quarterly basis for products sold which incorporate Spatial's ACIS 3D modeling software. In addition, Autodesk is required to pay maintenance fees which entitle Autodesk to license product upgrades as they are released. Either party may terminate upon material breach of the agreement. During 1997, 1998 and 1999 Autodesk accounted for 11%, 11%, and 10% of total revenue, respectively.

         RESEARCH AND PRODUCT DEVELOPMENT

         Spatial believes that its continued growth will depend in large part on its ability to maintain and enhance its current products, develop new products and maintain technological competitiveness. Spatial has built a development group with specialized expertise in geometric modeling techniques, advanced mathematics and C++ programming techniques. Spatial finished 1999 with 83 people in product development, including third party developers, 25 of whom have doctorates. The development organization is recognized as one of the technology centers of excellence for 3D modeling worldwide. During 1997, 1998, and 1999 research and development expenses were $4.6 million, $5.7 million, and $7.7 million, respectively.

         During 1999, Spatial grew its research and development staff by 47%, principally to design, develop and implement Spatial's Internet-based business strategy. The development effort began in June 1999 and included core product, middleware and user interface development. Spatial's first Web based product, 3DShare.com, was released in November 1999.

         To maintain and improve its competitive position, Spatial is committed to providing its customers with technological innovations and product upgrades. In January 1999, Spatial released ACIS 5.0, which extended the functionality and performance of the product and provided customers with additional competitive advantages in the 3D marketplace. Spatial maintains an aggressive schedule of follow-up releases, approximately every two to three months, to extend its position in the marketplace. In December 1999, Spatial released version 6.0 of the ACIS 3D Toolkit, again extending the functionality and performance of its flagship product. Spatial identifies customer requirements for product enhancements and new products through an analysis of current customer requests communicated through the Technical Support Department and new customer requests communicated through the Sales and Marketing Department. In order to enhance the level of communication with its customers, Spatial holds an annual developer conference.

         Spatial augments its internal development capabilities through a network of development partners possessing geometric modeling expertise. Spatial has development relationships with recognized leaders in 3D modeling. Spatial typically co-owns the technology with the development partner and has the exclusive right to market and distribute that technology.

         Spatial also resells certain rendering component extensions from other third party software developers. Although Spatial has a license to distribute these products, the developer retains ownership of this software and there can be no assurance that Spatial will be able to control the development of such extensions.

         SALES, MARKETING AND DISTRIBUTION

         To date, Spatial has focused its sales, marketing and distribution efforts primarily on the CAD software market. Spatial has also marketed and sold its 3D modeling software to emerging 3D markets including multimedia, technical documentation, architecture, virtual reality, animation, and professional filmmaking.

         Spatial markets its Component Toolkits to software developers worldwide through a direct sales force serviced by Spatial's Boulder, Colorado facility and its sales offices in Monchengladbach, Germany and Tokyo, Japan. Spatial's sales cycle for new customers of its Component Toolkits is generally three to nine months. Following identification of a prospect, Spatial trains prospects in design and programming techniques. The sales cycle then entails a preliminary agreement that, for a fee, entitles the customer to a one to three month limited license primarily for product evaluation. Following a satisfactory evaluation, Spatial typically licenses the ACIS 3D modeling software and other components on a non-exclusive, perpetual use basis. Spatial generally ships products as orders are received and, therefore, has little or no backlog.

         Spatial believes that users targeted for ACIS Interoperability Solutions will purchase substantial numbers of products and services over the Internet. Accordingly, Spatial markets ACIS Interoperability Solutions products and services through the Internet via PlanetCAD, feature story writing for visual programming trade publications, and attendance at key conferences. Furthermore, Spatial provides add-on Component Products ("plug-ins") through its web site for purchase and download directly by prospects with little or no intervention.

         The market for Spatial's ACIS Interoperability Solutions has significantly different characteristics than the Component Toolkits. In addition, Spatial anticipates a much broader market base for ACIS
Interoperability Solutions. Spatial uses a multi-channel distribution model for Interoperability Solutions, employing a combination of Spatial's existing direct sales force and value-added resellers, or VARs, who provide local sales and support worldwide.

         Spatial's sales cycle for Interoperability Solutions is generally shorter than for Component Toolkits. Smaller unit purchases are often made in a few weeks, while larger purchases are generally more "corporate" in nature and often follow the implementation of database, product data management (PDM) and related software purchases. These large corporate agreements often take many months to unfold but are typically large in scale and scope.

         For its Interoperability Solutions, Spatial uses all common merchandising techniques, such as advertising, direct mail and trade shows, with good return on marketing investments. Spatial also uses extensively a web-based distribution model for demonstration versions of its Interoperability Solutions. A typical prospect contacts Spatial either by responding to its direct marketing, or personally accesses and downloads demonstration versions of one or more products, after which contact is made to Spatial's sales force or VAR channel.

         Spatial's PlanetCAD division primarily targets its marketing efforts at manufacturing and design engineers. PlanetCAD's marketing efforts are designed to create brand awareness of PlanetCAD and its various application services, to attract end users to the PlanetCAD website, and to encourage customers to use the site. PlanetCAD engaged in a limited set of marketing activities in 1999. These activities included online and offline advertising, direct e-mail campaigns, promotions, and public relations. Currently, PlanetCAD customers pay for its Web-hosted application services using a credit card via a secure server. Currently PlanetCAD charges its customers on a pay-per-use basis.

         CUSTOMER SERVICE AND SUPPORT

         Spatial believes that customer service and support is critical to the success of its products. Customer phone calls or e-mails are answered and managed by support professionals who review customer communications with the appropriate development group and coordinate the response to the customer.

         As part of its licensing arrangements for all products, Spatial offers maintenance services including technical updates and product support. To date, a majority of customers have purchased these maintenance services which are offered on a renewable basis for an annual fee. These services allow customers full access to the products they have licensed, including all new releases, telephone support and other support required to utilize Spatial's products effectively.

         COMPETITION

         The markets for Spatial's products are highly competitive, subject to rapid change and characterized by constant demand for new product features and pressure to accelerate the release of new products and product enhancements and to reduce prices.

         COMPONENT TOOLKIT COMPETITION. A number of companies currently offer products that compete directly or indirectly with one or more of Spatial's products. These companies include, among others, Shape Data, Ltd. (a subsidiary of Unigraphics.) and Ricoh Corp. In addition, Spatial also competes with in-house proprietary development programs producing modeling tools and 3D products. While Spatial is not aware of any competitor providing solid modeling tools to the visual programming market, other companies may have introduced other modeling technologies to this market. Many of Spatial's competitors or potential competitors have or may have significantly greater financial, management, technical and marketing resources than Spatial. A variety of potential actions by any of Spatial's competitors, including announcement or accelerated introduction of new or enhanced products or features, increased promotion or a reduction of product prices could have a material adverse effect on Spatial's business, operating results and financial condition. In addition, Spatial's present and future competitors may be able to develop products comparable or superior to those offered by Spatial or adapt more quickly than Spatial to new technologies or evolving market requirements. Spatial believes that the primary competitive factors affecting the market for Spatial's products include performance, features, quality, name recognition, reputation, access to channels of distribution, the quality of documentation, customer support and price. Although Spatial believes that it competes favorably with respect to these factors, there can be no assurance that Spatial will be able to continue to compete effectively with respect to these or any other competitive factors.

         INTERNET B2B COMPETITION. PlanetCAD faces potential competition from several fronts, including both larger mechanical engineering software companies and startups. There are currently no established manufacturing and design engineering portals or ASPs, and PlanetCAD is moving quickly to establish itself as the premier player in the space. While PlanetCAD expects significant competition to emerge, the company has several unique assets that position it to compete successfully. These competitive advantages include:

         o Access to Spatial's large, existing installed base of 210+ACIS enabled software applications and over 550 licensees

         o        First mover advantage

         o        Exclusive access to proprietary technologies

         o Freedom from legacy engineering software infrastructure and economics

         o Ability to deliver power clients for non-server side web applications

         o Strong relationships with mechanical engineering software 3rd parties

         o        Neutrality in the marketspace

         INTELLECTUAL PROPERTY

         Spatial regards its technology as proprietary and relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect its products and technology. Spatial has no patents with respect to its ACIS 3D modeling technology. Spatial believes that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of its personnel. Existing copyright laws afford only limited protection, and it may be possible for unauthorized third parties to copy Spatial's products or to reverse engineer or obtain and use information that Spatial regards as proprietary. Spatial licenses portions of the technology used in the ACIS 3D modeling engine and component extensions. Spatial also resells certain component extensions of third party software developers.

         While Spatial is not aware that any of its products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not claim infringement by Spatial with respect to current or future products. Spatial expects that it could increasingly be subject to such claims as the number of products and competitors in the 3D modeling software market grows and the functionality of such products overlaps with other industry segments.

         EMPLOYEES

         As of June 30, 2000, Spatial had 176 full-time employees, including 108 in product development, quality assurance and technical support, 50 in sales and marketing and 18 in administration. Spatial's employees are not subject to any collective bargaining agreements, and Spatial believes its relations with its employees are good.

DESCRIPTION OF PROPERTY

         Spatial's principal executive office is located at 2425 55th Street, Suite 100, Boulder, Colorado 80301, where Spatial leases approximately 23,500 square feet of office space. Monthly lease payments for this facility are approximately $37,000. The table below lists all of Spatial's facilities (including executive and sales offices), all of which are leased.

LOCATION                                BUSINESS SEGMENT
--------                                ----------------
Boulder, Colorado (2 facilities)        Component software, Internet business
Monchengladbach, Germany                Component software
Saarbrucken, Germany                    Component software
St. Quentin Cedex, France               Component software
Tokyo, Japan                            Component software
Boston, Massachusetts                   Internet business
Berkshire, England                      Internet business
Cambridge, England                      Component software


LEGAL PROCEEDINGS

         From time to time, Spatial has been involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this filing, Spatial is not a party to any legal proceedings, the adverse outcome of which would, in management's opinion, have a material adverse effect on Spatial's operating results and financial condition.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Spatial's common stock is listed on the over-the-counter market through the American Stock Exchange under the symbol "STY." The following table indicates the high and low sale prices per share reported by the American Stock exchange for the period indicated. These prices do not include retail markups, markdowns or commissions.

                                                     1998                       1999                     2000
                                            ------------------------    ---------------------    ---------------------
                                              High           Low          High         Low         High         Low
                                            ----------     ---------    ---------    --------    ---------    --------
First Quarter.........................        $2.69          $1.25        $4.31        $2.69      $12.00       $ 3.88
Second Quarter........................        $2.75          $1.75        $4.88        $2.56      $ 8.00       $ 3.13
Third Quarter.........................        $2.63          $1.88        $4.94        $3.25      $ 4.44       $ 1.75
Fourth Quarter........................        $3.56          $1.44        $5.88        $2.88      $ 2.25(1)    $ 1.63(1)

-----------------
(1) Through October 12, 2000

         As of October 2, 2000, there were approximately 118 holders of record of Spatial's common stock.

         Spatial has never declared or paid dividends on its common stock. Spatial currently intends to retain any further earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         OVERVIEW

         Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Spatial's actual results could differ materially from those discussed herein.

         Historically, Spatial's core business focus has been to provide 3D modeling software, and while Spatial remains committed to providing its customers with industry-leading open, component 3D modeling technology, Spatial believes there is growing demand from the engineering sector for web-based business-to-business interoperability solutions and services. This includes Spatial's PlanetCAD suite of internet application services for the engineering software industry. In order to pursue this opportunity, Spatial expanded its focus in 1999 to encompass its Web-based business-to-business interoperability solution, 3DShare.com. This expanded focus going forward allows Spatial to increase the business impact its customers derive from its Web-based interoperability solutions and allows

Spatial's customers to leverage these services to reduce time to market, interact more easily with a broader supplier base and ensure the best prices.

         Spatial's Component Technologies business has three sources of revenue: license fees, royalties, and services. License fees consist of fees paid by customers to license Spatial's products for use in customers' product development efforts. Revenue from license fees is recognized upon completion of a signed contract and shipment of product. Most licensees also pay royalties based on a percentage of net revenue received from applications incorporating the ACIS 3D software. Royalty revenue is generally recognized upon receipt of payment. Service revenue from maintenance, consisting of fees received by Spatial for customer support and product upgrades, is generally based on annual contracts recognized ratably over the period of the contract. Other service revenue consists of training and consulting fees, which is recognized upon completion of a training class or performance of services, respectively. In addition, Spatial expects its PlanetCAD business model will soon become an important part of Spatial's overall revenue model.


         In July 2000, Spatial acquired certain assets and liabilities of Prescient Technologies, Inc. for total consideration of approximately $1.2 million, including $100,000 cash and between 300,000 and 350,000 shares of Spatial common stock, depending on the achievement of certain performance objectives. The acquisition was accounted for using the purchase method, and the purchase price was preliminarily allocated to the assets and liabilities acquired based on their estimated fair values, including $298,000 of accounts receivable, $209,000 in furniture and equipment, $209,000 in other assets, and the assumption of $494,000 of liabilities. In addition, Spatial allocated $788,000 of the purchase price to software costs and $171,000 of in-process research and development projects. The software costs will amortized over three years. Spatial charged the in-process research and development to operations at the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by Spatial.


         For the six month period ended June 30, 2000, Spatial incurred a net loss of $5.0 million (or $0.46 per share) on total revenue of $7.2 million, as compared to a loss of $545,000 (or $0.06 per share) on total revenue of $7.7 million reported for the same period in 1999. The net loss for 2000 reflects decreased revenue as compared to 1999, and significantly increased operating expenses in connection with Spatial's investment in its Internet business division.

         For the year ended December 31, 1999, Spatial incurred a net loss of $2.9 million (or $0.31 per share) on total revenue of $14.9 million, as compared to a profit of $201,000 (or $0.02 per share) on total revenue of $14.4 million reported for 1998. The net loss for 1999 includes acquired in-process research and development charges of $500,000 in connection with the acquisition of certain assets and liabilities of Sven Technologies, Inc. in June 1999. Additionally, results for 1998 include charges associated with the acquisition of Inter Data Access, Inc. of approximately $319,000, primarily for legal, accounting and other costs associated with the integration of the two companies. Excluding acquired in-process research and development charges in 1999 and acquisition costs in 1998, Spatial incurred a net loss of $2.4 million (or $0.25 per share) in 1999 as compared to a $520,000 profit in 1998. The net loss for 1999 reflects slightly increased revenue as compared to 1998, offset by significantly increased operating expenses including research and development, in connection with Spatial's roll out of its first application service, 3DShare.com, higher cost of sales and lower interest income. In addition, a significant factor in Spatial's performance in 2000 and 1999 was lower than expected license revenue resulting from competition and a trend in the high-end software market towards lower up front license fees in favor of future services and royalty obligations. Although Spatial had been anticipating this trend, it occurred sooner than expected, and Spatial expects this trend to continue in the engineering software market segment in which it operates.

         Spatial has experienced in the past and expects to continue to experience in the future significant fluctuations in quarterly operating results due to factors within and outside the company's control. Because Spatial's operating expenses to a large extent are fixed and are based in part on anticipated revenues, a substantial portion of which may not be generated until near the end of each quarter, Spatial may be unable to adjust spending in time to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales of Spatial's products in relation to the Company's expectations could have a material adverse impact on Spatial's operating results. Additionally, Spatial's revenues in the Component Technologies business are historically based on low volume, high value orders. Software license fees from a single contract are often in excess of $100,000; therefore, the receipt, delay or cancellation of a minimal number of customer orders can have a dramatic impact on license fee revenues in any given period.

         As of December 31, 1999, Spatial had net operating loss carryforwards totaling $16.2 million, which may be used to reduce future income taxes. Utilization of these net operating loss carryforwards may be limited under certain circumstances. See Note 6 of Notes to Consolidated Financial Statements.

         SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data of Spatial. The selected consolidated financial data as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from, and are qualified by reference to, Spatial's consolidated financial statements which have been audited by KPMG LLP, independent auditors. The consolidated statement of operations data set forth below for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this proxy statement. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data at June 30, 2000, are derived from, and are qualified by reference to, the unaudited financial statements included herein. The accompanying unaudited financial information as of June 30, 2000 and for the six-month periods ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six-month periods ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year. The data should be read in conjunction with the consolidated financial statements and related notes included herein (in thousands, except per share data):

                                                                         YEAR ENDED                             SIX MONTHS ENDED
CONSOLIDATED STATEMENT OF OPERATIONS DATA:                               DECEMBER 31,                               JUNE 30,
                                                    ------------------------------------------------------    --------------------
                                                      1995        1996       1997        1998       1999        1999        2000
                                                    --------    --------   --------    --------   --------    --------    --------
Revenue:
  License fees ..................................   $  5,318    $  5,308   $  4,854    $  6,253   $  5,412    $  2,956    $  2,160
  Royalties .....................................      1,341       2,243      2,866       3,922      4,875       2,359       2,397
  Services ......................................      2,687       3,079      3,164       4,175      4,613       2,339       2,695
                                                    --------    --------   --------    --------   --------    --------    --------
Total revenue ...................................      9,346      10,630     10,884      14,350     14,900       7,654       7,252
                                                    --------    --------   --------    --------   --------    --------    --------

Gross profit ....................................      8,397       9,612     10,059      13,586     13,768       7,119       5,959
                                                    --------    --------   --------    --------   --------    --------    --------

Operating expenses:
  Sales and marketing ...........................      3,168       3,840      4,477       5,213      5,918       2,675       3,782
  Research and development ......................      3,248       4,167      4,619       5,678      7,742       3,430       5,398
  General and administrative ....................      1,284       1,457      2,393       2,097      2,362         966       1,796
  Acquired in-process research and development ..         --          --        621          --        500         500          --
  Merger costs ..................................         --          --         --         319         --          --          --
                                                    --------    --------   --------    --------   --------    --------    --------
Total operating expenses ........................      7,700       9,464     12,110      13,307     16,522       7,571      10,976

Earnings (loss) from operations .................        697         148     (2,051)        279     (2,754)       (452)     (5,017)
                                                    --------    --------   --------    --------   --------    --------    --------
Net earnings (loss) .............................   $    414    $     11   $ (1,820)   $    201   $ (2,861)   $   (545)   $ (5,050)
                                                    ========    ========   ========    ========   ========    ========    ========

Earnings (loss) per common share (1):
  Basic .........................................   $   0.09    $   0.00   $  (0.21)   $   0.02   $  (0.31)   $  (0.06)   $  (0.46)
  Diluted .......................................   $   0.05    $   0.00   $  (0.21)   $   0.02   $  (0.31)   $  (0.06)   $  (0.46)

Weighted average number of common shares
outstanding (1):
  Basic .........................................      4,419       3,411      8,849       9,199      9,345       9,284      10,914
  Diluted .......................................      8,595       6,781      8,849       9,307      9,345       9,284      10,914

CONSOLIDATED BALANCE SHEET DATA:                                        DECEMBER 31,                       JUNE 30,
                                                   -----------------------------------------------------   --------
                                                     1995        1996       1997       1998       1999       2000
                                                   --------    --------   --------   --------   --------   --------
Cash and cash equivalents ......................   $    225    $  8,441   $  5,795   $  4,534   $  1,324   $  3,331
Working capital (deficit) ......................     (1,187)      7,545      5,703      5,349      1,977      3,244
Total assets ...................................      3,083      11,468     10,751     11,589     10,072     13,221
Long-term debt and capital lease obligation ....         --         451        249         79         --         --
Redeemable preferred stock (2) .................     14,155          --         --         --         --         --
Total stockholders' equity (deficit) ...........    (14,714)      7,890      7,269      7,802      5,878      7,839

(1) Diluted earnings per share and weighted average common shares outstanding for 1995 and 1996 gives effect to the conversion of all outstanding shares of mandatorily redeemable preferred stock into 4,099,598 shares of common stock pursuant to the Company's initial public offering ("IPO") in October 1996. As a result of the IPO in 1996, conversion of preferred stock is not applicable for 1997, 1998 and 1999.

(2)      Converted to common stock in 1996.

QUARTERLY RESULTS

         The following table sets forth certain quarterly consolidated financial data for the periods indicated. This quarterly information is unaudited. In the opinion of management, such unaudited information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the periods. The operating results for any quarter are not necessarily indicative of results for any future period.

(In thousands)                                                             THREE MONTHS ENDED
                                           --------------------------------------------------------------------------------
                                           MAR. 31    JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30    SEP. 30    DEC. 31
                                            1998       1998      1998      1998      1999      1999       1999       1999
                                           -------    -------   -------   -------   -------   -------    -------    -------
Revenue:
     License fees ......................   $   936    $ 1,759   $ 1,760   $ 1,798   $ 1,670   $ 1,286    $ 1,552    $   904
     Royalties .........................     1,002        932       919     1,069     1,277     1,082      1,046      1,470
     Services ..........................       954        972       933     1,316     1,104     1,235      1,177      1,097
                                           -------    -------   -------   -------   -------   -------    -------    -------
Total revenue ..........................     2,892      3,663     3,612     4,183     4,051     3,603      3,775      3,471

Gross profit ...........................     2,736      3,512     3,446     3,892     3,827     3,292      3,470      3,179

Operating expenses:
     Sales and marketing ...............     1,241      1,242     1,351     1,379     1,433     1,242      1,494      1,749
     Research and development ..........     1,210      1,376     1,464     1,628     1,766     1,664      2,043      2,269
     General and administrative ........       434        594       561       508       475       491        444        952
     Acquired in-process research and ..        --         --        --        --        --       500         --         --
     development
     Merger costs ......................        --         --        --       319        --        --         --         --
                                           -------    -------   -------   -------   -------   -------    -------    -------
Total operating expenses ...............     2,885      3,212     3,376     3,834     3,674     3,897      3,981      4,970

Earnings (loss) from operations ........      (149)       300        70        58       153      (605)      (511)    (1,791)

Net earnings (loss) ....................   $  (192)   $   244   $    90   $    59   $    60   $  (605)   $  (510)   $(1,806)


(In thousands)                             THREE MONTHS ENDED
                                           ------------------
                                           MAR. 31    JUN. 30
                                            2000       2000
                                           -------    -------
Revenue:
     License fees ......................   $ 1,232    $   928
     Royalties .........................     1,427        970
     Services ..........................     1,409      1,286
                                           -------    -------
Total revenue ..........................     4,068      3,184

Gross profit ...........................     3,531      2,428

Operating expenses:
     Sales and marketing ...............     1,705      2,077
     Research and development ..........     2,436      2,962
     General and administrative ........       802        994
     Acquired in-process research and ..        --         --
     development
     Merger costs ......................        --         --
                                           -------    -------
Total operating expenses ...............     4,943      6,033

Earnings (loss) from operations ........    (1,412)    (3,605)

Net earnings (loss) ....................   $(1,454)   $(3,596)

         Until the second quarter in 1999 Spatial experienced four quarters of profitability. The net loss for five consecutive quarters beginning the quarter ended June 30, 1999 through the quarter ended June 30, 2000 is attributable to shortfalls in revenue, primarily from license fees as well as slower growth from royalty and service revenue. Also contributing to the net losses were higher operating expenses due to increased staffing and marketing activities in connection with Spatial's execution of its Internet-based business-to-business ASP model. During the quarter ended December 31, 1999, Spatial recognized bad debt expense totaling $383,000. For the quarter ended June 30, 1999, Spatial incurred acquired in-process research and development charges of $500,000 in connection with the acquisition of certain assets and liabilities of Sven Technology, Inc. During the quarter ended December 31, 1998, Spatial charged approximately $319,000 associated with the acquisition of IDA, primarily for legal, accounting and other costs associated with the integration of the two companies.

         RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated certain statement of operations data expressed as a percentage of total revenue:

                                                                                                  SIX MONTHS
                                                             YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                                        ---------------------------------     ---------------------
                                                          1997         1998        1999         1999         2000
                                                        --------     --------    --------     --------     --------
Revenue:
     License fees ...................................         45%          44%         36%          39%          30%
     Royalties ......................................         26           27          33           31           33
     Services .......................................         29           29          31           30           37
                                                        --------     --------    --------     --------     --------
Total revenue .......................................        100          100         100          100          100
                                                        --------     --------    --------     --------     --------

Gross profit ........................................         92           95          92           93           82
                                                        --------     --------    --------     --------     --------

Operating expenses:
     Sales and marketing ............................         41           36          39           35           52
     Research and development .......................         42           40          52           45           74
     General and administrative .....................         22           15          16           13           25
     Acquired in-process research and development ...          6           --           3            6           --
     Merger costs ...................................         --            2          --           --           --
                                                        --------     --------    --------     --------     --------
Total operating expenses ............................        111           93         110           99          151

Earnings (loss) from operations .....................        (19)%          2%        (18)%         (6%)        (69%)

Net earnings (loss) .................................        (17)%          1%        (19)%         (7%)        (70%)



         SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30,
1999

         For the six-month period ended June 30, 2000, total revenue decreased 5% to $7.3 million as compared to $7.7 million reported for the same six-month period in 1999, resulting from a decrease in license revenue partially offset by increased royalty and service revenue. License fees decreased 27% to $2.2 million in the six-month period ended June 30, 2000, as compared to $3.0 million reported for the comparable prior year period. The decrease in license fees for the six-month period ended June 30, 2000 results from competition and a trend in the high-end software market towards lower upfront license fees, in favor of increased royalty and service fees in future periods. Royalties remained flat at $2.4 million for the six-month period ended June 30, 2000, as compared to the same prior year period. Service revenue increased 15% to $2.7 million for the six-month period ended June 30, 2000, as compared to $2.3 million reported for the comparable period in 1999, reflecting growth in Spatial's installed customer base and increased services performed for these customers.

         For the six-month period ended June 30, 2000 international revenue decreased 34% and represented 34% of total revenue as compared to 48% for the comparable prior year period. The decrease in the ratio of international revenue for this six-month period is attributable to a decrease in the number of contracts executed and changes in key personnel in Europe and Japan. Domestic revenue increased 21% for the six-month period ended June 30, 2000, as compared to the same prior year period. Increased domestic revenue for the six-month period ended June 30, 2000, reflects an increase in the value of the contracts executed.

         COST OF REVENUE. Cost of revenue consists of support costs, royalty payments by Spatial to third party developers, manufacturing costs (primarily media duplication, manuals, and shipping) and amortization of purchased computer software. For the six-month period ended June 30, 2000, cost of sales increased 142% to $1.3 million from $535,000 reported in the comparable prior year period. The increase in cost of sales for all periods presented was primarily due to increased staffing costs associated with Spatial's customer support efforts in addition to increased royalty expenses to third party developers associated with certain component software translation tools. As a percent of total revenue, cost of revenue increased to 24% and 18% for the three and six months ended June 30, 2000, respectively, as compared to 9% and 7% for the comparable periods in 1999, respectively.

         SALES AND MARKETING EXPENSE. For the six-month period ended June 30, 2000 sales and marketing expense increased 41% to $3.8 million from $2.7 million reported for the six-month period ended June 30, 1999. Increased sales and marketing expense in 2000 as compared to 1999 is due to increased marketing efforts in Spatial's Web infrastructure for engineering services through its PlanetCAD division. In addition, for the six months ended June 30, 2000, Spatial realized certain operating expenses of Prescient Technologies, Inc. Spatial acquired Prescient in July 2000, however, prior to the close of the transaction, Spatial assumed responsibility for certain operating expenses of Prescient in order to protect specific intellectual property values. For the six-month period ended June 30, 2000 sales and marketing expense increased as a percent of total revenue to 52% versus 35% for the same prior year period.

         RESEARCH AND DEVELOPMENT EXPENSE. For the six-month period ended June 30, 2000 research and development expense increased 57% to $5.4 million from $3.4 million reported in the comparable prior year period. Increased research and development expense was due to increased staffing in support of Spatial's continued development of its Web infrastructure for engineering services through its PlanetCAD division, which includes the following application services:
3Dshare.com, Bits2PARTS.com and 3Dpublish.com. In addition, for the six months ended June 30, 2000, as noted above, Spatial assumed certain operating expenses of Prescient prior to completion of the acquisition. As a percent of total revenue, research and development expense increased to 74% for the six-month period ended June 30, 2000, from 45% for the comparable prior year period. Spatial accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, under which Spatial is required to capitalize software development costs after technological feasibility is established. Software development costs incurred after technological feasibility has been established to date have not been significant; therefore, Spatial has expensed all of these costs as research and development in the periods incurred.

         GENERAL AND ADMINISTRATIVE EXPENSE. For the six-month period ended June 30, 2000 general and administrative expense increased 86% to $1.8 million from $966,000 reported for the comparable prior year period. Increased general and administrative expense was due to administrative expenses, including legal and staffing costs, in support of Spatial's PlanetCAD division as well as increased bad debt reserve. As a percent of total revenue, general and administrative expense increased to 25% for the six-month period ended June 30, 2000, as compared to 13% for the comparable prior year period.

         ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. Acquired in-process research and development expense of $500,000 in the six months ended June 30, 1999 relates to the acquisition of certain assets and liabilities of Sven Technologies, Inc. Specifically, included in this expense were amounts allocated to three separate projects, which had not reached technological feasibility, and had no probable alternative future uses.

         OTHER INCOME (EXPENSE), NET. Other income increased to $105,000 for the six-month period ended June 30, 2000 from $82,000 for the comparable prior year period. Increased other income reflects higher interest income, as a result of higher cash balances due to the equity transaction completed by Spatial in February 2000. See "Liquidity and Capital Resources."

         INCOME TAX EXPENSE. For the six-month period ended June 30, 2000, income tax expense decreased to $138,000 from $175,000 for the same period in 1999. Decreased income tax expense in 2000 as compared to 1999 is due to decreased sales and taxable income in Japan.

         1999 COMPARED TO 1998

         REVENUE. For the year ended December 31, 1999, total revenue increased 4% to $14.9 million from $14.4 million reported for 1998, reflecting increased royalties and services, partially offset by a decline in license fees. License fees decreased 13% to $5.4 million in 1999 as compared to $6.3 million for 1998 due to a decrease in the average license fees received by Spatial per contract in 1999 as compared to 1998, partially offset by license fees for new product introductions in 1999. New product introductions in 1999 represented 27% of license fees versus 39% in 1998. Decreased average license fees resulted from competition and a trend in the high-end software market towards lower up front license fees. Royalties advanced 24% to $4.9 million from $3.9 million reported in 1998, reflecting an increase in the number of Spatial's customers shipping ACIS-based software applications and increased non-refundable prepaid royalties. Nonrefundable prepaid royalties increased to $1.5 million in 1999 from $330,000 reported in 1998. As a result of the trend in the high-end software market noted above, Spatial expects to continue to include up front prepaid royalties with its license agreements. Service revenue, derived from the sale of maintenance contracts and the performance of training and consulting services, increased 10% to $4.6 million for 1999 as compared to $4.2 million reported in 1998. The increase in service revenue resulted from growth in Spatial's installed customer base and increased consulting services performed for these customers.

         Geographically, revenue increased in Japan and the United States, partially offset by decreased revenue in Europe, Canada and Asia during 1999. Domestic revenue represented 53% of total revenue in 1999, an increase from 51% reported for 1998, reflecting an 8% increase to $7.9 million in 1999, from $7.3 million reported in 1998. International revenue remained flat at $7.0 million for 1999 and 1998. Revenue reported for Europe in 1999 decreased 14% to $3.7 million from $4.4 million reported in 1998. Revenue reported for Japan advanced 52% in 1999 to $3.1 million as compared to $2.0 million reported in the prior year period. Revenue for other geographic regions, including other parts of Asia and Canada, decreased 73% to $175,000 for 1999 from $641,000 reported for 1998.

         COST OF SALES. Total cost of sales increased 48% to $1.1 million for 1999, as compared to $764,000 reported in 1998. Cost of sales consists of royalty payments by Spatial to third party developers, customer support costs, manufacturing costs (primarily media duplication, manuals, and shipping) and amortization of purchased computer software. Total cost of sales increased primarily due to increased staffing in customer support. Customer support expense increased $202,000 (or 103%) in 1999 as compared to the prior year as a result of increased staffing in support of an increase in Spatial's installed customer base and engineering consulting services performed. Purchased computer software amortization costs increased $71,000 (or 35%) in 1999 as compared to 1998 as a result of software purchased in connection with the acquisition of Sven Technologies, Inc., as well as technology purchased in 1998. As a percent of total revenue, cost of sales increased to 8% in 1999 from 5% in 1998.

         SALES AND MARKETING EXPENSE. For the year ended December 31, 1999, sales and marketing expense increased 14% to $5.9 million from $5.2 million reported in 1998. Increased sales and marketing expense for 1999 as compared to 1998 was due to higher commissions paid in Japan in support of Japan's revenue growth and an across the board increase in travel related costs. Also contributing to increased Sales and Marketing expense was Spatial's increased investment in the roll out and marketing of its Internet based business, PlanetCAD. Spatial expects this trend to continue in 2000 as it rapidly moves to gain market share in the ASP market space. As a percent of revenue, sales and marketing expense increased from 36% in 1998 to 40% in 1999.

         RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased 37% to $7.7 million for 1999 as compared to $5.7 million reported in 1998. Research and development expense was higher in 1999 as compared to 1998 due to increased staffing in support of growing development efforts to enhance the existing ACIS product line in addition to the development of a new generation of web based business to business interoperability products. Increased development efforts on existing products during 1999 produced two major product releases with significant improvements in performance and functionality. Additionally, Spatial invested $1.7 million in the development of its web based interoperability product line, producing 3Dshare.com and the supporting ACIS(R) Pro-E, Catia and Step translators. Spatial expects its investment in research and development to increase in 2000 with the continued expansion of software offered from its internet based business to business ASP model. As a percent of revenue, research and development expense increased from 40% in 1998 to 52% in 1999. Spatial accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, under which Spatial is required to capitalize software development costs after technological feasibility is established. Capitalizable software development costs incurred to date have not been significant; therefore, Spatial has expensed all of these costs in the periods incurred.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased 13% to $2.4 million in 1999 from $2.1 million reported in 1998. Increased general and administrative expense for 1999 versus 1998 was primarily due to increased bad debt expense. Bad debt expense in 1999 was $569,000 as compared to $85,000 in 1998, as Spatial recognized the expense related to a few large balance accounts. Spatial believes future charges will not be at the level incurred in 1999. As a percent of revenue, general and administrative expense increased from 15% in 1998 to 16% in 1999.

         ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT AND MERGER COSTS. Acquired in-process research and development expense of $500,000 for 1999 relates to the acquisition of certain assets and liabilities of Sven.

Specifically included in this expense were amounts allocated to three separate projects which had not reached technological feasibility and had no probable alternative future uses. At the acquisition date each of these three projects was evaluated and it was determined that they were between 20% and 30% complete. The projects identified include development of two software components that would be sold as add-on extensions ("Husks") to Spatial's ACIS 3D Toolkit and viewing product line, which are referred to as the Level of Detail Husk and Large Model Viewing Husk, respectively. The third project involves integration of the purchased technology, as well as the software components noted above, with products and Internet based services Spatial released in the fourth quarter of 1999. Taking into consideration the percentage of completion, the fair values of the Level of Detail Husk, Large Model Viewing Husk, and integration project were determined to be $130,000, $210,000 and $160,000, respectively. The method used to determine the fair values was a discounted cash flow model, that assumed a 3-5 year period of cash inflow and a 22.5% risk adjusted discount rate. The expensing of the fair values of the identified projects at the date of acquisition was based on Spatial's evaluation of the nature, timing and status of these projects. Spatial, having substantial experience with the design, development and marketing of technical software products, concluded that the identified projects are complex, and the related technology is unique with respect to the computer engineering market segment in which it operates. Accordingly, Spatial believes there were significant risks associated with completing development of the identified projects, and that failure to deliver the related products and services, and to do so according to an established schedule, may have had an adverse effect on Spatial's ability to execute current business strategies. Merger costs of $319,000 in 1998 related to the acquisition of IDA and represent legal, accounting and other costs associated with the integration of the two companies. See Note 1 and 2 of Notes to Consolidated Financial Statements herein.

         OTHER INCOME (EXPENSE), NET. Other income reported in 1999 was $139,000 as compared to $238,000 in 1998, reflecting lower interest income, as a result of lower cash balances in 1999 as compared to 1998.

         INCOME TAX EXPENSE. Spatial's income tax expense decreased to $246,000 for 1999 from $316,000 for 1998 due to income tax expense incurred in 1998 of approximately $99,000 related to earnings by IDA, whereas no such expense was incurred in 1999. Spatial's net operating loss carry forwards are not available to offset IDA's taxable income. The remaining amount expensed in 1999 and 1998 includes only withholding taxes on foreign sales. See Note 6 of Notes to Consolidated Financial Statements herein.

         1998 COMPARED TO 1997

         REVENUE. For the year ended December 31, 1998, total revenue increased 32% to $14.4 million from $10.9 million reported for 1997, reflecting increases in all revenue categories. License fees increased 29% to $6.3 million in 1998 as compared to $4.9 million for 1997, as Spatial's component and interoperability product lines both contributed to increased license fees. Increased license fees were primarily due to an increase in the number of contracts executed in 1998 as compared to 1997. Additionally, new product introductions were a driving factor in increased license fees for the component business during 1998, accounting for more than 40% of new license revenue. Royalties increased 37% to $3.9 million from $2.9 million reported in 1997, reflecting an increase in the number of Spatial's customers shipping ACIS-based software applications. Maintenance and other revenue increased 32% to $4.2 million for 1998 as compared to $3.2 million reported in 1997. Maintenance and other revenue includes maintenance, training and consulting fees, all of which increased in 1998 as compared to 1997. Revenue from Spatial's OEM product line increased 28% to $12.4 million as compared to $9.7 million reported in 1997. Revenue derived from interoperability products and services increased 68% to $2.0 million from $1.2 million in 1997.

         Geographically, revenue increased in the United States and Europe during 1998, while Japan was substantially unchanged from the prior year. Domestic revenue represented 51% of total revenue in 1998, a decrease from the 54% reported for 1997. However, domestic revenue increased 24% to $7.3 million in 1998 as compared to $5.9 million reported in 1997. International revenue increased 41%, growing to $7.0 million in 1998 from $5.0 reported in the prior year due to increased revenue in Europe. Revenue reported for Europe in 1998 increased 61% to $4.4 million from $2.7 million reported in 1997. Revenue reported for Japan was unchanged at $2.0 million for 1998 and 1997. Revenue for other geographic regions, including other parts of Asia and Canada, increased 92% to $641,000 for 1998 from $333,000 reported for 1997 due to increased revenue in Canada.

         COST OF SALES. Total cost of sales decreased 7% to $764,000 for 1998, as compared to $825,000 reported in 1997. Cost of sales consists of royalty payments by Spatial to third party developers, customer support costs, manufacturing costs (primarily media duplication, manuals, and shipping) and amortization of purchased computer software. Total cost of sales decreased due to lower royalty and other manufacturing costs. Royalty expense decreased $92,000 in 1998 as compared to the prior year due to the acquisition of certain intellectual property rights from Three-Space Limited ("TSL") in December 1997. As part of this transaction, Spatial's royalty obligation to TSL was eliminated. See Note 2 of Notes to Consolidated Financial Statements. Manufacturing costs decreased $61,000 (or 44%) in 1998 as compared to 1997, reflecting cost savings derived from Spatial's transition to the use of on-line documentation and use of the internet to deliver certain product releases to its customers. As a percent of total revenue, cost of sales decreased to 5% in 1998 from 8% in 1997.

         SALES AND MARKETING EXPENSE. For the year ended December 31, 1998, sales and marketing expense increased 16% to $5.2 million from $4.5 million reported in 1997. Increased sales and marketing expense for 1998 as compared to 1997 was due to higher commission and travel related costs associated with increased revenue. As a percent of revenue, sales and marketing expense decreased from 41% in 1997 to 36% in 1998.

         RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased 23% to $5.7 million for 1998 as compared to $4.6 million reported in 1997. Research and development expense was higher in 1998 as compared to 1997 due to increased staffing in support of increased development efforts for existing products, as well as for new product offerings, including the ACIS(R) 3D Open Viewer, the ACIS(R) Healing Husk and the ACIS(R) IGES Translator Husk. Increased development efforts, on existing products during 1998 produced significantly enhanced functionality and performance, including new bending functionality, and enhanced blending capabilities. As a percent of revenue, software development costs decreased from 42% in 1997 to 40% in 1998. Spatial accounts for Software development expense in accordance with Statement of Financial Accounting Standards No. 86, under which Spatial is required to capitalize software development costs after technological feasibility is established. Capitalizable software development costs incurred to date have not been significant; therefore, Spatial has expensed all of these costs in the periods incurred.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense decreased 12% to $2.1 million in 1998 from $2.4 million reported in 1997. Decreased general and administrative expense for 1998 as compared to 1997 reflected lower payroll related expenses as a result of a decrease in staffing levels in 1998 as compared to 1997. As a percent of revenue, general and administrative expense decreased from 22% in 1997 to 15% in 1998.

         ACQUISITION RELATED COSTS. Charges associated with the December 1998 acquisition of IDA were approximately $319,000 and represent legal, accounting and other costs associated with the integration of the two companies. All of these costs were charged to operations in December 1998. Acquired in-process research and development expense of $621,000 in 1997 relates to the acquisition of certain intellectual property rights from TSL. Specifically included in this expense were amounts allocated to projects, which had not reached technological feasibility and had no probable alternative future uses. See Note 1 and 2 of Notes to Consolidated Financial Statements herein.

         OTHER INCOME (EXPENSE), NET. Other income reported in 1998 was $238,000 as compared to $341,000 in 1997, reflecting lower interest income, as a result of lower cash balances in 1998 as compared to 1997.

         INCOME TAX EXPENSE. Spatial's income tax expense increased to $316,000 for 1998 from $110,000 for 1997. Income tax expense for 1998 includes approximately $100,000 related to earnings by IDA prior to the December 1998 acquisition. Spatial's net operating loss carry forwards are not available to offset IDA's taxable income. The remaining amount expensed in 1998, as well as the 1997 expense includes only withholding taxes on foreign sales. See Note 6 of Notes to Consolidated Financial Statements herein.

         LIQUIDITY AND CAPITAL RESOURCES

         As of June 30, 2000, Spatial had $3.3 million in cash and cash equivalents. Cash and cash equivalents increased $2.0 million for the six months ended June 30, 2000, as compared to a decrease of $502,000 for the comparable prior year period. In February 2000, Spatial completed a private equity transaction, in which Spatial sold 1.9 million shares of common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock at $0.05 per warrant for $6.9 million. The warrants are exercisable at $6.50 per share. The proceeds from the transaction are invested in high grade commercial paper with maturities less than less than 90 days. As of

December 31, 1999, Spatial had $1.3 million in cash and cash equivalents, reflecting a decrease of $3.2 million from 1998. The decrease in cash and cash equivalents during 1999 was primarily due to Spatial's net loss and cash used in investing activities.

         Net cash used by operating activities was $3.8 million for the six-month period ended June 30, 2000 as compared to net cash provided by operations of $423,000 for the six-month period ended June 30, 1999. Net cash used by operations in 2000 was primarily the result of the net loss for the six-month period ended June 30, 2000 partially offset by increased deferred revenue and accounts payable. Cash provided by operations in the six-month period ended June 30, 1999 was primarily the result of increased accrued liabilities associated with cash payments made by Spatial to Sven Technology in the third and fourth quarters of 1999 in connection with the Sven Technology acquisition, partially offset by increased accounts receivable and decreased accounts payable. Net cash used by operating activities in 1999 was $1.6 million, reflecting a net loss of $2.9 million, offset by non-cash and other adjusting items in operating activities including depreciation, amortization, accounts receivable write-off and the write-off of acquired in-process research and development. Net cash used by operating activities was $150,000 in 1998, reflecting net income of $201,000 and cash provided by increased deferred revenue and accounts payable offset by increased accounts receivable and decreased accrued expenses. Net cash used by operating activities in 1997 was $1.2 million.

         Net cash used by investing activities totaling $1.2 million for the six-month period ended June 30, 2000 reflects $935,000 used for equipment purchases and $268,000 used for purchased computer software. Cash used by investing activities during the first half of 1999 includes $272,000 for equipment purchases and $650,000 for purchased computer software including $500,000 in connection with the Sven Technology acquisition. Cash used by investing activities was $1.7 million, $1.1 million, and $1.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash used by investing activities in 1999 includes $1.0 million used for capital equipment purchases, including personal computers and networking equipment to upgrade Spatial's infrastructure in support of the execution of its Internet based business model. In addition, Spatial used $219,000 to purchase certain technologies that are included in purchased computer software, and $500,000 in connection with the Sven Technology acquisition. Net cash used by investing activities in 1998 includes $629,000 used for capital equipment purchases, primarily personal computers and networking equipment and $446,000 for additions to purchased computer software. Net cash used by investing activities in 1997 reflects $911,000 for equipment purchases and $851,000 in connection with the acquisition of TSL. See Note 2 of Notes to Consolidated Financial Statements herein.

         Net cash provided by financing activities was $7.0 million for the six months ended June 30, 2000, due to proceeds from the equity transaction in February 2000. Net cash used by financing activities for the six-month period ended June 30, 1999 was $12,000 reflecting cash used for principal payments on debt partially offset by proceeds from the issuance of common stock in connection with the exercise of employee stock options. Net cash provided by financing activities was $51,000 during 1999 as compared to cash used by financing activities of $7,000 in 1998 and $391,000 provided in 1997. Net cash provided by financing activities in 1999 includes proceeds from the exercise of common stock options and the issuance of common stock pursuant to Spatial's employee stock purchase plan. Net cash used by financing activities in 1998 includes principal payments on debt, partially offset by proceeds from common stock issued pursuant to Spatial's employee stock purchase plan. Net cash provided by financing activities in 1997 reflects $525,000 from the issuance of common stock for cash and $319,000 in proceeds from exercise of common stock options and common stock issued under the employee stock purchase plan. Financing cash proceeds during 1997 were partially offset by cash used for principal payments on debt of $268,000 and dividend payments of $185,000.

         As of December 31, 1999, Spatial had accounts receivable of approximately $4.2 million for license fees and maintenance and other fees. Typically, the company's terms for payment on its accounts receivable are net 45 days from invoicing and shipment, and Spatial typically experiences collection cycles of 45 to 60 days domestically, and longer periods for international accounts. Spatial generally recognizes a substantial portion of its revenue near the end of each quarter and, as a result, the accounts receivable outstanding at the end of each quarter have averaged more than 30 days.

         As indicated in Management's Discussion and Analysis, Spatial has allocated significant resources to its Web based business, PlanetCAD. In addition, Spatial continues to experience significant fluctuations in operating results for its component software division. For the six month period ended June 30, 2000 both the Internet and component divisions contributed to the reported operating loss. To capitalize on its Internet market strategy, Spatial will continue to invest in its infrastructure, research and development and marketing. As a result, Spatial has been actively pursuing financing alternatives to meet the capital requirements needed for the execution of this business strategy. In July 2000, Spatial announced plans to sell the assets of its component business to Dassault Systemes in a cash transaction of which will net Spatial approximately $20.5 million. In addition, certain cross licensing agreements for component and Internet technologies will be executed as part of the transaction. In connection with this transaction, Dassault Systemes will increase its minority investment in Spatial. The transaction is subject to stockholder approval. Management believes that cash from the proposed transaction to sell the component business, together with existing cash and cash generated from operations, will be sufficient to meet Spatial's operating and capital requirements for the foreseeable future including at least the next twelve months. In the event that the transaction to sell Spatial's component division to Dassault Systemes is not completed, Spatial will be required to seek alternative sources of funding for operations. Such funding may not be available on a timely basis, in sufficient amounts or on terms acceptable to Spatial. Should Spatial not be able to raise additional capital, management believes it can scale back operations for both the Internet and component divisions such that cash generated from operations, together with existing cash, will be sufficient to meet Spatial's operating and capital requirements for the foreseeable future including at least the next twelve months.

         NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS No. 133, was issued by the FASB in June 1998. Spatial will be required to adopt SFAS No. 133 for the fiscal year ending December 31, 2001. However, because Spatial does not utilize derivative financial instruments, Spatial does not believe the impact of SFAS No. 133 will be material to Spatial's consolidated financial position or results of operations.

         In December 1998, the American Institute of Certified Public Accountants("AICPA") issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. Spatial has adopted SOP 98-9 effective for 1999 with no material effect on Spatial's consolidated financial statements.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements." SAB 101 provides guidance on revenue recognition issues. The Company does not anticipate any material effect from SAB 101 on Spatial's consolidated financial statements.

         FLUCTUATIONS IN QUARTERLY RESULTS

         Spatial has experienced in the past, and expects to continue to experience in the future, significant fluctuations in quarterly operating results due to a number of factors that are difficult to forecast, including, among others, the volume of orders received within a quarter, demand for Spatial's products, the product mix purchased by Spatial's customers, competing capital budget considerations of Spatial's customers, introduction and enhancement of products by Spatial and its competitors, market acceptance of new products, reviews in the industry press concerning the products of Spatial or its competitors, changes or anticipated changes in pricing by Spatial or its competitors and general economic conditions. Due to the foregoing factors, it is possible that Spatial's operating results for some future quarters may fall below the expectations of securities analysts and investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

         Not applicable.

         The affirmative vote of the holders of a majority of the outstanding shares of Spatial common stock as of the record date is required to approve the sale of the component software division.

                       THE BOARD OF DIRECTORS RECOMMENDS A
                           VOTE IN FAVOR OF PROPOSAL 1

                                   PROPOSAL 2

                    APPROVAL OF SALE AND ISSUANCE OF SPATIAL
                            COMMON STOCK TO DASSAULT

         The board of directors of Spatial has approved the sale and issuance by Spatial of additional shares of Spatial common stock to Dassault upon the terms and subject to the conditions set forth in a share purchase agreement to be entered into between Spatial and Dassault.
 The board proposes, and recommends
that the stockholders of Spatial approve the sale and issuance by Spatial of additional shares of Spatial common stock to Dassault.

GENERAL

         Spatial's common stock is listed and traded on the American Stock Exchange LLC (the "AMEX") under the symbol "STY." The AMEX requires stockholder approval prior to listing additional shares to be issued in connection with the sale by Spatial of common stock equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the common stock. In this instance, the sale and issuance of the shares to Dassault pursuant to the purchase agreement will not equal or exceed 20% of the outstanding shares of Spatial. However, due to the nature of the sale of the component software division and the on-going business relationship between Dassault and Spatial after that sale, as a matter of good corporate practice and in an effort to keep the stockholders informed, Spatial thought it appropriate to seek the approval of the stockholders of the issuance of additional shares of common stock to Dassault.

DESCRIPTION OF SHARE PURCHASE; TITLE AND AMOUNT OF SECURITIES ISSUED

         As an inducement to Spatial to enter into the purchase agreement for the sale of the component software division to Dassault, Dassault agreed to commit to make a $2.0 million investment in Spatial's PlanetCAD business, on the terms and subject to the conditions set forth in a share purchase agreement. Upon the receipt of the payment by Dassault of the investment amount, which is based on a price of $3.60 per share, Spatial will issue to Dassault 555,556 shares of Spatial's common stock. As a result of the acquisition, Dassault and Dassault Systemes will own, in the aggregate (including exercise in full of all outstanding warrants to acquire shares of common stock of Spatial owned by Dassault Systemes), 1,106,275 shares of the common stock of Spatial.

         The share purchase agreement provides that Dassault Systemes, subject to appropriate stockholder approval, will be entitled to the same registration rights granted to Dassault Systemes and certain other investors in connection with its acquisition of Spatial common stock and warrants to purchase the common stock on February 22, 2000. Those registration rights include a mandatory registration requiring Spatial to file with the Securities and Exchange Commission, no later than November 20, 2000, a registration statement covering the shares of common stock and warrants to purchase shares of common stock which were purchased on February 22, 2000. The registration rights also include "piggy-back" registration rights, which would be triggered if, during the period of time that Dassault Systemes holds shares of Spatial common stock subject to the registration rights, Spatial files a registration statement with the SEC offering for its own account or for the account of stockholders.

         Closing of the share purchase is conditioned upon receipt of the approval of Spatial's stockholders, but it is not conditioned upon the closing the sale of the component software division. The sale of the component software division is, as a practical matter, conditioned upon the closing of the share purchase since the closing of the share purchase is required to occur at the time of or before the closing of the sale of the component software division.

USE OF PROCEEDS

         Spatial plans to use the proceeds of Dassault's investment for general corporate purposes, including sales and marketing, research and development, capital expenditures and working capital. In addition, Spatial may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to make strategic investments. Spatial currently has no agreements with respect to any such acquisitions or investments. Pending any of these uses, Spatial intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF SECURITIES

         The securities to be issued by Spatial to Dassault in consideration of Dassault's $2.0 million cash investment in Spatial will be newly issued shares of Spatial's common stock, $0.01 par value per share. The shares of Spatial's common stock to be issued to Dassault under the share purchase agreement will carry the same rights as the outstanding shares of Spatial's common stock held by its existing stockholders.

         Spatial has adopted certain takeover defenses that may deter third parties from acquiring Spatial with the intent to quickly change control of Spatial. Spatial's certificate of incorporation requires the affirmative vote of two-thirds of the stockholders to remove a director from the board without cause. The certificate of incorporation also provides that all board vacancies are to be filled by the remaining directors. The stockholders of Spatial are not entitled to elect directors to fill vacancies without prior board approval other than at the annual meeting of the stockholders of Spatial. Finally, Spatial's bylaws prohibit less than two-thirds of the stockholders of Spatial from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. As a result, once elected, the directors may not be removed from office without cause until the next annual meeting of the stockholders. Therefore, a third party interested in taking control of Spatial quickly will not be able to do so unless the third party acquires two-thirds or more of the voting securities of Spatial at the time of the acquisition.

         Spatial has not declared and does not intend to declare in the foreseeable future any dividends on its shares of common stock. The holders of shares of Spatial's common stock do not have preemptive rights, and each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders.

REASONS FOR TRANSACTION; EFFECT ON RIGHTS OF EXISTING STOCKHOLDERS

         Spatial believes that Dassault's investment is a significant endorsement of PlanetCAD, and that it will be interpreted as such in PlanetCAD's market. It will also provide Spatial with additional working capital to be used in developing and marketing PlanetCAD to its targeted customers.

         The sale and issuance of the additional 555,556 shares of Spatial common stock to Dassault will have very little effect on the existing stockholders, other than the dilutive effect resulting from the issuance of shares of common stock.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE ISSUANCE OF THE ADDITIONAL SHARES OF SPATIAL COMMON STOCK TO DASSAULT.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 2

                                   PROPOSAL 3

                     APPROVAL OF THE AMENDMENT TO SPATIAL'S
                 CERTIFICATE OF INCORPORATION CHANGING ITS NAME

         The board of directors of Spatial has approved an amendment to Article I of Spatial's certificate of incorporation changing Spatial's name from Spatial Technology Inc. to PlanetCAD, Inc. The board proposes and recommends that the stockholders of Spatial approve the amendment to Spatial's certificate of incorporation upon the closing of the sale of the component software division to Dassault, for the sole purpose of changing Spatial's corporate name from Spatial Technology Inc. to PlanetCAD, Inc.

         In connection with the sale to Dassault of the component software division, Dassault is acquiring the goodwill and all other rights relating to the name "Spatial." Accordingly, the purchase agreement requires Spatial to amend its certificate of incorporation to change its corporate name after the closing of the transaction.

         The board believes that the name "Spatial" is closely linked to the component software division and is recognized in the industry as a leader in providing computer design and modeling software components. The board therefore believes that the name Spatial is valuable to the component software division and not as valuable to the PlanetCAD application service provider business. In addition, the board believes that changing Spatial's name will help avoid confusion after the sale of the component software division.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SPATIAL COMMON STOCK AS OF THE RECORD DATE IS REQUIRED TO APPROVE THE AMENDMENT TO SPATIAL'S CERTIFICATE OF INCORPORATION.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 3

                                   PROPOSAL 4

                              ELECTION OF DIRECTORS

         There are seven nominees for the seven board positions presently authorized by the board of directors in accordance with Spatial's amended and restated by-laws. All of the nominees listed below are currently directors of Spatial whose term of office expires at the annual meeting of stockholders but who will serve as directors until the earlier of the election and qualification of their successors or their resignation. Each nominee listed below is currently a director of Spatial. Each director to be elected will hold office until the next annual meeting of stockholders and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         A PLURALITY OF THE VOTES OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IS REQUIRED FOR ELECTION OF THE DIRECTORS.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF EACH NAMED NOMINEE

NOMINEES

         The names of the nominees for the board of directors and certain information about them are set forth below:

   NAME                              AGE                POSITION HELD WITH SPATIAL
------------                       -------       ------------------------------------------
Richard M. Sowar.............        56          Chairman of the board of directors and Chief Technology Officer
R. Bruce Morgan..............        48          President, Chief Executive Officer and Director
Philip E. Barak (1) (2)......        48          Director
Chuck Bay....................        42          Director
Eugene J. Fischer............        54          Director
H. Robert Gill (1) (2).......        64          Director
M. Thomas Hull (2)...........        41          Director

----------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

         There are no family relationships among any of the directors, executive officers, or persons nominated or chosen by Spatial to become directors or executive officers of Spatial.

         RICHARD M. SOWAR founded Spatial in 1986 and has served as Chairman of the board of directors and Chief Technology Officer of Spatial since October 1998. He has served as a Director of Spatial since 1986. Mr. Sowar served as Treasurer of Spatial from 1986 to 1988, Vice President from 1986 to 1992, Senior Vice President, Advanced Technology from 1992 to 1994 and Chief Executive Officer from 1994 to October 1998. From 1980 to 1986, Mr. Sowar served as Vice President, Research and Development of Graftek, Inc., a CAD/CAM software company. Mr. Sowar received a B.S. in Mathematics from Marietta College and an M.S. in Operations Research from the University of Dayton and completed doctoral studies in Computer Science at the University of Colorado.

         R. BRUCE MORGAN was named President and Chief Executive Officer of Spatial Technology in October of 1998 after serving as Spatial's President and Chief Operating Officer since July of 1997. Prior to joining Spatial, Mr. Morgan served at ANSYS Inc. in senior marketing and business development positions. He was responsible for developing and implementing a strategy that helped re-establish ANSYS as a market leader in the computer-aided engineering industry.

         From 1991 through 1995, Bruce was Vice President of Sales and Marketing at Spatial Technology. He developed and executed the OEM business strategy that established Spatial's ACIS Geometric Modeler as the de facto standard for geometry creation in the mechanical computer-aided design industry. Prior to his position at Spatial, Mr. Morgan held executive Sales and Marketing management positions at Convergent Technologies and Burroughs Corporation (Unisys).

         Mr. Morgan holds a B.A. degree in Economics from Carleton University.

         PHILIP E. BARAK has served as a Director of Spatial since October 1994. Mr. Barak joined Nazem & Company in 1983 as Chief Financial Officer and is a special limited partner of Nazem & Associates II, L.P., which is the general partner of Nazem & Company II, L.P. Additionally, he is a general partner of Nazem & Associates IV, L.P., the general partner of Nazem & Co. IV, L.P., and Nazem & Associates Transatlantic, L.P., a general partner of Transatlantic Venture Fund, both affiliated venture capital funds. Mr. Barak has served as a director of various public and privately held companies. Mr. Barak holds a B.S. in Accounting from Rider University and is a Certified Public Accountant.

         CHUCK BAY has served as a Director of Spatial since June 2000. Mr. Bay is currently the Chief Executive Officer, President and a member of the board of directors of Broadbase Software, Inc. Mr. Bay joined Broadbase in January 1998 and previously served as its Chief Financial Officer, General Counsel and Executive Vice President of Operations. From July 1997 to January 1998, Mr. Bay served as Chief Financial Officer and General Counsel for Reasoning, Inc., a software company. From January 1995 to August 1997, Mr. Bay served as Chief Financial Officer and General Counsel, for Pure Atria Software, Inc., a software company. From April 1994 to January 1995, Mr. Bay served as President and Chief Financial Officer of Software Alliance Corporation, a software company. Mr. Bay holds a B.S. degree in business administration from Illinois State University and a J.D. degree from the University of Illinois.

         EUGENE J. FISCHER has served as a Director of Spatial since March 2000. Mr. Fischer co-founded Capstone Ventures in 1996. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer began his venture capital career in 1983 with Technology Funding and opened Pathfinder Ventures' West Coast office in 1988. Prior to 1983 he was the head of Bank of America's Sunnyvale Corporate Banking Group, managing a $250 million loan portfolio with clients ranging from venture-backed start-ups to Apple Computer, as well as several venture capital funds. Mr. Fischer serves as a director of Newgen Results Corp. Mr. Fisher holds a B.S. from the University of Minnesota and a M.S. from the University of California, Davis.

         H. ROBERT GILL has served as a Director of Spatial since December 1996. Mr. Gill has served as President, Chairman of the board of directors and Chief Executive Officer of MobileForce Technologies, Inc., a company which provides systems for managing vehicle fleets, since May 1997. Additionally, since April 1996, Mr. Gill has served as President of the Topaz Group, a provider of board consulting services. Before joining the Topaz Group, Mr. Gill served as Senior Vice President and President, Enhanced Products Group of Frontier Corporation following its merger with ALC Communications Corporation in December 1995. From January 1989 until the time of such merger, Mr. Gill served as President and Chief Executive Officer of ConferTech International, a publicly-traded corporation. Mr. Gill currently serves as a director of Qualmark Corporation. Mr. Gill received a B.E.E. from Indiana Institute of Technology, a M.S.E.E. from Purdue University and a M.B.A. from Pepperdine University.

         M. THOMAS HULL has served as a Director of Spatial since December 1996. Mr. Hull joined Visio Corporation ("Visio") in July 1994 as Third Party Sales Manager, was promoted to Director of Corporate and Strategic Sales in June 1996, and was promoted to Vice President Corporate and Direct Sales in October 1998, and Senior Vice President of Worldwide Sales where he managed Visio's 200 person worldwide sales organization. In January 2000, Microsoft Corporation acquired Visio. Mr. Hull is currently on leave from Microsoft. From December 1991 to June 1994, Mr. Hull held a management position at Traveling Software, Inc. ("TSI") where he managed sales of TSI products and technologies. Mr. Hull holds a B.S. in Electrical Engineering from the University of Washington.

FORMER DIRECTOR

         The following information is being provided with respect to a director of Spatial who resigned from his position after the end of the fiscal year ended December 31, 1999:

   NAME                              AGE                POSITION HELD WITH SPATIAL
------------                       -------       ------------------------------------------
Fred F. Nazem................        59          Director


         FRED F. NAZEM served as a Director of Spatial from its inception in 1986 until June 2000. He served as Chairman of the board of directors of Spatial from 1986 to October 1998. Since 1981, Mr. Nazem has been President of Nazem & Company and Managing Partner of the general partner of several Nazem & Company venture capital limited partnerships, which finance and strategically guide growing electronics and medical companies. He currently serves as a director of Oxford Health Plans, Inc., Mediconsult.com, Inc., as well as a number of privately held firms. Mr. Nazem holds a B.S. degree in biochemistry from Ohio State University, a M.S. in Physical Chemistry from the University of Cincinnati and a M.B.A. from Columbia University.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1999, the board of directors held six meetings. The entire board, except Mr. Nazem, attended 75% or more of the aggregate of the meetings of the board and of the committees on which they served, held during the period for which he was a director or committee member, respectively. The board of directors has an audit committee and a compensation committee but does not have a nominating committee.

         AUDIT COMMITTEE

         The audit committee makes recommendations to the board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by Spatial's independent certified public accountants and reviews Spatial's balance sheet, statement of operations and statement of cash flows for each interim period.

         The audit committee has reviewed and discussed the audited financial statements with the management of Spatial, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant's independence. Based upon the review and discussions referred to above in this paragraph, the audit committee recommended to the board of Spatial that the audited financial statements be included in Spatial's Annual Report on From 10-KSB for the last fiscal year for filing with the SEC.

         The audit committee is composed of the following three non-employee directors: Messrs. Barak, Gill and Hull, each of whom are independent under
Section 121(A) of the AMEX's listing standards. The audit committee met once during the fiscal year ended December 31, 1999. Spatial's board has adopted a written charter of the audit committee, a conformed copy of which attached to this proxy statement as Appendix C.

         COMPENSATION COMMITTEE

         The compensation committee makes recommendations concerning salaries and incentive compensation for officers and employees of Spatial. The compensation committee is composed of the following two non-employee directors:
Messrs. Barak and Gill. The compensation committee met once during the fiscal year ended December 31, 1999.

EXECUTIVE OFFICERS

         The executive officers of Spatial are as follows:

   NAME                              AGE                POSITION HELD WITH SPATIAL
------------                       -------       ------------------------------------------
R. Bruce Morgan..............        48          President and Chief Executive Officer
Richard M. Sowar.............        56          Chief Technology Officer
Todd S. Londa................        36          Vice President, Administration, Corporate Controller and Secretary


----------
See "Proposal 4 - Election of Directors" for the biographies of Mr. Morgan and Mr. Sowar.

         TODD S. LONDA joined Spatial in December 1995 as Finance Manager, and was promoted to Director of Finance & Administration and Corporate Controller in November 1997. In October 1998, Mr. Londa was promoted to Vice President, Administration and Corporate Controller. From 1993 to November 1995, Mr. Londa served as a senior financial analyst at Network Associates, Inc., a network security and management software company. Mr. Londa holds a B.B.A. from the University of Michigan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Spatial's directors and executive officers, and persons who own more than ten percent of a registered class of Spatial's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Spatial common stock and other equity securities of Spatial. Officers, directors and holders of greater than ten percent of Spatial's common stock are required by regulations of the SEC to furnish Spatial with copies of all Section 16(a) forms they file.

         To Spatial's knowledge, based solely on a review of the copies of such reports furnished to Spatial and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all of Spatial's officers, directors and holders of greater than ten percent of Spatial's common stock complied with the applicable filing requirements of Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth, for the fiscal years ended December 31, 1997, 1998 and 1999, certain compensation awarded or paid to, or earned by, Spatial's Chief Executive Officer and its four next most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                                                     ---------------------
                                                          ANNUAL COMPENSATION             SECURITIES
                                                     ------------------------------
                                                        SALARY            BONUS           UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR          $                $           OPTIONS (#)(1)        COMPENSATION
-------------------------------------       ------   --------------    ------------    ----------------   ----------------------
R. Bruce Morgan ........................     1999      $170,000          $34,125            50,000             $    240(2)
 President and Chief Executive Officer       1998       154,167           81,250            50,000                  240(2)
                                             1997        75,000           45,000           250,000               17,120(3)

Richard M. Sowar........................     1999       150,000           13,125                --                  240(2)
 Chief Technology Officer                    1998       126,250           40,625            50,000                  240(2)
                                             1997       120,000           35,000                --                  240(2)

Lee Cole(4).............................     1999       120,000            9,750            60,000                  240(2)
 Vice President, Engineering

William Turcotte II(5)..................     1999       110,000           15,750            50,000               20,180(6)
 Vice President, Interoperability
 Solutions                                   1998            --               --                --                   --

Karlheinz Peters(7).....................     1999       120,000           21,000                --                3,494(8)
 Senior Vice President, Worldwide            1998       215,685(9)            --            25,000               12,963(10)
 Operations                                  1997       215,371(11)           --                --                   --


----------

(1)  Options are stock options granted under Spatial equity incentive plans.

(2) Represents matching payments made by Spatial to the individual's account under Spatial's 401(k) plan.

(3) Includes: (i) $17,000 reimbursement for relocation expenses and (ii) $120 matching payment made by Spatial to Mr. Morgan's 401(k) account.

(4) Mr. Cole started employment with Spatial in January 1999. Mr. Cole's employment with Spatial terminated June 30, 2000.

(5) Mr. Turcotte started employment with Spatial in December 1998. Mr. Turcotte's employment with Spatial terminated March 31, 2000.

(6) Includes: (i) $20,000 reimbursement for relocation expenses and (ii) $180 matching payment made by Spatial to Mr. Turcotte's 401(k) account.

(7)  Mr. Peters' employment with Spatial terminated March 31, 2000.

(8) Includes: (i) $3,264 reimbursement for relocation expenses and (ii) $230 matching payment made by Spatial to Mr. Peters' 401(k) account.

(9) Salary is based on an exchange rate of 1.7576 DM/$, which is based on a five quarter average from the last quarter of 1997 and each of the four quarters in 1998. Includes commission in the amount of $73,446, earned in fiscal 1998.

(10) Represents amounts paid for relocation from Germany to the United States.

(11) Salary is based on an exchange rate of 1.7036 DM/$, which is based on a five quarter average from the last quarter of 1996 and each of the four quarters in 1997. Salary also includes commission in the amount of $86,231, earned in fiscal 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding options granted to each of the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1999:

                                            Number Of            Percent Of
                                           Securities          Total Options
                                           Underlying            Granted To
                                             Options            Employees In       Exercise Price
Name                                       Granted(#)            1999(%)(1)         ($/Share)(2)        Expiration Date
----------                              ------------------    -----------------    ---------------     -------------------

R. Bruce Morgan..................            50,000                7.95%              $2.9375               May 2009
Lee A. Cole......................            50,000                7.95%              $3.7500            September 2000
                                             10,000                1.59%              $2.9375            September 2000
William Turcotte II..............            50,000                7.95%              $3.7500              June 2000

----------

(1)  Based on 628,811 options granted in 1999.
(2) The exercise price per share of options granted was equal to the fair market value of the common stock on the date of grant.
(3) Options granted are immediately exercisable and are subject to repurchase by Spatial prior to the completion of the vesting of such shares.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

         The following table sets forth information with respect to (i) the exercise of stock options by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1999, (ii) the number of securities underlying unexercised options held by such named executive officers as of December 31, 1999 and (iii) the value of unexercised in-the-money options (that is, options for which the fair market value of the common stock at December 31, 1999 exceeded the exercise price) as of December 31, 1999:


                                                                                              Value of Unexercised Options
                                                     Number of Unexercised Options at        In-The-Money Options At Fiscal
                                     Shares                 Fiscal Year-End (1)                       Year-End (1) (2)
                                    Acquired        ----------------------------------    ------------------------------------
                                  on Exercise
Name                                  (#)            Exercisable       Unexercisable        Exercisable        Unexercisable
----------                      ----------------    -------------    -----------------    ---------------    -----------------

R. Bruce Morgan...............        --              168,750            181,250            $504,468             $479,688
Richard M. Sowar..............        --              123,333             57,500            $ 35,938             $107,813
Lee A. Cole...................        --                 --               60,000            $   --               $ 68,125
William Turcotte II...........        --               12,501             37,499            $ 12,501             $ 37,499
Karlheinz Peters..............       8,333             58,333             33,333            $ 31,770             $ 51,563

----------
(1) For purposes of this table, valuation is based on vested options for each named executive officer set forth in the summary compensation table above. Certain options granted to such individuals include early exercise provisions, the value of which is not included in this table.
(2) Based on the fair market value of the common stock as of December 31, 1999 as reported on the American Stock Exchange, $4.75, minus the exercise price, multiplied by the number of shares underlying the option.
(3) Mr. Peters exercised all of these options in July 1999, at a price of $3.00 per share.

COMPENSATION OF DIRECTORS

         Each director of Spatial is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Additionally, each non-employee director of

Spatial receives $1,000 compensation for each regular or special meeting of the board of directors at which he is in attendance and $500 compensation for each committee meeting of the board of directors at which he is in attendance.

         Each non-employee director of Spatial also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only directors of Spatial who are not otherwise employed by Spatial or an affiliate of Spatial are eligible to receive such options. Options granted to non-employee directors are non-discretionary. Each non-employee director is automatically granted an option to purchase 15,000 shares of common stock on the date such non-employee director is elected to the board of directors. Additionally, on the date of each annual meeting of the stockholders of Spatial, each non-employee director who has been a non-employee director continuously for the preceding year will automatically be granted an option to purchase 7,500 shares of common stock. Each other non-employee director will automatically be granted an option to purchase a number of shares of common stock equal to 7,500 multiplied by a fraction, the numerator of which will be the number of days such person has been a non-employee director of Spatial and the denominator of which will be 365. The exercise price of options granted to non-employee directors will be the fair market value of the common stock on the date of grant. Options granted pursuant to the Directors' Plan vest in four equal annual installments beginning one year from the date of grant and are immediately exercisable, subject to repurchase by Spatial prior to the vesting of such shares upon the optionee's cessation of service to Spatial.

         Spatial entered into a consulting agreement with Charles Bay, a non-employee director of Spatial, on July 7, 2000. Under this agreement, Spatial agreed to issue options to purchase an additional 65,000 shares of Spatial common stock to Mr. Bay in addition to the non-discretionary grant of options to purchase 15,000 shares of Spatial common stock. Of the additional grant, 25,000 options will vest in equal annual increments over four years, and the remaining 40,000 options will vest on the fifth anniversary of the date of the option grant. However, the vesting of the 40,000 options may be accelerated based on Mr. Bay's performance of strategic and financial consulting services for Spatial and Spatial's achieving financial milestones.

EMPLOYMENT AGREEMENTS

         Spatial entered into an employment agreement with R. Bruce Morgan, an executive officer of Spatial, on July 1, 1997. This agreement provides for (i) an annual base salary of $170,000, (ii) a discretionary bonus in an amount up to $25,000 per quarter determined solely by the compensation committee of the board of directors, (iii) one-time relocation expenses up to a maximum of $25,000 in the aggregate, (iv) eligibility for standard benefits of Spatial and (v) a loan by Spatial to Mr. Morgan in the amount of $25,000. The agreement may be terminated by either Spatial or Mr. Morgan at any time, with or without cause or advance notice. In the event that Spatial terminates Mr. Morgan's employment without cause, Mr. Morgan will receive a lump sum severance payment in an amount equal to six months of Mr. Morgan's base salary in exchange for the execution of a release of all claims against Spatial by Mr. Morgan. The board of directors subsequently increased the base compensation payable to Mr. Morgan to $250,000 per year and the quarterly discretionary bonus in an amount up to $18,750.

         Spatial entered into a separation agreement with Karlheinz Peters on April 1, 2000. Under the terms of the agreement, Mr. Peters will receive six months of his normal salary, a lump sum payment of $30,000 in lieu of any relocation expenses, the laptop computer used during his employment, payment for 138 hours of unused vacation and acceleration of his remaining unvested stock options. In return for such payments, Mr. Peters agreed to release and waive any current or future claims he may have against Spatial under any applicable laws.

         Spatial entered into a separation agreement with Lee Cole as of July 1, 2000. Under the terms of the agreement, Mr. Cole received a lump sum payment of $77,500, payment for unused vacation accrued through June 30, 2000, medical, vision and dental benefits through December 31, 2000, and vesting of options to purchase 25,000 shares of Spatial not vested as of June 30, 2000. In return for such payments, Mr. Cole agreed to release and waive any current or future claims he may have against Spatial under any applicable laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 22, 2000, Spatial issued an aggregate of 1.9 million shares of common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock at $0.05 per warrant, exercisable at $6.50 per share, for $6.9 million to certain investors including Capstone Ventures SBIC, L.P. Mr. Fischer is a member of the general partner of Capstone. Mr. Fischer was elected a director of Spatial pursuant to the terms of the Stock Purchase Agreement, dated February 22, 2000, by and among Spatial and the aforementioned investors, which provides that Capstone will have the right designate a director on Spatial's board of directors for so long at the investors collectively own 10% of Spatial's outstanding common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Spatial's common stock as of September 30, 2000 by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary of Compensation Table; (iii) all executive officers and directors of Spatial as a group; and (iv) all those known by Spatial to be beneficial owners of more than five percent of its common stock.

                                                                        BENEFICIAL OWNERSHIP(1)
               NAME AND ADDRESS OF                     ------------------------------------------------------------
                  BENEFICIAL OWNER                          NUMBER OF SHARES               PERCENT OF TOTAL(2)
             ----------------------------              ---------------------------     ----------------------------

Special Situations Fund III(3)................                 1,418,100                          11.98%
     153 E. 53rd Street, 51st Floor
     New York, New York 10022
New York Life Insurance Company(4)............                   951,899                           8.01
     51 Madison Avenue, Room 206
     New York, New York 10010
Capstone Ventures SBIC, L.P.(5)..............                    786,232                           6.48
     3000 Sand Hill Road
     Building 1, Suite 290
     Menlo Park, CA  94025
The Roser Partnership III, SBIC, L.P.(6).....                    673,914                           5.57
     1105 Spruce Street
     Boulder, CO  80302
Eugene J. Fischer(7)..........................                   801,232                           6.59
Richard M. Sowar(8)...........................                   376,968                           3.14
R. Bruce Morgan(9)............................                   298,334                           2.46
Philip E. Barak(10)...........................                    51,197                            *
Todd S. Londa(11).............................                    42,128                            *
H. Robert Gill(12)............................                    33,000                            *
M. Thomas Hull(12)............................                    33,000                            *
Chuck Bay(13)................................                     15,000                            *
William Turcotte II(14).......................                   447,150                           3.78
Karlheinz Peters(14)(15)......................                   101,799                            *
Lee Cole(14)(16)..............................                    40,001                            *
All executive officers and directors
     as a group (10 persons)(16)..............                 2,199,808                          17.15

----------
* Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Spatial common stock subject to options and warrants currently exercisable within 60 days of February 29, 2000, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Spatial common stock shown as beneficially owned by them.
(2) Percentage of ownership is based on 11,795,274 shares of Spatial common stock outstanding.
(3) Special Situations Fund III, L.P. ("SSF III"), Special Situations Technology Fund, L.P. ("Technology fund"), Special Situations Cayman Fund, L.P. ("Cayman Fund"), MGP Advisers Limited Partnership ("MGP"), SST Advisers, L.L.C. ("SST"), AWM Investment Company, Inc. ("AWM"), Austin W. Marxe and David M. Greenhouse have together filed a Schedule 13G/A pursuant to which they report sole or shared voting and dispositive power over an aggregate of 1,418,100 shares owned as of December 31, 1999, of which 945,000 shares are owned by SSF III, 171,400 shares are owned by SST and 300,400 shares are owned by the Cayman Fund. The principal business of SSF III, the Technology fund and the Cayman Fund (individually, a "Fund" and, collectively, the "Funds") is to invest in equity and equity related securities. The principal business of MGP is to act as the general partner of and the investment adviser of SSF III. The principal business of SST is to act as general partner of and the investment adviser of the Technology Fund. The principal business of AWM is to act as the general partner of MGP and as the general partner of and the investment adviser to the Cayman Fund. (MGP, SST and AWM are, collectively, the "Advisers"). The principal occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
(4) Includes 48,676 shares of common stock issuable upon exercise of outstanding warrants.
(5) Includes 304,408 shares of common stock issuable upon exercise of outstanding warrants.
(6) Includes 260,870 shares of common stock issuable upon exercise of outstanding warrants.
(7) Includes 15,000 shares subject to stock options that are exercisable within 60 days of August 31, 2000, 481,884 shares held of record by Capstone Ventures SBIC, L.P. and 304,348 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Fischer is a managing partner of Capstone. Mr. Fischer shares voting power with respect to the shares held by Capstone with Barbara L. Santry.
(8) Includes 155,833 shares subject to stock options that are exercisable within 60 days of September 30, 2000.
(9) Includes 273,251 shares subject to stock options that are exercisable within 60 days of September 30, 2000, 12,333 shares owned by RMI Inc., an entity of which Mr. Morgan is the sole shareholder. As the president of RMI Inc., Mr. Morgan exercises sole authority over the voting and disposition of the shares.
(10) Includes 37,638 shares subject to stock options and warrants that are exercisable within 60 days of September 30, 2000.
(11) Includes 41,541 shares subject to stock options that are exercisable within 60 days of September 30, 2000.
(12) Includes 33,000 shares subject to stock options that are exercisable within 60 days of September 30, 2000.
(13) Includes 15,000 shares subject to stock options that are exercisable within 60 days of September 30, 2000.
(14) Messrs. Turcotte, Peters and Cole have ceased to be executive officers of Spatial since December 31, 1999.
(15) Includes 83,333 shares subject to stock options that are exercisable within 60 days of September 30, 2000.
(16) Includes an aggregate of 1,031,945 shares subject to stock options and warrants that are exercisable within 60 days of August 31, 2000.

                                   PROPOSAL 5

                        APPROVAL OF STOCK INCENTIVE PLAN

         The Spatial board of directors has approved the 2000 Stock Incentive Plan, subject to approval from our stockholders at this meeting. The board is asking Spatial stockholders to approve our 2000 Stock Incentive Plan as it believes that the plan is essential to our continued success. In the judgment of the board of directors, an initial or increased grant under the 2000 Stock Incentive Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of the participants in the 2000 Stock Incentive Plan with Spatial's stockholders. The board proposes, and recommends that the stockholders approve, the 2000 Stock Incentive Plan.

         A conformed copy of the 2000 Stock Incentive Plan is included as Appendix D to this proxy statement. The summaries of portions of the 2000 Stock Incentive Plan set forth in this proxy statement are qualified in their entirety by reference to the full text of the 2000 Stock Incentive Plan, and you are encouraged to read it carefully and in its entirety before voting on this proposal 5.

SUMMARY OF THE PLAN

         The purpose of the 2000 Stock Incentive Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of Spatial. As of September 30, 2000, there were 2,000,000 shares of common stock available for grant under the 2000 Stock Incentive Plan. On September 30, 2000, the closing price of our common stock was $2.19 per share.

         Because participation and the types of awards under the 2000 Stock Incentive Plan are subject to the discretion of the compensation committee, the benefits or amounts that will be received by any participant or groups of participants if the 2000 Stock Incentive Plan is approved are not currently determinable. As of October 12, 2000, there were approximately 3 executive officers, 175 employees and 5 non-employee directors of Spatial who would be eligible to participate in the 2000 Stock Incentive Plan.

DESCRIPTION OF THE PLAN

         ADMINISTRATION. The 2000 Stock Incentive Plan is administered by the compensation committee. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

         The common stock issued or to be issued under the 2000 Stock Incentive Plan consists of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2000 Stock Incentive Plan.

         ELIGIBILITY. Awards may be made under the 2000 Stock Incentive Plan to employees of or consultants to Spatial or any of our affiliates, including any such employee who is an officer or director of Spatial or of any affiliate in consideration of services provided or to be provided to Spatial.

         AMENDMENT OR TERMINATION OF THE PLAN. The Spatial board of directors may terminate or amend the plan at any time and for any reason. However, amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

         OPTIONS. The 2000 Stock Incentive Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

         The exercise price of each stock option may not be less than 100% of the fair market value of Spatial common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that Spatial grants in substitution for options held by employees of companies that Spatial acquires. In such case, the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

         The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

         In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of Spatial common stock (which if acquired from Spatial have been held by the optionee for at least six months), by means of a broker-assisted cashless exercise or by a promissory note.

         Stock options granted under the 2000 Stock Incentive Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, Spatial may permit limited transfers of nonqualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

         OTHER AWARDS. The compensation committee may also award:

         o        shares of common stock subject to restrictions

         o deferred stock, credited as deferred stock units, but ultimately payable in the form of unrestricted shares of common stock in accordance with the participant's deferral election

         o        common stock units subject to restrictions

         o shares of common stock at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the 2000 Stock Incentive Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants

         o dividend equivalent rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock

         o a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee

         o a right to receive a number of shares, subject to the attainment of specified performance goals (summarized in the next paragraph and detailed below)

         o performance and annual incentive awards, ultimately payable in stock or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria. The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria.

         The compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, must comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In modifying, amending or adjusting the terms of an award to covered employees (or likely covered employees), the compensation committee may not take any action with respect to the employee that would cause any payment to the employee to fail to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

         EFFECT OF CERTAIN CORPORATE TRANSACTIONS. Certain change of control transactions involving Spatial, such as a sale of Spatial, may cause awards granted under the 2000 Stock Incentive Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

         ADJUSTMENTS FOR STOCK DIVIDENDS AND SIMILAR EVENTS. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2000 Stock Incentive Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

         SECTION 162(M) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as Spatial to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the "covered employees"). However, performance-based compensation is excluded from this limitation. The 2000 Stock Incentive Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of
Section 162(m).

         The following criteria must be satisfied to qualify as performance-based:

         o the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

         o the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

         o the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

         o the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

         In the case of compensation attributable to stock options, the pre-establishment performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if (a) the grant or award is made by the compensation committee; (b) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and (c) under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant.

         One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

         o        total stockholder return;
         o such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;
         o        net income;
         o        pretax earnings;

         o earnings before interest expense, taxes, depreciation and amortization;

         o pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

         o        operating margin;

         o        earnings per share;

         o        return on equity;

         o        return on capital;

         o        return on investment;

         o        operating earnings;

         o        working capital;

         o        ratio of debt to stockholders' equity; and

         o        revenue.

         Under the Internal Revenue Code, a director is an "outside director" if he or she is not a current employee of the corporation; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the corporation; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the corporation in any capacity other than as a director.

         The maximum number of shares subject to options that can be awarded under the 2000 Stock Incentive Plan to any person is eight hundred thousand (800,000) per year in the year of hire and three hundred thirty thousand (330,000) per year thereafter. The maximum number of shares that can be awarded under the 2000 Stock Incentive Plan to any person, other than pursuant to an option, is eight hundred thousand (800,000) per year in the year of hire and three hundred thirty thousand (330,000) per year thereafter. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $500,000.00 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $1,500,000.00.

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. The grant of an option will not be a taxable event for the grantee or for Spatial. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). Spatial will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

         For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be a Spatial employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

         If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Spatial will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

         NON-QUALIFIED OPTIONS. The grant of an option will not be a taxable event for the grantee or Spatial. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

         If Spatial complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

         A grantee who has transferred a non-qualified stock option to a spouse, child, grandchild, parent or sibling by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includible in the grantee's estate for estate tax purposes.

         RESTRICTED STOCK. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         DEFERRED COMMON STOCK. There are no immediate tax consequences of receiving an award of deferred common stock under the 2000 Stock Incentive Plan. A grantee who is awarded deferred common stock will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the distribution date(s) under the deferral election, reduced by the amount, if any, paid for such shares. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         RESTRICTED STOCK UNITS. There are no immediate tax consequences of receiving an award of restricted common stock units under the 2000 Stock Incentive Plan. A grantee who is awarded restricted common stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         UNRESTRICTED COMMON STOCK. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         DIVIDEND EQUIVALENT RIGHTS. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         STOCK APPRECIATION RIGHTS. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2000 Stock Incentive Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If Spatial complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Spatial will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

         PERFORMANCE SHARE AWARDS. There are no immediate tax consequences of receiving an award of performance shares under the 2000 Stock Incentive Plan. A grantee who is awarded performance shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee pursuant to the award, reduced by the amount, if any, paid for such shares. Spatial generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

         Upon a grantee's disposition of performance shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

         PERFORMANCE AND ANNUAL INCENTIVE AWARDS. The award of a performance or annual incentive award will have no federal income tax consequences for Spatial or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If Spatial complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE 2000 STOCK INCENTIVE PLAN.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 5

                                   PROPOSAL 6

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The board of directors of Spatial has selected KPMG LLP as Spatial's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has audited Spatial's financial statements since fiscal year 1992. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of KPMG LLP as Spatial's independent auditors is not required by Spatial's bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board and the board of directors will reconsider whether to retain that firm as its independent auditors. Even if the selection is ratified, the audit committee and the board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that a change would be in the best interests of Spatial and its stockholders.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUESTED TO RATIFY THE SELECTION OF KPMG LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 6

                                  OTHER MATTERS

FORWARD-LOOKING STATEMENTS


         This proxy statement, including the appendices, contains "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934. The forward-looking statements are predictions or projections about future events and results. Future events and actual results, financial or otherwise, may differ materially from the predictions and projections contained in or implied by the forward-looking statements. Factors that might cause such differences include the risks and uncertainties involved in Spatial's business, including, but not limited to, the possibility that the conditions to closing of the sale of the component software division will not be satisfied, including the possible inability to obtain regulatory approvals required to consummate the sale of the component software division, the effect of economic and market conditions on the potential success of PlanetCAD, the impact of current or pending legislation and regulation and the other risks and uncertainties discussed under the heading "The Transaction - Special Considerations" beginning on page 22 of this proxy statement.


SOLICITATION

         Spatial will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Spatial beneficially owned by others to forward to such beneficial owners. Spatial may reimburse persons representing beneficial owners of common stock of Spatial for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Spatial. No additional compensation will be paid to directors, officers or other regular employees for such services, but they will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their solicitation efforts.

STOCKHOLDER PROPOSALS

         Spatial anticipates that its next annual meeting of stockholders will be held on or about May 7, 2001. The deadline for submitting a stockholder proposal for inclusion in Spatial's proxy statement and form of proxy for Spatial's next annual meeting of stockholders, as calculated pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is January 8, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is no earlier than February 6, 2001 and no later than March 8, 2001. Stockholders are also advised to review Spatial's bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. To be included in the proxy materials relating to Spatial's next annual meeting of stockholders, all proposals must be received at Spatial's principal executive offices on or before the above mentioned dates.

INDEPENDENT AUDITORS

         KPMG LLP serves as Spatial's independent auditors. A representative of KPMG LLP will be at the annual meeting to answer your questions regarding the financial statements of Spatial and will have the opportunity to make a statement if so desired.

OTHER PROPOSALS

         We know of no other matter to be acted upon at the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the accompanying form of proxy card as proxies by the holders of Spatial's common stock will vote thereon in accordance with their best judgment.

AVAILABLE INFORMATION

         Spatial is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Spatial with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at

Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material also can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Spatial is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the SEC. The SEC maintains an Internet site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, material filed by Spatial can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                             By Order of the board of directors



                                             Todd S. Londa
                                             Secretary


October 17, 2000

                         INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                            SPATIAL TECHNOLOGY INC.



Independent Auditors' Report .............................................................................      F-1

Consolidated Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 (unaudited)................      F-2

Consolidated Statements of Operations, years ended December 31, 1998 and 1999
and six months ended June 30, 1999 and 2000 (unaudited) ..................................................      F-3

Consolidated Statements of Stockholders' Equity, years ended December 31, 1998 and 1999
and six months ended June 30, 2000 (unaudited) ...........................................................      F-4

Consolidated Statements of Cash Flows, years ended December 31, 1998 and 1999
and six months ended June 30, 1999 and 2000 (unaudited) ..................................................      F-6

Notes to Consolidated Financial Statements ...............................................................      F-7


                                         PRESCIENT TECHNOLOGIES, INC.

Independent Auditors' Report .............................................................................     F-16

Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 (unaudited).............................     F-17

Statements of Operations, years ended December 31, 1998 and 1999 and six months
ended June 30, 1999 and 2000 (unaudited) .................................................................     F-18

Statements of Stockholders' Deficit, years ended December 31, 1998 and 1999 and
six months ended June 30, 2000 (unaudited) ...............................................................     F-19

Statements of Cash Flows, years ended December 31, 1998 and 1999 and
six months ended June 30, 1999 and 2000 (unaudited) ......................................................     F-20

Notes to Financial Statements ............................................................................     F-21


                            UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro Forma Condensed Combined Balance Sheet as of June 30, 2000 (unaudited)  ..............................     F-28

Pro Forma Condensed Combined Statement of Operations, six months ended June 30, 2000 (unaudited) .........     F-29

Pro Forma Condensed Combined Statement of Operations, year ended December 31, 1999 (unaudited)  ..........     F-30

Notes to Unaudited Pro Forma Condensed Combined Financial Statements .....................................     F-31

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Spatial Technology Inc.:

         We have audited the accompanying consolidated balance sheets of Spatial Technology Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spatial Technology Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                           KPMG LLP



Boulder, Colorado
January 27, 2000

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)



                                                    ASSETS

                                                                              December 31,
                                                                     --------------------------      June 30,
                                                                         1998           1999           2000
                                                                     -----------    -----------    -----------
                                                                                                   (unaudited)
Current Assets:
   Cash and cash equivalents .....................................   $     4,534    $     1,324    $     3,331
   Accounts receivable, net of allowance of $100, $199 and $250 in
         1998, 1999 and 2000 respectively ........................         3,981          4,156          4,475
   Prepaid expenses and other ....................................           542            691            819
                                                                     -----------    -----------    -----------
       Total current assets ......................................         9,057          6,171          8,625

Equipment, net (note 3) ..........................................         1,392          1,891          2,513
Purchased computer software, net (note 2) ........................         1,140          2,010          2,082
                                                                     -----------    -----------    -----------
         Total Assets ............................................   $    11,589    $    10,072    $    13,220
                                                                     ===========    ===========    ===========


                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable ..............................................   $       626    $     1,028    $     1,370
   Other accrued expenses ........................................         1,203          1,245          1,442
   Deferred revenue ..............................................         1,869          1,921          2,569
   Current maturities of long-term debt (note 4) .................            10             --             --
                                                                     -----------    -----------    -----------
       Total current liabilities .................................         3,708          4,194          5,381
                                                                     -----------    -----------    -----------

Long-term debt, less current maturities (note 4) .................            79             --             --
                                                                     -----------    -----------    -----------

Stockholders' Equity (note 5):
   Common stock, $.01 par value; 22,500,000 shares authorized:
9,239,791, 9,508,179 and 11,495,274 shares outstanding in
1998, 1999 and 2000 respectively .................................            92             95            115
   Additional paid-in capital ....................................        24,929         25,828         32,849
   Accumulated deficit ...........................................       (17,075)       (19,936)       (24,986)
   Accumulated other comprehensive loss ..........................          (144)          (109)          (139)
                                                                     -----------    -----------    -----------
       Total stockholders' equity ................................         7,802          5,878          7,839
                                                                     -----------    -----------    -----------
Commitments and contingencies (note 7)
         Total Liabilities and Stockholders' Equity ..............   $    11,589    $    10,072    $    13,220
                                                                     ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    Year ended               Six Months Ended
                                                                   December 31,                  June 30,
                                                           --------------------------    --------------------------

                                                               1998           1999           1999           2000
                                                           -----------    -----------    -----------    -----------
                                                                                                (unaudited)

Revenue:
   License fees ........................................   $     6,253    $     5,412    $     2,956    $     2,160
   Royalties ...........................................         3,922          4,875          2,359          2,397
   Services ............................................         4,175          4,613          2,339          2,695
                                                           -----------    -----------    -----------    -----------
         Total revenue .................................        14,350         14,900          7,654          7,252
                                                           -----------    -----------    -----------    -----------

Cost of sales:
   License fees ........................................           461            539            283            386
   Royalties ...........................................            39              9              9             --
   Services ............................................           264            584            243            907
                                                           -----------    -----------    -----------    -----------
         Total cost of sales ...........................           764          1,132            535          1,293
                                                           -----------    -----------    -----------    -----------

   Gross profit ........................................        13,586         13,768          7,119          5,959
                                                           -----------    -----------    -----------    -----------

Operating expenses:
   Sales and marketing .................................         5,213          5,918          2,675          3,782
   Research and development ............................         5,678          7,742          3,430          5,398
   General and administrative ..........................         2,097          2,362            966          1,796
   Acquired in-process research and development (note 2)            --            500            500             --
   Merger costs (note 1) ...............................           319             --             --             --
                                                           -----------    -----------    -----------    -----------
         Total operating expenses ......................        13,307         16,522          7,571         10,976
                                                           -----------    -----------    -----------    -----------

         Earnings (loss) from operations ...............           279         (2,754)          (452)        (5,017)

Other income (expense):
   Interest income .....................................           255            146             88            130
   Interest expense ....................................           (27)            (5)            --             --
   Other, net ..........................................            10             (2)            (6)           (25)
                                                           -----------    -----------    -----------    -----------
         Total other income ............................           238            139             82            105
                                                           -----------    -----------    -----------    -----------
         Earnings (loss) before income taxes ...........           517         (2,615)          (370)        (4,912)
Income tax expense (note 6) ............................           316            246            175            138
                                                                                         -----------    -----------
                                                           -----------    -----------    -----------    -----------
         Net earnings (loss) ...........................   $       201    $    (2,861)   $      (545)   $    (5,050)
                                                           ===========    ===========    ===========    ===========


Other comprehensive income (loss):
   Foreign currency translation adjustment .............           (29)            35              9            (30)
                                                           -----------    -----------    -----------    -----------
   Comprehensive income (loss) .........................   $       172    $    (2,826)   $      (536)   $    (5,080)
                                                           ===========    ===========    ===========    ===========


Earnings (loss) per common share:
     Basic .............................................   $      0.02    $     (0.31)   $     (0.06)   $     (0.46)
     Diluted ...........................................   $      0.02    $     (0.31)   $     (0.06)   $     (0.46)

Weighted average number of common shares outstanding:
     Basic .............................................         9,199          9,345          9,284         10,914
     Diluted ...........................................         9,307          9,345          9,284         10,914

See accompanying notes to consolidated financial statements.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)



                                                                       Common Stock            Additional
                                                                 --------------------------      paid-in
                                                                    Shares        Amount         -capital
                                                                 -----------    -----------    -----------

Balances at January  1, 1997 ..................................    8,385,484    $        84    $    23,342

Exercise of common stock options for cash .....................       64,496              1            168
Common stock issued under employee stock purchase plan ........       56,964              1            149
Common stock issued for purchased computer software (note 2) ..      250,000              2            388
Common stock issued for cash by pooled company ................      435,183              4            521
Purchase and retirement of treasury stock by pooled company ...      (50,779)            (1)             1
Net loss ......................................................           --             --             --
Foreign currency translation adjustment .......................           --             --             --
                                                                 -----------    -----------    -----------
Balances at December 31, 1997 .................................    9,141,348    $        91    $    24,569

Exercise of common stock options for cash .....................        1,625             --              3
Common stock issued under employee stock purchase plan ........       96,818              1            179
Common stock options issued for purchased computer
     software and services ....................................           --             --            178
Net earnings ..................................................           --             --             --
Foreign currency translation adjustment .......................           --             --             --
                                                                 -----------    -----------    -----------
Balances at December 31, 1998 .................................    9,239,791    $        92    $    24,929

Exercise of common stock options for cash .....................       53,321              1             97
Common stock issued under employee stock purchase plan ........       21,206             --             43
Common stock and warrant issued in connection with Sven
     acquisition ..............................................      193,861              2            759
Net loss ......................................................           --             --             --
Foreign currency translation adjustment .......................           --             --             --
                                                                 -----------    -----------    -----------
Balances at December 31, 1999 .................................    9,508,179    $        95    $    25,828
Exercise of common stock options and warrant  for cash
     (unaudited) ..............................................       57,158              1            184
Common stock issued under employee stock purchase
     plan (unaudited) .........................................       29,937             --             95
Common stock and warrant issued in connection with
     private placement (unaudited) ............................    1,900,000             19          6,742
Net loss ......................................................           --             --             --
Foreign currency translation adjustment (unaudited) ...........           --             --             --
                                                                 -----------    -----------    -----------
Balances at June 30, 2000 (unaudited) .........................   11,495,274    $       115    $    32,849
                                                                 ===========    ===========    ===========


                                                                                 Accumulated
                                                                                    other          Total
                                                                  Accumulated   comprehensive  stockholders'
                                                                   deficit          loss           equity
                                                                 -----------    -------------  -------------

Balances at January  1, 1997 ..................................  $   (15,456)   $       (80)   $     7,890

Exercise of common stock options for cash .....................           --             --            169
Common stock issued under employee stock purchase plan ........           --             --            150
Common stock issued for purchased computer software (note 2) ..           --             --            390
Common stock issued for cash by pooled company ................           --             --            525
Purchase and retirement of treasury stock by pooled company ...           --             --             --
Net loss ......................................................       (1,820)            --         (1,820)
Foreign currency translation adjustment .......................           --            (35)           (35)
                                                                 -----------    -----------    -----------
Balances at December 31, 1997 .................................  $   (17,276)   $      (115)   $     7,269

Exercise of common stock options for cash .....................           --             --              3
Common stock issued under employee stock purchase plan ........           --             --            180
Common stock options issued for purchased computer
     software and services ....................................           --             --            178
Net earnings ..................................................          201             --            201
Foreign currency translation adjustment .......................           --            (29)           (29)
                                                                 -----------    -----------    -----------
Balances at December 31, 1998 .................................  $   (17,075)   $      (144)   $     7,802

Exercise of common stock options for cash .....................           --             --             98
Common stock issued under employee stock purchase plan ........           --             --             43
Common stock and warrant issued in connection with Sven
     acquisition ..............................................           --             --            761
Net loss ......................................................       (2,861)            --         (2,861)
Foreign currency translation adjustment .......................           --             35             35
                                                                 -----------    -----------    -----------
Balances at December 31, 1999 .................................  $   (19,936)   $      (109)   $     5,878
Exercise of common stock options and warrant  for cash
     (unaudited) ..............................................           --             --            185
Common stock issued under employee stock purchase
     plan (unaudited) .........................................           --             --             95
Common stock and warrant issued in connection with
     private placement (unaudited) ............................           --             --          6,761
Net loss ......................................................       (5,050)            --         (5,050)
Foreign currency translation adjustment (unaudited) ...........           --            (30)           (30)
                                                                 -----------    -----------    -----------
Balances at June 30, 2000 (unaudited) .........................  $   (24,986)   $      (139)   $     7,839
                                                                 ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                            Year ended                   Six Months Ended
                                                                           December 31,                      June 30,
                                                                   ----------------------------    ------------------------------
                                                                       1998            1999            1999             2000
                                                                   ------------    ------------    ------------    ------------
                                                                                                             (unaudited)

Cash flows from operating activities:

   Net earnings (loss) .........................................   $        201    $     (2,861)   $       (545)   $     (5,050)
   Adjustments to reconcile net earnings (loss) to net cash
     used by operating activities:
     Depreciation and amortization .............................            598             791             361             509
     Acquired in-process research and development ..............             --             500             500              --
     Write-down of purchased computer software .................             --              --              --              --
     Provision for, and write-off of, uncollectible
        accounts  receivable ...................................             --             383              --              --
     Changes in operating assets and liabilities:
       Accounts receivable .....................................         (1,249)           (558)           (140)           (319)
       Prepaid expenses and other ..............................           (133)           (205)             (9)           (128)
       Accounts payable ........................................            320             402            (275)            532
       Accrued expenses ........................................           (286)            (72)            489               7
       Deferred revenue ........................................            399              52              42             648
                                                                   ------------    ------------    ------------    ------------
         Net cash provided (used) by operating activities ......           (150)         (1,568)            423          (3,801)
                                                                   ------------    ------------    ------------    ------------

Cash flows from investing activities:
   Additions to equipment ......................................           (629)         (1,009)           (272)           (935)
   Additions to purchased computer software ....................           (446)           (219)           (650)           (268)
   Cash paid for software in business combination ..............             --            (500)             --              --
                                                                   ------------    ------------    ------------    ------------
         Net cash used by investing activities .................         (1,075)         (1,728)           (922)         (1,203)
                                                                   ------------    ------------    ------------    ------------

Cash flows from financing activities:
   Principal payments on debt ..................................           (190)            (89)            (89)             --
   Proceeds from issuance of common stock, net .................             --              --              --              --
   Proceeds from exercise of common stock options and
     warrants and purchase of common stock for cash ............            183             141              77           7,041
                                                                   ------------    ------------    ------------    ------------
         Net cash provided (used) by financing activities ......             (7)             51             (12)          7,041
                                                                   ------------    ------------    ------------    ------------
Foreign currency translation adjustment affecting cash .........            (29)             35               9             (30)
                                                                   ------------    ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents .........................................         (1,261)         (3,210)           (502)          2,007

Cash and cash equivalents at beginning of period ...............          5,795           4,534           4,534           1,324
                                                                   ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period .....................   $      4,534    $      1,324    $      4,032    $      3,331
                                                                   ============    ============    ============    ============

Supplemental cash flow information:
   Cash paid for interest ......................................   $         29    $          5    $          5    $          5
                                                                   ============    ============    ============    ============
   Cash paid for income taxes ..................................   $        229    $        211    $         77    $         86
                                                                   ============    ============    ============    ============

Supplemental disclosure of non-cash investing activities:
   Common stock and warrants issued in business
       combination .............................................   $         --    $        932    $         --    $         --
                                                                   ============    ============    ============    ============

See accompanying notes to consolidated financial statements.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                               2000 IS UNAUDITED)


(1)  Organization and Summary of Significant Accounting Policies

         (a) Organization and Basis of Financial Statement Presentation

         Spatial Technology Inc. (Spatial or the Company) was incorporated under the laws of the State of Delaware on July 7, 1986 to design, develop, and market 3D modeling software. Spatial has three wholly owned subsidiaries that assist in the sales and licensing of the Company's products, including Spatial Technology Ltd., Spatial Technology GmbH, and Spatial Technology K.K. located in England, Germany, and Japan, respectively. In addition, the Company operates InterData Access, Inc. (IDA), a wholly owned subsidiary from its Boulder, Colorado headquarters. The Company and the subsidiaries currently operate in one business segment although the Company may establish additional business segments in the future.

         The accompanying unaudited financial information as of June 30, 2000 and for the six-month periods ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1999 and 2000 have been included. Operating results for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (b) Earnings (Loss) Per Share

         Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the dilutive effect of potential common stock, consisting only of common stock warrants and options. For the years ended December 31, 1997 and December 31, 1999, and the six months ended June 30, 1999 and 2000, diluted loss per share is the same as basic loss per share, as the effect of potential common stock is antidilutive.

         (c) Cash and Cash Equivalents

         The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

         (d) Other Comprehensive Income or Loss

         Assets and liabilities of the Company's international subsidiaries are translated into U.S. dollars using current exchange rates in effect at the balance sheet date, and revenue and expense accounts are translated using a weighted average exchange rate during the period. Net exchange gains and losses resulting from such translation are included as a separate component of stockholders' equity as other comprehensive income or loss. Gains and losses from foreign currency transactions, when applicable, are included in other income (expense). There were no significant gains or losses on foreign currency transactions during the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

         (e) Revenue Recognition

         The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provision of SOP No. 98-9, and the impact on the Company's results of operations, financial position or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and shipment of the software. Revenue from royalties is generally recognized upon receipt of payment. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

         (f) Equipment and Purchased Computer Software

         Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from five to seven years. Purchased computer software represents software enhancements acquired from third parties, and is amortized over its estimated useful life of three to seven years, beginning when the software is incorporated into the Company's products.

         (g) Stock-Based Compensation

         The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (APB 25). The Company has provided pro forma disclosures of net earnings (loss) and earnings (loss) per share as if the fair value based method of accounting for these plans, as required by Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation (SFAS 123)", had been applied. See note 5.

         (h) Impairment of Long-Lived Assets

         The Company accounts for long lived assets under the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") which requires that long-lived assets and certain identifiable intangibles, including goodwill, held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows.

         (i) Research and Development Costs

         Costs to establish the technological feasibility of computer software products are expensed as incurred. Generally, products are ready for sale upon establishment of technological feasibility. Accordingly, no software development costs have been capitalized by the Company in 1998, 1999 and 2000.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

         (j) Income Taxes

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

         (k) Reclassifications

         Certain 1997 and 1998 amounts items have been reclassified to conform to the 1999 presentation.

(2)  Acquisitions and In-process Research and Development


         In July 2000, the Company acquired certain assets and liabilities of Prescient Technologies, Inc. ("Prescient") for total consideration of approximately $1.2 million, including $100,000 cash and between 300,000 and 350,000 shares of Spatial common stock, depending on the achievement of certain performance objectives. The acquisition was accounted for using the purchase method, and the purchase price was preliminarily allocated to the assets and liabilities acquired based on their estimated fair values, including $298,000 of accounts receivable, $209,000 in furniture and equipment, $209,000 in other assets, and the assumption of $494,000 of liabilities. In addition the Company allocated $788,000 of the purchase price to software costs and $171,000 of in-process research and development projects. The software costs will be amortized over three years. The Company charged the in-process research and development to operations at the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.


         In June 1999 the Company acquired certain assets and liabilities of Sven Technologies, Inc. ("Sven") for total consideration of $1.4 million, including $500,000 cash and 193,861 shares of common stock and a warrant to purchase 250,000 shares of common stock at $12.50 per share. The acquisition was accounted for using the purchase method, and the purchase price was allocated to the assets acquired based on their estimated fair values, including $932,000 of purchased computer software and $500,000 of in-process research and development projects. The purchased computer software will be amortized over seven years. The Company charged the in-process research and development to operations at the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

         The unaudited pro forma combined results of the companies, as if Prescient and Sven had been acquired as of January 1, 1998 are as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                               -------------------------------------       SIX MONTHS ENDED
                                                     1998                1999                JUNE 30, 2000
                                               -----------------    ----------------    ------------------------

     Revenue...............................       $   18,262            $   18,127             $     8,676
     Net loss..............................       $   (4,937)           $   (8,078)            $    (7,199)
     Loss per share - basic and diluted....       $    (0.51)           $    (0.82)            $     (0.63)


         In December 1998, the Company acquired all of the outstanding common stock of IDA in exchange for 1,400,000 shares of the Company's common stock. Established in 1983, IDA develops and markets software for the sharing, access and exchange of electronic product data throughout the manufacturing process. The merger was accounted for as a pooling of interests and, accordingly, the financial statements for all periods presented were restated to include the assets, liabilities and operations of IDA. Total charges associated with the merger were approximately $319,000 and represent legal, accounting and other costs associated with the integration of the two companies. These costs were charged to operations in December 1998.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

(3)  Equipment

     Equipment consists of the following (in thousands):


                                                              DECEMBER 31,                JUNE 30,
                                                       -------------------------          --------
                                                         1998             1999              2000
                                                       --------         --------          --------
                                                                                       (unaudited)
               Computer equipment..................     $ 1,693          $ 2,003           $ 2,935
               Furniture and office equipment......         669              739               741
               Leasehold improvements..............         135              171               171
                                                        -------          -------           -------
                                                          2,497            2,913             3,847
               Less accumulated depreciation.......      (1,105)          (1,022)           (1,334)
                                                        -------          -------           -------
                                                        $ 1,392          $ 1,891           $ 2,513
                                                        =======          =======           =======

(4) Notes Payable

     IDA issued subordinated promissory notes to two stockholders. Each promissory note bore interest at 10% per annum, and requires monthly payments of $760 through 2005. Both promissory notes were paid in full during 1999.

(5) Stockholders' Equity

         Preferred Stock

         In June 1996, the Board of Directors of the Company authorized, at their discretion, the issuance of up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, and privileges of such series. As of December 31, 1999, no shares of preferred stock were outstanding.

         Stock Options

         In July 1998, the Board of Directors of the Company approved the 1998 Non-officer Stock Option Plan (1998 Plan). Up to 505,000 shares of Common Stock may be issued pursuant to the 1998 Plan. Under the 1998 Plan, the Company may issue nonqualified stock options, which are granted at an exercise price equal to the fair market value of the stock on the date of grant. Vesting and option term, which may not exceed ten (10) years from the date of grant, are determined by the Board of Directors at the time of grant. As of June 30, 2000 options to purchase 461,434 shares of common stock under the 1998 Plan were outstanding at a weighted average exercise price of $4.05.

         In June 1996, the Board of Directors of the Company approved the 1996 Equity Incentive Plan (1996 Plan). Up to 1,350,000 shares of Common Stock may be issued pursuant to the 1996 Plan. Under the 1996 Plan the Company may issue incentive stock options and nonqualified stock options. Incentive stock options are granted at an exercise price not less than the fair market value of the stock on the date of grant, vest over a four-year employment period, and are exercisable over a maximum ten-year employment period. The Company also grants nonqualified stock options under the 1996 Plan that vest over a four-year period or earlier upon the attainment of specific performance objectives, and are exercisable over a maximum ten-year period or upon attainment of such objectives. As of June 30, 2000 options to purchase 1,155,537 shares of common stock under the 1996 Plan were outstanding at a weighted average exercise price of $3.05.

         In June 1996, the Board of Directors approved the 1996 Non-Employee Directors' Stock Option Plan (Directors' Plan). Up to 250,000 shares of Common Stock may be issued pursuant to the Directors' Plan. Stock options granted under the Directors' Plan are granted at not less than the fair market value of the stock on the date of grant and are immediately exercisable over a ten-year period from date of grant. As of June 30, 2000, options to purchase 163,500 shares of common stock under the Directors' Plan were outstanding at a weighted average exercise price of $4.25.

         In August 1996, the Company's Board of Directors approved the termination, effective upon the initial public offering described above, of the Amended and Restated 1987 Stock Option Plan (1987 Plan). Under the 1987 Plan the Company issued incentive stock options and nonqualified stock options. Incentive stock options were granted at an

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES exercise price not less than the fair market value of the stock on the date of grant, vest over a four-year employment period, and are exercisable over either a five-year or ten-year employment period. The Company also granted nonqualified stock options under the 1987 Plan that vest over a four-year period or upon the attainment of specific performance objectives, and are exercisable over a five-year period or upon attainment of such objectives. As a result of such termination, no additional options may be issued under the 1987 Plan. The options to purchase 51,931 and 38,932 shares of Common Stock at a weighted average exercise price of $4.05 and $4.16 outstanding as of December 31, 1999 and June 30, 2000, respectively, will remain exercisable until they expire or terminate pursuant to their terms.

         A summary of the status of the Company's fixed option plans as of December 31, 1998 and 1999 and June 30, 2000 (unaudited) and changes during the periods then ended is presented below:


                                                              YEAR ENDED                             SIX MONTHS ENDED
                                                              DECEMBER 31,                              JUNE 30,
                                           ---------------------------------------------------   ------------------------
                                                     1998                       1999                      2000
                                           ------------------------   ------------------------   ------------------------
                                                                                                       (UNAUDITED)
                                                          WEIGHTED                   WEIGHTED                   WEIGHTED
                                                          AVERAGE                    AVERAGE                    AVERAGE
                                                          EXERCISE                   EXERCISE                   EXERCISE
                                             SHARES        PRICES       SHARES        PRICES       SHARES        PRICES
                                           ----------    ----------   ----------    ----------   ----------    ----------
Outstanding at beginning of period .....    1,170,649    $     3.18    1,207,930    $     2.78    1,773,925          3.20
Granted ................................      416,800          2.12      658,811          3.93      591,934          5.00
Exercised ..............................       (1,625)         1.88      (37,673)         2.59      (59,158)         3.23
Forfeited ..............................     (377,894)         3.28      (55,143)         3.38     (368,297)         4.64
                                           ----------                 ----------                 ----------
Outstanding at end of period ...........    1,207,930          2.78    1,773,925          3.20    1,939,404          3.47
                                           ==========                 ==========                 ==========

Weighted-average fair value of
 options granted during the period
 at exercise prices equal to
 market price at grant date........        $     1.33                 $    2.71
                                           ==========                 =========

         The following table summarizes information about fixed stock options outstanding as of December 31, 1999:

                                                                                        OPTIONS EXERCISABLE
                                     OPTIONS OUTSTANDING                                     (UNAUDITED)
                -----------------------------------------------------------   -----------------------------------------
                     NUMBER        WEIGHTED-AVERAGE                               NUMBER
  RANGE OF       OUTSTANDING AT       REMAINING                               EXERCISABLE AT
  EXERCISE        DECEMBER 31,       CONTRACTUAL        WEIGHTED-AVERAGE       DECEMBER 31,         WEIGHTED-AVERAGE
   PRICES             1999              LIFE             EXERCISE PRICE             1999            EXERCISE PRICE
--------------  ----------------   ---------------- -----------------------   ----------------  -----------------------
$1.63-2.00             591,566           7.8                $1.84                    287,312           $1.82
$2.31-3.84             590,783           8.6                 3.04                    174,159            2.83
$4.13-5.00             591,576           7.1                 4.71                    372,593            4.82
                -----------------                                             ----------------
                     1,773,925           7.8                 3.20                    834,064            3.37
                =================                                             ================

     The fair value of options granted during 1998 and 1999 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1999:

                                                             1998              1999
                                                         --------------    -------------
         Risk free interest rate.....................         5.19%            6.60%
         Expected life...............................       4 years          4 years
         Volatility..................................           68%              73%

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

     Pro forma financial information assuming the use of SFAS 123 in accounting for stock based compensation is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                     ----------------------------
                                                         1998            1999
                                                     ------------    ------------
Net earnings (loss):
     As reported .................................   $        201    $     (2,861)
     Adjusted pro forma ..........................           (219)         (4,080)
Basic and diluted earnings (loss) per share:
     As reported .................................   $       0.02    $      (0.31)
     Adjusted pro forma ..........................          (0.02)          (0.44)


Employee Stock Purchase Plan

         In June 1996, the Board of Directors approved the Employee Stock Purchase Plan. Up to 300,000 shares of common stock may be issued pursuant to the plan. Employees may elect to withhold up to 15% of their compensation for the purchase of the Company's common stock. The amounts withheld are used to purchase the Company's common stock at a price equal to 85% of the fair market value of shares at the beginning or end of each purchase period. As of December 31, 1999 the Company has issued an aggregate of 174,988 shares at an average price of $1.85.

Warrants

         A summary of outstanding common stock purchase warrants as of December 31, 1999 is as follows:

                                            EXERCISE       EXPIRATION
                     SHARES                   PRICE            DATE
         ------------------------------    -----------    --------------
              6,666 ...............           $  8.22         2000
            166,665 ...............              8.22         2001
            210,000 ...............              6.50         2001
             22,500 ...............              8.22         2003
            250,000(a) ............             12.50         2004

         (a) These warrants were issued in connection with the Sven acquisition, as described in note 2, and were valued using the Black-Scholes option pricing model with the following assumptions; no dividends, volatility of 68%, risk free interest of 6.60% and an expected life of two years.

         In addition, 1,200,000 warrants with an exercise price of $6.50 per share were issued in connection with the private placement of 1,900,000 shares of Spatial common stock on February 22, 2000. The warrants expire in 2005.

(6) Taxes

         Tax expense for 1999 is comprised solely of taxes on foreign sales. Tax expense for 1998 consists of foreign taxes for Spatial and federal and state income tax expense for IDA.

         Income tax expense differs from the amount computed by applying the statutory federal income tax rate to earnings (loss) before income taxes as follows (in thousands):

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

                                                        YEARS ENDED
                                                        DECEMBER 31,
                                                 ------------------------
                                                    1998          1999
                                                 ----------    ----------
Expected income tax expense (benefit) ........   $      176    $     (889)
Non deductible expenses, net .................           94             9
Change in deferred tax valuation allowance ...           89         1,838
Taxes on foreign sales .......................           95           246
State taxes, net of federal benefit ..........           38           (98)
Research and development tax credit ..........         (206)         (200)
Adjustment of previously provided taxes ......           --          (660)
Other, net ...................................           30            --
                                                 ----------    ----------
Actual income tax expense ....................   $      316    $      246
                                                 ==========    ==========

     The tax effects of significant temporary differences that result in deferred tax assets and liabilities are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                         ------------------------
                                                                            1998          1999
                                                                         ----------    ----------
Accounts receivable, primarily due to differences in accounting
     for bad debts ...................................................           37            79
Property and equipment, primarily due to differences in
     Depreciation ....................................................          (51)          (20)
Deferred revenue, due to differences in revenue recognition for
     financial statement and income tax purposes .....................           22             1
Accrued expenses, primarily due to difference in the period of
     recognition for financial statement and income tax purposes .....          122           182
Purchased software, primarily due to differences in carrying values
     for financial statement and income tax purposes .................          (94)         (254)
Acquired in-process research and development, amortized for income
     tax purposes ....................................................           --           172
Research and development  and other tax credit carryforwards .........        1,307         1,896
Net operating loss carryforwards .....................................        5,495         6,620
                                                                         ----------    ----------
     Total deferred tax assets .......................................        6,838         8,676
Less valuation allowance .............................................       (6,838)       (8,676)
                                                                         ----------    ----------
     Net deferred tax assets .........................................   $       --    $       --
                                                                         ==========    ==========

         At December 31, 1999 and June 30, 2000, the Company had net operating loss carryforwards for regular income tax purposes of approximately $16,176,000 and $20,700,000, respectively, which if not utilized, expire in the years 2003 through 2020. The Company has provided a valuation allowance for the entire deferred tax balance due to uncertainty of the realization of the asset. Such carryforwards may also be limited under Section 382 of the Internal Revenue Code.

         At December 31, 1999 and June 30, 2000 the Company also had research and development credit carryforwards for income tax purposes available totaling approximately $1,495,000 and $1,800,000, respectively, which if not utilized, expire in the years 2003 through 2020. Such carryforwards may also be limited under Section 382 of the Internal Revenue Code.

(7) Commitments and Contingencies

         The Company leases its office facilities and various office equipment under noncancelable operating leases. Future minimum rental payments on these leases are as follows (in thousands):


 2000 ................................................       452
 2001 ................................................    $  152
 2002 ................................................       105
 2003 ................................................        98
 2004 ................................................        72
                                                          ------
 Total future minimum lease payments .................    $  879
                                                          ======

         Rent expense was approximately $528,000, $555,000 and $328.000 in 1998, 1999 and 2000, respectively.

         In June 2000, the Company leased 15,600 square feet of additional office space in Boulder, Colorado. The seven-year lease commitment commenced in October 2000 and requires initial monthly payments of approximately $25,400. The lease obligation escalates 3% per annum.

         As a result of the acquisition of Prescient Technologies (see note 2) the Company leased 11,300 square feet of office space in Westborough, Massachusetts. The five-year lease commitment will commence in November 2000 and requires initial monthly payments of approximately $21,650 for the first three years of the lease and approximately $22,590 per month for the last two years of the lease.

                    SPATIAL TECHNOLOGY INC. AND SUBSIDIARIES

         The Company executed a long-term development agreement with Three-Space Limited, a United Kingdom corporation (TSL), in 1989 (the 1989 Development Agreement) obligating the Company to pay approximately $30,000 per month for specified research and marketing activities. In connection with the acquisition discussed in Note 2, the Company terminated the 1989 Development Agreement and entered into a Software Consulting Agreement with substantially the same financial obligation to the Company. Expenses under the 1989 Development Agreement and the software consulting agreement were approximately $400,000, $398,000 and $200,000 in 1998, 1999 and 2000 respectively.

         The Company has entered into various licensing agreements, which require the Company to pay royalties on each sale of the licensed software products. Royalty expense under these agreements is included in costs of sales and totaled approximately $291,000, $349,000 and $265,000 in 1998, 1999 and 2000
respectively.

(8)  Revenue, Significant Customers and Concentration or Credit Risk

         Revenue by geographic area is summarized as follows (in thousands):

                            YEARS ENDED       SIX MONTHS ENDED
                            DECEMBER 31,          JUNE 30,
                       -------------------   -------------------
                         1998       1999       1999       2000
                       --------   --------   --------   --------
                                                (unaudited)
United States ......   $  7,331   $  7,926   $  3,973   $  4,815
Europe .............      4,355      3,734      1,981      1,298
Japan ..............      2,023      3,065      1,635      1,063
Other ..............        641        175         65         76
                       --------   --------   --------   --------
         Total .....   $ 14,350   $ 14,900   $  7,654   $  7,252
                       ========   ========   ========   ========

Earnings (loss) from operations by geographic area is summarized as follows (in thousands):

                                          YEARS ENDED          SIX MONTHS ENDED
                                          DECEMBER 31,              JUNE 30,
                                      --------------------    --------------------
                                        1998        1999        1999        2000
                                      --------    --------    --------    --------
                                                                  (unaudited)
United States .....................   $  5,369    $  5,385    $  2,041    $  3,079
Europe ............................      2,771       2,145       1,018         331
Japan .............................        960       1,586         718         206
Other .............................        533         123          51          62
                                      --------    --------    --------    --------
                                         9,633       9,239       3,828       3,678
Unallocated corporate expenses ....     (9,354)    (11,993)     (4,280)     (8,695)
                                      --------    --------    --------    --------
         Total ....................   $    279    $ (2,754)   $   (452)   $ (5,017)
                                      ========    ========    ========    ========


Substantially all of the company's identifiable assets relate to domestic operations.

During 1998 and 1999 one customer accounted for 11% and 10% of the Company's revenue in each year, respectively.

         The Company is exposed to potential concentrations of credit risk from its accounts receivable with its various customers. The Company's accounts receivable are from both large multinational corporate customers and smaller companies in a variety of industries, with no concentration in a single industry. However, the Company is subject to credit risk due to economic events or circumstances in the various international and domestic markets in which the Company operates. To reduce this risk, the Company evaluates the creditworthiness of its customers prior to the shipment of software or performance of services.

(9) Subsequent Event

         On July 4, 2000, Spatial signed a purchase agreement to sell its component software division to Dassault for $21.5 million, which was subsequently increased to $25.0 million. In addition, certain cross licensing agreements for component and Internet technologies will be executed as part of the transaction, and Dassault will increase its minority investment in Spatial by $2.0 million. The proposed transaction is subject to stockholder approval.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Spatial Technology Inc.:

We have audited the accompanying balance sheets of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                    KPMG LLP

Boulder, Colorado
October 6, 2000

                          PRESCIENT TECHNOLOGIES, INC.

                                 Balance Sheets

                  (Amounts in thousands, except share amounts)



                                                                       DECEMBER 31,
                                                              ------------------------------        JUNE 30,
                                                                  1998             1999               2000
                                                              ------------      ------------      ------------
                                                                                                   (unaudited)
                    ASSETS
Current assets:
    Trade accounts receivable, net of allowance
       for doubtful  accounts of $59, $25 and $25
       in 1998, 1999 and 2000, respectively                   $      1,005             1,016               298
    Prepaid expenses and other                                         120               280               209
                                                              ------------      ------------      ------------

              Total current assets                                   1,125             1,296               507

Property and equipment, net                                            599               370               209
Capitalized software development costs, net                            555               715               817
                                                              ------------      ------------      ------------

              Total assets                                    $      2,279             2,381             1,533
                                                              ============      ============      ============

           LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
    Bank overdraft                                            $         --               130                60
    Trade accounts payable                                             182               118               181
    Due to affiliate, net                                           10,707            15,584            16,946
    Accrued expenses and other liabilities                             140               322               162
    Deferred revenue                                                   331               490               636
                                                              ------------      ------------      ------------

              Total liabilities                                     11,360            16,644            17,985
                                                              ------------      ------------      ------------

Stockholder's deficit
    Common stock, $.01 par value, 12,000,000 shares
       authorized; 10,000,000 shares issued and
       outstanding in 1998, 1999 and 2000                              100               100               100
    Additional paid-in capital                                           2                 2                 2
    Accumulated deficit                                             (9,083)          (14,265)          (16,454)
    Subscription receivable                                           (100)             (100)             (100)
                                                              ------------      ------------      ------------

              Total stockholder's deficit                           (9,081)          (14,263)          (16,452)
                                                              ------------      ------------      ------------

Commitments and contingencies

              Total liabilities and stockholder's deficit     $      2,279             2,381             1,533
                                                              ============      ============      ============


See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            Statements of Operations

                             (Amounts in thousands)



                                            YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                         ------------------------------      ------------------------------
                                             1998              1999             1999               2000
                                         ------------      ------------      ------------      ------------
                                                                                       (unaudited)
Revenue:
    License fees                         $      2,081             1,929               906               281
    Maintenance                                   819               906               449               450
    Professional services                         865               278               179               293
                                         ------------      ------------      ------------      ------------

            Total revenue                       3,765             3,113             1,534             1,024
                                         ------------      ------------      ------------      ------------

Cost of revenue:
    License fees                                  365               860               258               236
    Maintenance                                   209               214                71               160
    Professional services                         464               105                44               163
                                         ------------      ------------      ------------      ------------

            Total costs of revenue              1,038             1,179               373               559
                                         ------------      ------------      ------------      ------------

            Gross profit                        2,727             1,934             1,161               465
                                         ------------      ------------      ------------      ------------

Operating expenses:
    Sales and marketing                         4,700             4,279             2,123             1,757
    Research and development                      938             1,701               713               630
    General and administrative                  1,376             1,136               623               267
                                         ------------      ------------      ------------      ------------

            Total operating expenses            7,014             7,116             3,459             2,654
                                         ------------      ------------      ------------      ------------

            Net loss                     $     (4,287)           (5,182)           (2,298)           (2,189)
                                         ============      ============      ============      ============




See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                       Statements of Stockholder's Deficit

                  (Amounts in thousands, except share amounts)




                                               COMMON STOCK            ADDITIONAL                                        TOTAL
                                        ---------------------------     PAID-IN       ACCUMULATED    SUBSCRIPTION    STOCKHOLDER'S
                                           SHARES         AMOUNT        CAPITAL        DEFICIT        RECEIVABLE        DEFICIT
                                        ------------   ------------   ------------   ------------    ------------    ------------
Balances at January 1, 1998                   10,000   $         --              2         (4,796)             --          (4,794)

Issuance of common stock to affiliate      9,990,000            100             --             --            (100)             --
Net loss                                          --             --             --         (4,287)             --          (4,287)
                                        ------------   ------------   ------------   ------------    ------------    ------------

Balances at December 31, 1998             10,000,000            100              2         (9,083)           (100)         (9,081)

Net loss                                          --             --             --         (5,182)             --          (5,182)
                                        ------------   ------------   ------------   ------------    ------------    ------------

Balances at December 31, 1999             10,000,000            100              2        (14,265)           (100)        (14,263)

Net loss (unaudited)                              --             --             --         (2,189)             --          (2,189)
                                        ------------   ------------   ------------   ------------    ------------    ------------

Balances at June 30, 2000 (unaudited)     10,000,000   $        100              2        (16,454)           (100)        (16,452)
                                        ============   ============   ============   ============    ============    ============



See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            Statements of Cash Flows

                             (Amounts in thousands)


                                                             YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                         ------------------------------      ------------------------------
                                                             1998              1999              1999               2000
                                                         ------------      ------------      ------------      ------------
                                                                                                      (unaudited)
Cash flows from operating activities:
    Net loss                                             $     (4,287)           (5,182)           (2,298)           (2,189)
    Adjustments to reconcile net loss to net
      cash provided by operating activities:
        Depreciation and amortization                             693               754               365               380
        Changes in operating assets and liabilities:
           Trade accounts receivable                              930               (11)             (208)              718
           Prepaid expenses and other assets                      207              (160)              (43)               71
           Trade accounts payable                                 121               (64)              (23)               63
           Due to affiliate                                     3,203             4,877             2,275             1,362
           Accrued expenses and other liabilities                (174)              182                79              (160)
           Deferred revenue                                      (150)              159               253               146
                                                         ------------      ------------      ------------      ------------

                Net cash provided by operating
                  activities                                      543               555               400               391
                                                         ------------      ------------      ------------      ------------

Cash flows from investing activities:
    Acquisition of property and equipment                        (255)             (162)              (51)              (32)
    Capitalized software development costs                       (454)             (523)             (349)             (289)
                                                         ------------      ------------      ------------      ------------

                Net cash used by investing
                  activities                                     (709)             (685)             (400)             (321)
                                                         ------------      ------------      ------------      ------------

Cash flows from financing activities -
    bank overdraft                                                 --               130                --               (70)
                                                         ------------      ------------      ------------      ------------

                Net decrease in cash
                  and cash equivalents                           (166)               --                --                --

Cash and cash equivalents at beginning of period                  166                --                --                --
                                                         ------------      ------------      ------------      ------------

Cash and cash equivalents at end of period               $         --                --                --                --
                                                         ============      ============      ============      ============




See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999



(1)    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

              Prescient Technologies, Inc. (Prescient or the Company) is a wholly-owned subsidiary of Stone & Webster, Incorporated, and was originally incorporated under the laws of the State of Delaware on May 6, 1992 as Stone & Webster Advanced Systems Development Services, Inc. On June 13, 1996 the incorporation was amended, changing the name to Prescient Technologies, Inc. Prescient, is a provider of engineering data quality software solutions for manufactures. The Company's engineering quality tools are used in aerospace, automotive, electronics and other discrete manufacturing industries for detecting, assessing, correcting and preventing product development problems caused by inaccurate, incomplete or inconsistent design modeling practices.

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

              The accompanying unaudited financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1999 and 2000, have been included. Operating results for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

       (b)    PROPERTY AND EQUIPMENT

              Equipment is recorded at cost and depreciated over the useful lives of the assets, which range from two to three years. Costs of maintenance and repairs are charged to operations as incurred. Purchased computer software represents software and enhancements purchased from third parties, and is amortized over its estimated useful life of two years, beginning at purchase, or for enhancements, when the software is incorporated into the Company's products.

       (c)    CAPITALIZED SOFTWARE DEVELOPMENT COSTS

              The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," which provides that capitalization of costs begins when technological feasibility has been established and ceases when the product is available for general release to customers, at which time amortization begins on a product-by-product basis. Capitalized costs are amortized over the estimated useful life of the product or the ratio of the current gross revenues to the total of current and estimated total future gross revenues for the product, whichever is greater. Software development costs capitalized in the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000


                                                                     (Continued)

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999


              were $457,000, $523,000, $349,000 and $290,000, respectively.
              Amortization of software development costs for the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000 was $213,000, $363,000, $165,000 and $187,000,
              respectively.

       (d)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses and other liabilities. The carrying values of these financial instruments approximate fair value because of their short-term nature.

       (e)    LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

              In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in operations is generally measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No asset impairment was recognized in 1998, 1999 or 2000.

       (f)    REVENUE RECOGNITION

              The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provisions of SOP No. 98-9, and the impact on the Company's results of operations, financial positions or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and delivery of the software. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.


                                                                     (Continued)

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999



       (g)    STOCK-BASED COMPENSATION

              The Company accounts for its stock-based compensation plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
              25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. Under SFAS 123, "Accounting for Stock-Based Compensation," entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosures required by SFAS 123.

       (h)    LIQUIDITY

              The Company incurred net losses in 1998, 1999 and 2000 and has a deficit in stockholder's equity as of June 30, 2000. The net losses have primarily been funded by advances from Stone & Webster, Incorporated. These advances are reflected in the accompanying balance sheet as due to affiliate. Without advances from Stone & Webster, Incorporated, the Company would be required to obtain additional sources of financing. It is uncertain such additional sources of financing would be available to the Company.

       (i)    INCOME TAXES

              The Company accounts for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

(2)    PROPERTY AND EQUIPMENT

       Property and equipment consists of the following (amounts in thousands):



                                                                  DECEMBER 31,
                                                    ---------------------------------------         JUNE 30,
                                                          1998                  1999                  2000
                                                    -----------------     -----------------     -----------------
                                                                                                  (unaudited)

      Computer and office equipment                 $          1,719                 1,811                 1,811
      Purchased computer software                                183                   253                   285
                                                    ----------------      ----------------      ----------------

                                                               1,902                 2,064                 2,096
      Less accumulated depreciation
          and amortization                                    (1,303)               (1,694)               (1,887)
                                                    ----------------      ----------------      ----------------

                                                    $            599                   370                   209
                                                    ================      ================      ================

                                                                     (Continued)

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999


(3)    STOCKHOLDER'S EQUITY

       STOCK OPTIONS

       In July 1998, the Company adopted an equity incentive plan (the Plan) pursuant to which the Company's Board of Directors may issue restricted common stock and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes issuances and grants of options to purchase up to 1,900,000 shares of authorized but unissued common stock. Incentive and non-statutory stock options generally vest over four years and expire upon the earlier of 30 days after termination of employment or ten years from the date of grant.

       Option activity during the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 consisted of the following:


                                             NUMBER           WEIGHTED
                                           OF OPTIONS         AVERAGE         OPTIONS
                                          OUTSTANDING      EXERCISE PRICE   EXERCISABLE
                                         ------------      --------------   ------------
Balance at January 1, 1998                         --                --

Granted                                       388,300      $       1.50
Forfeited                                     (35,200)             1.50
                                         ------------

Balance at December 31, 1998                  353,100              1.50               --

Granted                                       456,000              1.50
Forfeited                                    (160,700)             1.50
                                         ------------

Balance at December 31, 1999                  648,400              1.50           52,600

Granted (unaudited)                                --              1.50
Forfeited (unaudited)                         (34,500)
                                         ------------

Balance at June 30, 2000 (unaudited)          613,900              1.50           80,975
                                         ============

       The weighted average fair value of all options granted during 1998, 1999 and 2000 was $.81 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, volatility of 25%, risk-free interest rate of approximately 6.4% and an expected life of 10 years. The remaining weighted average contractual life of options outstanding at December 31, 1999 was approximately 3 years.

       If the Company determined compensation expense based on the fair value of the options at the grant date under SFAS 123, the Company's net loss would have been approximately $4,142,000 and $5,165,000, for the years ended December 31, 1998 and 1999, respectively.



                                                                     (Continued)

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999



       SUBSCRIPTION RECEIVABLE

       In July 1998, Stone & Webster, Incorporated increased its investment by subscribing to 9,990,000 shares at $.01 per share. The subscription receivable is reflected as a reduction of equity.


(4)    INCOME TAXES

       Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate as follows (amounts in thousands):



                                          YEARS ENDED DECEMBER 31,
                                      ------------------------------
                                         1998               1999
                                      ------------      ------------

Expected tax benefit                  $     (1,500)           (1,814)
Change in valuation allowance for
  deferred tax assets                        1,424             1,779
Other, net                                      76                35
                                      ------------      ------------
      Income tax benefit              $         --                --
                                      ============      ============

       Temporary differences that give rise to significant components of deferred tax assets and liabilities are as follows (amounts in thousands):


                                             YEARS ENDED DECEMBER 31,
                                         ------------------------------
                                             1998              1999
                                         ------------      ------------
Net operating loss carryforwards         $      4,629             6,457
Other, net                                         83               201
                                         ------------      ------------
      Gross deferred tax assets                 4,712             6,658
Valuation allowance                            (4,476)           (6,255)
                                         ------------      ------------
      Net deferred tax assets            $        236               403
                                         ============      ============
Deferred tax liabilities -
    research and development costs       $       (236)             (403)
                                         ------------      ------------
      Total deferred tax liabilities     $       (236)             (403)
                                         ============      ============

       At December 31, 1999 and June 30, 2000, the Company had cumulative net operating loss carryforward for income tax purposes of approximately $14,800,000 and $17,000,000, respectively, which will expire in various amounts through the year 2020, if not utilized.

                                                                     (Continued)

                          PRESCIENT TECHNOLOGIES, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999


       Due to the uncertainty regarding the utilization of net operating loss carryforwards, no tax benefits for losses have been recorded by the Company in any periods, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(5)    LEASES

       The Company is obligated for payments of approximately $90,000 through December 31, 2000 for leases related to office space and equipment. Rent expense for operating leases, which is recognized using the straight-line method over the lease term, for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was approximately $437,000, $441,000, $215,000 and $304,000, respectively.

(6)    EMPLOYEE BENEFIT PLANS

       The Company has a defined contribution 401(k) plan which covers substantially all employees and allows employee contributions of up to 15% of their compensation, subject to the maximum amount allowed under the Internal Revenue Code. The Company matches 25% of the first 1% of an employee's contribution, and may also provide a discretionary contribution each year. The Company's contributions to the Plan totaled $27,000 in 1998 and $20,000 in 1999. In addition, the Company's employees are eligible to participate in a pension plan sponsored by Stone & Webster Incorporated. Costs of the plan charged to the Company were $8,000 and $39,000 in 1998 and 1999, respectively.

(7)    REVENUE AND SIGNIFICANT CUSTOMERS

       Revenue by geographic area is summarized as follows (amounts in thousands):


                             YEARS ENDED                  SIX MONTHS ENDED
                             DECEMBER 31,                     JUNE 30,
                   -----------------------------     -----------------------------
                       1998             1999             1999             2000
                   ------------     ------------     -----------------------------
                                                              (unaudited)

United States      $      2,945            2,385            1,220              940
Europe                      615              725              312               66
Asia                        205                3                2               18
                   ------------     ------------     ------------     ------------

         Total     $      3,765            3,113            1,534            1,024
                   ============     ============     ============     ============


       No individual customers accounted for greater than 10% of total revenue during 1998 or 1999.

(8)    SALE OF THE COMPANY

       On July 12, 2000, substantially all of the net assets of the Company were acquired by Spatial Technology Inc. (Spatial) for $100,000 cash and 300,000 shares of the common stock of Spatial. An additional 50,000 shares of Spatial common stock are required to be issued if certain performance objectives are attained.

                             SPATIAL TECHNOLOGY INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On July 4, 2000, the Company signed a Purchase Agreement to sell its component software business to Dassault Systemes for $25.0 million. In addition, certain cross licensing agreements for component and Internet technologies will be executed as part of the transaction, and Dassault will increase its minority investment in the Company by $2.0 million. The proposed transaction is subject to stockholder approval. The following unaudited pro forma condensed combined financial statements give effect to the consummation of this proposed transaction.

         On July 12, 2000, the Company acquired substantially all of the net assets of Prescient Technologies, Inc. ("Prescient) for total consideration of $1.2 million, including $100,000 cash and 300,000 shares of common stock. In addition, the Company may be required to issue an additional 50,000 shares of common stock if certain performance objectives are met. The additional shares, if any, will be recorded as additional acquisition consideration at the time of issuance.

         The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as of June 30, 2000 giving effect to the Prescient acquisition and the sale of the component software business as if it had occurred on such date. The unaudited pro forma condensed combined statements of operations of the Company for the six months ended June 30, 2000 and the year ended December 31, 1999, assume that the Prescient acquisition and the sale of the component software business were completed on January 1, 1999.

         The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of the Company. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical financial statements and the notes thereto of the Company and Prescient for the year ended December 31, 1999 and the six month period ended June 30, 2000, which are included herein.

         The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition of Prescient and/or the sale of the component software division been completed at that date, or at the beginning of the period for which the transactions have been given effect, nor the financial results of the Company in the future.

                             SPATIAL TECHNOLOGY INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 2000


(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   PRO FORMA
                                                                                                  ADJUSTMENTS
                                                                                                      FOR
                                                                                 PRO FORMA         COMPONENT
                                                                                ADJUSTMENTS        SOFTWARE
                                                 SPATIAL        PRESCIENT      FOR PRESCIENT       DIVISION             TOTAL
                                              --------------  --------------   --------------    --------------     --------------
                ASSETS

Current Assets:
   Cash and cash equivalents                  $      3,331    $         --     $       (100) (a) $     22,387   (k) $     25,618
   Accounts receivable, net                          4,475             298               --              (750)  (l)        4,023
   Prepaid expenses and other                          819             209               --              (100)  (l)          928
                                              ------------    ------------     ------------      ------------       ------------
      Total current assets                           8,625             507             (100)           21,537             30,569
Equipment, net                                       2,513             209               --            (1,800)  (l)          922
Software costs, net                                  2,082             817              (29) (b)       (1,700)  (l)        1,170
                                              ------------    ------------     ------------      ------------       ------------
                                              $     13,220    $      1,533     $       (129)     $     18,037       $     32,661
                                              ==============  ==============   ==============    ==============     ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                           $      1,370    $        241     $        (15) (c) $         --       $      1,596
   Due to affiliate                                     --          16,946          (16,946) (d)           --                 --
   Accrued expenses                                  1,442             162               (2) (e)           --              1,602
   Deferred revenue                                  2,569             636             (392) (f)       (2,569)  (m)          244
                                              ------------    ------------     ------------      ------------       ------------
      Total current liabilities                      5,381          17,985          (17,355)           (2,569)             3,442
                                              ------------    ------------     ------------      ------------       ------------


Stockholder's Equity
   Common stock                                        115             100              (97) (a) (g)        5   (n)          123
   Additional paid-in capital                       32,849               2              940  (a) (g)    1,995   (n)       35,786
   Accumulated deficit                             (24,986)        (16,454)          16,283  (h)       18,606   (o)       (6,551)
   Subscription receivable                              --            (100)             100  (i)           --                 --
   Other comprehensive loss                           (139)             --               --                --               (139)
                                              ------------    ------------     ------------      ------------       ------------
      Total stockholders' equity                     7,839         (16,452)          17,226            20,606             29,219
                                              ------------    ------------     ------------      ------------       ------------

                                              $     13,220    $      1,533     $       (129)     $     18,037       $     32,661
                                              ============    ============     ============      ============       ============

                             SPATIAL TECHNOLOGY INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000



(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   PRO FORMA
                                                                                                  ADJUSTMENTS
                                                                                                     FOR
                                                                                PRO FORMA          COMPONENT
                                                                               ADJUSTMENTS         SOFTWARE
                                                 SPATIAL        PRESCIENT     FOR PRESCIENT        DIVISION            TOTAL
                                              ------------    ------------    -------------      ------------       ------------
Revenue                                       $      7,252    $      1,024     $         --      $     (7,242) (p)  $      1,034
Cost of revenue                                      1,293             559              131 (j)        (1,101) (q)           882
                                              ------------    ------------     ------------      ------------       ------------
      Gross profit                                   5,959             465             (131)           (6,141)               152

Operating expenses:
  Sales and marketing                                3,782           1,757               --            (2,607) (r)         2,932
  Research and development                           5,398             630               --            (3,338) (r)         2,690
  General and administrative                         1,796             267               --            (1,022) (r)         1,041
                                              ------------    ------------     ------------      ------------       ------------
      Total operating expenses                      10,976           2,654               --            (6,967) (r)         6,663
                                              ------------    ------------     ------------      ------------       ------------

      Loss from operations                          (5,017)         (2,189)            (131)              826             (6,511)

Other income (expense)                                 105              --               --               (73) (s)            32
                                              ------------    ------------     ------------      ------------       ------------
      Loss before income taxes                      (4,912)         (2,189)            (131)              753             (6,479)

Income taxes                                           138              --               --              (138) (t)            --
                                              ------------    ------------     ------------      ------------       ------------
      Net loss                                $     (5,050)   $     (2,189)    $       (131)     $        891             (6,479)
                                              ============    ============     ============      ============       ============

Loss per common share:
      Basic and Diluted                       $      (0.46)                                                         $      (0.55)

Weighted average number of shares outstanding
      Basic and Diluted                              10,914                             300 (a)           556  (n)        11,770

                             SPATIAL TECHNOLOGY INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999



(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                    PRO FORMA
                                                                                                   ADJUSTMENTS
                                                                                                       FOR
                                                                                   PRO FORMA         COMPONENT
                                                                                  ADJUSTMENTS        SOFTWARE
                                                   SPATIAL        PRESCIENT      FOR PRESCIENT       DIVISION          TOTAL
                                                 -----------    --------------  --------------   --------------    --------------
Revenue                                              $   14,900    $    3,113       $       --       $  (14,900)(p)   $    3,113
Cost of revenue                                           1,132         1,179              263(j)        (1,052)(q)        1,522
                                                     ----------    ----------       ----------       ----------       ----------
      Gross profit                                       13,768         1,934             (263)         (13,848)           1,591

Operating expenses:
  Sales and marketing                                     5,918         4,279               --           (5,615)(r)        4,582
  Research and development                                7,742         1,701               --           (6,831)(r)        2,612
  General and administrative                              2,362         1,136               --           (2,349)(r)        1,149
  Acquired in-process research and development              500            --               --             (500)(r)           --
                                                     ----------    ----------       ----------       ----------       ----------
      Total operating expenses                           16,522         7,116               --          (15,295)(r)        8,343
                                                     ----------    ----------       ----------       ----------       ----------

      Loss from operations                               (2,754)       (5,182)            (263)           1,447           (6,752)

Other income (expense)                                      139            --               --              (93)(s)           46
                                                     ----------    ----------       ----------       ----------       ----------
      Net income (loss) before income taxes ..           (2,615)       (5,182)            (263)           1,354           (6,706)

Income taxes                                                246            --               --             (246)(t)           --
                                                     ----------    ----------       ----------       ----------       ----------
      Net income (loss)                              $   (2,861)   $   (5,182)      $     (263)      $    1,600           (6,706)
                                                     ==========    ==========       ==========       ==========       ==========

Loss per common share:
      Basic and Diluted                              $    (0.31)                                                      $    (0.66)

Weighted average number of shares outstanding
      Basic and Diluted                                   9,345                            300 (a)          556 (n)       10,201

                             SPATIAL TECHNOLOGY INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


Prescient Technologies, Inc. - Pro forma notes

                  The Prescient acquisition was accounted for using the purchase method of accounting. The pro forma adjustments have been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Prescient based on preliminary estimates of their fair values. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and finalization of the purchase accounting entries, including the allocation to acquired in-process research and development. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been made based on the terms and structure of the Prescient acquisition agreement.

                  The pro forma financial statements give effect to the following pro forma adjustments related to the prescient acquisition:

(a) To record the consideration of $1.2 million paid by the Company in connection with the acquisition of Prescient, including $100,000 cash and 300,000 shares of common stock.


(b) To adjust long-term intangible assets for the excess of the fair value of the acquired net assets over the acquisition consideration.

(c) To adjust accounts payable for amounts not assumed by the Company in connection with the acquisition.

(d)  To eliminate amount due to affiliate of Prescient.

(e) To record liabilities incurred by the Company in connection with acquisition, including direct legal and accounting expenses totaling $136,000, and to record the elimination of accrued liabilities totaling $138,000 not assumed by the Company in connection with acquisition.

(f) To reduce deferred revenue to the fair value of the deferred revenue assumed by the Company in connection with the acquisition.

(g) To eliminate Prescient common stock of $100,000 and additional paid in capital of $2,000.

(h) To eliminate Prescient's accumulated deficit and reflect a $171,000 charge for acquired in-process research and development pursuant to the acquisition of certain assets of Prescient.

(i)  To eliminate Prescient's subscription receivable.

(j) To reflect the additional amortization of intangible assets from the Prescient acquisition. The acquisition of certain assets and liabilities of Prescient resulted in approximately $788,000 of software costs, which are being amortized over their estimated useful lives of three years.

                             SPATIAL TECHNOLOGY INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                   (CONTINUED)

Disposition of Component Software Division  - Pro forma notes

         The pro forma adjustments for the sale of the component software division have been prepared on the basis of assumptions described in the following notes and includes an estimate of the gain on sale. The actual gain on the sale will be calculated based on the actual assets and liabilities disposed of on the closing date of the transaction.

         The Company has agreed to modify the stock options of certain employees of the component software division to allow them to continue to vest during their employment by Dassault. If the employees are still employed by Dassault one year after the closing of the sale, the options will vest. Estimates of the fair values of the options will be calculated at interim periods and, ultimately, the fair value of the remaining options at the date of vesting will reduce the gain on the sale. The fair value of the options are not significant as of the filing date of this proxy statement.

         The pro forma financial statements give effect to the following pro forma adjustments related to the sale of the component software division:


(k) To record the cash proceeds from the sale of the component software business pursuant to the Purchase Agreement entered into on July 4, 2000 with Dassault, as amended. Consideration consists of $25.0 million cash less certain adjustments pursuant to the Purchase Agreement and certain expenses related to the transaction totaling $3.1 million. In addition, proceeds include cash from the sale of 555,556 shares of common stock for $2.0 million.

(l) To record the reduction in assets related to the component software business totaling $4.4 million, including accounts receivable, prepaid assets, equipment and software costs.

(m) Elimination of the deferred revenue liability of $2.6 million relating to the component software business.

(n)  To reflect the issuance of 555,556 shares of common stock for $2.0 million.

(o) An adjustment to accumulated deficit to reflect the estimated gain on the transaction of $18.6 million, net of estimated income taxes of $1.5 million.

(p) Reductions in revenue from the sale of the component software business of $14.9 million and $7.2 million for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively.

(q) Reductions in cost of revenue from the sale of the component software business of $1.1 million for the year ended December 31, 1999 and the six month period ended June 30, 2000.

(r) Reductions in operating expenses from the sale of the component software business of $15.3 million and $7.0 million for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively. Operating expenses for the period ended December 31, 1999 includes a $500,000 charge for acquired in-process research and development expense related to the acquisition of Sven Technologies.

(s) Reductions in interest income from the sale of the component software business of $93,000 and $73,000 for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively.

(t) Reductions in income tax expense from the sale of the component software business of $246,000 and $138,000 for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively.

                                                                      Appendix A

                               ------------------

                               PURCHASE AGREEMENT

                               ------------------

                                  by and among

                            DASSAULT SYSTEMES CORP.,

                             SPATIAL COMPONENTS, LLC

                                       and

                             SPATIAL TECHNOLOGY INC.

                            Dated as of July 4, 2000

                                TABLE OF CONTENTS

                                                                                                    PAGE

                                     ARTICLE I PURCHASE AND SALE

SECTION 1.01.  Assets to Be Transferred................................................................2
SECTION 1.02.  Assumption and Exclusion of Liabilities.................................................4
SECTION 1.03.  Sale of Membership Interests............................................................5
SECTION 1.04.  Purchase Price; Allocation of Purchase Price............................................5
SECTION 1.05.  Closing.................................................................................5
SECTION 1.06.  Closing Deliveries by the Seller........................................................5
SECTION 1.07.  Closing Deliveries by the Purchaser.....................................................6
SECTION 1.08.  Escrow..................................................................................6
SECTION 1.09.  Share Purchase..........................................................................6

                      ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 2.01.  Organization, Authority and Qualification of the Seller.................................7
SECTION 2.02.  Organization, Authority and Qualification of the Company................................8
SECTION 2.03.  Membership Interests in the Company.....................................................8
SECTION 2.04.  No Conflict.............................................................................8
SECTION 2.05.  Governmental Consents and Approvals.....................................................9
SECTION 2.06.  SEC Filings; Financial Statements.......................................................9
SECTION 2.07.  No Undisclosed Liabilities.............................................................10
SECTION 2.08.  Insurance..............................................................................10
SECTION 2.09.  Receivables............................................................................10
SECTION 2.10.  Inventories............................................................................10
SECTION 2.11.  Sales and Purchase Order Backlog.......................................................11
SECTION 2.12.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions......11
SECTION 2.13.  Litigation.............................................................................13
SECTION 2.14.  Compliance with Laws; Permits..........................................................13
SECTION 2.15.  Environmental Matters..................................................................13
SECTION 2.16.  Material Contracts.....................................................................13
SECTION 2.17.  Intellectual Property..................................................................15
SECTION 2.18.  The Seller Software....................................................................17
SECTION 2.19.  Assets.................................................................................18
SECTION 2.20.  Tangible Personal Property.............................................................18
SECTION 2.21.  Real Property..........................................................................19
SECTION 2.22.  Customers..............................................................................19
SECTION 2.23.  Suppliers..............................................................................19
SECTION 2.24.  Employee Benefit Matters...............................................................19
SECTION 2.25.  Labor Matters..........................................................................20
SECTION 2.26.  Business  Employees....................................................................21
SECTION 2.27.  Taxes..................................................................................21

SECTION 2.28.  Subsidiaries...........................................................................22
SECTION 2.29.  Brokers................................................................................22
SECTION 2.30.  Prepaid Royalties......................................................................22

                    ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 3.01.  Organization and Authority of the Purchaser............................................23
SECTION 3.02.  No Conflict............................................................................23
SECTION 3.03.  Governmental Consents and Approvals....................................................24
SECTION 3.04.  Assets.................................................................................24
SECTION 3.05.  Brokers................................................................................24

                                ARTICLE IV ADDITIONAL AGREEMENTS

SECTION 4.01.  Conduct of Business Prior to the Closing...............................................24
SECTION 4.02.  Stockholders' Meeting..................................................................24
SECTION 4.03.  Proxy Statement........................................................................25
SECTION 4.04.  Access to Information..................................................................26
SECTION 4.05.  Disclaimer of Representations and Warranties...........................................26
SECTION 4.06.  Regulatory and Other Authorizations; Notices and Consents..............................26
SECTION 4.07.  Notice of Developments.................................................................27
SECTION 4.08.  Non-Competition........................................................................28
SECTION 4.09.  Non-Hiring and Non-Solicitation........................................................29
SECTION 4.10.  Use of Names and Marks.................................................................29
SECTION 4.11.  Bulk Transfer Laws.....................................................................29
SECTION 4.12.  Certain Tax Filings....................................................................30
SECTION 4.13.  Conveyance Taxes.......................................................................30
SECTION 4.14.  No Solicitation of Transactions........................................................30
SECTION 4.15.  State Takeover Laws....................................................................32
SECTION 4.16.  Cooperation and Exchange of Tax Information............................................32
SECTION 4.17.  Right of Information...................................................................32
SECTION 4.18.  Public Announcements...................................................................33
SECTION 4.19.  Further Action.........................................................................33
SECTION 4.20.  Closing Amounts Statement; Receivables.................................................33
SECTION 4.21.  Confidentiality........................................................................33

                                     ARTICLE V EMPLOYEE MATTERS

SECTION 5.01.  Employees..............................................................................35
SECTION 5.02.  Employee Benefits......................................................................35
SECTION 5.03.  Key Employee Retention Matters.........................................................36

                                  ARTICLE VI CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of the Seller, the Company and the Purchaser.................36
SECTION 6.02.  Additional Conditions to Obligations of the Seller and the Company.....................37
SECTION 6.03.  Additional Conditions to Obligations of the Purchaser..................................38

                                     ARTICLE VII INDEMNIFICATION

SECTION 7.01.  Survival of Representations and Warranties.............................................39
SECTION 7.02.  Indemnification by the Seller..........................................................40
SECTION 7.03.  Indemnification by the Purchaser.......................................................41
SECTION 7.04.  Limitations on Indemnification.........................................................42
SECTION 7.05.  Distributions from Escrow Fund.........................................................43
SECTION 7.06.  Tax Treatment of Indemnifications......................................................43
SECTION 7.07.  Exclusive Remedy.......................................................................43

                                 ARTICLE VIII TERMINATION AND WAIVER

SECTION 8.01.  Termination............................................................................44
SECTION 8.02.  Effect of Termination..................................................................45
SECTION 8.03.  Fees and Expenses......................................................................45
SECTION 8.04.  Amendment..............................................................................46
SECTION 8.05.  Waiver.................................................................................46

                                    ARTICLE IX GENERAL PROVISIONS

SECTION 9.01.  Expenses...............................................................................46
SECTION 9.02.  Notices................................................................................46
SECTION 9.03.  Severability; Entire Agreement.........................................................47
SECTION 9.04.  Assignment; No Third Party Beneficiaries...............................................48
SECTION 9.05.  Counterparts...........................................................................48
SECTION 9.06.  Governing Law; Forum...................................................................48
SECTION 9.07.  Currency...............................................................................48
SECTION 9.08.  Specific Performance...................................................................48
SECTION 9.09.  Waiver of Jury Trial...................................................................49

                                        ARTICLE X DEFINITIONS

SECTION 10.01. Certain Defined Terms..................................................................49
SECTION 10.02. Other Defined Terms....................................................................55

PURCHASE AGREEMENT, dated as of July 4, 2000 (this "Agreement"), by and among DASSAULT SYSTEMES CORP., a corporation organized under the laws of the State of Delaware (the "Purchaser"), SPATIAL TECHNOLOGY INC., a corporation organized under the laws of the State of Delaware (the "Seller"), and SPATIAL COMPONENTS, LLC, a limited liability corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of the Seller (the "Company").

                              W I T N E S S E T H:

         WHEREAS, among other businesses, the Seller is primarily engaged in (i) developing, marketing, distributing, licensing and selling component software, including without limitation, the CBD Software as defined hereafter (the "Component Business") and (ii) developing, marketing, licensing and providing its Internet-based services for the engineering community, focusing on Internet-hosted application services and content, e-commerce and other services to the manufacturing and design engineering community (the "Internet Service Business");

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Component Business, including, without limitation, all right, title and interest of the Seller in and to the property and assets of the Component Business, and in connection therewith the Purchaser is willing to assume certain liabilities of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein (the "Acquisition");

         WHEREAS, the Board of Directors of the Seller (the "Board") has determined that the Acquisition is in the best interests of its stockholders;

         WHEREAS, the Seller shall transfer the Assets (as defined below) to the Company in connection with the division of the Seller's business into the Component Business and the Internet Service Business, pursuant to the Assignment and Assumption Agreement (as defined below);

         WHEREAS, the Board has unanimously approved this Agreement, the Acquisition and the other transactions contemplated by this Agreement and agreed to recommend that the holders of shares of common stock, par value $.01 per share (the "Seller Common Stock"), of the Seller approve of the foregoing;

         WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, Dassault Systemes, a societe anonyme organized under the laws of France and the owner of the Purchaser ("Dassault Systemes"), and/or certain affiliates of Dassault Systemes, and the Seller intend to enter into the IP Agreements (as defined below);

         WHEREAS, the Purchaser wishes to make an additional equity investment in the Seller; and

         WHEREAS, certain capitalized terms used herein shall having the meanings ascribed thereto in Article X of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

         SECTION 1.01. Assets to Be Transferred. (a) On the terms and subject to the conditions of this Agreement and the Assignment and Assumption Agreement, the Seller shall, by means of a capital contribution, on or prior to the Closing, assign, transfer, convey and deliver to the Company, or cause to be assigned, transferred, conveyed and delivered to the Company, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Seller or to which it is directly or indirectly entitled, other than the Excluded Assets, that are used in or intended to be used in the Component Business (the assets to be transferred to the Company pursuant to the Assignment and Assumption Agreement being referred to as the "Assets"), including, without limitation, the following:

                  (i) the Component Business as a going concern;

                  (ii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by or intended to be used by the Seller in connection with, or required for, the Component Business, including, without limitation, the franchises, permits, licenses, agreements, waivers and authorizations set forth in
         Section 1.01(a)(ii) of the Disclosure Schedule;

                  (iii) all right, title and interest in, to and under the Owned Intellectual Property and the Seller's right, title and interest in, to and under the Licensed Intellectual Property;

                  (iv) all furniture, fixtures, equipment, machinery and other tangible personal property used, intended to be used or held for use by the Seller at the locations at which the Component Business is conducted, or otherwise owned or held by the Seller on the Closing Date for use in, or in connection with, the conduct of the Component Business, including, without limitation, all furniture, fixtures, equipment, computers, peripheral equipment, machinery and other tangible personal property located at or held in the properties leased pursuant to the leases set forth in Section 1.01(a)(xiv) of the Disclosure Schedule;

                  (v) all vehicles and rolling stock used in or intended to be used in the Component Business;

                  (vi) all Inventories;

                  (vii) all Receivables;

                  (viii) copies, to the extent reasonably requested, of all books of account, general and financial, tax records, the personnel records listed in Section 1.01(a)(viii) of the Disclosure Schedule, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software and programs and any rights thereto used in, intended to be used in or relating to, the Component Business on the Closing Date;

                  (ix) the goodwill of the Seller relating to the Component Business;

                  (x) all the Seller's right, title and interest in, to and under the name "Spatial";

                  (xi) all claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to or arising out of the Component Business;

                  (xii) all sales and promotional literature, copies of all customer lists and other sales-related materials designed for or used in, intended to be used in or related to the Component Business; provided, however, that, subject to the provisions of Sections 4.08,
         4.09 and 4.14, the Seller shall have the right to retain and use for any business purpose reasonably related to the Internet Services Business, originals of such customer lists;

                  (xiii) all rights of the Seller (other than the Seller's rights in, to and under the Purchased Intellectual Property, which are as separately addressed herein) under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable) to the extent used in or intended to be used in the Component Business, including, without limitation, all contracts, licenses, sublicenses, agreements and commitments arising out of or relating to the Component Business on the Closing Date listed in Section 1.01(a)(xiii) of the Disclosure Schedule;

                  (xiv) all rights of the Seller in, to and under the leases for the Leased Real Property listed in Section 1.01(a)(xiv) of the Disclosure Schedule; and

                  (xv) all the Seller's direct and indirect right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the Component Business.

         (b) The Assets shall exclude the following assets owned by the Seller and all other assets and properties set forth on Section 1.01(b) of the Disclosure Schedule (the "Excluded Assets"):

                  (i) all cash, cash equivalents and bank accounts owned by the Seller;

                  (ii) the Retained Intellectual Property;

                  (iii) all rights of the Seller in, to and under any leases for real property other than for the Leased Real Property, including, without limitation, the lease of the real property located at 530 Howard Street, Suite 300, San Francisco, California 94105 and 5485 Conestoga Court, Boulder, Colorado 80301;

                  (iv) all rights of the Seller under this Agreement, the Ancillary Agreements, the IP Agreements and any other agreement of the Seller not related to the Component Business;

                  (v) the originals of all Board and stockholder minutes of the Seller;

                  (vi) all assets and property of the Seller that are not Assets; and

                  (vii) all receivables other than the Receivables.

         SECTION 1.02. Assumption and Exclusion of Liabilities. (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, at the Closing, assume and shall pay, perform and discharge when due only the following and no other Liabilities of the Seller as at the Closing Date (the "Assumed Liabilities"):

                  (i) all obligations, claims and liabilities arising out of or relating to performance from and after the Closing Date under the contracts, licenses, sublicenses, agreements, commitments and leases listed in Sections 1.01(a)(xiii) and 1.01(a)(xiv) of the Disclosure Schedule; and

                  (ii) all Liabilities arising out of or incurred in connection with the Assets from and after the Closing Date.

         (b) The Assumed Liabilities in Section 1.02(a) shall constitute the only Liabilities assumed by the Company or the Purchaser as a result of the purchase of the Component Business. The Seller shall retain, and shall be responsible for paying, performing and discharging, and neither the Company nor the Purchaser shall assume or have any responsibility for, all Liabilities of the Seller other than the Assumed Liabilities (the "Excluded Liabilities"), including, without limitation:

                  (i) all Taxes (excluding Conveyance Taxes, which shall be governed by Section 4.13) now or hereafter owed by the Seller or any Affiliate of the Seller, or attributable to the Assets or the Component Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

                  (ii) all Liabilities relating to or arising out of the Excluded Assets;

                  (iii) all Liabilities, except the Assumed Liabilities, relating to or arising out of the conduct of the Component Business prior to the Closing, including but not limited to any and all Liabilities associated with any Plans; and

                  (iv) all deferred revenue relating to the Internet Service Business.

         SECTION 1.03. Sale of Membership Interests. On the Closing Date, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the membership interests in the Company (the "Membership Interests").

         SECTION 1.04. Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Membership Interests shall be $21,500,000 minus Deferred Revenue plus the sum of (A) Prepaid Expenses and (B) Receivables (the "Purchase Price").

         (b) Prior to the Closing Date, the Purchaser and the Seller shall agree upon an allocation of the sum of the Purchase Price and the Assumed Liabilities among the Assets as of the Closing Date (the "Allocation"). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation hereunder in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder. For all Tax purposes, the Purchaser and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise, except as otherwise required by Law.

         SECTION 1.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Membership Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Hogan & Hartson L.L.P., 1800 Broadway, Boulder, Colorado 80302, at 10:00 A.M. Colorado time on the second Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in
Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         SECTION 1.06. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (a) Executed counterparts of the Intellectual Property Assignment and such other instruments, in form and substance satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to evidence the transfer of the Assets to the Company or evidence such transfer on the public records;

         (b) an executed counterpart of the Assignment and Assumption Agreement;

         (c) a certificate evidencing the Membership Interests being purchased at the Closing;

         (d) a receipt for the Purchase Price less the Escrow Amount;

         (e) the certificates and other documents required to be delivered pursuant to Section 6.03; and

         (f) a statement of (i) the Deferred Revenue, specifying the amounts of cash and receivables attributable to (A) maintenance of Software, (B) consulting services and (C) Licenses and, in each case, the third parties involved and (ii) the Prepaid Expenses, specifying the amount thereof and the third parties involved (the "Closing Amounts Statement").

         SECTION 1.07. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

                  (i) the Purchase Price less the Escrow Amount by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least three Business Days prior to the Closing Date; and

                  (ii) the certificates and other documents required to be delivered pursuant to Section 6.02.

         (b) At the Closing, the Purchaser shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the account designated therefor in the Escrow Agreement.

         SECTION 1.08. Escrow. Prior to or at the Closing, the Seller and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit B (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, the Purchaser shall deposit the Escrow Amount into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         SECTION 1.09. Share Purchase. (a) At or prior to the Closing, on the terms and subject to the conditions set forth in this Agreement and the iShare Purchase Agreement, the Purchaser will purchase from the Seller and the Seller will issue and sell to the Purchaser (the "Share Purchase") 555,556 shares of Seller Common Stock. With respect to the shares purchased pursuant to this
Section 1.09, the Purchaser shall enjoy all rights, including registration rights (subject to obtaining all required shareholder approvals), that the Purchaser enjoys with respect to the shares of Seller Common Stock purchased by the Purchaser from the Seller pursuant to the Securities Purchase Agreement, dated as of February 22, 2000, among the Seller and the several purchasers named therein, including the Purchaser; provided, however, that the Purchaser shall have no rights with respect to any warrants of the Seller pursuant to this
Section 1.09.

         (b) The Share Purchase shall occur at the time and place of the Closing, or, if the Purchaser so elects in a written notice (the "Share Notice") delivered to the Seller at least five Business Days prior to the Closing Date, on any Business Day prior to the Closing Date (which date shall be specified by the Purchaser in the Share Notice and shall be at least two Business Days after the date of the Share Notice and, if required by the rules of the American Stock Exchange, shareholder approval) or on such other date and place as may be mutually agreed by the Seller and the Purchaser (the "Share Closing"). The Share Notice shall set forth the Share Purchase Amount. For purposes of this Agreement, "Share Purchase Amount" means $2,000,000.

         (c) At the Share Closing, the Seller shall deliver: (i) an executed counterpart of the Share Purchase Agreement; and (ii) one or more certificates for the shares of Seller Common Stock to be sold to the Purchaser pursuant to
Section 1.09(a) duly registered in the name of the Purchaser or the Person designated in writing by the Purchaser. The stock certificates issued pursuant to this Section shall have all such legends restricting or otherwise limiting transferability as required by the Share Purchase Agreement.

         (d) At the Share Closing, the Purchaser shall: (i) deliver an executed counterpart of the Share Purchase Agreement; and (ii) pay the Share Purchase Amount to the Seller by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller.

         (e) If, during the period prior to the Share Closing, the outstanding shares of Seller Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of Seller Common Stock to be sold to the Purchaser pursuant to Section 1.09(a) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement, except as set forth in the Disclosure Schedule hereto (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Seller hereby represents and warrants to the Purchaser as follows:

         SECTION 2.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller (other than, with respect to the Acquisition, the approval and adoption of this Agreement, the Acquisition and the other transactions contemplated by this Agreement by the holders of a majority of the then-outstanding shares of Seller Common Stock). This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this

Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other Law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and to general principles of equity. The Board has taken all appropriate action to ensure that the restrictions on "business combinations" contained in Section 203 of the General Corporate Law of the State of Delaware ("Delaware Law") are inapplicable to this Agreement, the Acquisition and the other transactions contemplated by this Agreement ("Section 203 Approval").

         SECTION 2.02. Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Assignment and Assumption Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Assignment and Assumption Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement and the Assignment and Assumption Agreement have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and the Assignment and Assumption Agreement constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other Law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and to general principles of equity.

         SECTION 2.03. Membership Interests in the Company. As of the date hereof and without giving effect to the consummation of the transactions contemplated hereby, the Membership Interests constitute all of the membership interests in the Company. The Seller owns all of the Membership Interests free and clear of all Encumbrances. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

         SECTION 2.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 2.05 have been obtained and all filings and notifications listed in Section 2.05 of the Disclosure Schedule have been made, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement, the Assignment and Assumption Agreement and the Ancillary Agreements by the Seller and the Company, as the case may be, do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of

Incorporation or By-laws of the Seller or the Certificate of Formation or the Operating Agreement of the Company, as the case may be, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company, the Assets or the Component Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent (except as set forth in Sections 2.17(g) and 2.19(b) of the Disclosure Schedule) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets or properties of the Seller or the Company relating to the Component Business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or the Company is a party or by which any of such Assets or properties is bound or affected, except in the case of clauses
(b) and (c) as would not have a Material Adverse Effect.

         SECTION 2.05. Governmental Consents and Approvals. (a) The execution, delivery and performance of this Agreement, the Assignment and Assumption Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except the notification requirements of the HSR Act.

         (b) The execution, delivery and performance of this Agreement and the Assignment and Assumption Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

         SECTION 2.06. SEC Filings; Financial Statements. (a) Each of the Seller and the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998, and the Seller has heretofore delivered to the Purchaser, in the form filed with the SEC, (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999 and 1998, (ii) its Quarterly Reports on Form 10-QSB for the period ended March 31, 2000, (iii) all proxy statements relating to the Seller's meetings of stockholders (whether annual or special) held since December 31, 1998, and (iv) all other forms, reports and other registration statements filed by the Seller with the SEC since December 31, 1998 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared, in all material respects, in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Seller as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that would not have a Material Adverse Effect).

         SECTION 2.07. No Undisclosed Liabilities. The Company has no Liabilities other than the Assumed Liabilities and those Liabilities created by this Agreement and the transactions contemplated hereby.

         SECTION 2.08. Insurance. Section 2.08 of the Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Assets have been insured at any time within the past three years. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, and (ii) neither the Seller nor the Company is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy.

         SECTION 2.09. Receivables. Except to the extent, if any, reserved for in the audited consolidated balance sheet of the Seller for the fiscal year ended December 31, 1999 (the "December 31, 1999 Balance Sheet"), all Receivables arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not Affiliated with the Seller and in the ordinary course of the Component Business consistent with past practice and, except as reserved against in the December 31, 1999 Balance Sheet, constitute or, to the Seller's knowledge, will constitute, as the case may be, only valid, undisputed claims of the Component Business not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Component Business consistent with past practice. There are no Receivables past due in excess of 60 days.

         SECTION 2.10. Inventories. (a) Subject to amounts reserved therefor in the December 31, 1999 Balance Sheet, the values at which all Inventories are carried in the December 31, 1999 Balance Sheet reflect the historical inventory valuation policy of the Seller of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. The Seller has, and at the Closing Date the Company will have, good and marketable title to the Inventories free and clear of all Encumbrances, other than Permitted Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. The Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Component Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the date of the December 31, 1999 Balance Sheet.

         SECTION 2.11. Sales and Purchase Order Backlog. (a) As of July 1, 2000, open sales orders (including, without limitation, licenses, maintenance and services sold) accepted by the Seller arising out of or relating to the Component Business totaled no more than $75,000. Section 2.11(a) of the Disclosure Schedule lists all sales orders exceeding $30,000 per order, which have been accepted by the Seller arising out of or relating to the Component Business and which were open as of the date prior to the date hereof.

         (b) As of July 1, 2000, open purchase orders issued by the Seller arising out of or relating to the Component Business totaled no more than $100,000. Section 2.11(b) of the Disclosure Schedule lists all purchase orders exceeding $30,000 per order, which have been issued by the Seller arising out of or relating to the Component Business and which were open as of the date prior to the date hereof.

         SECTION 2.12. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 1999, the Component Business has been conducted in the ordinary course of the Component Business and consistent with past practice. As amplification and not limitation of the foregoing, since December 31, 1999 (unless a later date is otherwise specified below), neither the Seller nor the Company has as it relates to the Component
Business:

         (a) permitted or allowed any of the Assets to be subjected to any Encumbrance, other than (i) Permitted Encumbrances, (ii) software licenses granted in the ordinary course of Component Business and (iii) Encumbrances that will be released at or prior to the Closing;

         (b) written down or written up (or failed to write down or write up) the value of any Inventories or Receivables or revalued any assets other than in the ordinary course of business consistent with past practice and in accordance with US GAAP;

         (c) made any change in any method of accounting or accounting practice or policy used by the Seller, other than such changes required by US GAAP and disclosed in Section 2.12(c) of the Disclosure Schedule;

         (d) amended, terminated, canceled or compromised any material claims arising out of or relating to the Component Business or waived any other rights of substantial value to the Component Business;

         (e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), primarily used, or intended to be primarily used in the Component Business, other than the sale or licensing of Inventories or Software in the ordinary course of the Component Business consistent with past practice, the sale of obsolete property, or sales, transfers, leases, subleases, licenses or other dispositions not exceeding $25,000 individually or $50,000 in the aggregate;

         (f) since March 31, 2000, made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate;

         (g) since March 31, 2000, issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $30,000 individually or $200,000 in the aggregate, except as disclosed pursuant to
Section 2.11(b);

         (h) (A) other than as set forth in Section 2.12(h) of the Disclosure Schedule, granted any increase, or announced any increase, in excess of 7% in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller to any of its employees, or (B) established or increased or promised to increase any benefits, in either case except as required by Law, or involving ordinary increases consistent with the past practice of the Component Business or relating to retention incentives as set forth in Section 5.03;

         (i) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or Stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

         (j) failed to maintain the Assets other than the Purchased Intellectual Property in good repair and operating condition, ordinary wear and tear excepted;

         (k) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such losses or damage shall have been covered by insurance;

         (l) amended or modified in any material respects or consented to the termination of any Material Contract or the Seller's rights thereunder, except as set forth in Section 2.12(l) of the Disclosure Schedule;

         (m) made, changed or revoked any material Tax election or method of Tax accounting, or settled or compromised any material Tax assessment or deficiency;

         (n) with respect to any new maintenance or future service contracts or agreements, discounted the retail or wholesale price of any product or service by more than 25 percent other than in the ordinary course of the Component Business and in accordance with past practice;

         (o) stopped or otherwise slowed the development of any material ongoing computer software development project;

         (p) transferred any employee out of the Component Business and into the Internet Service Business;

         (q) hired any employee to work in the Component Business who is not included in the transferred employee Disclosure Schedule; or

         (r) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 2.12, except as expressly contemplated by this Agreement and the Ancillary Agreements.


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


         SECTION 2.13. Litigation. There are no Actions by or against the Seller or the Company or that could materially affect any of the Assets, pending before any Governmental Authority (or, to the knowledge of the Seller or the Company, threatened to be brought by or before any Governmental Authority). The Assets are not subject to any Governmental Order (nor, to the knowledge of the Seller or the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) that could materially adversely affect any of the Assets.

         SECTION 2.14. Compliance with Laws; Permits. (a) The Seller (i) has conducted and continues to conduct the Component Business, in all material respects, in accordance with all Laws and Governmental Orders applicable to the Seller, the Assets or the Component Business, and (ii) to the Seller's knowledge, is not in violation of any such Law or Governmental Order. Section
2.14 of the Disclosure Schedule sets forth a brief description of each material Governmental Order applicable to the Assets or the Component Business.

         (b) The Seller is, and at the Closing the Company will be, in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary to own, lease and operate the Assets or the Component Business, or to carry on the Component Business as it now being conducted (the "Permits"), and no suspension or cancellation of any of the Permits is now pending or, to the knowledge of the Seller, threatened.

         SECTION 2.15. Environmental Matters. The Seller and the Company are in all material respects in compliance with the provisions of all Laws relating to pollution, protection of the environment or occupational safety and health applicable to it or to real property owned or leased by it or to the use, operation or occupancy thereof. Neither the Seller nor the Company has engaged in any activity in material violation of any provision of any Law relating to pollution, protection of the environment or occupational safety and health. Neither the Seller nor the Company has any known material liability, absolute or contingent, under any Law relating to pollution, protection of the environment or occupational safety and health.

         SECTION 2.16. Material Contracts. (a) Section 2.16(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements that are enforceable against the Seller) of the Seller arising out of or relating to the Component Business (such contracts and agreements, together with all agreements relating to the Purchased Intellectual Property set forth in Section 2.17(a) of the Disclosure Schedule, and any lease or sublease set forth in Section 2.21(b) of the Disclosure Schedule, being "Material Contracts"):

                  (i) each contract or agreement under the terms of which the
         Seller: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2000, (B) is obligated to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, (C) cannot be canceled by the Seller without penalty or further payment and without more than 90 days' notice, or (D) is obligated to a term of length greater than two years;


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


                  (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Seller or any of its Affiliates is a party and which may obligate the Seller to pay an amount greater than or equal to $50,000;

                  (iii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Seller is a party and which may obligate the Seller to pay an amount greater than or equal to $10,000 per month;

                  (iv) all contracts and agreements relating to Indebtedness of the Seller;

                  (v) all contracts and agreements with any United States federal Governmental Authority to which the Seller is a party;

                  (vi) all contracts and agreements that limit or purport to limit the ability of the Seller to compete in the Component Business or with any Person or in any geographic area or during any period of time other than as contemplated by this Agreement, the Ancillary Agreements, and the IP Agreements;

                  (vii) all employee benefit, bonus, commission, pension, profit-sharing, change of control, severance, stock option, share purchase and similar plans and arrangements;

                  (viii) all contracts and agreements between the Seller and any employee, officer, director or Stockholder of the Seller other than any such contracts or agreements disclosed pursuant to Section 2.16(a)(vii);

                  (ix) all contracts and agreements for the provision of services by the Seller including, without limitation, all contracts and agreements relating to the development of any computer software for third Persons other than customer licenses, support or maintenance contracts entered into in the ordinary course of the Component Business consistent with past practice;

                  (x) all agreements that transfer or license to any third Person any rights in, to or under the Source Code of any Software included in the Owned Intellectual Property and open sales orders referred to in Section 2.11;

                  (xi) all contracts and agreements requiring the deliver of any service or product within a specified time period other than customer licenses, support or maintenance contracts entered into in the ordinary course of the Component Business consistent with past practice and open sales orders referred to in Section 2.11; and

                  (xii) all other contracts and agreements, whether or not made in the ordinary course of the Component Business, that are material to the conduct of the Component Business.

         (b) Each Material Contract: (i) is legal, valid and binding on the Seller and, to the Seller's knowledge, the other parties thereto and is in full force and effect, (ii) except to the extent any consents set forth in Section
2.05 of the Disclosure Schedule are not obtained, is


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


freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 2.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Seller is not in material breach of, or material default under, any Material Contract.

         (c) To the Seller's knowledge, no other party to any Material Contract is in breach thereof or default thereunder. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Component Business consistent with past practice, any of the Assets.

         SECTION 2.17. Intellectual Property. (a) Section 2.17 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, domain names, registered copyrights and copyright applications and other definable Intellectual Property, including, without limitation, trade names and unregistered trademarks, included in the Purchased Intellectual Property, other than commercial, off-the-shelf shrink-wrap or click-wrap licenses.

         (b) The operation of the Component Business as currently conducted and the use by the Seller of the Purchased Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights of any third party, and no Actions are pending or, to the Seller's knowledge, threatened against the Seller alleging any of the foregoing.

         (c) The Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property and has a valid right and license to use the Licensed Intellectual Property without limitation, subject only to the terms in the Licenses, in the ordinary course of the Component Business as presently conducted. All officers and employees of the Seller are under written obligation to assign to the Seller all inventions, creations and works of authorship made by them within the scope of their employment during such employment.

         (d) The Purchased Intellectual Property includes all of the Intellectual Property used and required in the ordinary day-to-day conduct of the Component Business, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct thereof except for the Joint Software, to which the Purchaser or an Affiliate shall receive a license in the form of the Joint Software License Agreement as a condition to the Closing. The Material Contracts relating to the Owned Intellectual Property and, to the knowledge of the Seller, the Licensed Intellectual Property, are subsisting, valid and enforceable and have not been adjudged invalid or unenforceable in whole or part.

         (e) No Actions have been asserted, are pending or, to the Seller's knowledge, threatened against the Seller (i) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the Purchased Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Seller in connection with the Component Business infringe or misappropriate any Intellectual Property right of any


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


third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

         (f) To the knowledge of the Seller, no person is engaging in any activity that infringes the Purchased Intellectual Property. The Seller has not granted any license or other right to any third party with respect to the Purchased Intellectual Property except in the ordinary course of the Component Business. Subject to obtaining all necessary third party consents as set forth in Section 2.17(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the termination, impairment, invalidity or unenforceability of any of the Purchased Intellectual Property.

         (g) The Seller has delivered or made available to the Purchaser correct and complete copies of all the agreements included in the Licenses, other than licenses of commercial off-the-shelf, shrink-wrap or click wrap computer software. With respect to each such agreement:

                  (i) such License is valid and binding and in full force and effect and represents the entire agreement between the licensor and the Seller with respect to the subject matter of such agreement;

                  (ii) subject to obtaining all necessary third party consents, as set forth in Section 2.17(g) of the Disclosure Schedule, such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the licensor a right to terminate such License;

                  (iii) the Seller has not (A) received any written notice of termination or cancellation under such License, (B) received any written notice of breach or default under such License, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such License; and

                  (iv) to the Seller's knowledge, (A) neither the Seller nor the licensor is in breach or default thereof in any material respect, and
         (B) no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such License.

         (h) The Seller has taken all commercially reasonable steps in accordance with normal industry practice to protect and maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Component Business. All officers or employees of the Seller are under written obligation to the Seller to maintain in confidence all confidential information acquired by them in the course of their employment. To the knowledge of Seller (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Component Business by any person, (ii) no employee, independent contractor or agent of the Seller has misappropriated any


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


trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Component Business; and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, confidentiality/non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

         SECTION 2.18. The Seller Software. (a) The Software included in the Owned Intellectual Property (i) is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain a feature to disable the operation of all or any part of such Software that arises automatically, through passage of time, or through any act of a user of such Software; (ii) substantially conforms to the specifications and operational requirements set forth in its user documentation and related materials, and is free from material defects, errors, and faulty workmanship in accordance with best industry practices; (iii) does not incorporate any GNU, GPL or "open" source code or object code under which such Software is subject to the GNU general public license, GNU lesser general public license and other "copyleft" licenses; and
(iv) was authored (A) by an employee or employees of the Seller working within the scope of their employment such that the contribution of such employee or employees to such Software constitutes a "work made for hire" as that term is defined under United States Copyright Laws, or (B) by a person that has executed a written assignment assigning all right, title, and interest in and to the portion of such Software authored by that person to the Seller, and the Seller has delivered a copy of all such written assignments to the Purchaser.

         (b) Neither the Seller nor the Company (i) has received notice by telephone, writing, e-mail or other means that the Software included in the Owned Intellectual Property contains any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, except for such bugs, errors, or problems for which the Seller has provided a fix, patch, or revision in or to such Software; and (ii) has obtained all approvals necessary for exporting the Software included in the Owned Intellectual Property outside the United States and importing such Software into any country in which such Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

         (c) All Source Code of the Software included in the Owned Intellectual Property, software tools, library functions and other software developed by or on behalf of the Seller that is or was utilized in the development of the Software or that is required to operate or modify such Software is in the possession of the Seller. The Source Code of the Software is managed by a source management software which is accessible to the user and which contains sufficient and detailed comments regarding operation and revision history to enable a programmer of ordinary skill to be able to maintain such Software and to be able to prepare derivative versions of such Software. The Seller has the unlimited and unfettered right to use such Source Code, software tools, library functions and other software to the extent necessary to conduct and to continue to conduct the Component Business.

         (d) The Seller has not received any customer complaints with respect to the Software included in the Owned Intellectual Property or any other product or service of the


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


Seller, other than complaints received in the ordinary course of the Component Business and which would not materially adversely affect the Component Business, nor has the Seller had any of its products returned by the purchaser thereof, other than products returned for minor, non-recurring warranty problems.

         SECTION 2.19. Assets. (a) The Seller owns, leases or has, and on the Closing Date the Company shall own, lease or have, the legal right to use the Assets and, with respect to contract rights included within the Assets, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements. The Seller has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Encumbrances except Permitted Encumbrances.

         (b) Subject to obtaining all necessary third party consents listed in
Section 2.19(b) of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Company and the Membership Interests to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement, the Assignment and Assumption Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement, the Assignment and Assumption Agreement and the Ancillary Agreements and subject to the Seller's obtaining all such third party consents, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the Membership Interests and all interests of the Seller in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any material penalty or other material adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, the Assignment and Assumption Agreement and the Ancillary Agreements.

         (c) The Assets constitute all the properties, assets and rights of the Seller forming a part of, used, held or intended to be used in, and all such properties, assets and rights of the Seller as are necessary in any material respect for the conduct of, the Component Business as of the Closing Date.

         (d) The representations and warranties contained in subsections (a),
(b) and (c) of this Section 2.19 do not extend to and are otherwise made without respect to any Intellectual Property.

         SECTION 2.20. Tangible Personal Property. Section 2.20 of the Disclosure Schedule lists each item or distinct group of machinery, equipment, computers and peripheral equipment and accessories, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") used in, intended to be used in or related to the Component Business that is owned or leased by the Seller or the Company.


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


         SECTION 2.21. Real Property. (a) There is no real property that is owned by the Seller or the Company.

         (b) Section 2.21(b) of the Disclosure Schedule sets forth each lease or sublease for the Leased Real Property and the date on which each corresponding lease or sublease shall expire.

         (c) The Seller is, and on the Closing Date the Company will be, in all material respects, in peaceful and undisturbed possession of each parcel of Leased Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are materially adequate for the conduct of the Component Business as it has been and currently is conducted. To the Seller's knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property. Neither the Seller nor the Company has subleased any parcel or any portion of any parcel of Leased Real Property to any other Person, nor has the Seller or the Company assigned its interest under any lease or sublease listed in Section 2.21(b) of the Disclosure Schedule to any third party. The Seller has, or has caused to be, delivered to the Purchaser true and complete copies of all leases and subleases listed in Section 2.21(b) of the Disclosure Schedule.

         SECTION 2.22. Customers. Listed in Section 2.22 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Component Business for the twelve-month period ended December 31, 1999 and the amount for which each such customer was invoiced during such period. Neither the Seller nor the Company has received any written notice and is not aware that any significant customer of the Component Business has ceased, or will cease, to use the products, equipment, goods or services of the Component Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

         SECTION 2.23. Suppliers. Listed in Section 2.23 of the Disclosure Schedule are the names and addresses of each of the ten most significant suppliers (by cost) of raw materials, supplies, merchandise and other goods for the Component Business for the twelve-month period ended December 31, 1999 and the amount for which each such supplier invoiced the Seller during such period. Neither the Seller nor the Company has received any written notice and is not aware that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Component Business at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Component Business, subject only to general and customary price increases.

         SECTION 2.24. Employee Benefit Matters. (a) Section 2.24(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, (x) to which the Seller is a party, (y) with respect to which the Seller has any obligation or
(z) which are maintained, contributed to or sponsored by the Seller, in each case, for the benefit of any current or former employee, officer or director of the Component Business, (ii) each employee benefit plan for which the Seller could incur liability under Section 4069 of ERISA in the event such plan has been or was to be terminated, (iii) any plan in respect of which the Seller could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Seller and any employee of the Component Business including, without limitation, any contracts, arrangements or understandings relating to a sale of the Component Business (collectively, the "Plans"). Each Plan is in writing and the Seller has furnished the Purchaser with a true and complete copy of each Plan and has delivered to the Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

         (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Seller to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or (iii) obligates the Seller to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof. None of the Plans would result in any material liability or contingent liability with respect to the Purchaser other than liabilities associated with contributions and administrative costs on behalf of the Plans that arise in the ordinary course.

         (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws, regulations and rules promulgated thereunder, including, without limitation, ERISA and the Code.

         SECTION 2.25. Labor Matters. With respect to any employees of the Component Business: (a) neither the Seller nor the Company is a party to any collective bargaining agreement or other labor union contract, and, to the Seller's knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Component Business; (b) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller, threatened between the Seller or the Company and any employees of the Component Business, and the Seller has not experienced any such strike, slowdown or work stoppage within the past three years; (c) neither the Seller nor the Company has been notified of any unfair labor practice complaints pending against the Seller before any other Governmental Authority or any current union representation questions involving employees of the Component Business; (d) the Seller and the Company are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller and the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing other than for wages and taxes not yet due and payable; (e) the Seller has paid in full to all employees of the Component Business or adequately accrued for in accordance with US GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
(f) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Seller's knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Component Business; (g) neither the Seller nor the Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (h) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Seller's knowledge, threatened with respect to the Seller relating to the Component Business; and (i) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Seller's knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which the Seller or the Company has employed or currently employs any person in connection with the Component Business.

         SECTION 2.26. Business Employees. (a) Section 2.26(a) of the Disclosure Schedule lists the name and social security number (or local equivalent), the place of employment, the annual salary rates, bonuses, deferred or contingent compensation, pension, "golden parachute", accrued vacation, and other like benefits paid or payable (in cash or otherwise) for the year ended December 31, 2000 (which shall be determined by annualizing all such amounts paid through May 31, 2000), the date of employment, position and title of each current salaried employee, officer, director, consultant or agent of the Seller and the Company who devotes any of his employment time to working for the Component Business as of the date hereof (the "Component Business Employees").

         (b) To the knowledge of the Seller and the Company, no officer or key employee of the Seller or the Company devoting any of his employment time to working for the Component Business has the intention to terminate his or her employment with the Seller or the Company nor has any such officer or key employee provided to the Seller or the Company written notice of such termination.

         SECTION 2.27. Taxes. (a) All returns and reports in respect of Taxes required to be filed with respect to the Seller or the Company (including the consolidated Federal income tax return of Seller and any state Tax return that includes the Seller, the Company or any subsidiary of the Seller on a consolidated or combined basis) or the Assets or the Component Business have been timely filed; (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid or are being contested in good faith in appropriate proceedings; (c) all such returns and reports (insofar as they relate to the activities or income of the Seller or the Company or the Assets or the Component Business) are true, correct and complete in all material respects; (d) no adjustment relating to such returns and reports has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Seller or the Company or the Assets or the Component Business or could result in liability of the Seller, the Company or any subsidiary on the basis of joint and/or several liability) and, to the knowledge of the Seller, no basis exists for any such adjustment; (e) there are no pending or, to the knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller, the Company, the Assets or the Component Business or any corporation that was included in the filing of a return with the Seller on a consolidated or combined basis (insofar as either relates to the activities or income of the Seller, the Company, the Assets or the Component Business or could result in liability of the Seller or the Company on the basis of joint and/or several liability); (f) there are no Tax liens on any of the Assets other than liens for Taxes not yet due and payable; (g) neither the Seller nor the Company nor any affiliate of either is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code by reason of the transactions contemplated hereunder; (h) there are no requests for information currently outstanding that could affect the Taxes associated with the Assets or the Component Business; (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller, the Company, the Assets or the Component Business may be subject and (j) the Company is a newly formed limited liability company that is and has always been disregarded for United States federal income tax purposes, and no election has been made to treat the Company as a corporation or association for any income Tax purpose.

         SECTION 2.28. Subsidiaries. Set forth in Section 2.28 of the Disclosure
Schedule is a list of all of the subsidiaries of the Seller relating to the Component Business. Each such subsidiary is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

         SECTION 2.29. Brokers. Except for Roth Capital Partners, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, the Assignment and Assumption Agreement, the IP Agreements or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or the Company. The Seller is solely responsible for the fees and expenses of Roth Capital Partners, Inc.

         SECTION 2.30. Prepaid Royalties. The amounts of non-refundable royalties, related to the Component Business, paid in advance of the periods in respect of which they are accrued that are presented in, and the list of customers of the Seller which have paid


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


such amounts as set forth in, Section 2.30 of the Disclosure Schedule ("Prepaid Royalties") are accurate and complete in all material respects.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         As an inducement to the Seller to enter into this Agreement, except as set forth in the Disclosure Schedule hereto (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Purchaser hereby represents and warrants to the Seller as follows:

         SECTION 3.01. Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller and the Company) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other Law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and to general principles of equity.

         SECTION 3.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.03, except as may result from any facts or circumstances relating solely to the Seller and the Company, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound or affected, except in the case of subsections (b) and (c) that would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

         SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the notification requirements of the HSR Act.

         SECTION 3.04. Assets. The Purchaser has no present intention to sell the Membership Interests or the entire Component Business to a third Person.

         SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, the IP Agreements or the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         SECTION 4.01. Conduct of Business Prior to the Closing. (a) The Seller and the Company covenant and agree that, except for the transfer of the Assets and the Assumed Liabilities to the Company pursuant to the Assignment and Assumption Agreement, between the date hereof and the Closing, the Component Business shall not be conducted other than in the ordinary course and consistent with the Seller's past practice. Without limiting the generality of the foregoing, the Seller and the Company, as the case may be, shall, in respect of the Component Business and the Assets, (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its reasonable best efforts to (A) preserve intact the business organization of the Component Business, (B) keep available to the Purchaser the services of the employees of the Seller who devote employment time working for the Component Business, (C) continue in full force and effect without material modification all existing policies of insurance currently maintained, and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller or the Company in this Agreement and (v) not without the prior written consent of the Purchaser make, revoke or change (or cause or permit to be made, revoked or changed) any Tax election that would affect the Company.

         (b) The Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, the Seller will not do any of the things enumerated in Section 2.12 (including, without limitation, clauses (a) through (r) thereof).

         SECTION 4.02. Stockholders' Meeting. The Seller, acting through the Board, shall, in accordance with applicable Law and the Seller's Certificate of Incorporation and By-laws, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this

Agreement, the Assignment and Assumption Agreement, the Acquisition and the other transactions contemplated by this Agreement (the "Stockholders' Meeting"), and (b) except as required by its fiduciary duties under applicable Law as advised by outside legal counsel, (i) include in any proxy statement to be sent to the stockholders of the Seller (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), and not subsequently withdraw or modify in any manner adverse to the Purchaser, the unanimous recommendation of the Board that the stockholders of the Seller approve and adopt this Agreement, the Acquisition and the transactions contemplated by this Agreement, and (ii) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, the Purchaser shall cause all shares of Seller Common Stock then owned by it and its subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

         SECTION 4.03. Proxy Statement. (a) If required by applicable Law, the Seller shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Purchaser, the Company and the Seller shall cooperate with each other in the preparation of the Proxy Statement, and the Seller shall notify the Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Purchaser promptly copies of all correspondence between the Seller or any representative of the Seller and the SEC. The Seller shall give the Purchaser and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Seller agrees to use its reasonable best efforts, after consultation with the other parties hereto, which agree to use their reasonable best efforts to assist the Seller in responding, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Seller Common Stock entitled to vote at the Stockholders' Meeting at the earliest practicable time.

         (b) The information supplied by the Seller for inclusion in the Proxy Statement shall not, at the time the Proxy Statement (or, in each such case, any amendment thereof or supplement thereto) is first mailed to the stockholders of the Seller or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Seller, or their respective officers or directors, should be discovered by the Seller which should be set forth in an amendment or a supplement to the Proxy Statement the Seller shall promptly inform the Purchaser. The Seller agrees that the Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         (c) The information supplied by the Purchaser for inclusion in the Proxy Statement shall not, at the time the Proxy Statement (or, in each such case, any amendment thereof or supplement thereto) is first mailed to the stockholders of Seller or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Purchaser, or their respective officers or directors, should be discovered by the Purchaser which should be set forth in an amendment or a supplement to the Proxy Statement, then the Purchaser shall promptly inform the Seller.

         SECTION 4.04. Access to Information. From the date hereof until the Closing, the Seller shall and shall cause each of the Seller's officers, directors, employees, agents, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser and its Affiliates reasonable access upon prior notice, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller and the Company related to the Component Business and to those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Component Business and (b) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser and its Affiliates such additional financial and operating data and other information regarding the Component Business and the assets, properties and goodwill of the Seller related to the Component Business as the Purchaser and its Affiliates may from time to time reasonably request; provided, however, that the Purchaser shall make all reasonable efforts to minimize disruption to the Seller's business in connection with such access.

         SECTION 4.05. Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement, neither the Seller nor the Company makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets and the Component Business), properties, liabilities or operations, including, without limitation, with respect to merchantability for fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Article IV, the Purchaser is purchasing the Assets on an "as-is, where-is" basis.

         SECTION 4.06. Regulatory and Other Authorizations; Notices and Consents. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Closing; provided that the Purchaser will not be required by this Section 4.06 to take any action, including entering into any consent decree, that requires the divestiture of any assets of any of the Purchaser, the Seller, the Company or each of their respective Affiliates. Without limiting the foregoing, the Seller and the Purchaser shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. In addition, the Seller and the Purchaser agree to make as soon as practicable such other similar filings as may be necessary or required under the Laws of France or by any non-United States Governmental Authority.

         (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts vigorously to contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

         (c) The Seller shall give promptly such notices to third parties and use its reasonable best efforts to obtain the third party consents listed in
Section 2.19(b) of the Disclosure Schedule and estoppel certificates as the Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer of the Material Contracts.

         (d) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Purchaser's Affiliates or the Component Business.

         (e) The Seller and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Component Business or the Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller will use its reasonable best efforts to provide the Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder.

         SECTION 4.07. Notice of Developments. (a) Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any material respect, and (ii) all other material developments affecting the Assets,

Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Component Business.

         (b) Prior to the Closing, the Purchaser shall promptly notify the Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any material respect.

         SECTION 4.08. Non-Competition. (a) The Seller and the Purchaser agree that for a period of five years after the Closing, the Seller shall not engage, directly or indirectly, in any business anywhere in the world that develops CAD/CAM/PDM component software for resale as CAD/CAM/PDM component software or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that develops CAD/CAM/PDM component software for resale as CAD/CAM/PDM component software.

         (b) The Seller and the Purchaser agree that for a period of one year after the Closing, the Seller shall not engage, directly or indirectly, in any business anywhere in the world that distributes CAD/CAM/PDM component software or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that distributes CAD/CAM/PDM component software.

         (c) The Seller and the Purchaser agree that for a period of three years after the Closing, the Seller shall not engage, directly or indirectly, in any business anywhere in the world that distributes competing CAD/CAM/PDM solid modeling kernals or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that distributes competing CAD/CAM/PDM solid modeling kernals.

         (d) Notwithstanding anything to the contrary contained in this Section 4.08, for the purposes of this Section 4.08, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this
Section 4.08 so long as the Person owning such securities has no other connection or relationship with such competitor.

         (e) The non-competition provisions set forth in this Section 4.08 shall be extended by the length of any period during which any party is in breach of the terms of this Section 4.08. The Seller acknowledges that the covenants of the Seller set forth in this Section 4.08 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The

Seller has consulted with its counsel and, after such consultation agrees that the covenants set forth in this Section 4.08 are reasonable and proper.

         SECTION 4.09. Non-Hiring and Non-Solicitation. (a) The Seller agrees with the Purchaser that, for a period of two years following the Closing, the Seller will not in any way, directly or indirectly, employ or otherwise hire any of the employees of the Component Business of the Purchaser or any Affiliate of the Purchaser or violate the terms of their contracts, or any employment or consulting arrangements, with the Purchaser or any Affiliate of the Purchaser.

         (b) The Purchaser agrees with the Seller that, for a period of two years following the Closing, neither the Purchaser or any of its Affiliates will in any way, directly or indirectly, employ or otherwise hire any of the employees of the Seller or any Affiliate of the Seller or violate the terms of their contracts, or any employment or consulting arrangements, with the Seller or any Affiliate of the Seller.

         (c) The non-hiring and non-solicitation provisions set forth in this
Section 4.09 shall be extended by the length of any period during which any party is in breach of the terms of this Section 4.09. Each of the Seller and the Purchaser acknowledges that its covenants set forth in this Section 4.09 are an essential element of this Agreement and that, but for the agreement of the other party or parties to this Agreement to comply with these covenants, such other party or parties, as the case may be, would not have entered into this Agreement. Each of the Seller and the Purchaser has consulted its counsel and, after such consultation agrees that the covenants set forth in this Section 4.09 are reasonable and proper.

         SECTION 4.10. Use of Names and Marks. (a) The Seller, promptly following the Closing Date (but in no event later than 45 calendar days after the Closing Date), will remove or obliterate the name "Spatial" or any other corporate name of the Component Business (other than those listed in Section
4.10 of the Disclosure Schedule) or any logo, trademark or trade name or any derivation thereof of the Seller with respect to, or associated with the foregoing (the "Names and Marks"), from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials.

         (b) The Seller, promptly following the Closing Date (but in no event later than 15 calendar days after the Closing Date), will not put into use any such items and materials not in existence on the Closing Date that bear any Name and Mark or any name, mark or logo similar thereto.

         (c) The Seller, promptly following the Closing Date (but in no event later than two Business Days after the Closing Date) will change the corporate name of the Seller (and each subsidiary of the Seller) and each name, mark or logo similar thereto, to another corporate name that does not include the name "Spatial" or any name, mark or logo similar thereto.

         SECTION 4.11. Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to the Purchaser (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Article VII, the Seller has agreed to indemnify the Purchaser and its Affiliates against any and all Liabilities which may be asserted by third parties against the Purchaser and its Affiliates as a result of the Seller's noncompliance with any such law including, but not limited to, any Taxes imposed on the Purchaser as a transferee resulting from the failure to comply with such bulk sales laws.

         SECTION 4.12. Certain Tax Filings. The Seller and the Company shall file with all applicable Tax authorities any statements, certificates or forms provided for under federal, state, local or other Tax laws to protect the Purchaser and its Affiliates from liability as a transferee for Taxes of the Seller of which statements, certificates and forms the Seller has knowledge or are reasonably requested by the Purchaser. The Seller shall be responsible for all Tax filings with respect to the Company for all taxable periods ending on or prior to the Closing Date, and for the payment of all Taxes due in respect of such filings.

         SECTION 4.13. Conveyance Taxes. The Seller and the Purchaser shall be equally liable for any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, and any transfer, recording, registration, and other fees, and any similar Taxes which may become payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller, after the review and consent by the Purchaser, shall file such applications and documents, if any, as shall permit any such Tax to be assessed and paid as soon as practical after the Closing Date. The Purchaser shall cooperate with the Seller in executing and delivering all instruments and certificates necessary to enable the Seller to comply with the foregoing.

         SECTION 4.14. No Solicitation of Transactions. (a) Between the date hereof and the earlier to occur of the Closing and the date of termination of this Agreement pursuant to Section 8.01 (the "Restricted Period"), the Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, or initiate or encourage the submission of, any Acquisition Proposal (as defined below), or (ii) except as required by the fiduciary duties of the Board under applicable Law based upon the advice of outside legal counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or actively encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding the foregoing, until 11:59 p.m., Boulder, Colorado time on July 24, 2000, the officers, directors, agents and representatives of the Seller may engage in discussions or negotiations only regarding the possible submission of an Acquisition Proposal from any of the parties contacted by the Seller prior to the date of this Agreement and identified by the Seller to the Purchaser and may furnish information with respect to the Seller and the Component Business only to such parties. For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal or offer from any Person other than the Purchaser and its Affiliates relating to any direct or indirect acquisition of all or a substantial part of the Assets or the Component Business, other than the Acquisition; (ii) any merger, consolidation, business combination, sale of all or a substantial part of the Assets, recapitalization, liquidation, dissolution or similar transaction involving the Assets or the Component Business, other than the Acquisition; or
(iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Acquisition.

         (b) During the Restricted Period except as set forth in this Section 4.14(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Acquisition or the other transactions contemplated by this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Closing, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable Law based upon the advice of outside legal counsel, the Board may withdraw or modify its approval or recommendation of this Agreement, the Acquisition or the other transactions contemplated by this Agreement, but only in order to proceed with a transaction relating to a Superior Proposal (as defined below) and terminate this Agreement in accordance with Section 8.01(h). For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal on terms which the Board determines, in its good faith judgment (based on the advice of Roth Capital Partners, Inc. or a financial advisor of nationally recognized reputation), to be more favorable, from a financial point of view, to the Seller's stockholders than the Acquisition.

         (c) On July 24, 2000, the Seller shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal, except as otherwise expressly prohibited in Section 4.14(b).

         (d) During the Restricted Period, the Seller shall promptly (and in any case within 24 hours of the receipt thereof) advise the Purchaser orally (provided the Purchaser is available by telephone during such period) and in writing of any proposal, discussion, negotiation or inquiry received by the Seller regarding any Acquisition Proposal that reasonably could be expected to lead to a Superior Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry received by the Seller regarding such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. The Seller shall promptly (and in any case within 48 hours of the receipt thereof) provide to the Purchaser (i) copies of any written materials received by the Seller in connection with any proposal, discussion, negotiation or inquiry regarding any Acquisition Proposal, (ii) any non-public information concerning the Seller provided to any other person in connection with any Acquisition Proposal to the extent not previously provided to the Purchaser and (iii) a list of all non-public information that has been provided to any person in connection with such Acquisition Proposal. The Seller shall keep the Purchaser informed of the status and details of any such Acquisition Proposal. Not withstanding the foregoing, nothing in this Section
4.14 shall require the disclosure by the Seller of any information that the Seller is prohibited from disclosing pursuant to any obligation relating to maintaining the confidentiality of information; provided that, during the Restricted Period, the Seller shall not agree to any restriction on the disclosure of information with respect to any Acquisition Proposal that would prevent the Seller from providing to the Purchaser information about such Acquisition Proposal that is reasonably sufficient for the Purchaser to assess and prepare a counter-proposal.

         (e) Nothing contained in this Section 4.14 shall prohibit the Seller from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Seller's stockholders, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable Law based upon the advice of outside legal counsel; provided, however, that neither the Seller nor the Board nor any committee thereof shall, except as permitted by Section 4.14(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Acquisition or the other transactions contemplated by this Agreement or to approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

         (f) During the Restricted Period, the Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party, except pursuant to this Section 4.14.

         SECTION 4.15. State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board. If any state takeover statute other than
Section 203 of the Delaware Law becomes or is deemed to become applicable to this Agreement, the Acquisition or the other transactions contemplated by this Agreement, the Seller and the Board shall take all action necessary to render such statute inapplicable to all of the foregoing.

         SECTION 4.16. Cooperation and Exchange of Tax Information. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Component Business from the Purchaser. The Seller and the Purchaser shall retain all returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company or the Component Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such returns. Any information obtained under this Section 4.16 shall be kept confidential except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting and audit or other proceeding.

         SECTION 4.17. Right of Information. From the period beginning as of the Closing and ending on the third anniversary thereof, subject to the requirements of Delaware Law (including, without limitation, the Board's fiduciary duties thereunder) and applicable securities Laws, the Seller agrees promptly (but in no case less than three Business Days after the receipt thereof) to advise the Purchaser in writing of the receipt of any proposal to acquire all or substantially all of the assets of the Seller in the event that the Board decides to sell the company, whether by merger, sale of all or substantially all of its assets, or tender offer. To facilitate the Purchaser's rights pursuant to this Section 4.17, the Seller agrees to provide the Purchaser, on a confidential basis, information and due diligence materials substantially equivalent to those provided to any other potential bidder for the assets of the Seller.

         SECTION 4.18. Public Announcements. (a) The Purchaser and the Seller shall agree on the form and substance of an initial press release and other initial statements with respect to this Agreement or any transaction contemplated by this Agreement (including the Share Purchase), and thereafter neither the Purchaser nor the Seller shall issue any subsequent press release or make any public statement with respect to this Agreement or any transaction contemplated by this Agreement (including the Share Purchase) without the prior consent of the other, except as may be required by Law or any listing agreement with a securities exchange to which the Purchaser or the Seller is a party, and in such case shall obtain the prior written consent of the other parties as to the form and substance of such press release or any such public statement, which consent shall not be unreasonably withheld, conditioned or delayed.

         (b) Subject to Delaware Law (including, without limitation, the Board's fiduciary duties thereunder) and applicable securities Laws, Dassault Systemes shall have the right to review and approve, which approval shall not be unreasonably withheld, conditioned or delayed, any press release of the Seller that refers to Dassault Systemes or the Purchaser as investors in or clients of the Seller.

         SECTION 4.19. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including, without limitation, taking any actions reasonably requested by the Purchaser to perfect the assignment of the Purchased Intellectual Property and to give effect to the other transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 4.20. Closing Amounts Statement; Receivables. (a) The amounts presented in the Closing Amounts Statement will be true and correct as of the Closing Date and will be calculated by the Seller in accordance with U.S. GAAP.

         (b) The Seller will provide an aged list of the Receivables as of the Closing Date showing separately those Receivables that as of such date has been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days.

         SECTION 4.21. Confidentiality. (a) From and after the Closing, the Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, code specification, know-how, methodology, patent or trademark applications, product development, price, customer and supplier lists, pricing, development and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Component Business or the Assets that was in the Seller's possession on or prior to the Closing Date, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may have a reasonable opportunity to seek a protective order or other remedy or waive compliance with this

Section 4.21(a), (iii) in the event that such protective order or other remedy is not obtained prior to the date upon which the Seller becomes obligated to disclose such information, or the Purchaser waives compliance with this Section 4.21(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, (A) is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; (B) is received from a third party who, to the knowledge of the Seller, is not bound by any confidentiality agreement that would prohibit such third party from disclosing such information to the Seller; (C) is independently developed by the Seller; or (D) is required to be disclosed to any Governmental Authority or is otherwise required to be disclosed by Law, provided that before making such disclosure the Seller shall give the Purchaser a reasonable opportunity to interpose an objection or take action to seek confidential handling of such information and provided, further, that the Seller may, for a period of five years following the Closing, retain a copy of the Source Code relating to the Purchased Intellectual Property as it existed at the Closing Date solely for the purpose of defending any claims for indemnification that arise during such period. The Seller agrees and acknowledges that the indemnification obligations of the Seller for any breach of its obligations under this Section 4.21(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

         (b) From and after the Closing, the Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, code specification, know-how, methodology, patent or trademark applications, product development, price, customer and supplier lists, pricing, development and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Internet Service Business or the Retained Assets (except as provided in the IP Agreements) that was in the Purchaser's possession on or prior to the Closing Date, (ii) in the event that the Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Seller with prompt written notice of such requirement so that the Purchaser may have a reasonable opportunity to seek a protective order or other remedy or waive compliance with this Section 4.21(b), (iii) in the event that such protective order or other remedy is not obtained prior to the date upon which the Purchaser becomes obligated to disclose such information, or the Seller waives compliance with this Section 4.21(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Seller any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Purchaser or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, (A) is available publicly and was not disclosed in breach of this Agreement by the Purchaser, its agents, representatives, Affiliates, employees, officers or directors; (B) is received from a third party who, to the knowledge of the Purchaser is not bound by any confidentiality agreement that would prohibit such third party from disclosing such information to the Purchaser; (C) is independently developed by the Purchaser; or (D) is required to be disclosed to any Governmental Authority or is otherwise required to be disclosed by Law, provided that before making such disclosure the Purchaser shall give the Seller a reasonable opportunity to interpose an objection or take action to seek confidential handling of such information. The Purchaser agrees and acknowledges that the indemnification obligations of the Purchaser for any breach of its obligations under this Section 4.21(b) are inadequate and that in addition thereto the Seller shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

         SECTION 4.22. Transfer of revenue. The Seller agrees to pay to the Company an amount to be agreed before Closing for the performance of services relating to potential obligations with regard to Prepaid Royalties that the Purchase will assume. This amount shall be paid within 30 days following the Closing Date.

                                   ARTICLE V

                                EMPLOYEE MATTERS

         SECTION 5.01. Employees. The Purchaser or the Company shall offer employment as of the Closing Date to all of the Component Business Employees listed on Section 5.01 of the Disclosure Schedule and who are actively employed, whether or not actively at work (including employees on short and long-term disability and leave of absence), on the Closing Date at rates of compensation which are no less than their rates of compensation prior to the Closing Date. The employees of the Component Business who accept employment with the Purchaser shall be "Transferred Employees".

         SECTION 5.02. Employee Benefits. (a) To the extent that service is relevant for eligibility and vesting under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its subsidiaries for the benefit of Transferred Employees, such plan, program or arrangement shall credit for purposes of eligibility and vesting (but not for benefit accruals) such Transferred Employees for service on or prior to the Closing with the Seller or any affiliate or predecessor thereof; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, the Purchaser shall waive any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under the Seller's medical and dental plans in the calendar year in which the Closing Date occurs.

         (b) The Seller shall cause the Transferred Employees to be fully vested in their account balances under its "employee pension benefit plans" (as such term is defined in Section 3(2) of ERISA) as of the Closing Date.

         (c) The Seller shall, in accordance with applicable Law, pay the Transferred Employees on the Closing Date for any unused vacation days accrued by such Transferred Employees on or prior to the Closing with the Seller ("Accrued Vacation Days") and shall provide the Purchaser an accurate and complete list, providing for each Transferred Employee the number of Accrued Vacation Days and the amounts paid in respect thereof.

         SECTION 5.03. Key Employee Retention Matters. (a) Prior to the Closing, the Seller shall be permitted to agree, on behalf of the Component Business, to offer and pay retention bonuses to those Transferred Employees listed on Section
5.03 of the Disclosure Schedule, subject to modification by mutual agreement of Seller and the Purchaser (the "Key Employees") who are still actively employed by the Component Business five months after the Closing Date up to the amounts and on the other conditions to be agreed upon with the Purchaser. The Purchaser shall be responsible for paying any such bonuses paid to the Key Employees. Prior to the Closing, the Seller shall not be permitted to agree, without the written approval of the Purchaser, to offer and pay retention bonuses to Transferred Employees other than the Key Employees. The Seller and the Purchaser shall cooperate in good faith regarding the advisability of taking other steps with respect to Transferred Employee retention. The Purchaser shall be responsible for paying and shall indemnify and hold the Seller harmless from the payment of any retention bonuses agreed to and paid in accordance with the previous sentence.

         (b) Prior to the Closing, the Seller shall amend the Stock Option Plans to provide that all rights under such Stock Option Plans of Transferred Employees who shall have been continuously employed by the Purchaser or any of its Affiliates from the Closing Date through the first anniversary of the Closing shall vest fully on the first anniversary of the Closing. The rights under the Stock Option Plans of Transferred Employees who are no longer employed by the Purchaser or any of its Affiliates on the first anniversary of the Closing shall vest as otherwise provided in such Plans.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01. Conditions to Obligations of the Seller, the Company and the Purchaser. The obligations of the Seller, the Company and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following conditions:

                  (a) HSR Act. Any waiting period (and any extension thereof), if any, under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated;

                  (b) Competition Laws. All consents, authorizations, orders and approvals required pursuant to any antitrust or competition Law to consummate the transactions contemplated by this Agreement shall have been obtained;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the Seller, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(c) shall not apply to the conditions of a party if such party has directly or indirectly solicited or encouraged any such Action; and

                  (d) Stockholder Approval. This Agreement, the Acquisition and the other transactions contemplated by this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Seller to the extent required by Delaware Law and the Certificate of Incorporation and the By-laws of the Seller.

         SECTION 6.02. Additional Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall also be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall have been true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality or similar qualifiers, for purposes of determining whether this Section 6.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) Ancillary Agreements and IP Agreements. Each of the Purchaser and Dassault Systemes shall have executed and delivered to the Seller each of the Ancillary Agreements and IP Agreements to which it is a party;

                  (c) Resolutions. The Seller shall have received a true and complete copy, certified by a duly authorized officer of the Purchaser, of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

                  (d) Joint Software License. The Purchaser or an Affiliate of the Purchaser, as the case may be, shall have entered into the Joint Software License Agreement, and the Seller shall have used its commercially reasonable efforts to enter into a modified license agreement, and to permit the Purchaser or an Affiliate of the Purchaser to enter into a substantially similar license agreement with Geometric Software Services Co., Ltd. ("GSSL"), regarding the license of the Joint Software from GSSL, in each case in form and substance satisfactory to the Seller.

         SECTION 6.03. Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall also be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall have been true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, Material Adverse Effect or similar qualifiers, for purposes of determining whether this Section 6.03(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Seller or the Company on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

                  (b) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which the Purchaser deems reasonably necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents required under any Material Contracts;

                  (c) Transfer of Assets. The transfer of the Assets to the Company pursuant to the Assignment and Assumption Agreement shall have been consummated;

                  (d) No Material Adverse Effect. No event or events shall have occurred which have, or could reasonably be expected to have, a Material Adverse Effect;

                  (e) Resolutions. The Purchaser shall have received a true and complete copy, certified by a duly authorized officer of the Seller, of the resolutions duly and validly adopted by the Board evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (f) Confirmation of No Withholding. The Purchaser shall have received all necessary certificates and documents from the Seller confirming that no withholding is required under Section 1445 of the Code, or under the applicable Laws of any state, local or foreign Taxing jurisdiction, in connection with the transactions contemplated by this Agreement;

                  (g) Key Employees. All of the Key Employees shall have accepted employment with the Purchaser or the Company as of the Closing Date;

                  (h) Transferred Employees. No more than 10 Component Business Employees shall have declined employment with the Purchaser or the Company as of the Closing Date; provided, however, that if any employee is hired with the prior written consent of the Purchaser after the date hereof as a replacement of a Component Business Employee who is no longer actively employed by the Component Business, then such replacement employee shall be deemed for the purpose of determining the satisfaction of this condition to be a Component Business Employee; and

                  (i) Ancillary Agreements and IP Agreements. The Seller shall have (i) executed and delivered to the Purchaser each of the Ancillary Agreements and IP Agreements to which it is a party and (ii) secured an extension of the expiration of the Software Consulting Agreement, dated December 31, 1997, between Three-Space Ltd. and the Seller until a date not earlier than July 31, 2001.

                                  ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing Date until the second anniversary thereof; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive until the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), (b) the representations and warranties contained herein relating to Intellectual Property matters shall survive until the fifth year anniversary of the Closing Date; and (c) insofar as any claim is made for the breach of any representation or warranty of the Seller contained in Sections 2.01, 2.02, 2.04(a) and (b) and 2.29 or of the Purchaser contained in Sections 3.01, 3.02 and 3.05, such representations and warranties shall survive indefinitely. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties to the Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         SECTION 7.02. Indemnification by the Seller. (a) The Purchaser and each of its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Seller contained in the Acquisition Documents; or

                  (ii) the breach of any covenant or agreement by the Seller contained in the Acquisition Documents; or

                  (iii) Liabilities of the Seller or the Company, whether arising before or after the Closing Date, that are not expressly assumed by the Purchaser pursuant to this Agreement, including, without limitation: (A) Liabilities of the Seller or the Company arising from or related to any failure to comply with the Laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; or (B) the Excluded Liabilities; or

                  (iv) any claim made by any of the Transferred Employees or their respective beneficiaries against the Purchaser or any of its Affiliates with respect to events occurring on or prior to the Closing Date, including, without limitation, claims for (A) wages or benefits accrued on or prior to the Closing Date, (B) employment discrimination by the Seller including, but not limited to, discrimination in the Seller's hiring or termination of any employees and (C) any claim of wrongful discharge by any Transferred Employee (including constructive discharge) based on events occurring prior to the Closing Date.

Subject to Section 7.04, to the extent that the Seller's undertakings set forth in this Section 7.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by an Indemnified Party.

         (b) A Purchaser Indemnified Party shall give the Seller notice of any matter which a Purchaser Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Article VII except to the extent that the Seller is materially prejudiced by such failure. The obligations and Liabilities of the Seller under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Seller notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice (i) shall not release the Seller from any of its obligations under this Article VII except to the extent the Seller is materially prejudiced by such failure and (ii) shall not relieve the Seller from any other obligation or liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VII. If the Seller actively and diligently pursues the defense of such Third Party Claim and if such Third Party Claim does not involve a claim for equitable relief (other than claims for equitable relief that are incidental to and cannot be separated from a primary claim for damages), then the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within fifteen days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party for the same counsel to represent both the Purchaser Indemnified Party and the Seller, then the Purchaser Indemnified Party shall be entitled to retain one outside counsel at the expense of the Seller. In the event the Seller exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Seller in such defense and make available to the Seller, at the Seller's expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Seller. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Seller shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Seller's expense, all such witnesses, records, materials and information in the Seller's possession or under the Seller's control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Seller without the written consent of the Purchaser Indemnified Party unless such Third Party Claim is settled for money damages and includes a release of the Purchaser Indemnified Party in connection with such Third Party Claim.

         SECTION 7.03. Indemnification by the Purchaser. (a) Seller and each of its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for any and all Losses, arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Purchaser contained in the Acquisition Documents; or

                  (ii) the breach of any covenant or agreement by the Purchaser contained in the Acquisition Documents.

         (b) A Seller Indemnified Party shall give the Purchaser notice of any matter which a Seller Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this

Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article VII except to the extent that the Purchaser is materially prejudiced by such failure. The obligations and Liabilities of the Purchaser under this Article VII with respect to Third Party Claims shall be governed by and contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, the Seller Indemnified Party shall give the Purchaser notice of such Third Party Claim within 30 days of the receipt by the Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice (i) shall not release the Purchaser from any of its obligations under this Article VII except to the extent the Purchaser is materially prejudiced by such failure and (ii) shall not relieve the Purchaser from any other obligation or liability that it may have to any Seller Indemnified Party otherwise than under this Article VII. If the Purchaser actively and diligently pursues the defense of such Third Party Claim and if such Third Party Claim does not involve a claim for equitable relief (other than claims for equitable relief that are incidental to and cannot be separated from a primary claim for damages), then the Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Seller Indemnified Party within fifteen days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Seller Indemnified Party for the same counsel to represent both the Seller Indemnified Party and the Purchaser, then the Seller Indemnified Party shall be entitled to retain one outside counsel at the expense of the Purchaser. In the event that the Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser's expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party's possession or under the Seller Indemnified Party's control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Purchaser's expense, all such witnesses, records, materials and information in the Purchaser's possession or under the Purchaser's control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim may be settled by the Purchaser without the written consent of the Seller Indemnified Party unless such Third Party Claim is settled for money damages and includes a release of the Seller Indemnified Party in connection with such Third Party Claim.

         SECTION 7.04. Limitations on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, no claim may be made against the Seller for indemnification pursuant to Section 7.02(a) or against the Purchaser pursuant to Section 7.03(a) with respect to any Loss, unless the aggregate amount of all such Losses of the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall exceed $100,000, and the Seller or the Purchaser, as the case may be, shall then be required to pay or be liable for the entire amount of any such Losses.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from Section 7.02(a) shall be $5,000,000; provided, however, that the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to any breach of a representation or warranty related to Intellectual Property matters shall be the Purchase Price and provided further that the foregoing limitations shall not apply in the case of fraud or any willful or intentional misrepresentation.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses that may be recovered from the Purchaser arising out of or resulting from Section 7.03(a) shall be $500,000; provided, however, that the foregoing limitations shall not apply in the case of fraud or any willful or intentional misrepresentation.

         SECTION 7.05. Distributions from Escrow Fund. In the event that (a) the Seller shall not have objected to the amount claimed for indemnification by an Indemnified Party with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by an Indemnified Party and either (i) the Seller and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Seller is obligated to indemnify the Indemnified Party for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Indemnified Party for indemnification from the Seller and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Seller and the Purchaser or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Fund any amount determined to be owed to the Purchaser under this Article VII in accordance with the Escrow Agreement.

         SECTION 7.06. Tax Treatment of Indemnifications. The Seller and the Purchaser agree to treat all payments made by either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes, and further agree that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

         SECTION 7.07. Exclusive Remedy. Each of the Purchaser and the Seller acknowledges and agrees that the indemnification provisions in this Article VII and specific performance as contemplated by Section 9.08 shall be the exclusive remedy of each of the Purchaser and the Seller (and their respective successors and permitted assigns) with respect to this Agreement; provided that, without limiting the generality of the foregoing, in no event shall the Purchaser or the Seller or any of their respective subsidiaries or their respective successors or permitted assigns be entitled to claim or seek any special, incidental, punitive or consequential damages or any rescission of the transactions consummated under this Agreement or, except as set forth in Section 9.08, other remedy at law or in equity. In furtherance of the foregoing, each of the Purchaser and the Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any other party hereto relating to the subject matter of this Agreement arising under or based upon any Law.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent duly authorized by the Boards of Directors of each of the Purchaser and the Seller;

                  (b) by the Purchaser or the Seller if the Closing shall not have occurred on or before the date that is 120 days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) by the Purchaser or the Seller in the event that any Governmental Order which is final and nonappealable shall have prevented the consummation of the Acquisition or any of the other transactions contemplated by this Agreement;

                  (d) by the Purchaser if (i) the Board withdraws, modifies or changes its recommendation of this Agreement, the Acquisition and the other transactions contemplated hereby in a manner adverse to the Purchaser or shall have resolved to do so, or (ii) the Board shall have recommended to the shareholders of the Seller another Acquisition Proposal or shall have resolved to do so;

                  (e) by the Purchaser or the Seller if this Agreement, the Acquisition and the other transactions contemplated by this Agreement shall fail to receive the requisite vote for approval at the Stockholders' Meeting;

                  (f) by the Purchaser upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) would not be satisfied ("Terminating Seller Breach"); provided, however, that, if such Terminating Seller Breach is curable by the Seller through the exercise of its reasonable best efforts and for so long as the Seller continues to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this Section 8.01(f);

                  (g) by the Seller upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) would not be satisfied ("Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by the Purchaser through the exercise of their respective reasonable best efforts and for so long as the Purchaser continues to exercise such reasonable best efforts, the Seller may not terminate this Agreement under this Section 8.01(g); or


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


                  (h) By the Seller, upon approval of the Board, if prior to the Closing the Board is required to do so by its fiduciary duties under applicable Law after having received advice from outside legal counsel in order to proceed with a transaction with respect to a Superior Proposal, upon five days' prior written notice to the Purchaser, setting forth in reasonable detail subject to Section 4.14(d) the identity of the person making, and the final terms and conditions of, the Superior Proposal and after giving effect to any concessions that may be offered by the Purchaser not later than five days after the Purchaser's receipt of such prior written notice.

         SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void (except for Sections 8.02, 8.03 and 9.01), and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful or intentional breach hereof.

         SECTION 8.03. Fees and Expenses. (a) In the event (a "Fee Trigger Event") that:

                  (i) (A) this Agreement is terminated pursuant to Section 8.01(e) and at or prior to the time of the Stockholders' Meeting, an Acquisition Proposal shall have been publicly announced and (B) Seller enters into an agreement with respect to an Acquisition Proposal within nine months after the termination of this Agreement, or an Acquisition Proposal is consummated within one year of such termination of this Agreement; or

                  (ii) this Agreement is terminated pursuant to Section 8.01(h); or

                  (iii) the Seller enters into an agreement with respect to an Acquisition Proposal within nine months after the termination of this Agreement, or an Acquisition Proposal is consummated, within one year of the termination of this Agreement pursuant to Sections 8.01(b) (in the event that such termination by the Purchaser is attributable solely to the Seller's failure to fulfill its obligations under this Agreement), (c) (in the event that the Governmental Order that gives rise to the termination is not attributable to the Purchaser), (d) or
         (f), and the Seller shall not theretofore have been required to pay the Fee (as hereinafter defined) to the Purchaser pursuant to Section 8.03(a)(i) or 8.03(a)(ii);

then the Seller shall pay the Purchaser a fee of $400,000 (the "Fee"), which amount shall be payable by wire transfer in immediately available funds to an account or accounts designated by the Purchaser, plus all Expenses (as hereinafter defined). Payment of such amounts shall be payable not later than the third Business Day following such Fee Trigger Event.

         (b) For purposes of this Agreement, "Expenses" shall mean all fees of outside counsel to the Purchaser and all out-of-pocket expenses actually incurred by the Purchaser or on its behalf in connection with the transactions contemplated by this Agreement.

         (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement, the Stockholders' Agreement, the Ancillary Agreements, and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Closing occurs.

         (d) In the event that the Seller shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by the Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A, from time to time, in the City of New York, as such bank's Base Rate plus 2.0%.

         SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after the approval and adoption by the stockholders of the Seller of this Agreement, the Acquisition and the other transactions contemplated by this Agreement, no amendment may be made that would reduce the Purchase Price. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made (i) upon receipt, (ii) five Business Days after deposit in the mail, or (iii) one Business Day after receipt of confirmation of delivery by telecopy) by delivery in person, by courier service, by telecopy, or by registered or mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to the Purchaser:

                  Dassault Systemes
                  9 Quai Marcel Dassault
                  BP310
                  2150 Suresnes Cedex
                  France
                  Telecopier No:  33.1.42.04.45.81
                  Attention:  Thibault de Tersant

         with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 848-7179
                  Attention:  Alfred J. Ross, Jr., Esq.

         if to the Seller:

                  Spatial Technology Inc.
                  2425 55th Street, Suite 100
                  Boulder, Colorado  80301
                  Telecopier No:  (303) 544-3003
                  Attention:  President

         with a copy to:

                  Hogan & Hartson L.L.P.
                  One Tabor Center, Suite 1600
                  1200 Seventeenth Street
                  Denver, Colorado  80202
                  Telecopier:  (703) 899-7333
                  Attention:  Whitney Holmes, Esq.

         SECTION 9.03. Severability; Entire Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. This Agreement, the IP Agreements and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

         SECTION 9.04. Assignment; No Third Party Beneficiaries. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller and the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Seller; provided further that the Seller may assign this Agreement to an Affiliate of the Seller without the consent of the Purchaser; and provided further that no such assignment shall relieve the Seller or the Purchaser of any of its obligations under this Agreement. Except for the provisions of Article VII relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.06. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement, the IP Agreements and each of the Ancillary Agreements shall be heard and determined in any court of competent jurisdiction sitting in the State of Delaware, The City of Wilmington (without regard to the conflicts of Law provisions thereof). The parties hereto hereby (a) submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware, The City of Wilmington for the purpose of any Action arising out of or relating to this Agreement and each of the Ancillary Agreements brought by any party hereto, and (b) agree, to the fullest extent permitted by applicable law, to waive, and not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement and each of the Ancillary Agreements may not be enforced in or by any of the above-named courts.

         SECTION 9.07. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

         SECTION 9.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

         SECTION 9.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                                   ARTICLE X

                                  DEFINITIONS

         SECTION 10.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Acquisition Documents" means this Agreement, the Ancillary Agreements, and any other document or certificate delivered pursuant to this Agreement or the transactions contemplated hereby.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Ancillary Agreements" means the Escrow Agreement and the Transition Services Agreement.

         "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement to be entered into between the Seller and the Company immediately prior to the Closing substantially in the form of Exhibit C.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, Paris or The City of Denver, Colorado.

         "CBD Software" means the following computer software programs, whichever packaging and naming, in the version and release that is commercially available as of Closing: ACIS(R) 3D Toolkit, ACIS(R) Advanced Blending Husk, ACIS(R) Advanced Rendering Husk, ACIS(R) Local Operations Husk, ACIS(R) Shelling Husk, ACIS(R) Precise Hidden Line Husk, ACIS(R) Mesh Surface Husk, ACIS(R) Space Warping Husk, ACIS(R) Advanced Surfacing Husk, ACIS(R) Cellular Topology Husk, Spatial Deformable Modeler, ACIS(R) Deformable Modeling Husk, JetScream(TM), ACIS(R) JetScream Husk, ACIS(R) RevEnge Husk (MetroCad), ACIS(R) AEC Husk, IntraVISION (R) (formerly known as Calsview), ACIS(R) Open Viewer and Plug-ins, Large

Model Viewer, 3D Building Blox(TM), SAT(R) (ACIS File Format), and all Intellectual Property rights of the Seller therein.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Deferred Revenue" means the aggregate amount of cash and receivables received by the Seller on or before the Closing Date for work or obligations relating to maintenance, support and consulting services in connection with the Component Business to be performed on or after the Closing Date. "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

         "Encumbrance" means any security interest, pledge, mortgage, hypothecation, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether or not recorded with any Governmental Authority.

         "Escrow Agent" means State Street Bank & Trust Co. or, if not possible, a national bank agreed to by the parties that is incorporated under the Laws of the United States of America with a branch located in the State of New York, County of New York.

         "Escrow Amount" means $1,000,000.

         "Escrow Fund" means the Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased in accordance with the Escrow Agreement.

         "Governmental Authority" means any United States federal, state or local or any British, French, German or Japanese government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

         "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) Patents, (d) Trademarks, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, all moral rights of authors therein, and all rights therein provided by international treaties, conventions or common law, (f) Software, (g) Trade Secrets, and (h) all rights to sue and recover damages and obtain injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach thereof.

         "Inventories," means all inventory, merchandise, finished goods maintained, held or stored by or for the Seller or the Component Business and any prepaid deposits for any of the same used in or intended to be used in to the Component Business.

         "IP Agreements" means (i) the Cross-License Agreement in the form of Exhibit A-1, (ii) the Web Services Agreement in the form of Exhibit A-2, (iii) the Co-Branding Agreement in the form of Exhibit A-3, (iv) the Joint Software License Agreement in the form of Exhibit A-4, (v) the Server Software Agreement in the form of Exhibit A-5 and (vi) the Reseller Agreement.

         "Joint Software" means the Software licensed and/or owned by the Seller as set forth on Schedule A of the Joint Software License Agreement.

         "Knowledge of the Seller", or words of similar import, means the actual knowledge after reasonable inquiry of any officer of the Seller.

         "Law" means any domestic or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

         "Leased Real Property" means the real property leased by the Seller as tenant and used in or intended to be used in the Component Business and located at: (i)2425 55th Street,

Suite 100, Boulder, Colorado 80301; (ii) 23 Rue Colbert, F-78885 Saint-Quentin Cedex, France; (iii) Park House, Castle Park, Cambridge CB3 ODU, England; (iv) An Der Eckesmuhle 10, D-41238 Monchengladbach, Germany; and (v) Hamamatsucho NH Building, 3rd Floor, 1-25-13 Hamamatsucho, Minato-Ku, Tokyo 105, Japan, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licensed Intellectual Property" means Intellectual Property, other than the Retained Intellectual Property, licensed to the Seller pursuant to the Licenses.

         "Licenses" means (i) licenses of Intellectual Property by the Seller to third parties, (ii) licenses of Intellectual Property by third parties to the Seller, and (iii) agreements between the Seller and third parties relating to the development or use of Intellectual Property, where all of the foregoing relates to, or governs any Intellectual Property which is used in, intended to be used in or related to, the Component Business.

         "Material Adverse Effect" means any circumstance, change or effect that individually, or when taken together with all other exceptions, changes and effects (i) is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), profits, assets or Liabilities (including, without limitation, contingent liabilities) and results of operations of the Seller or the Component Business taken as a whole, or (b) would prevent or materially delay the Seller from consummating the Acquisition and the other transactions contemplated by this Agreement.

         "Owned Intellectual Property" means all Intellectual Property in and to which the Seller holds, or has a right to hold, right, title and interest and which is used in, intended to be used in or related to the Component Business, including, without limitation, the CBD Software.

         "Patents" means United States, foreign and international patents, patent applications and statutory invention registrations, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or which may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than

30 days or that are being contested in good faith by appropriate proceedings and
(ii) are not in excess of $5,000 in the case of a single property or $20,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes; and (e) Encumbrances arising under original purchase price, conditional purchase price, conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         "Prepaid Expenses" means the aggregate amount of the costs and expenses that have been paid by the Seller prior to the Closing Date for products and services to be delivered to or rendered to the Component Business by third Persons on or after the Closing Date.

         "Purchased Intellectual Property" means the Owned Intellectual Property and Licensed Intellectual Property, collectively.

         "Real Property" means the Leased Real Property and any real property owned by the Seller.

         "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers, arising from the conduct of the Component Business before the Closing Date and related to Deferred Revenue, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon as of the Closing Date.

         "Retained Intellectual Property" means (i) all of the Seller's right, title and interest in, to and under the WBM Software and the Server Software except for those rights transferred pursuant to the IP Agreements, (ii) all right, title and interest in, to and under any Software or Intellectual Property owned or licensed by the Seller that is not used in the Component Business,
(iii) all right, title and interest in, to and under any Software or Intellectual Property granted to the Seller pursuant to the IP Agreements, and
(iv) all of the Seller's right, title and interest in, to and under the Joint Software, except to the extent licensed to the Purchaser and its Affiliates pursuant to the Joint Software License Agreement.

         "Server Software" means all software, including, without limitation, Web interface, Web middleware, Web dynamic content billing, Web content generation software, and any Derivative Works (as defined in the IP
Agreements) thereof, that is used by the Seller to provide application services over the Internet.

         "Share Purchase Agreement" means the Share Purchase Agreement to be executed by the Seller and the Purchaser or an Affiliate of the Purchaser substantially in the form of Exhibit D hereto.

         "Software" means any computer software program, including programming-code, on-line documentation, if any, user interface related thereto or associated therewith, to the extent that such user interface does exist, and related user and installation documentation other than on-line documentation associated with this computer software program.

         "Source Code" means computer-programming code and related system documentation, comments and procedural code, that is not directly executable by a computer but which may be printed out or displayed in a form readable and understandable by a qualified programmer.

         "Stock Option Plans" means the Spatial Technology 1996 Equity Incentive Plan and the Spatial Technology 1998 Non-Officer Stock Option Plan.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         "Trade Secrets" mean all inventions, whether patentable or not, trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

         "Trademarks" mean trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

         "Transition Services Agreement" means the Transition Services Agreement to be executed by the Seller and the Purchaser and to be attached hereto in the form of Exhibit E as soon as practicable after the date hereof.

         "US GAAP" means United States generally accepted accounting principles.

         "WBM Software" means the following Software, whichever packaging and naming, in the version and release that is commercially available as of the Closing Date, as well as corrections, enhancements and modifications of the software delivered in the maintenance services provided pursuant to the Cross-License Agreement: IGES Toolkit, PRO/E Translator, Current CATIA V4 Translator (GSSL), the STL Translator, IGES View and STEP Toolkit. WBM Software does not include any of the Server Software.

         SECTION 10.02. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

          Term                                                 Section
          ------------------------------------------------------------
          Acquisition                                          Recitals
          Acquisition Proposal                                 4.14(a)
          Agreement                                            Preamble
          Allocation                                           1.03(b)
          Assets                                               1.01(a)
          Assumed Liabilities                                  1.02(a)
          Board                                                Recitals
          Component Business                                   Recitals
          Component Business Employees                         2.26(a)
          Closing                                              1.04
          Closing Amounts Statement                            1.05(e)
          Closing Date                                         1.04
          Committed Financing                                  4.14(b)
          Dassault Systemes                                    Recitals
          December 31, 1999 Balance Sheet                      2.07
          Delaware Law                                         2.01
          ERISA                                                2.24(a)
          Escrow Agreement                                     1.07
          Exchange Act                                         2.06(a)
          Excluded Assets                                      1.01(b)
          Excluded Liabilities                                 1.02(b)
          Expenses                                             8.03(b)
          Fee                                                  8.03(a)
          Fee Trigger Event                                    8.03(a)
          GSSL                                                 6.02(d)
          Independent Accounting Firm                          1.09(b)
          IP Agreements                                        Recitals
          IRS                                                  2.24(a)
          Joint Software License Agreement                     2.17(d)
          License Agreement                                    Recitals
          Loss                                                 7.02
          Material Contracts                                   2.16(a)
          Multiemployer Plan                                   2.24(b)
          Multiple Employer Plan                               2.24(b)
          Names and Marks                                      4.10
          Permits                                              2.14(b)

          Plans                                                2.24(a)
          Proxy Statement                                      4.02
          Prepaid Royalties                                    2.30
          Purchase Price                                       1.03(a)
          Purchaser                                            Preamble
          Purchaser Indemnified Party                          7.02(a)
          Receivable Amount                                    4.23
          Restricted Period                                    4.14(a)
          SEC                                                  2.06(a)
          SEC Reports                                          2.06(a)
          Section 203 Approval                                 2.01
          Securities Act                                       2.06(a)
          Seller                                               Preamble
          Seller Common Stock                                  Recitals
          Seller Indemnified Party                             7.03(a)
          Share Closing                                        1.08(b)
          Share Notice                                         1.08(b)
          Share Purchase                                       1.08(a)
          Share Purchase Amount                                1.08(b)
          Stockholders                                         Recitals
          Stockholders Agreement                               Recitals
          Stockholders' Meeting                                4.02
          Superior Proposal                                    4.14(b)
          Tangible Personal Property                           2.20
          Terminating Seller Breach                            8.01(f)
          Terminating Purchaser Breach                         8.01(g)
          Third Party Claims                                   7.02(b)
          Transferred Employees                                5.01


            [The Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Purchaser, the Company and the Seller have caused this Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        DASSAULT SYSTEMES CORP.

                                        By  /s/ Thibault de Tersant
                                            -------------------------------
                                            Name:  Thibault de Tersant
                                            Title:  Chief Financial Officer


                                        SPATIAL COMPONENTS, LLC

                                        By  /s/ R. Bruce Morgan
                                            -------------------------------
                                            Name:  R. Bruce Morgan
                                            Title: President


                                        SPATIAL TECHNOLOGY INC.

                                        By  /s/ R. Bruce Morgan
                                            -------------------------------
                                            Name:  R. Bruce Morgan
                                            Title:  Chief Executive Officer

                      AMENDMENT NO. 1 TO PURCHASE AGREEMENT

                  AMENDMENT NO. 1, dated as of September 2, 2000 (this "Amendment"), to the Purchase Agreement dated as of July 4, 2000 (the "Purchase Agreement"), by and among Spatial Technology Inc., a corporation organized under the laws of the State of Delaware (the "Seller"), Dassault Systemes Corp., a corporation organized under the laws of the State of Delaware (the "Purchaser"), and Spatial Components, LLC, a limited liability corporation organized under the laws of Delaware (the "Company"). Capitalized terms used but not defined herein are used as defined in the Purchase Agreement.

                               W I T N E S S E T H

                  WHEREAS, the Purchaser, the Seller and the Company desire to amend the Purchase Agreement in certain respects;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

                  1. Amendment to Section 1.04(a). Section 1.04(a) of the Purchase Agreement is hereby amended, effective as of the date of the Purchase Agreement, by substituting the amount "$21,500,000" set forth therein with the amount "$25,000,000".

                  2. New Sections 1.04(c) and 1.04(d). New Sections 1.04(c) and 1.04(d) are hereby added, effective as of the date of the Purchase Agreement, which read in their entirety as follows:

                  "(c) Prior to the Closing and upon three Business Days notice from the Seller, the Purchaser shall extend a loan to the Seller in the amount of $2,000,000 which loan shall be evidenced by a promissory note (the "Note") in the form of Exhibit F hereto, which shall become due and payable by the Seller to the Purchaser on the earlier of (i) the date of termination of the Agreement or (ii) the Closing Date. In the event the Note becomes due and payable on the Closing Date, the principal amount thereof and any accrued interest thereon shall be offset against the Purchase Price. In the event that the Note becomes due and payable upon termination of the Agreement, the Purchaser shall be entitled, at the Purchaser's option, to repayment thereof plus any accrued interest thereon either in cash, Seller Common Stock on the basis of $3.60 per Seller Common Stock or a combination of cash or Seller Common Stock. The Purchaser shall give to the Seller notice of its repayment election within three Business Days of the date of termination of the Agreement."

                  (d) The Seller shall use reasonable best efforts to amend the Registration Rights Agreement among the Seller, the Purchaser and certain other investors dated as of February 18, 2000 (the "Registration Rights Agreement"), to include the shares of Seller Common Stock issued to the Purchaser pursuant to the Share Purchase Agreement or Section 1.04(c) as "Registrable Securities" thereunder. In the event that such amendment is not effective prior to the closing of the Share Purchase Agreement or the issuance of Seller Common Stock pursuant to Section 1.04(c), the Purchaser shall have the right to a separate mandatory registration on substantially the same terms as those provided under
Section 2(a) of the Registration Rights Agreement, with a registration statement to be filed on or prior to the 30th day after the

Purchaser gives the Seller a written registration request. In the event the Registration Rights Agreement is not amended to include the Seller Common Share so issued to the Purchaser, the Seller will provide the Purchaser "piggy-back" registration rights under the terms of Section 2(d) of the Registration Rights Agreement, and will provide the Purchaser notice of the date on which the Seller proposes to file a registration statement with respect to which the Purchaser would be entitled to include its shares of Seller Common Stock, which date shall be no earlier than thirty (30) days from the date of such notice; provided, that if the registration being effected by the Seller is on a Form S-3 for purposes of resale of then outstanding securities, the Purchaser will only be obligated to provide the Seller with 15 days advance notice. All other terms and obligations in respect of such registration shall be the same as those provided under the Registration Rights Agreement.

                  3. Amendment to Section 1.09(e). Section 1.09(e) is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety as follows:

                  "(e) If, during the period prior to the Share Closing or prior to a share purchase closing, if any, effected pursuant to Section 1.04(c), the outstanding shares of Seller Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of Seller Common Stock to be sold to the Purchaser pursuant to Section 1.04(c) or 1.09(a) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares."

                  4. New Section 4.01(c). A new Section 4.01(c) is hereby added, effective as of the date of the Purchase Agreement, which reads in its entirety as follows:

                  "(c) Notwithstanding anything to the contrary contained in this Purchase Agreement, the Seller shall be permitted and required to modify from the date hereof until the Closing its licensing fee policy relating to the Component Business from the existing up front fee policy and prepaid royalty model to a recurring revenue model, as communicated by the Purchaser to the Seller. All terms of future licenses of the Seller's Component Business technology and Intellectual Property relating to fee policies and royalties shall be submitted for approval to Purchaser's representative, to ensure that such terms comply with the Purchaser's recurring revenue model. The Purchaser's representative shall be required to approve such terms, or modify such terms to ensure compliance with the Purchaser's recurring revenue model, within three Business Days from the Seller's submission of such terms to the Purchaser's representative for approval."

                  5. Amendment to Section 4.14(c). (a) Section 4.14(c) is hereby amended, effective as of the date of the Purchase Agreement, by deleting the words "prohibited in" and replacing them with the words "permitted by".

                  6. New Section 4.18(c). A new Section 4.18(c) is hereby added, effective as of the date of the Purchase Agreement, which reads in its entirety as follows:

                  "(c) At or as soon as practicable after the time of the initial filing of the Proxy Statement with the SEC, the Seller and the Purchaser shall issue a joint press release explaining any and all material changes to the terms of this Agreement that have been agreed upon by the parties hereto subsequent to the date of this Agreement, which joint press release shall include, among other things, an explanation of any increase in the Purchase Price and the rationale for including additional agreements within the defined term IP Agreements."

                  7. New Section 4.18(d). A new Section 4.18(d) is hereby added, effective as of the date of the Purchase Agreement, which reads in its entirety as follows:

                  "(d) At or immediately after the Closing, the Seller and the Purchaser shall issue a joint press release whereby the Purchaser shall publicly endorse PlanetCAD, state that PlanetCAD is the Purchaser's preferred Internet interoperability solution for CATIA, ENOVIA and SolidWorks, and explain that the Purchaser's relationship with PlanetCAD is strategically important to the Purchaser."

                  8. Amendment to Section 4.22. Section 4.22 is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety as follows:

                  "Transfer of Revenues. Within 30 days following the Closing Date the Seller shall pay to the Company an amount of $400,000 in respect of performance of services relating to potential obligations with regard to Prepaid Royalties that the Company shall be assuming following the Closing."

                  9. New Section 4.23. A new Section 4.23 is hereby added, effective as of the date of the Purchase Agreement, which reads in its entirety as follows:

                  "SECTION 4.23 CAA Partnership Agreement. At or prior to Closing the Purchaser or an Affiliate of the Purchaser, as the case may be, shall enter into a CAA Partnership Agreement with the Seller for the enterprise version of the Seller's Prescient product, which agreement will facilitate integration of Prescient with CATIA. Subject to the Purchaser's normal decision process and acceptance criteria, the Purchaser (or Purchaser's Affiliate) and the Seller will negotiate an agreement to take the Prescient enterprise version in OEM in the CATIA product line under the Purchaser's standard "CAA OSD" agreement."

                  10. New Section 4.24. A new Section 4.24 is hereby added, effective as of the date of the Purchase Agreement, which reads in its entirety as follows:

                  "SECTION 4.24 Technology Sharing Arrangement. The Purchaser shall partner with the Seller for interoperability services with other mechanical CAD packages through sharing of translation and healing technologies."

                  11. Amendment to Section 6.02(c).

                  Section 6.02 (c) is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety:

                  [RESERVED]

                  12. Amendment to Section 7.04(b). Section 7.04(b) is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety as follows:

                  "(b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from Section 7.02(a) shall be $5,000,000; provided, however, that the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to any breach of a representation or warranty related to Intellectual Property matters
(i) on or before the second anniversary of the Closing Date shall be the Purchase Price, and (ii) after the second anniversary but on or prior to the fifth anniversary of the Closing shall be $10,000,000, and provided further that the foregoing limitations shall not apply in the case of fraud or any willful or intentional misrepresentation."

                  13. Amendment to Section 8.01(b). Section 8.01(b) is hereby amended, effective as of the date of the Purchase Agreements by deleting "the date that is 120 days after the date hereof" and replacing it with "November 20, 2000".

                  Amendment to Section 8.02. Section 8.02 is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety as follows:

                  "SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void (except for Sections 1.04(d), 8.02, 8.03 and 9.01), and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful or intentional breach hereof."

                  14. Amendments to Section 10.01. (a) Section 10.01 is hereby amended, effective as of the date of the Purchase Agreement, by deleting the existing defined term "IP Agreements" and substituting, in lieu thereof, the following new definition:

                  "IP Agreements" means (i) the Cross-License Agreement in the form of Exhibit A-1, (ii) the Web Services Agreement in the form of Exhibit A-2,
(iii) the Co-Branding Agreement in the form of Exhibit A-3, (iv) the Joint Software License Agreement in the form of Exhibit A-4, (v) the Server Software Agreement in the form of Exhibit A-5, (vi) the Reseller Agreement (vii) the SolidWorks Server Software License Agreement and (viii) the IntraVision Source Code Development License and Exclusive End-User Reseller Agreement."

                  (b) Section 10.01 is hereby further amended, effective as of the date of the Purchase Agreement, by inserting the following definitions:

                  "IntraVision Source Code Development License and Exclusive End-User Reseller Agreement" shall mean the license Agreement between the Purchaser and/or certain of its Affiliates and the Seller to the IntraVision computer software to be negotiated in good faith and using best efforts by the Purchaser and the Seller prior to the Closing.

                  "Reseller Agreement" shall mean the license between the Seller and the Purchaser granting the Purchaser the right to certain Seller software to be negotiated in good faith and using best efforts by the Purchaser and the Seller prior to Closing.

                  "SolidWorks Server Software License Agreement" shall mean the license agreement between SolidWorks Corporation and the Seller pertaining to the licensing of a SolidWorks server product to the Seller to be negotiated in good faith and using best efforts by the Purchaser and the Seller prior to the Closing."

                  15. Amendment to Section 10.02. Section 10.02 is hereby amended, effective as of the date of the Purchase Agreement, to read in its entirety as follows:

                  "Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

                  Term                                                 Section
                  ----                                                 -------
                  Acquisition                                          Recitals
                  Acquisition Proposal                                 4.14(a)
                  Agreement                                            Preamble
                  Allocation                                           1.04(b)
                  Assets                                               1.01(a)
                  Assumed Liabilities                                  1.02(a)
                  Board                                                Recitals
                  Component Business                                   Recitals
                  Component Business Employees                         2.26(a)
                  Closing                                              1.05
                  Closing Amounts Statement                            1.06(f)
                  Closing Date                                         1.05
                  Committed Financing                                  4.14(b)
                  Dassault Systemes                                    Recitals
                  December 31, 1999 Balance Sheet                      2.07
                  Delaware Law                                         2.01
                  ERISA                                                2.24(a)
                  Escrow Agreement                                     1.08
                  Exchange Act                                         2.06(a)
                  Excluded Assets                                      1.01(b)
                  Excluded Liabilities                                 1.02(b)
                  Expenses                                             8.03(b)
                  Fee                                                  8.03(a)
                  Fee Trigger Event                                    8.03(a)
                  GSSL                                                 6.02(d)
                  IP Agreements                                        Recitals
                  IRS                                                  2.24(a)
                  Joint Software License Agreement                     2.17(d)
                  Loss                                                 7.02
                  Material Contracts                                   2.16(a)
                  Membership Interests                                 1.03
                  Multiemployer Plan                                   2.24(b)
                  Multiple Employer Plan                               2.24(b)
                  Names and Marks                                      4.10
                  Note                                                 1.04(c)

                  Permits                                              2.14(b)
                  Plans                                                2.24(a)
                  Proxy Statement                                      4.02
                  Prepaid Royalties                                    2.30
                  Purchase Price                                       1.04(a)
                  Purchaser                                            Preamble
                  Purchaser Indemnified Party                          7.02(a)
                  Receivable Amount                                    4.23
                  Registration Rights Agreement                        1.04(d)
                  Registration Statement                               1.04(d)
                  Restricted Period                                    4.14(a)
                  SEC                                                  2.06(a)
                  SEC Reports                                          2.06(a)
                  Section 203 Approval                                 2.01
                  Securities Act                                       2.06(a)
                  Seller                                               Preamble
                  Seller Common Stock                                  Recitals
                  Seller Indemnified Party                             7.03(a)
                  Share Closing                                        1.09(b)
                  Share Notice                                         1.09(b)
                  Share Purchase                                       1.09(a)
                  Share Purchase Amount                                1.09(b)
                  Stockholders                                         Recitals
                  Stockholders Agreement                               Recitals
                  Stockholders' Meeting                                4.02
                  Superior Proposal                                    4.14(b)
                  Tangible Personal Property                           2.20
                  Terminating Seller Breach                            8.01(f)
                  Terminating Purchaser Breach                         8.01(g)
                  Third Party Claims                                   7.02(b)
                  Transferred Employees                                5.01"

                  16. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement shall remain in full force and effect in all respects.

                  17. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  18. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State with New York applicable to contracts executed in and to be performed entirely within that state.

            (The Remainder of This Page is Intentionally Left Blank.)

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       SPATIAL TECHNOLOGY INC.



                                       By: /s/ R. Bruce Morgan
                                          ------------------------------
                                          Name: R. Bruce Morgan
                                          Title: Chief Financial Officer



                                       DASSAULT SYSTEMES CORP.



                                       By: /s/ Thibault de Tersant
                                          ------------------------------
                                          Name: Thibault de Tersant
                                          Title: Chief Financial Officer



                                       SPATIAL COMPONENTS, LLC



                                       By: /s/ R. Bruce Morgan
                                          ------------------------------
                                          Name: R. Bruce Morgan
                                          Title: President

                                                                      Appendix B

August 28, 2000




Board of Directors
Spatial Technology Inc.
2425 55th Street, Suite 100
Boulder, CO 80301

Members of the Board:

We have been requested by the Board of Directors of Spatial Technology Inc. ("Spatial" or the "Company") to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company, of the proposed purchase (the "Asset Purchase") of the assets of the Company's component business division (the "CBD") by Dassault Systemes ("Dassault"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the sale of these assets.

We understand that the essential feature of the Asset Purchase is the sale of the assets of the CBD in exchange for a cash payment of $25.0 million.

In arriving at our opinion, we have reviewed: (1) the Company's strategic financing options in the context of the current state of the market for public and private equity; (2) the historical and projected pro forma financial statements of the CBD; (3) the recent public filings of the Company; (4) the draft Asset Purchase Agreement between Spatial and Dassault; and (5) the following draft business contracts between Spatial and Dassault that are to be executed in conjunction with the Asset Purchase Agreement: (i) Co-branding Agreement; (ii) Cross License Agreement; (iii) Server Software Licensing Agreement; (iv) Software Reseller Agreement; (v) Web Services Agreement; and
(vi) Joint Software License Agreement. In addition, we have also performed the following due diligence: (1) interviewed the Company's senior management with respect to the CBD and its prospects; (2) reviewed certain publicly available information of companies which we believe to be comparable to the CBD; (3) reviewed the trading history of the Company's common stock for the most recent several years and in comparison to the trading history of other companies that we deemed relevant; (4) compared the historical, present and projected financial performance and valuation of the Company in comparison with other companies that we deemed relevant; (5) evaluated the discounted cash flow of the Company based on projected financial data furnished to us by the Company; and (6) compared the valuation of the CBD with the implied valuation of certain other transactions that we deemed relevant.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information, and have further relied upon assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared and reflect the best currently available estimates and judgments of the management team. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, and subject to the condition that there are no changes in the Asset Purchase that are material to our analysis or other draft contracts between the date of this letter and the execution by Dassault and Spatial of such contracts, we are of the opinion as of the date hereof that, from a financial point of view, the sale of the Assets of the CBD is fair to the Company and its shareholders other than Dassault.

Roth Capital Partners, Inc. will receive a fee in connection with providing this fairness opinion that is contingent upon the closing of the sale of this or some other transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we provide research coverage on the Company's common stock, serve as a market maker in its stock, may trade for our own account and for the accounts of our customers, and accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Asset Purchase. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Investment.

Very truly yours,




Roth Capital Partners Incorporated

                                                                      APPENDIX C

                             SPATIAL TECHNOLOGY INC

                             AUDIT COMMITTEE CHARTER
                             ADOPTED: JUNE 12, 2000

ORGANIZATION

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

o Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

o Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

                                                         SPATIAL TECHNOLOGY INC.
                                                         AUDIT COMMITTEE CHARTER
                                                                       JUNE 2000
                                                                     PAGE 2 OF 2

o Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year. and the coordination of such plans with the independent auditors.

o Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

o Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

o Review accounting and financial human resources and succession planning within the company.

o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                                                      APPENDIX D







--------------------------------------------------------------------------------

                             SPATIAL TECHNOLOGY INC.

                            2000 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----

1.    PURPOSE.........................................................................1
2.    DEFINITIONS.....................................................................1
3.    ADMINISTRATION OF THE PLAN......................................................5
      3.1.     Board..................................................................5
      3.2.     Committee..............................................................5
      3.3.     Terms of Awards........................................................6
      3.4.     No Liability...........................................................7
4.    STOCK SUBJECT TO THE PLAN.......................................................7
5.    EFFECTIVE DATE AND TERM OF THE PLAN.............................................7
      5.1.     Effective Date.........................................................7
      5.2.     Term...................................................................7
6.    AWARD ELIGIBILITY...............................................................7
      6.1.     Company or Subsidiary Employees; Service Providers; Other Persons......7
      6.2.     Successive Awards......................................................8
7.    LIMITATIONS ON GRANTS...........................................................8
      7.1.     Limitation on Shares of Stock Subject to Awards and Cash Awards........8
      7.2.     Limitations on Incentive Stock Options.................................8
8.    AWARD AGREEMENT.................................................................9
9.    OPTION PRICE....................................................................9
10.   VESTING, TERM AND EXERCISE OF OPTIONS...........................................9
      10.1.    Vesting................................................................9
      10.2.    Term...................................................................9
      10.3.    Acceleration...........................................................10
      10.4.    Termination of Service.................................................10
      10.5.    Limitations on Exercise of Option......................................10
      10.6.    Method of Exercise.....................................................10
      10.7.    Form of Payment........................................................10
      10.8.    Rights of Holders of Options...........................................11
      10.9.    Delivery of Stock Certificates.........................................11
      10.10.   Reload Options.........................................................11
11.   TRANSFERABILITY OF OPTIONS......................................................12
      11.1.    Transferability of Options.............................................12
      11.2.    Family Transfers.......................................................12
12.   STOCK APPRECIATION RIGHTS.......................................................12
      12.1.    Right to Payment.......................................................12
      12.2.    Other Terms............................................................12
13.   RESTRICTED STOCK................................................................13
      13.1.    Grant of Restricted Stock or Restricted Stock Units....................13
      13.2.    Restrictions...........................................................13
      13.3.    Restricted Stock Certificates..........................................13
      13.4.    Rights of Holders of Restricted Stock..................................13
      13.5.    Rights of Holders of Restricted Stock Units............................14
      13.6.    Termination of Service.................................................14
      13.7.    Delivery of Stock and Payment Therefor.................................14
14.   DEFERRED STOCK AWARDS...........................................................14
      14.1.    Nature of Deferred Stock Awards........................................14
      14.2.    Election to Receive Deferred Stock Awards in Lieu of Compensation......15
      14.3.    Rights as a Stockholder................................................15
      14.4.    Restrictions on Transfer...............................................15
      14.5.    Termination............................................................15
15.   UNRESTRICTED STOCK AWARDS.......................................................15


16.   PERFORMANCE Stock AWARDS..................................................16
      16.1.    Nature of Performance Stock Awards...............................16
      16.2.    Rights as a Stockholder..........................................16
      16.3.    Termination of Service...........................................16
17.   DIVIDEND EQUIVALENT RIGHTS................................................16
      17.1.    Dividend Equivalent Rights.......................................16
      17.2.    Interest Equivalents.............................................17
      17.3.    Termination of Service...........................................17
18.   CERTAIN PROVISIONS APPLICABLE TO AWARDS...................................17
      18.1.    Stand-Alone, Additional, Tandem, and Substitute Awards...........17
      18.2.    Form and Timing of Payment Under Awards; Deferrals...............18
      18.3.    Performance and Annual Incentive Awards..........................18
               18.3.1. Performance Conditions...................................18
               18.3.2. Performance or Annual Incentive Awards Granted to
                       Designated Covered Employees.............................18
               18.3.3. Written Determinations...................................20
               18.3.4. Status of Section 18.3.2 Awards
                       Under Code  Section 162(m)...............................20
19.   PARACHUTE LIMITATIONS.....................................................20
20.   REQUIREMENTS OF LAW.......................................................22
      20.1.    General..........................................................22
      20.2.    Rule 16b-3.......................................................22
      20.3.    Limitation Following a Hardship Distribution.....................23
21.   AMENDMENT AND TERMINATION OF THE PLAN.....................................23
22.   EFFECT OF CHANGES IN CAPITALIZATION.......................................23
      22.1.    Changes in Stock.................................................23
      22.2.    Reorganization in Which the Company Is the Surviving Entity
               and in Which No Change in Control Occurs.........................24
      22.3.    Reorganization, Sale of Assets or Sale of Stock Which Involves
               a Change in Control..............................................24
      22.4.    Adjustments......................................................24
      22.5.    No Limitations on Company........................................25
23.   POOLING...................................................................25
24.   DISCLAIMER OF RIGHTS......................................................25
25.   NONEXCLUSIVITY OF THE PLAN................................................25
26.   WITHHOLDING TAXES.........................................................26
27.   CAPTIONS..................................................................26
28.   OTHER PROVISIONS..........................................................26
29.   NUMBER AND GENDER.........................................................26
30.   SEVERABILITY..............................................................26
31.   GOVERNING LAW.............................................................26

                             SPATIAL TECHNOLOGY INC.

                            2000 STOCK INCENTIVE PLAN


         Spatial Technology Inc., a Delaware corporation (the "Company"), sets forth herein the terms of the Company's 2000 Stock Incentive Plan (the "Plan").

1.       PURPOSE

         The purpose of the Plan is to enhance the Company's ability to attract, retain, and compensate highly qualified officers, key employees, and other persons, and to motivate such officers, key employees, and other persons to serve the Company and its Affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company and with other financial incentives. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock awards, unrestricted stock awards, performance stock awards, dividend equivalent rights, performance awards and annual incentive awards in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.       DEFINITIONS

         For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

         2.1 "AFFILIATE" means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

         2.2 "ANNUAL INCENTIVE AWARD" means a conditional right granted to a Grantee under SECTION 18.3.2 hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

         2.3 "AWARD" means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock, Unrestricted Stock, Performance Stock, Dividend Equivalent Rights, Performance or Annual Incentive Awards under the Plan.

         2.4 "AWARD AGREEMENT" means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

         2.5 "BENEFIT ARRANGEMENT" shall have the meaning set forth in SECTION 19 hereof.

         2.6 "BOARD" means the Board of Directors of the Company.

         2.7 "CAUSE" means, as determined by the Board and unless otherwise provided in an applicable employment agreement with the Company or an Affiliate,
(i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider or employee and the Company or an Affiliate.

         2.8 "CHANGE IN CONTROL" means a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company to another entity, or any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board that results in any person or entity (or person or entities acting as a group or otherwise in concert), owning fifty percent (50%) or more of the combined voting power of all classes of securities of the Company.

         2.9 "CODE" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

         2.10 "COMMITTEE" means a committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any Affiliate.

         2.11 "COMPANY" means Spatial Technology Inc.

         2.12 "COVERED EMPLOYEE" means a Grantee who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

         2.13 "DEFERRED STOCK" means a right, granted to a Grantee under SECTION 14 hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

         2.14 "DISABILITY" means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

         2.15 "DIVIDEND EQUIVALENT" means a right, granted to a Grantee under
SECTION 17 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

         2.16 "EFFECTIVE DATE" means September 25, 2000.

         2.17 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

         2.18 "FAIR MARKET VALUE" means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the last market trading date prior to the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

         2.19 "FAMILY MEMBER" means a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

         2.20 "GRANT DATE" means, as determined by the Board or authorized Committee, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under SECTION 6 hereof, or (iii) such other date as may be specified by the Board.

         2.21 "GRANTEE" means a person who receives or holds an Award under the Plan.

         2.22 "INCENTIVE STOCK OPTION" means an "incentive stock option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

         2.23 "NON-QUALIFIED STOCK OPTION" means an Option that is not an Incentive Stock Option.

         2.24 "OPTION" means an option to purchase one or more shares of Stock pursuant to the Plan.

         2.25 "OPTION PRICE" means the purchase price for each share of Stock subject to an Option.

         2.26 "OTHER AGREEMENT" shall have the meaning set forth in SECTION 19 hereof.

         2.27 "OUTSIDE DIRECTOR" means a member of the Board who is not an officer or employee of the Company.

         2.28 "PERFORMANCE AWARD" means a conditional right granted to a Grantee under SECTION 18.3 hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a period of up to 10 years.

         2.29 "PERFORMANCE STOCK AWARD" means Awards granted pursuant to SECTION 16.

         2.30 "PLAN" means this Spatial Technology Inc. 2000 Stock Incentive
Plan.

         2.31 "REPORTING PERSON" means a person who is required to file reports under Section 16(a) of the Exchange Act.

         2.32 "RESTRICTED PERIOD" means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to
SECTION 13.2 hereof.

         2.33 "RESTRICTED STOCK" means shares of Stock, awarded to a Grantee pursuant to SECTION 13 hereof, that are subject to restrictions and to a risk of forfeiture.

         2.34 "RESTRICTED STOCK UNIT" means a unit awarded to a Grantee pursuant to SECTION 13 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

         2.35 "SECURITIES ACT" means the Securities Act of 1933, as now in effect or as hereafter amended.

         2.36 "SERVICE" means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

         2.37 "SERVICE PROVIDER" means a consultant or adviser to the Company, a manager of the Company's properties or affairs, or other similar service provider or Affiliate, and employees of any of the foregoing, as such persons may be designated from time to time by the Board pursuant to SECTION 6 hereof.

         2.38 "STOCK" means the common stock, par value $0.01 per share, of the Company.

         2.39 "STOCK APPRECIATION RIGHT" or "SAR" means a right granted to a Grantee under SECTION 12 hereof.

         2.40 "SUBSIDIARY" means any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

         2.41 "TERMINATION DATE" means the date upon which an Option shall terminate or expire, as set forth in SECTION 10.2 hereof.

         2.42 "UNRESTRICTED STOCK AWARD" means an Award granted pursuant to
SECTION 15 hereof.

3.       ADMINISTRATION OF THE PLAN

         3.1. BOARD

         The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company's certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company's certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final and conclusive. To the extent permitted by law, the Board may delegate its authority under the Plan to a member of the Board or to an executive officer of the Company who is a member of the Board.

         3.2. COMMITTEE.

         The Board from time to time may delegate to a Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in SECTION 3.1 above and in other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law. In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Company who is a member of the Board.

         3.3. TERMS OF AWARDS.

         Subject to the other terms and conditions of the Plan, the Board shall have full and final authority:

         (i) to designate Grantees,

         (ii) to determine the type or types of Awards to be made to a Grantee,

         (iii) to determine the number of shares of Stock to be subject to an Award,

         (iv) to establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

         (v) to prescribe the form of each Award Agreement evidencing an Award,

         (vi) to amend, modify, or supplement the terms of any outstanding Award, and

         (vii) in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

         As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Company Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

         3.4. NO LIABILITY.

         No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.       STOCK SUBJECT TO THE PLAN

         Subject to adjustment as provided in SECTION 22 hereof, the number of shares of Stock available for issuance under the Plan shall be two million (2,000,000). Stock issued or to be issued under the Plan shall be authorized but unissued shares. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

5.       EFFECTIVE DATE AND TERM OF THE PLAN

         5.1. EFFECTIVE DATE.

         The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company's stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year after the Effective Date, any Awards made hereunder shall be null and void and of no effect.

         5.2. TERM.

         The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in
SECTION 21.

6.       AWARD ELIGIBILITY

         6.1. COMPANY OR SUBSIDIARY EMPLOYEES; SERVICE PROVIDERS; OTHER PERSONS

         Subject to Section 7, Awards may be made under the Plan to: (i) any employee of, or a Service Provider to, the Company or of any Affiliate, including any such employee or Service Provider who is an officer or director of the Company, or of any affiliate, as the Board shall determine and designate from time to time, and (ii) any Outside Director.

         6.2. SUCCESSIVE AWARDS.

         An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

7.       LIMITATIONS ON GRANTS

         7.1. LIMITATION ON SHARES OF STOCK SUBJECT TO AWARDS AND CASH AWARDS.

         During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under SECTION 6 hereof is three hundred thirty thousand (330,000) per year; provided, however, that, in order to afford flexibility to the Board or the Committee, as applicable, to attract and retain qualified persons to serve the Company and its Affiliates, the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under SECTION 6 hereof during the year of such person's hire is eight hundred thousand (800,000). During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option, to any person eligible for an Award under SECTION 6 hereof is three hundred thirty thousand (330,000) per year; provided, however, that, in order to afford flexibility to the Board or the Committee, as applicable, to attract and retain qualified persons to serve the Company and its Affiliates, the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option, to any person eligible for an Award under SECTION 6 hereof during the year of such person's hire is eight hundred thousand (800,000). The preceding limitations in this SECTION 7.1 are subject to adjustment as provided in SECTION 22 hereof. The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Grantee shall be $500,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Grantee shall be $1,500,000.

         7.2. LIMITATIONS ON INCENTIVE STOCK OPTIONS.

         An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee's employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.       AWARD AGREEMENT

         Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by the Company and by the Grantee, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

9.       OPTION PRICE

         The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price shall be at least the aggregate Fair Market Value on the Grant Date of the shares of Stock subject to the Option; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company's outstanding Stock), the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value of a share of Stock or 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

10.      VESTING, TERM AND EXERCISE OF OPTIONS

         10.1. VESTING.

         Subject to SECTIONS 10.2 AND 22.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this SECTION 10.1, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exerciseability of the Option in the event the Grantee's Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee's Service, (iii) immediate forfeiture of the Option in the event the Grantee's Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Company's right of repurchase with respect to unvested shares of Stock.

         10.2. TERM.

         Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the "Termination Date"); provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

         10.3. ACCELERATION.

         Any limitation on the exercise of an Option contained in any Award Agreement may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised. Notwithstanding any other provision of the Plan, no Option shall be exercisable in whole or in part prior to the date the Plan is approved by the stockholders of the Company as provided in SECTION 5.1 hereof.

         10.4. TERMINATION OF SERVICE.

         Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee's Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

         10.5. LIMITATIONS ON EXERCISE OF OPTION.

         Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein, or after ten years following the Grant Date, or after the occurrence of an event referred to in
SECTION 22 hereof which results in termination of the Option.

         10.6. METHOD OF EXERCISE.

         An Option that is exercisable may be exercised by the Grantee's delivery to the Company of written notice of exercise on any business day, at the Company's principal office, addressed to the attention of the Board. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised.

         10.7. FORM OF PAYMENT

         Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents acceptable to the Company; (ii) through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; or (iii) by a combination of the methods described in (i) and (ii). Unless the Board provides otherwise in the Award Agreement, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. If the Award Agreement so provides, payment in full of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part with a full recourse promissory note executed by the Grantee.

         10.8. RIGHTS OF HOLDERS OF OPTIONS

         Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in SECTION 22 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

         10.9. DELIVERY OF STOCK CERTIFICATES.

         Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

         10.10. RELOAD OPTIONS.

         At the discretion of the Board and subject to such restrictions, terms and conditions as the Board may establish, Options granted under the Plan may include a "reload" feature pursuant to which a Grantee exercising an Option by the delivery of a number of shares of Stock in accordance with SECTION 10.6 hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock (or 110 percent of the Fair Market Value in cases in which Section 422(b)(6) and 424(d) of the Code apply) on the date the additional Option is granted and with such other terms as the Board may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option with an Option term equal to the remainder of the original Option term unless the Board otherwise determines in the Option Award Agreement for the original grant.

11.      TRANSFERABILITY OF OPTIONS

         11.1. TRANSFERABILITY OF OPTIONS

         Except as provided in SECTION 11.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option. Except as provided in SECTION 11.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

         11.2. FAMILY TRANSFERS.

         If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this SECTION 11.2, a "not for value" transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this SECTION 11.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this SECTION 11.2 or by will or the laws of descent and distribution. The events of termination of Service of SECTION 10.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in SECTION 10.4.

12. STOCK APPRECIATION RIGHTS

         The Board is authorized to grant SARs to Grantees on the following terms and conditions:

         12.1. RIGHT TO PAYMENT.

         A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board. The grant price of an SAR shall not be less than the Fair Market Value of a share of Stock on the date of grant except as provided in
SECTION 18.1.

         12.2. OTHER TERMS.

         The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

13.      RESTRICTED STOCK

         13.1. GRANT OF RESTRICTED STOCK OR RESTRICTED STOCK UNITS.

         The Board may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive Awards under SECTION 6 hereof, subject to such restrictions, conditions and other terms as the Board may determine.

         13.2. RESTRICTIONS.

         At the time a grant of Restricted Stock or Restricted Stock Units is made, the Board shall establish a period of time (the "Restricted Period") applicable to such Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units in accordance with SECTION 18.3.1 and 18.3.2. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Restricted Stock Units.

         13.3. RESTRICTED STOCK CERTIFICATES.

         The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee's benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

         13.4. RIGHTS OF HOLDERS OF RESTRICTED STOCK.

        Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

         13.5. RIGHTS OF HOLDERS OF RESTRICTED STOCK UNITS.

         Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

         13.6. TERMINATION OF SERVICE.

         Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee's Service, any Restricted Stock or Restricted Stock Units held by such Grantee that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units.

         13.7. DELIVERY OF STOCK AND PAYMENT THEREFOR.

         The Grantee shall pay any purchase price of the shares of Stock represented by the Restricted Stock or Restricted Stock Units in cash or by check promptly following the Grant Date. Upon the expiration or termination of the Restricted Period, the satisfaction of any other conditions prescribed by the Board, and provided proper payment was received by the Company as provided in the preceding sentence, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse, and a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee's beneficiary or estate, as the case may be.

14.      DEFERRED STOCK AWARDS

         14.1. NATURE OF DEFERRED STOCK AWARDS.

         A Deferred Stock Award is an Award of phantom stock units to a Grantee, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing Service and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such agreement shall be determined by the Board, and such terms and conditions may differ among individual Awards and Grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the Grantee in the form of shares of Stock.

         14.2. ELECTION TO RECEIVE DEFERRED STOCK AWARDS IN LIEU OF
COMPENSATION.

         The Board may, in its sole discretion, permit a Grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such Grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Board and in accordance with rules and procedures established by the Board. The Board shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Board deems appropriate.

         14.3. RIGHTS AS A STOCKHOLDER.

         During the deferral period, a Grantee shall have no rights as a Stockholder; provided, however, that the Grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Board may determine.

         14.4. RESTRICTIONS ON TRANSFER.

         A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

         14.5. TERMINATION.

         Except as may otherwise be provided by the Board either in the Award Agreement or, in writing after the Award Agreement is issued, a Grantee's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the Grantee's termination of Service for any reason.

15.      UNRESTRICTED STOCK AWARDS

         The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Grantee.

16.      PERFORMANCE STOCK AWARDS

         16.1. NATURE OF PERFORMANCE STOCK AWARDS.

         A Performance Stock Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Board may make Performance Stock Awards independent of or in connection with the granting of any other Award under the Plan. The Board in its sole discretion shall determine whether and to whom Performance Stock Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Stock; provided, however, that the Board may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Stock Awards under the Plan. At any time prior to the Grantee's termination of Service by the Company and its Affiliates, the Board may in its sole discretion accelerate, waive or amend any or all of the goals, restrictions or conditions imposed under any Performance Stock Award.

         16.2. RIGHTS AS A STOCKHOLDER.

         A Grantee receiving a Performance Stock Award shall have the rights of a Stockholder only as to shares actually received by the Grantee under the Plan and not with respect to shares subject to the Award but not actually received by the Grantee. A Grantee shall be entitled to receive a Stock certificate evidencing the acquisition of Stock under a Performance Stock Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Stock Award (or in a performance plan adopted by the Board).

         16.3. TERMINATION OF SERVICE.

         Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee's rights in all Performance Stock Awards shall automatically terminate upon the Grantee's termination of Service for any reason.

17.      DIVIDEND EQUIVALENT RIGHTS

         17.1. DIVIDEND EQUIVALENT RIGHTS.

         A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

         17.2. INTEREST EQUIVALENTS.

         Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

         17.3. TERMINATION OF SERVICE.

         Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee's rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee's termination of Service for any reason.

18.      CERTAIN PROVISIONS APPLICABLE TO AWARDS

         18.1. STAND-ALONE, ADDITIONAL, TANDEM, AND SUBSTITUTE AWARDS

         Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amount of the cash compensation surrendered).

         18.2. FORM AND TIMING OF PAYMENT UNDER AWARDS; DEFERRALS

         Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Board shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Board or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Board or permitted at the election of the Grantee on terms and conditions established by the Board. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

         18.3. PERFORMANCE AND ANNUAL INCENTIVE AWARDS

               18.3.1. PERFORMANCE CONDITIONS

               The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under SECTIONS 18.3.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

               18.3.2. PERFORMANCE OR ANNUAL INCENTIVE AWARDS GRANTED TO
                       DESIGNATED COVERED EMPLOYEES

               If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this SECTION 18.3.2.

                   (i) Performance Goals Generally. The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this SECTION 18.3.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

                   (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital;
               (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders' equity and (15) revenue.

                   (iii) Performance Period; Timing For Establishing Performance
               Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to ten years and achievement of performance goals in respect of Annual Incentive Awards shall be measured over a performance period of up to one year, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code
               Section 162(m).

                   (iv) Performance or Annual Incentive Award Pool. The
               Committee may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance or Annual Incentive Awards.

                   (v) Settlement of Performance or Annual Incentive Awards;
               Other Terms. Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such

               Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

               18.3.3. WRITTEN DETERMINATIONS.

               All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

               18.3.4. STATUS OF SECTION 18.3.2 AWARDS UNDER CODE SECTION 162(m)

               It is the intent of the Company that Performance Awards and Annual Incentive Awards under SECTION 18.3.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of SECTION 18.3.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code
Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

19.      PARACHUTE LIMITATIONS

         Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Restricted Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

20.      REQUIREMENTS OF LAW

         20.1. GENERAL.

         The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including, without limitation, any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

         20.2. RULE 16b-3.

         During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

         20.3. LIMITATION FOLLOWING A HARDSHIP DISTRIBUTION.

         To the extent required to comply with Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4), or any amendment or successor thereto, a Grantee's "elective and employee contributions" (within the meaning of such Treasury Regulation) under the Plan shall be suspended for a period of twelve months following such Grantee's receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code.

21.      AMENDMENT AND TERMINATION OF THE PLAN

         The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made; provided, however, that the Board shall not, without approval of the Company's shareholders, amend the Plan such that it does not comply with the Code. Except as permitted under this SECTION 21 or SECTION 22 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Award theretofore awarded under the Plan.

22.      EFFECT OF CHANGES IN CAPITALIZATION

         22.1. CHANGES IN STOCK.

         If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding shares of Stock of the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or
(ii) the exercise price of outstanding Options and Stock Appreciation Rights.

         22.2. REORGANIZATION IN WHICH THE COMPANY IS THE SURVIVING ENTITY AND IN WHICH NO CHANGE IN CONTROL OCCURS.

         Subject to SECTION 22.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change in Control Occurs, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

         22.3. REORGANIZATION, SALE OF ASSETS OR SALE OF STOCK WHICH INVOLVES A CHANGE IN CONTROL.

               (a) Subject to SECTION 22.3(b), upon the dissolution or liquidation of the Company or upon any transaction that results in a Change in Control, (i) all outstanding shares subject to Awards shall be deemed to have vested, and all restrictions and conditions applicable to such shares subject to Awards shall be deemed to have lapsed, immediately prior to the occurrence of such event, and (ii) all Options outstanding hereunder shall become immediately exercisable for a period of fifteen days immediately prior to the scheduled consummation of the event. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any such event, the Plan and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its shareholders.

               (b) SECTION 22.3(a) shall not apply to the extent provision is made in writing in connection with a transaction described in SECTION 22.3(a) for the assumption of such Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided.

         22.4. ADJUSTMENTS.

         Adjustments under this SECTION 22 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

         22.5. NO LIMITATIONS ON COMPANY.

         The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

23.     POOLING

         In the event any provision of the Plan or the Award Agreement would prevent the use of pooling of interests accounting in a corporate transaction involving the Company and such transaction is contingent upon pooling of interests accounting, then that provision shall be deemed amended or revoked to the extent required to preserve such pooling of interests. The Company may require in an Award Agreement that a Grantee who receives an Award under the Plan shall, upon advice from the Company, take (or refrain from taking, as appropriate) all actions necessary or desirable to ensure that pooling of interests accounting is available.

24.      DISCLAIMER OF RIGHTS

         No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

25.      NONEXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

26.      WITHHOLDING TAXES

         The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this SECTION 26 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

27. CAPTIONS

         The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

28.      OTHER PROVISIONS

         Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

29.      NUMBER AND GENDER

         With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

30. SEVERABILITY

         If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

31.      GOVERNING LAW

         The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards awarded hereunder to the substantive laws of any other jurisdiction.



                                      * * *

         To record adoption of the Plan by the Board as of September 25, 2000, and approval of the Plan by the stockholders on __________ __, 2000, the Company has caused its authorized officer to execute the Plan.




                                             SPATIAL TECHNOLOGY INC.



                                             By:
                                                -------------------------------
                                             Title:
                                                   ----------------------------

                             SPATIAL TECHNOLOGY INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                NOVEMBER 9, 2000

         The undersigned hereby appoints R. Bruce Morgan and Richard M. Sowar and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of capital stock of Spatial Technology Inc. that the undersigned may be entitled to vote at the annual meeting of stockholders of Spatial Technology Inc. to be held at the offices of Spatial, 2425 55th Street, Boulder, Colorado on November 9, 2000 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 4 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

         IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 FOR PROPOSAL 1

PROPOSAL 1:  To approve the sale of Spatial's component software division to
             Dassault Systemes Corp., pursuant to a purchase agreement dated July 4, 2000, as amended on September 2, 2000, among Dassault, Spatial and Spatial Components, LLC, a newly formed, wholly owned subsidiary of Spatial.

                 [ ] FOR             [ ] AGAINST         [ ] ABSTAIN



                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 FOR PROPOSAL 2

PROPOSAL 2:  To issue shares of Spatial common stock to Dassault Systemes Corp., pursuant to a share purchase agreement to be entered into between Spatial and Dassault, in exchange for a cash payment by Dassault to Spatial of $2.0 million.

                 [ ] FOR             [ ] AGAINST         [ ] ABSTAIN



                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 FOR PROPOSAL 3

PROPOSAL 3:  To amend Article I of Spatial's certificate of incorporation to change its name from Spatial Technology Inc. to PlanetCAD, Inc.

                 [ ] FOR             [ ] AGAINST         [ ] ABSTAIN


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
               FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW

PROPOSAL 4:  To elect seven directors to hold office until the next annual meeting of stockholders.

             [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to vote
                                                     for all nominees listed
                                                     below (except as marked to
                                                     the contrary below).




             NOMINEES: Richard M. Sowar, R. Bruce Morgan, Eugene J. Fisher, Philip E. Barak, H. Robert Gill, M. Thomas Hull, Chuck Bay.

             To withhold authority to vote for any nominee(s), write the name of such nominee below:

             -------------------------------------------------------------------


             -------------------------------------------------------------------


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 FOR PROPOSAL 5

PROPOSAL 5:  To approve the 2000 Stock Incentive Plan of Spatial.

                [ ] FOR             [ ] AGAINST         [ ] ABSTAIN


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 FOR PROPOSAL 6

PROPOSAL 6:  To ratify the selection of KPMG LLP as independent auditors of
             Spatial for the fiscal year ending December 31, 2000.

                [ ] FOR             [ ] AGAINST         [ ] ABSTAIN


                                                  DATED                  , 2000
                                                       ------------------


                                                  ------------------------------


                                                  ------------------------------
                                                           SIGNATURE(S)


                                                  Please sign exactly as your
                                                  name appears hereon. If the
                                                  stock is registered in the
                                                  names of two or more persons,
                                                  each should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and
                                                  attorneys-in-fact should add
                                                  their titles. If signer is a
                                                  corporation, please give full
                                                  corporate name and have a duly
                                                  authorized officer sign,
                                                  stating title. If signer is a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.

    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
     ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED WITHIN THE UNITED STATES.